                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-85838

PROSPECTUS

                               TierOne Corporation
                  (Proposed holding company for TierOne Bank)
                       19,130,500 Shares of Common Stock


   TierOne Bank is converting from the mutual to the stock form of organization. As part of this conversion, TierOne Corporation is offering shares of common stock. TierOne Bank will become a wholly owned subsidiary of TierOne Corporation. Applicable regulations require TierOne Corporation to sell its common stock in the offering in an aggregate amount equal to the estimated pro forma market value of TierOne Bank as determined by an independent appraiser.


                            Price Per Share: $10.00
              Minimum Subscription Requirement: 25 Shares or $250
       Expected Trading Market and Symbol: Nasdaq National Market "TONE"

                                               Minimum      Maximum
                                             ------------ ------------
          Number of shares..................   14,009,500   19,130,500
          Gross offering proceeds........... $140,095,000 $191,305,000
          Estimated underwriting commissions $  1,397,390 $  1,927,413
          Estimated other offering expenses. $  1,700,000 $  1,700,000
          Estimated net proceeds............ $136,997,610 $187,677,587
          Estimated net proceeds per share.. $       9.78 $       9.81

   TierOne Corporation may increase the maximum number of shares to 22,075,075 shares.

   Sandler O'Neill & Partners, L.P. will use its best efforts to assist TierOne Corporation in selling at least the minimum number of shares but does not guarantee that this number will be sold. Sandler O'Neill is not obligated to purchase any shares of common stock in the offering. Sandler O'Neill intends to make a market in the common stock.

   The offering to depositors, officers, directors and employees of TierOne Bank will end at 5:00 p.m., Central Daylight Time, on September 12, 2002. An offering to the general public may also be held and may end as early as 5:00 p.m., Central Daylight Time, on September 12, 2002. If the offering is not completed by September 12, 2002 we may extend the expiration date without notice to you until October 27, 2002, unless the Office of Thrift Supervision approves a later date. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 27, 2002. If the offering is extended beyond October 27, 2002, all subscribers will be able to increase, decrease or cancel their orders. TierOne Corporation will hold all funds of subscribers in an interest-bearing savings account until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

   For a discussion of the material risks that you should consider, see "Risk Factors" beginning on page 8.


   These securities are not deposits or accounts, are not insured or guaranteed by TierOne Bank, TierOne Corporation, the Federal Deposit Insurance Corporation or any other federal or state government agency. The common stock is subject to investment risk, including the possible loss of money invested.

   Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   For assistance, please contact the conversion center at (402) 479-0587 or
(888) 876-4871.

                       Sandler O'Neill & Partners, L.P.

                The date of this prospectus is August 12, 2002.

                                TABLE OF CONTENTS

                                                                             Page
Map of Our Office Locations ................................................ iii
Summary ....................................................................   1
Risk Factors ...............................................................   8
Forward Looking Statements .................................................  13
Selected Consolidated Financial and Other Data .............................  14
Recent Developments.........................................................  16
How Our Net Proceeds Will Be Used ..........................................  20
Dividends ..................................................................  21
Market for Our Common Stock ................................................  22
TierOne Bank Meets All of Its Regulatory Capital Requirements ..............  22
Our Capitalization .........................................................  24
Pro Forma Data .............................................................  26
Comparison of Independent Valuation and Pro Forma Financial Information With
  and Without the Foundation ...............................................  32
TierOne Bank and Subsidiaries Consolidated Statements of Income ............  34
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ....................................................  35
Business of TierOne Bank. ..................................................  56
Regulation .................................................................  89
Taxation ...................................................................  97
Management .................................................................  98
Proposed Management Purchases .............................................. 111
The Conversion ............................................................. 111
Restrictions on Acquisition of Us and TierOne Bank and Related
  Anti-Takeover Provisions. ................................................ 133
Description of Our Capital Stock ........................................... 138
Experts .................................................................... 139
Legal and Tax Opinions ..................................................... 139
Additional Information ..................................................... 139
Index to Consolidated Financial Statements ................................. 141

                                  TIERONE BANK
                                OFFICE LOCATIONS



                              [MAP OF TIERONE BANK
                              BRANCH OFFICES HERE]





                              TierOne Corporation
                                Corporate Office
                                 1235 N Street
                                 P.O. Box 83009
                             Lincoln, NE 68501-3009
                              (402) 475-0521 Phone
                            (800) 288-0722 Toll Free

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of TierOne Bank.

TierOne Corporation.

         TierOne Corporation is a Wisconsin corporation organized by us as part of the conversion. TierOne Corporation will be the holding company for TierOne Bank following the conversion. TierOne Corporation is not an operating company and has not engaged in any significant business to date. Our executive offices are located at 1235 "N" Street, Lincoln, Nebraska 68508, and our telephone number is (402) 475-0521.

         Certain provisions of our Articles of Incorporation and Bylaws and Wisconsin law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our Articles of Incorporation and Bylaws provide, among other things,

         . that our board of directors is divided into classes with only one-third of our directors standing for reelction each year;

         . that special meetings of shareholders may be called by shareholders who own 10% or more of our common stock only if certain procedural requirements are satisfied;

         . that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide specified related information; and

         . that our board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

         Provisions of the Wisconsin Business Corporation Law applicable to us as well as our Articles of Incorporation provide, among other things, that we may not engage in a business combination with an "interested shareholder" (generally a holder of 10% or more of our voting stock) during the three-year period after the interested shareholder became such except under certain specified circumstances. The Wisconsin Business Corporation Law, which we refer to as the WBCL, also contains provisions limiting the voting power of certain 20% or greater shareholders and imposes specified "fair price" requirements on business combination transactions. In addition, there are various regulatory restrictions on takeovers of us. See "Restrictions on Acquisition of Us and TierOne Bank and Related Anti-Takeover Provisions" at page 132.

         Our directors and executive officers have indicated that they intend to purchase approximately 462,500 shares of our common stock in the offering.

TierOne Bank


         We are a federally chartered mutual savings bank formerly known as First Federal Lincoln Bank. Our headquarters office is in Lincoln, Nebraska and we have 58 offices in Nebraska, southwest Iowa and northern Kansas. As of March 31, 2002 we had total assets of $1.5 billion, total deposits of $1.1 billion and retained earnings of $125.6 million.

         Since the mid-1990s we have concentrated on the evolution of our operations to be more like a full-service community bank. We offer a full range of deposit products, a wide selection of loans and a variety of investment and insurance products. Highlights of our business strategy, which is designed to improve profitability and enhance the value of our franchise, include the following:

         . Repositioning our loan portfolio, focusing particularly on commercial real estate and land loans, consumer loans, warehouse mortgage lines of credit and construction loans, to increase yields and reduce interest-rate risk;

         . Emphasizing growth of our core deposits and reducing our cost of funds;

         .   Increasing our fee income and expanding our products and services;

         .   Maintaining asset quality;

         .   Building a strong corporate brand and identity; and

         .   Continuing our controlled growth and expanding our franchise.

         We believe our conversion will assist us in implementing our business strategy by increasing our capital base which will support continuing growth in our lending operations and facilitate the potential expansion of our franchise through acquisitions of other financial institutions. Given the progress which we believe we have made in becoming more like a full-service community bank, we believe it is an opportune time for us to convert so that we can continue to grow. After our conversion, we will also be able to use stock-related incentive programs to attract and retain executive and other personnel. Although our business strategy may involve risks beyond those faced by a traditional savings and loan association, we believe we can manage these risks and that our strategy will position us for controlled growth and expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Our Management Strategy" on page 35.

Conversion from Mutual to Stock Form

         The conversion involves a series of transactions by which we will convert from our current status as a mutual savings bank to a stock savings bank. Following the conversion, TierOne Bank will become a subsidiary of TierOne Corporation. As a stock savings bank, we intend to continue to follow our same business strategies, and we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. We previously commenced a conversion in 1998, but never completed that transaction due to various regulatory considerations. See "The Conversion" at page 110.

         At present, our depositors and certain borrowers are voting members of TierOne Bank. When we complete the conversion, our depositors and borrowers will cease to be voting members and TierOne Corporation will have all of the voting rights in TierOne Bank since it will be the sole shareholder. Exclusive voting rights with respect to TierOne Corporation will be vested in the holders of our common stock.


         As part of the conversion, we are offering between $140.1 million and $191.3 million of TierOne Corporation common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $220.8 million without any further notice to you if market or financial conditions change before we complete the conversion.

         The conversion will permit our customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities and enhance our ability to diversify and to grow our operations. The conversion to stock form is subject to approval by our members entitled to vote on the matter.

TierOne Charitable Foundation

         To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the TierOne Charitable Foundation, as part of the conversion. The foundation will be funded with 500,000 shares of TierOne Corporation common stock. The TierOne Charitable Foundation will make grants and donations to non-profit and community groups and projects located within the communities in which we operate. If the TierOne Charitable Foundation were not funded as part of the conversion, our valuation would be higher, the amount of common stock sold would be greater and we would receive more proceeds. The establishment of the TierOne Charitable Foundation is subject to approval by the Office of Thrift Supervision and our voting members. For a further discussion of the foundation, see "Risk Factors - The Establishment of the TierOne Charitable Foundation Will Negatively Impact Our Profits for the Year Ended December 31, 2002" (page 12), "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" (page 32) and "The Conversion - We Plan to Establish the TierOne Charitable Foundation" (page 115).

How We Determined the Price Per Share and the Offering Range


         The offering range is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of TierOne Bank assuming the sale of shares in this offering. Keller & Company has estimated that in its opinion as of March 5, 2002, as revised and updated as of June 7, 2002, the estimated market value of the common stock we are offering for sale was between $140.1 million and $191.3 million, with a midpoint of $165.7 million. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering. The appraisal, as initially submitted to the Office of Thrift Supervision and dated as of March 5, 2002, provided for a pro forma market value of between $112.3 million and $153.7 million. The appraisal was revised by Keller & Company as of May 10, 2002, to provide for a pro forma market value of between $135.3 million and $184.8 million in response to comments from the Office of Thrift Supervision. Keller & Company has updated its appraisal as of June 7, 2002 to reflect our financial results for the quarter ended March 31, 2002 and changes in market conditions.

         Subject to regulatory approval, we may increase the amount of common stock offered by approximately 15%. Accordingly, at the minimum of the offering range, we are offering 14,009,500 shares, and at the maximum, as adjusted, of the offering range we are offering 22,075,075 shares in the subscription offering. The appraisal will be updated again before the conversion is completed. If the pro forma market value of the common stock at that time is either below $140.1 million or above $220.8 million, we will notify subscribers, and subscribers will have the opportunity to confirm, modify or cancel their order. In such event, subscribers would be required to affirmatively confirm or modify their order within a specified period of time or else it would be cancelled. If we are unable to sell at least the number of shares at the minimum of the offering range (currently 14,009,500 shares), as the range may be amended, the conversion and offering would be terminated and all subscriptions would be cancelled and funds returned. See "The Conversion - How We Determined the Price Per Share and the Offering Range" at page 113 for a description of the factors and assumptions used in determining the stock price and offering range.

         Two of the measures some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Keller & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer's assets and liabilities. The percentage of our offering price of $10.00 per share to our pro forma book value per share ranges from 58.8% to 71.2% at March 31, 2002, and the offering price represents between 7.8 and 11.9 times our annualized pro forma per share earnings for the three-months ended March 31, 2002. See "Pro Forma Data" on page 26 for a description of the assumptions we used in making these calculations.

         The appraisal by Keller & Company incorporated an analysis of a peer group of 10 publicly traded savings institutions that Keller & Company considered to be comparable to us. The peer group had an average price to book percentage of 110.28% and traded at an average of 12.84 times the last 12 months earnings. The price to book percentage for the peer group is higher than our ratio on a pro forma basis and the price to earnings ratio for the peer group is higher than our ratio on a pro forma basis. Our independent appraiser determined that our ratios should be lower than the peer group primarily due to our anticipated lower return on equity. Keller & Company's fees and out-of-pocket expenses are estimated to be $44,000 for preparing the appraisal and assisting with the preparation of our business plan. See "The Conversion - How We Determined the Price Per Share and the Offering Range" at page 113.

Use of Proceeds from the Sale of Our Common Stock

         We will use the proceeds from the offering as follows:

                                                                                                      Percentage of net
                Use                                      Amount,                 Amount,             offering proceeds at
             of Proceeds                             at the minimum           at the maximum            the maximum
-----------------------------------------            --------------           --------------        -----------------------
Loan to our employee stock ownership plan               $11,607,600              $15,704,400                   8.4%


Repurchase of shares for recognition and
  retention plan                                        $ 5,803,800              $ 7,852,200                   4.2%


Investment in equity of TierOne Bank                    $68,498,805              $93,838,793                  50.0%


General corporate purposes                              $51,087,405              $70,282,194                  37.4%


         Half of the net proceeds from the offering will be used by TierOne Corporation to buy the common stock of TierOne Bank. TierOne Bank will use the portion of the cash proceeds it receives for general corporate purposes. The net proceeds received by TierOne Bank will further strengthen our capital position, which already exceeds all regulatory requirements, and will provide us with additional flexibility to grow and diversify. The proceeds invested in TierOne Bank, in addition to funding new loans and being invested in equity securities, may ultimately be used to finance the expansion of our banking operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time.


         The remaining portion of the net proceeds after the loan to our employee stock ownership plan and the investment in TierOne Bank will be retained by TierOne Corporation and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in deposits at TierOne Bank, U.S. Government and federal agency securities of various maturities, Federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of the recognition and retention plan, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation). The net proceeds retained by TierOne Corporation may ultimately be used to:

         . support the future expansion of operations through establishment of additional branch offices or other customer facilities for TierOne Bank, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time;

         .        invest in deposits at TierOne Bank or securities; or

         . fund repurchases of our common stock or serve as a source of possible payments of cash dividends.

The Amount of Stock You May Purchase


         The minimum purchase is 25 shares. Generally, subscribers may purchase no more than 50,000 shares of common stock. You and any of the following persons, when combined with your purchases, cannot exceed 1.0% of the shares of common stock offered in the conversion (191,305 shares), subject to the limitation set forth below:

         .        persons on joint accounts with you,

         .        relatives living in your house,

         . companies, trusts or other entities in which you have a controlling interest or hold a position, or

         .        other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you. See "The Conversion - Limitations on Common Stock Purchases" at page 124.

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups.

         Priority 1:       Eligible Account Holders (Our depositors with a
                           balance of at least $50 at the close of business on December 31, 2000).

         Priority 2:       Our Employee Stock Ownership Plan.


         Priority 3:       Supplemental Eligible Account Holders (Our depositors
                           with a balance of at least $50 at the close of business on June 30, 2002).

         Priority 4:       Other Members (Our depositors and certain borrowers
                           at the close of business on August 5, 2002).

         Priority 5:       Our Directors, Officers and Employees. These
                           individuals also may be entitled to purchase stock in the above categories.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in the Nebraska, Kansas and Iowa counties in which we have a branch office. See "The Conversion - Community Offering" on page 123.

Your Subscription Rights Are Not Transferable

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine involve the transfer of subscription rights. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares" on page 128.

Benefits to Management from the Offering

         Our employees, officers and directors will benefit from the offering due to the implementation of various stock-based benefit plans either adopted in connection with the offering or subsequent to its completion.

         . Full-time employees (including officers) will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering;

         . Subsequent to completion of the conversion, we intend to implement a:


                  .        stock recognition plan; and
                  .        stock option plan

                  which will benefit primarily our officers and directors.

         Our employee stock ownership plan will buy shares of common stock offered in the conversion with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.


         The stock recognition plan and stock option plan will be implemented if we receive shareholder approval of the plans. Such approval cannot be obtained earlier than six months after the conversion. If our stock recognition and stock option plans are approved by shareholders, we intend to grant stock awards and options to our officers and directors. The stock awards will consist of shares of our common stock which will be issued at no cost to the recipients. The options will likewise be issued to officers, directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

         You will find more information about our employee stock ownership plan and the stock recognition and stock option plans by reading the section of this document entitled "Management - New Stock Benefit Plans" on page 106.

         In addition, TierOne Corporation intends to enter into new employment agreements with Messrs. Gilbert G. Lundstrom and James A. Laphen, our Chairman of the Board and Chief Executive Officer and our President and Chief Operating Officer, respectively. These agreements will provide, among other things, certain severance benefits if their employment is terminated under various circumstances including a change in control of TierOne Corporation. TierOne Bank is a party to existing employment agreements with Messrs. Lundstrom and Laphen. In the event of a change in control of TierOne Corporation, the total cash severance payments that would be due Messrs. Lundstrom and Laphen, excluding any liquidated damages, tax indemnification payments or benefits under any employee benefit plan, would be approximately $2.5 million and $1.3 million, respectively, based solely on such officer's current annual compensation.


         TierOne Bank intends to enter into three-year change in control agreements with Messrs. Gale Furnas, Roger Ludemann, Larry Pfeil and Eugene Witkowicz and two-year change in control agreements with Messrs. James McLaughlin, Edward Swotek and Delmar Williams and Mesdames Paula Luther and Patricia Young. These agreements will provide for certain severance benefits if these persons' employment is terminated as a result of a change in control of TierOne Corporation. TierOne Bank also intends to enter into the TierOne Bank Employee Severance Plan which will provide eligible employees with severance benefits in the event of a change in control of TierOne Corporation. Generally, employees, other than those with employment or change in conrol agreements, will be eligible to participate in the Employee Severance Plan if they have completed at least 12 continuous months of service with TierOne Bank.


         For more information concerning the proposed employment and change in control agreements and the Employee Severance Plan, please read "Management - Executive Compensation - Employment Agreements", "-Change in Control Agreements" and "- Employee Severance Plan" on pages 100, 102 and 103, respectively.

         The following table summarizes the stock benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                                       Number of
                                                                                         Shares     Value of Shares
                                                                                        Based on        Based on
                                                                             % of       Midpoint        Midpoint
                                           Individuals Eligible           Shares      of Offering     of Offering
Plan                                        to Receive Awards             Issued(1)      Range           Range
-------------------------------  ------------------------------------- ------------- -------------- ----------------
Employee stock ownership plan    All full-time employees                     8.0%      1,365,600      $13,656,000
Stock recognition plan           Directors, officers and selected            4.0         682,800        6,828,000
                                 employees
Stock option plan                Directors, officers and selected           10.0       1,707,000               (2)
                                 employees

_____________________

(1) Includes shares sold in the offering and contributed to the TierOne Charitable Foundation.
(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the term of the stock option.

We Are Establishing a Charitable Foundation and Contributing Shares to It


         To further our commitment to our local community, we intend to establish a charitable foundation, the TierOne Charitable Foundation, as part of the conversion. We plan to contribute 500,000 shares of our common stock, with an initial value of $5.0 million, to the foundation. The foundation is being formed as a complement to our existing community service activities. By funding the foundation with shares of our common stock at this time, we believe that the foundation will benefit by participating in our growth as a publicly traded company.


         The issuance of shares of common stock to the foundation will:

         . dilute the voting interest of purchasers of our common stock in this offering;
         . result in a $5.0 million pre-tax expense and a reduction in earnings, which will be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and
         . reduce our pro forma market value and the number of shares offered.

         See "Risk Factors - The Establishment of the TierOne Charitable Foundation Will Negatively Impact Our Profits for the Year Ended December 31, 2002" (page 12), "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" (page 32) and "The Conversion - We Plan to Establish the TierOne Charitable Foundation" (page 115).

Federal and State Income Tax Consequences of the Conversion

         We have received an opinion from our federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid for the common stock, and that the conversion will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion from KPMG LLP that, more likely than not, the conversion will not be a taxable event for us under Nebraska, Kansas and Iowa income tax laws, see "The Conversion - Tax Aspects" (page 129). The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, and copies may be obtained from the SEC. See "Additional Information" on page 138.

         Our federal tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the Internal Revenue Service determines that your subscription rights have an ascertainable value, you may be taxed in the amount equal to the value of those rights.

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Our Loan Portfolio Includes More Loans With a Higher Risk of Loss


         In recent years, we have significantly increased our construction loans, commercial real estate and land loans, consumer loans and warehouse mortgage lines of credit, both in terms of dollar amounts and as a percentage of our loan portfolio. Our strategy is to continue to grow our portfolio of these types of loans. These loans have a higher risk of default and loss than single-family residential mortgage loans. Our construction loans have increased from an aggregate of $45.8 million, or 5.4% of our total loan portfolio, at December 31, 1997 to $234.8 million, or 15.7% of our total loan portfolio at March 31, 2002. Our consumer loans have increased from $103.8 million at December 31, 1997 to $250.4 million at March 31, 2002 while our commercial real estate and land loans have increased from $133.3 million at December 31, 1997 to $325.0 million at March 31, 2002. Our warehouse mortgage lines increased dramatically in 2001 and, while they declined in the first quarter of 2002, still amounted to $96.7 million, or 6.5% of our total loan portfolio at March 31, 2002 compared to $17.0 million, or 2.0% of the total loan portfolio at December 31, 1997. At the same time, while the dollar amount of our single-family residential mortgage loans has remained relatively static in recent years, the percentage of our single-family residential mortgage loans in portfolio has significantly decreased. Single-family residential mortgage loans have decreased from 58.6% of our total loan portfolio at December 31, 1997 to 33.7% at March 31, 2002. Construction loans, commercial real estate and land loans and warehouse mortgage lines of credit all generally have a higher risk of loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property. In addition, our commercial construction loans, commercial real estate and land loans and warehouse mortgage lines of credit have significantly larger average loan balances compared to our single-family residential mortgage loans. At March 31, 2002, the average loan size for our commercial construction loans, commercial real estate and land loans and warehouse mortgage lines of credit was $4.8 million, $1.1 million and $3.9 million compared to an average loan size of $73,000 for our single-family residential mortgage loans at such date. Consumer loans also are considered to generally involve greater risk of default than single-family residential mortgage loans because they often are secured by rapidly depreciating assets or are unsecured.


Our Purchases of Loans Outside of Our Primary Market Area May Increase Our Risks


         In recent years, we have purchased significant amounts of loans outside of our primary market area in Nebraska, Kansas and Iowa. As of March 31, 2002, approximately 51.4% of our loans were made to borrowers or secured by properties in states outside of our primary market area. We have purchased loans from outside of our primary market area because demand for adjustable rate mortgage loans in our primary market area is relatively limited and because of the increased availability of loans with relatively higher interest rates and/or shorter terms to maturity or adjustable interest rates, such as commercial real estate and land loans, construction loans and warehouse mortgage lines of credit, outside of our primary market area. Our purchase of loans outside our market area may involve greater risk because we may not have the same depth of experience or knowledge of the areas in which the property securing the loans or the borrower is located. Some of the properties may be located in states which are experiencing adverse economic conditions, which may result in increased loan delinquencies and loan losses. Additionally, regulations and practices regarding the liquidation of properties (i.e., foreclosure) and the rights of mortgagors in default vary greatly from state to state, and these restrictions may limit our ability to foreclose on a property or seek other recovery. Because our purchased loans have been somewhat concentrated in the New York City metropolitan area and in Colorado, Arizona, California and Washington, we may be subject to loan delinquencies and loan losses resulting from adverse conditions affecting those areas. See "Business of TierOne Bank - Market Area and Competition" (page 56) and "- Lending Activities" (page 57).

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risks


         While we have increased our holdings of loans from outside our primary market area, at March 31, 2002, approximately 48.6% of our total loans were to individuals and/or secured by properties located in Nebraska, Iowa and Kansas. As a result, we may have a greater risk of loan defaults and losses in the event of an economic downturn in our primary market area. The local economy in our primary market area continues to be significantly affected by agricultural issues. In addition, based on 2000 United States Census data, the per capita income in our primary market area is slightly below the United States as a whole and population growth in our primary market area also is lagging the United States growth rate.

Our Low Return on Equity May Cause Our Common Stock Price to Decline


         Net earnings divided by average equity, known as "return on equity," is a ratio many investors use to analyze the performance of a financial institution. Our return on equity was 13.4% for the three months ended March 31, 2002 and 11.4%, 8.9% and 8.9% for the years ended December 31, 2001, 2000 and 1999, respectively. These returns are lower than returns on equity for comparable publicly traded savings institution holding companies. We expect our return on equity to remain low until we are able to increase our interest-earning assets, thereby increasing net interest income.


Our Future Returns On Equity Will Be Adversely Affected By The Proceeds From The Offering


         The net proceeds from the conversion and the offering, which may be as much as $216.8 million, will significantly increase our shareholders' equity. Because of our increased shareholders' equity following the conversion, we initially expect our returns on equity to be even more negatively impacted as compared to our peers. On a pro forma basis and based on our net income for the three months ended March 31, 2002, on an annualized basis, our return on equity assuming shares are sold at the maximum of the offering range, would be approximately 5.9%.


An Increase in the Offering Range Would Be Dilutive

         We can increase the maximum of the offering range by up to approximately 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. Initially, an increase in the offering will decrease our net income per share and our shareholders' equity per share. Based on data for the three months ended March 31, 2002, if the maximum of the offering range is increased, our pro forma net income per share would be $0.21 compared to $0.24 at the maximum of the offering range. If the maximum of the offering range is increased by approximately 15%, our pro forma shareholders' equity per share at March 31, 2002 would be $14.05 compared to $14.85 at the maximum of the offering range. An increase in the offering range would increase the price per share as a percentage of pro forma shareholders' equity per share.


We Will Have Broad Discretion Over the Use of the Proceeds From the Offering



         Although we expect to use the net proceeds of the offering to fund a loan to our employee stock ownership plan, to purchase shares of common stock to fund the stock recognition plan and to purchase all of the stock of TierOne Bank, we do not have a specific plan for the use of the remainder of the net proceeds. Our management will have broad discretion with respect to the use of the net proceeds. We expect to use the remainder of the net proceeds for general corporate purposes which may include, among other things, purchasing investment securities, funding new loans and expanding our banking operations through acquisitions of other financial institutions or branch offices.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers

         Provisions in our corporate documents and in Wisconsin corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

         . limitations on voting rights;

         . the election of members of the board of directors to staggered three-year terms;

         . the absence of cumulative voting by shareholders in the election of directors;

         . provisions governing nominations of directors by shareholders;

         . provisions governing the submission of shareholder proposals;

         . provisions restricting special meetings of shareholders;

         . our ability to issue preferred stock and additional shares of common stock without shareholder approval;

         . super-majority voting provisions for the approval of certain business combinations; and

         . super-majority voting provisions to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Us and TierOne Bank and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and under Wisconsin law and federal regulations.

         During the conversion process and for three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. There are limited exceptions to this prohibition. The proposed Federal Stock Charter for TierOne Bank contains a similar prohibition on acquisitions for a five-year period following the conversion. See "Restrictions on Acquisition of Us and TierOne Bank and Related Anti-Takeover Provisions - Restrictions in TierOne Bank's Charter and Bylaws" and "- Regulatory Restrictions" for a discussion of the Charter provision and applicable Office of Thrift Supervision regulations regarding acquisitions.

Higher Interest Rates Could Hurt Our Profitability

         Our ability to earn a profit depends primarily on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investments, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Due primarily to the changing interest rate environment as well as the composition of our interest sensitive assets and liabilities, our interest rate spread (the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities) was 3.20% for the three months ended March 31, 2002 compared to 3.04%, 2.46% and 2.60% for the years ended December 31, 2001, 2000 and 1999, respectively. Our net interest margin (net interest income as a percentage of average interest-earning assets) was 3.62% for the three months ended March 31, 2002 compared to 3.44%, 2.85% and 3.02% for the years ended December 31, 2001, 2000 and 1999, respectively. If there is an increasing interest rate environment, our interest rate spread and net interest margin could be compressed, which would have a negative effect on our profitability.

         A sustained increase in market interest rates could adversely affect our earnings. Approximately 40.0% of our loans have fixed interest rates and our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets could decline if interest rates increase.

Our Employee Stock Benefit Plans Will Increase Our Costs


         We anticipate that our employee stock ownership plan will purchase 8% of the aggregate common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation), with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $11.6 million at the minimum of the offering range and approximately $18.1 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition plan to our shareholders for approval at least six months after completion of the conversion. Our officers, employees and directors could be awarded (at no cost to them) under the stock recognition plan up to an aggregate of 4% of the shares issued in the conversion (including shares contributed to the TierOne Charitable Foundation). Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction in our net income from the plan would be between $731,000 and $1.1 million a year at the minimum and maximum, as adjusted, of the offering range, respectively. See "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.


Our Employee Stock Benefit Plans May Be Dilutive

         If the conversion is completed and shareholders subsequently approve a stock recognition plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition plan. Assuming the shares of common stock to be awarded under the stock recognition plan are repurchased at a price equal to the offering price in the conversion, the reduction to shareholders' equity from the stock recognition plan would be between $5.8 million and $9.0 million at the minimum and the maximum, as adjusted, of the offering range. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised and shares issued from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the stock recognition plan and the stock option plan and "Management - New Stock Benefit Plans" for a description of the plans.

Our Valuation Is Not Indicative of the Future Price of Our Common Stock

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by Keller & Company in determining the appraisal.

There is No Guarantee That an Active Trading Market for Your Stock Will Develop, Which May Hinder Your Ability to Sell Your Common Stock

         Because we have never issued stock, there is no current trading market for our common stock. Consequently, we cannot assure or guarantee that an active and liquid trading market for our common stock will develop or that, if developed, will continue. An active and liquid trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither we nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of our common stock and make it difficult to buy or sell shares on short notice.

The Establishment of the TierOne Charitable Foundation Will Negatively Impact Our Profits for the Year Ended December 31, 2002.

         We intend to contribute to the TierOne Charitable Foundation 500,000 shares of our common stock (which will dilute your ownership percentage by approximately 2.6% at the maximum of the offering range). This contribution will negatively impact net earnings during the year in which the contribution is made, which is expected to be 2002. Based on the pro forma assumptions, the contribution to the TierOne Charitable Foundation would reduce net earnings by $3.2 million, after tax, in 2002.

Failure to Approve the TierOne Charitable Foundation May Materially Affect the Pro Forma Market Value of TierOne Corporation


         The establishment and funding of the foundation as part of the conversion is subject to the approval of our members. In the event that our members approve the Plan of Conversion, but not the foundation, we may determine to complete the conversion without the establishment of the foundation and may do so without amending the Plan of Conversion or obtaining any further vote of our members or consent of subscribers. Failure of our members to approve the foundation may materially affect our pro forma market value. In such an event, we may establish a new pro forma market value and commence a resolicitation of subscribers. For instance, at the maximum of the offering range, based on the assumptions set forth under "Pro Forma Data," the estimated pro forma valuation with the foundation would be $191.3 million and the estimated pro forma valuation without the foundation would be $201.4 million, a difference of $10.1 million or 5.3%. For a further discussion regarding the effect of the contribution to the foundation, see "The Conversion - We Plan To Establish the TierOne Charitable Foundation."


We Believe That Subscription Rights Have No Value and That Your Tax Basis in Our Common Stock Will Be the Purchase Price, But the Internal Revenue Service May Disagree


         Our Federal tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., has opined that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed for an amount equal to the value of those rights.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include:

         . statements of our goals, intentions and expectations;

         . statements regarding our prospects and business strategy;

         . statements regarding our asset quality and market risk; and

         . estimates of future costs, benefits and results.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         . factors discussed under the caption "Risk Factors" beginning on page
           8;

         . changes in demand for loans, deposits and other financial services in our market area;

         . changes in interest rates;

         . changes in general economic conditions;

         . changes in the monetary and fiscal policies of the U.S. Government;

         . legislative or regulatory changes that adversely affect our business;

         . changes in our asset quality;

         . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

         . changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following selected financial and other data of TierOne Bank does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. You should read the consolidated financial statements and related notes contained at the end of this prospectus. In the opinion of management, financial information at March 31, 2002 and for the three months ended March 31, 2002 and 2001 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2002 may not be indicative of results for the year ending December 31, 2002.



                                                       At March 31,                         At December 31,
                                                                    --------------------------------------------------------
                                                           2002        2001       2000       1999         1998       1997
                                                       ------------ ---------- ---------- ----------   ---------- ----------
                                                                                      (Dollars in Thousands)
Selected Financial and Other Data:
Total assets                                            $1,543,512  $1,570,013 $1,359,474 $1,303,427   $1,116,530 $1,063,460
Cash and cash equivalents                                   22,281      34,441     30,779     35,649      101,417     77,203
Investment securities
  Held-to-maturity                                             226         221        195     28,204        6,206     51,688
  Available-for-sale                                        65,652      44,524     84,935     59,830        8,595         --
Mortgage-backed securities:
  Held-to-maturity                                              --          --         --     54,797       83,212     77,647
  Available-for-sale                                        35,485      46,287     68,398     98,035           --         --
Loans receivable, net                                    1,350,802   1,379,066  1,124,362    986,832      883,246    823,337
Loans held for sale                                         14,929      14,373      3,712      2,042        3,120      2,738
Deposits                                                 1,122,070   1,096,242  1,047,836  1,005,988      986,440    950,614
FHLB advances and other borrowings                         260,215     303,315    172,449    170,482        5,515     10,549
Retained earnings, substantially restricted                125,643     121,755    107,872     96,899       91,235     82,844
Full service offices                                            58          58         58         57           57         58


                                                   Three Months
                                                  Ended March 31,                    Year Ended December 31,
                                               -------------------- --------------------------------------------------------
                                                 2002       2001       2001       2000       1999         1998       1997
                                               --------  ---------- ---------- ---------- ----------   ---------- ----------
                                                                                      (Dollars in Thousands)
Selected Operating Data:
Total interest income                          $ 24,585  $   26,243 $  105,145 $  103,866 $   84,814   $   80,386 $   79,881
Total interest expense                           11,079      15,850     57,185     65,540     49,648       48,340     47,647
                                               --------  ---------- ---------- ---------- ----------   ---------- ----------
Net interest income                              13,506      10,393     47,960     38,326     35,166       32,046     32,234
Provision for loan losses                           564         486      3,997      1,273      1,132          832      1,228
                                               --------  ---------- ---------- ---------- ----------   ---------- ----------
Net interest income after provision for
  loan losses                                    12,942       9,907     43,963     37,053     34,034       31,214     31,006
Total non-interest income                         3,240       2,619     10,936      6,575      6,069        6,096      4,050
Total non-interest expense                        9,711       8,335     34,596     29,529     26,777       24,169     22,047
                                               --------  ---------- ---------- ---------- ----------   ---------- ----------
Income before income taxes                        6,471       4,191     20,303     14,099     13,326       13,141     13,009
Income tax expense                                2,336       1,492      7,261      5,073      4,898        4,803      4,843
                                               --------  ---------- ---------- ---------- ----------   ---------- ----------
Net income                                     $  4,135  $    2,699 $   13,042 $    9,026 $    8,428   $    8,338 $    8,166
                                               ========  ========== ========== ========== ==========   ========== ==========

Selected Operating Ratios(1):
Average yield on interest-earning assets           6.59%       7.84%      7.54%      7.71%      7.28%        7.67%      7.89%
Average rate on interest-bearing
  liabilities                                      3.39        5.25       4.50       5.25       4.68         5.03       5.09
Average interest rate spread(2)                    3.20        2.59       3.04       2.46       2.60         2.64       2.80
Net interest margin(2)                             3.62        3.11       3.44       2.85       3.02         3.06       3.19
Average interest-earning assets to average
  interest-bearing liabilities                   114.07      110.87     109.77     108.01     109.96       109.03     108.04
Net interest income after provision
  for loan losses to noninterest expense         133.28      118.86     127.07     125.48     127.10       129.15     140.63
Total non-interest expense to average assets       2.55        2.40       2.40       2.12       2.23         2.22       2.10
Efficiency ratio(3)                               57.99       64.06      58.74      65.76      64.94        63.37      60.77
Return on average assets                           1.09        0.78       0.90       0.65       0.70         0.77       0.78
Return on average equity                          13.36        9.84      11.36       8.85       8.90         9.58      10.37
Average equity to average assets                   8.13        7.91       7.96       7.30       7.90         8.00       7.50

                                                        (Footnotes on next page)


                                              At or For the Three                At or For the
                                             Months Ended March 31,         Year Ended December 31,
                                             ---------------------   --------------------------------------
                                                2002        2001      2001    2000    1999    1998   1997
                                             ---------   ---------   ------  ------  ------  ------ -------

Asset Quality Ratios(4):
Non-performing loans as a percent of
  total loans receivable(5)                      0.14%      0.10%      0.11%  0.37%   0.15%   0.20%   0.13%
Non-performing assets as a percent of
  total assets(5)                                0.15       0.11       0.12   0.39    0.15    0.21    0.17
Non-performing assets and troubled debt
  restructurings as a percent of total
  assets(5)                                      0.17       0.13       0.14   0.40    0.16    0.22    0.34
Allowance for loan losses as a percent of
  total loans receivable                         0.93       0.80       0.89   0.82    0.87    0.86    0.84
Allowance for loan losses as a percent of
  non-performing loans                         655.45     829.10     808.65 220.65  571.24  429.26  660.52
Net charge-offs to average loans receivable      0.06       0.02       0.04   0.02    0.01    0.02    0.01

Capital Ratios(4):
Tangible capital ratio                           8.07%      7.81%      7.66%  7.93%   7.57%   8.11%   7.78%
Core capital ratio                               8.07       7.81       7.66   7.93    7.57    8.11    7.78
Risk-based capital ratio                        11.36      12.13      10.98  12.88   13.57   14.41   13.96


     _________________

     (1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2002 and 2001, are annualized where appropriate.

     (2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

     (3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

     (4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

     (5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and repossessed automobiles.

                               RECENT DEVELOPMENTS


     The following tables contain certain information concerning the financial position and results of operations of TierOne Bank at and for the period ended June 30, 2002 as well as certain comparison periods. You should read this information in conjunction with the audited financial statements included in this prospectus. In the opinion of management, financial information at June 30, 2002 and for the three months and six months ended June 30, 2002 and 2001 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2002 may not be indicative of operations of TierOne Bank for the year ending December 31, 2002.


                                                At June 30,      At December 31,
                                                   2002               2001
                                                -----------     ----------------
                                                (unaudited)
                                                         (In Thousands)
Selected Financial and Other Data:
Total assets                                    $1,577,245            $1,570,013
Cash and cash equivalents                           25,330                34,441
Investment securities:
    Held-to-maturity                                   238                   221
    Available-for-sale                              55,818                44,524
Mortgage-backed securities:
    Held-to-maturity                                    --                    --
    Available-for-sale                              30,497                46,287
Loans receivable, net(1)                         1,394,040             1,393,439
Loans held for sale                                 10,939                14,373
Deposits                                         1,116,470             1,096,242
FHLB advances and other borrowings                 293,399               303,315
Retained earnings, substantially restricted        130,409               121,755

                                               Three Months Ended       Six Months Ended
                                                   June 30,                 June 30,
                                               ------------------       ----------------

                                                 2002      2001           2002     2001
                                               --------  --------       -------- --------
                                                   (unaudited)            (unaudited)
                                              (Dollars in Thousands) (Dollars in Thousands)
Selected Operating Data:
Total interest income                          $25,456      $26,559     $50,041    $52,801
Total interest expense                          10,967       15,395      22,046     31,244
                                                ------       ------      ------     ------
Net interest income                             14,489       11,164      27,995     21,557
Provision for loan losses                          643          454       1,207        940
                                                ------       ------      ------     ------
Net interest income after provision for
  loan losses                                   13,846       10,710      26,788     20,617
Total non-interest income                        3,043        2,652       6,283      5,271
Total non-interest expense                       9,999        8,498      19,710     16,833
                                                ------       ------      ------     ------
Income before income taxes                       6,890        4,864      13,361      9,055
Income tax expense                               2,487        1,723       4,823      3,215
                                                ------       ------      ------     ------
Net income                                     $ 4,403      $ 3,141     $ 8,538    $ 5,840
                                                ======       ======      ======     ======
Selected Operating Ratios(2):
Average yield on interest-earning assets          6.82%        7.67%       6.72%      7.77%
Average rate on interest-bearing liabilities      3.24         4.93        3.28       5.06
Average interest rate spread(3)                   3.58         2.74        3.44       2.71
Net interest margin(3)                            3.88         3.22        3.76       3.17
Average interest-earning assets to average
  interest-bearing liabilities                  110.04       110.93      110.92     110.09
Net interest income after provision for
  loan losses to non-interest expense           138.47       126.03      135.91     122.48
Total non-interest expense to average assets      2.57         2.40        2.56       2.40
Efficiency ratio(4)                              57.03        61.51       57.50      62.75
Return on average assets                          1.13         0.89        1.11       0.83
Return on average equity                         13.76        11.10       13.56      10.48
Average equity to average assets                  8.23         7.97        8.18       7.94
                                                                   (Footnotes on next page)

                                                   At or For the Three             At or For the Six
                                                   Months Ended June 30,         Months Ended June 30,
                                                  -----------------------       -----------------------
                                                    2002           2001           2002           2001
                                                  --------      ---------       --------       --------
                                                       (unaudited)                    (unaudited)
Asset Quality Ratios(5):
Non-performing loans as a percent of total
  loans receivable(6)                               0.28%        0.11%            0.28%         0.11%
Non-performing assets as a percent of total
  assets(6)                                         0.29          0.11            0.29          0.11
Total non-performing assets and troubled debt
  restructurings as a percent of total assets(6)    0.30          0.12            0.30          0.12
Allowance for loan losses as a percent of total
  loans receivable                                  0.93          0.83            0.93          0.83
Allowance for loan losses as a percent of
  non-performing loans                             329.32        762.35          329.32        762.35
Net charge-offs to average loans receivable         0.05          0.02            0.06          0.02

Capital ratios(5):
Tangible capital ratio                              8.16%         7.93%           8.16%         7.93%
Core capital ratio                                  8.16          7.93            8.16          7.93
Risk-based capital ratio                           11.39         12.25           11.39         12.25

________________________

(1)    Includes loans held for sale.

(2) Annualized where appropriate for the three and six months ended June 30, 2002 and 2001, respectively. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.


(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and repossessed automobiles.


Comparison of Financial Condition at June 30, 2002 and December 31, 2001

       Our total assets were $1.6 billion at June 30, 2002, a $7.2 million, or ..5%, increase from December 31, 2001. An increase in investment securities available for sale was substantially offset by decreases in cash and cash equivalents and mortgage-backed securities available for sale. Cash and cash equivalents totaled $25.3 million at June 30, 2002, a $9.1 million decrease from December 31, 2001 as a portion of such assets was invested in investment securities available for sale. Our available-for-sale investment securities amounted to $55.8 million at

June 30, 2002, an $11.3 million increase from December 31, 2001. During the six months ended June 30, 2002, we purchased $39.8 million in investment securities which purchases were partially offset by the sale or maturity during the period of an aggregate of $28.5 million of securities. Our mortgage-backed securities available for sale decreased $15.8 million or 34.1%, to $30.5 million at June 30, 2002 compared to $46.3 million at December 31, 2001. This decrease was primarily the result of the high level of mortgage refinance activity experienced during the period due to the current interest rate environment which resulted in an increased rate of prepayments. Our loan portfolio increased by $601,000 to $1.4 billion at June 30, 2002 compared to December 31, 2001. However, the composition of the loan portfolio continued to change reflecting our emphasis on originating or purchasing commercial real estate, construction and consumer loans. As a result, commercial real estate and land, construction (both commercial and residential) and consumer loans increased by $72.8 million, $62.1 million and $27.8 million, respectively, at June 30, 2002 as compared to December 31, 2001. During the six months ended June 30, 2002, we purchased for portfolio retention a total of $252.1 million of loans, including $101.5 million of adjustable-rate single-family residential loans, $54.4 million of commercial real estate and land loans, $53.6 million of construction loans and $42.6 million of consumer loans. A substantial portion of the commercial real estate and land loans purchased during this period consisted of our purchase of a 75% to 80% participation interest in 25 loans originated by a financial institution in Spokane, Washington from whom we have periodically purchased loans during the past three years. See "Business of TierOne Bank - Lending Activities - Origination, Purchase, Sale and Servicing of Loans."




       Our total deposits increased by $20.2 million to $1.1 billion during the six months ended June 30, 2002 as we continued our efforts to increase the level of our core deposits, especially checking accounts. At June 30, 2002, our interest-bearing and non-interest-bearing checking accounts amounted to $307.8 million in the aggregate, a $55.9 million, or 22.2%, increase from the aggregate amount at December 31, 2001. In addition, during the six-month period ended June 30, 2002, our total certificates of deposit declined to $515.3 million, or 46.2% of total deposits, at June 30, 2002 compared to $535.3 million, or 48.8% at December 31, 2001. Our FHLB advances and other borrowings amounted to $293.4 at June 30, 2002 compared to $303.3 at December 31, 2001.



       Our total retained earnings increased by $8.7 million to $130.4 million at June 30, 2002 compared to $121.8 million at December 31, 2001 primarily reflecting $8.5 million in net income earned for the six months ended June 30, 2002. Due to a change in net unrealized gains/losses on securities, we had a cumulative other comprehensive income of $194,000 at June 30, 2002 compared to cumulative other comprehensive income of $77,000 at December 31, 2001.


Comparison of Operating Results for the Three and Six Months Ended June 30, 2002 and 2001


       Our net income increased by $1.3 million, or 40.2%, to $4.4 million for the three months ended June 30, 2002 compared to $3.1 million for the three months ended June 30, 2001. For the six months ended June 30, 2002, our net income increased by $2.7 million, or 46.2%, to $8.5 million compared to $5.8 million for the same period in 2001. Our net income increased during the 2002 periods due primarily to a lower cost of funds which improved our net interest income. Our average interest rate spread increased to 3.58% for the quarter ended June 30, 2002 compared to 2.74% for the three months ended June 30, 2001. For the six months ended June 30, 2002, our average interest rate spread was 3.44% as compared to 2.71% for the same period in 2001. Our net interest margin improved to 3.88% and 3.76% for the three and six months ended June 30, 2002, respectively, compared to 3.22% and 3.17% for the three and six months ended June 30, 2001, respectively. Our ratio of average interest-earning assets to average interest-bearing liabilities remained essentially unchanged for the three-and six-month periods ended June 30, 2002 compared to the same periods in 2001. The improvement in the average interest rate spread and net interest margin during the 2002 periods reflected the effects of the significant decline in our cost of funds which substantially exceeded the decline in the yields earned on our interest-earning assets.


       Our total interest income for the three months ended June 30, 2002 was $25.5 million compared to $26.6 million for the three months ended June 30, 2001 while for the six months periods ended June 30, 2002 and 2001, our total interest income amounted to $50.0 million and $52.8 million, respectively. The primary reason for the decrease in total interest income during the 2002 periods was the decline in market rates of interest throughout 2001. The average yield earned on net loans receivable was 6.97% for the three months ended June 30, 2002 compared to 7.88% for the three months ended June 30, 2001 and was 6.95% for the six months ended June 30, 2002 as compared to 7.98% for the same period in 2001. Average yields also were lower on our investment securities and mortgage-backed securities during the quarter and the six months ended June 30, 2002 compared to the same periods in 2001.


       Our total interest expense for the three and six months ended June 30, 2002 was $11.0 million and $22.0 million, respectively, compared to $15.4 million and $31.2 million for the three months and six months ended June 30, 2001, respectively. The primary reason for the decrease in our interest expense during the 2002 periods was a reduction in the average rate paid on deposits to 2.90% and 2.97% during the three and six months ended June 30, 2002, respectively, compared to 4.85% and 5.04% during the same periods in 2001. The average rate paid on our certificates of deposit was 3.92% and 4.03% for the quarter and the six months ended June 30, 2002, respectively, compared to 6.06% and 6.10% for the same periods in 2001. The average rates paid on our interest-bearing checking accounts, money market accounts and savings accounts also declined during the 2002 periods compared to the same periods in 2001. Interest paid on FHLB advances and other borrowings increased by $840,000 and $1.6 million during the three and six months ended June 30, 2002 compared to the same periods in 2001 as a result of a higher average balance of borrowings in 2002 which more than offset a reduction in the average rate paid.



       We made a provision for loan losses of $643,000 for the three months ended June 30, 2002 compared to $454,000 for the three months ended June 30, 2001. For the six months ended June 30, 2002, our provision for loan losses was $1.2 million as compared to $940,000 for the same period in 2001. Our portfolios of commercial real estate and land loans, construction loans, commercial business loans and consumer loans, which generally are deemed to have higher inherent levels of known and inherent losses than single-family residential mortgage loans, due to, among other things, the nature of the collateral, the areas in which the security property is located and the dependency or economic conditions for successful completion or operation of the project have continued to grow, both in terms of total dollar amounts and as a percentage of our total loan portfolio. At June 30, 2002, our total non-performing assets amounted to $4.6 million compared to $1.8 million at December 31, 2001. The increase in non-performing assets was due primarily to a $2.0 million increase in non-accrual single-family residential mortgage loans substantially all of which related to loans we took possession of from a broker participating in our mortgage warehouse line of credit program. During the three and six months ended June 30, 2002, we charged-off an aggregate of $174,000 and $378,000, respectively, of loans, primarily related to consumer loans, and had $7,000 and $19,000, respectively, in recoveries of previous charge-offs. At June 30, 2002, our allowance for loan losses amounted to 329.32% of non-performing loans and 0.93% of total loans outstanding.


       Our other income increased by $391,000, or 14.7%, to $3.0 million for the three months ended June 30, 2002 compared to $2.7 million for the three months ended June 30, 2001. For the six months ended June 30, 2002, such income amounted to $6.3 million as compared to $5.3 million for the same period in 2001, a 19.2% increase. The primary reason for the increase in other income for the second quarter was a $796,000 increase in fee and service charges resulting primarily from an increase in our transaction accounts that was partially offset by a $460,000 increase to the valuation allowance on our mortgage servicing rights. We increased our mortgage servicing rights valuation allowance due to increased prepayments in our loan servicing portfolio due to the current low interest rate environment. For the six months ended June 30, 2002, the increase in other income of $1.0 million over the same period in 2001 reflected an $836,000 increase in fee and service charges due primarily to the increase in transaction accounts as well as a $579,000 increase in gains on sale of loans, offset in part by the $460,000 increase in the valuation allowance on our mortgage servicing rights.

       Our other expense increased by $1.5 million, or 17.7%, to $10.0 million for the three months ended June 30, 2002 compared to $8.5 million for the three months ended June 30, 2001. The primary reasons for the increase in other expense in the second quarter of 2002 were a $524,000 increase in advertising expense, a $381,000 increase in other operating expense due in large part to expenses incurred in connection with our name change to TierOne in early 2002 and a $443,000 increase in salaries and employee benefits due to an increase in the number of staff, increased health insurance costs and normal salary increases. During the six months ended June 30, 2002, our other expense increased $2.9 million, or 17.1%, to $19.7 million compared to $16.9 million for the same period in 2001 in large part due to the same reasons underlying the increase in the quarter ended June 30, 2002.

       Our income tax expense increased by $764,000 to $2.5 million and by $1.6 million to $4.8 million for the three and six months ended June 30, 2002, respectively, compared to the same periods in 2001. The increases in income tax expense in the three-and six-month periods ended June 30, 2002 over the prior year comparable periods primarily reflect the increases in net income.

                        HOW OUR NET PROCEEDS WILL BE USED


         Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $137.0 million at the minimum of the offering range and $187.7 million at the maximum of the offering range ($216.8 million assuming an increase in the offering range by approximately 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:

                                                                     Percentage of net
                Use                      Amount,        Amount,    offering proceeds at
            of Proceeds              at the minimum at the maximum     the maximum
------------------------------------ -------------- -------------- --------------------
Loan to our employee stock ownership
plan                                   $11,607,600    $15,704,400          8.4%

Repurchase of shares for recognition
and retention plan                     $ 5,803,800    $ 7,852,200          4.2%

Investment in equity of TierOne Bank   $68,498,805    $93,838,793         50.0%

General corporate purposes             $51,087,405    $70,282,194         37.4%



         The loan to our employee stock ownership plan will be $11.6 million and approximately $15.7 million at the minimum and maximum of the offering range. Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over 12 years. In addition, if the recognition and retention plan is adopted by the board of directors and approved by the shareholders, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the shares issued in the conversion (including shares contributed to the TierOne Charitable Foundation) which would amount to 785,220 shares at the maximum of the range or $7.9 million based on a per share price of $10.00. Depending on market conditions, shares repurchased for the recognition and retention plan may not be repurchased at $10.00 per share. In the event that the price of our common stock has increased, the cost of the shares purchased for the recognition and retention plan will be greater. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan" and "-Recognition and Retention Plan."

         Half of the net proceeds from the offering will be used by TierOne Corporation to buy the common stock of TierOne Bank. While we have not identified specific uses for the portion of the net proceeds to be invested in TierOne Bank, it is anticipated that TierOne Bank will use the portion of the cash proceeds it receives for general corporate purposes. On a short-term basis, TierOne Bank may purchase investment securities. The net proceeds received by TierOne Bank will further strengthen our capital position, which already exceeds all regulatory requirements. At March 31, 2002, TierOne Bank's tangible capital ratio was 8.1%. After the conversion, our tangible capital ratio will be 11.6%, based upon the midpoint of the offering range. As a result, we will continue to be a well-capitalized institution and will have additional flexibility to grow and diversify. The proceeds invested in TierOne Bank, in addition to funding new loans and being invested in equity securities, may ultimately be used to finance the expansion of our banking operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time.

         The remaining portion of the net proceeds after the loan to our employee stock ownership plan and the investment in TierOne Bank will be retained by TierOne Corporation and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in deposits at TierOne Bank, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of the recognition and retention plan, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4% of the common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation). The net proceeds retained by TierOne Corporation may ultimately be used to:

         . support the future expansion of operations through establishment of additional branch offices or other customer facilities for TierOne Bank, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

         .        invest in deposits at TierOne Bank or securities; or

         . fund repurchases of the common stock or serve as a source of possible payments of cash dividends.

         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases and dividends. However, without nonobjection from the Office of Thrift Supervision, we cannot conduct any stock repurchases during the first year after we complete the conversion.

         Our net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts at TierOne Bank will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                                    DIVIDENDS

         After we complete the conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to consider a policy of paying cash dividends on the common stock of TierOne Corporation; however, we have not yet made any decision on the timing or the possible amount of any dividend payments. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

         Dividends from TierOne Corporation may eventually depend, in part, upon receipt of dividends from TierOne Bank because TierOne Corporation initially will have no source of income other than dividends from TierOne Bank, earnings from the investment of the net proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

         Any payment of dividends by TierOne Bank to TierOne Corporation which would be deemed to be drawn out of TierOne Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by TierOne

Bank on the amount of earnings deemed to be removed from the reserves for such distribution. TierOne Bank does not intend to make any distribution that would create such a federal tax liability. See "Taxation."

         TierOne Corporation is not subject to the above regulatory restrictions on the payment of dividends to our shareholders, although the source of such dividends may eventually depend, in part, upon dividends from TierOne Bank. We are, however, subject to the requirements of Wisconsin law, which generally limit the payment of dividends to amounts that will not have the effect of making a corporation unable to pay its debts as they become due in the ordinary course of business or if the corporation's total assets would be less than its total liabilities plus the amount, if any, needed to satisfy any preferential rights that shareholders may have if the corporation were dissolved.

         We have committed to the Office of Thrift Supervision that, during the one-year period following our conversion, we will take no action to declare an extraordinary dividend that would be treated as a tax-free return of capital without the prior approval of the Office of Thrift Supervision.

                           MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be listed for quotation on the Nasdaq National Market under the symbol "TONE."

         There can be no assurance that an active and liquid trading market will develop for our common stock. The development of an active and liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. You should not view our common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above your purchase price. Sandler O'Neill & Partners, L.P. has agreed to make a market in our common stock after the conversion and will assist us in encouraging additional market makers to establish and maintain a market for our common stock.

          TIERONE BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS


         At March 31, 2002, TierOne Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth our historical capital under accounting principles generally accepted in the United States of America and regulatory capital at March 31, 2002, and our pro forma capital after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by TierOne Bank of 50% of the net conversion proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by TierOne Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2002.

                                                              Pro Forma at March 31, 2002 Based on
                                                       ----------------------------------------------------------
                                                             14,009,500                    16,570,000
                                                             Shares Sold                  Shares Sold
                                  Historical at               at $10.00                    at $10.00
                                  March 31, 2002              Per Share                    Per Share
                          ---------------------------- ---------------------------- -----------------------------
                                          Percent of                   Percent                       Percent
                             Amount        Assets(1)     Amount      of Assets(1)      Amount      of Assets(1)
                          -------------- ------------- ------------ --------------- ------------- ---------------
                                                                                        (Dollars in Thousands)
GAAP capital                   $125,643         8.14%     $176,731       11.08%        $186,328        11.62%
                               ========        =====      ========       =====         ========        =====
Tangible capital:
  Actual                       $124,549         8.07%     $175,637       11.02%        $185,234        11.55%
  Requirement                    23,149         1.50        23,915        1.50           24,059         1.50
                               --------        -----      --------       -----         --------        -----
  Excess                       $101,400         6.57%     $151,722        9.52%        $161,175        10.05%
                               ========        =====      ========       =====         ========        =====
Core capital:
  Actual                       $124,549         8.07      $175,637       11.02%        $185,234        11.55%
  Requirement                    61,733         4.00        63,774        4.00           64,157         4.00
                               --------        -----      --------       -----         --------        -----
  Excess                       $ 62,816         4.07%     $111,863        7.02%        $121,077         7.55%
                               ========        =====      ========       =====         ========        =====
Risk-based capital:
  Actual                       $138,392        11.36      $189,480       15.43%        $199,077        16.18%
  Requirement                    97,434         8.00        98,252        8.00           98,405         8.00
                               --------        -----      --------       -----         --------        -----
  Excess                       $ 40,958         3.36%     $ 91,228        7.43%        $100,672         8.18%
                               ========        =====      ========       =====         ========        =====

                         Pro Forma at March 31, 2002 Based on
                         -------------------------------------------------------
                                19,130,500                  22,075,075
                               Shares Sold                  Shares Sold
                                at $10.00                    at $10.00
                                Per Share                    Per Share
                         --------------------------- ---------------------------
                                         Percent                      Percent
                           Amount     of Assets(1)      Amount     of Assets(1)
                         ------------ -------------- ------------- -------------
GAAP capital               $195,925       12.14%        $206,962         12.74%
                           ========       =====         ========         =====
Tangible capital:
  Actual                   $194,831       12.07%        $205,868         12.67%
  Requirement                24,203        1.50           24,368          1.50
                           --------       -----         --------         -----
  Excess                   $170,628       10.57%        $181,500         11.17%
                           ========       =====         ========         =====
Core capital:
  Actual                   $194,831       12.07%        $205,868         12.67%
  Requirement                64,541        4.00           64,982          4.00
                           --------       -----         --------         -----
  Excess                   $130,290        8.07%        $140,886          8.67%
                           ========       =====         ========         =====
Risk-based capital:
  Actual                   $208,674       16.94%        $219,711         17.80%
  Requirement                98,559        8.00           98,735          8.00
                           --------       -----         --------         -----
  Excess                   $110,115        8.94%        $120,976          9.80%
                           ========       =====         ========         =====


___________________________

(1)      Adjusted total or adjusted risk-weighted assets, as appropriate.

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of TierOne Bank at March 31, 2002, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                             TierOne Corporation - Pro Forma
                                                                           Based Upon Sale at $10.00 Per Share
                                                          ----------------------------------------------------------------------
                                                             14,009,500       16,570,000       19,130,500         22,075,075
                                                               Shares           Shares           Shares           Shares(1)
                                         TierOne Bank       (Minimum of      (Midpoint of     (Maximum of         (15% above
                                         - Historical         Offering         Offering         Offering          Maximum of
                                        Capitalization         Range)           Range)            Range)         Offering Range)
                                        --------------    ---------------    -------------    -------------  ------------------
                                                                            (In Thousands)

     Deposits(2)                              $1,122,070        $1,122,070      $1,122,070        $1,122,070          $1,122,070
     Advances from the FHLB
       and other borrowings                      260,215           260,215         260,215           260,215             260,215
     Total deposits and                        ---------         ---------       ---------         ---------           ---------
        advances                              $1,382,285        $1,382,285      $1,382,285        $1,382,285          $1,382,285
                                               =========         =========       =========         =========           =========

     Shareholders' equity:
      Preferred stock, $.01 par
        value, 10,000,000 shares
        authorized; none to be
        issued                                $       --        $       --      $       --        $      --           $       --
     Common stock, $.01
        par value, 60,000,000
        shares authorized;
        shares to be issued as
        reflected(3)                                  --               145             171               196                 226
     Additional paid-in
        capital(3)                                    --           136,853         162,167           187,481             216,593
     Retained earnings(4)                        125,813           125,813         125,813           125,813             125,813
     Cumulative other
        comprehensive (loss)                        (170)             (170)           (170)             (170)               (170)
     Plus:
       Contribution to
       Foundation                                     --             5,000           5,000             5,000               5,000
     Less:
       Foundation contribution
         expense, net (5)                             --             3,150           3,150             3,150               3,150
       Common stock acquired
         by our employee  stock
         ownership plan(6)                            --            11,608          13,656            15,704              18,060
       Common stock to be
         acquired by our
         recognition and retention
         plan(7)                                      --             5,804           6,828             7,852               9,030
                                                 -------           -------         -------           -------             -------
     Total equity                             $  125,643        $  247,079      $  269,347        $  291,614          $  317,222
                                                 =======           =======         =======           =======             =======


                                                   (Footnotes on following page)

___________________

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to approximately 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value (including the shares to be contributed to the TierOne Charitable Foundation) and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion. If the plan is approved by shareholders, an amount equal to 10% of the shares of common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation) will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" and "Management
         - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of TierOne Bank will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights of Certain Depositors."

(5) Represents the expense, net of tax, of the contribution of common stock to the TierOne Charitable Foundation based on an estimated tax rate of 37.0%. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6) Assumes that 8% of the common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation) will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See
         Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(7) Gives effect to the recognition plan which we expect to adopt after the conversion and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation), or 580,380, 682,800, 785,220 and 903,003 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in shareholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders' equity. If the recognition and retention plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing shareholders by approximately 3.8%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition and Retention Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $137.0 million and $187.7 million (or $216.8 million in the event the offering range is increased by approximately 15%) based upon the following assumptions:


..        we will sell all shares of common stock in the subscription offering;

..        our employee stock ownership plan will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the TierOne Charitable Foundation) with a loan from TierOne Corporation. The loan will be repaid in substantially equal principal payments over a period of 12 years;

..        we will make a contribution to the charitable foundation consisting of
         500,000 shares of our common stock with an assumed value of $10.00 per share;

..        expenses of the offering, other than the fees to be paid to Sandler
         O'Neill & Partners, L.P., are estimated to be $1,700,000;

..        462,500 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

..        Sandler O'Neill & Partners, L.P. will receive fees equal to 1.125% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any of our employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

         We have prepared the following tables, which set forth our historical consolidated net income and shareholders' equity prior to the conversion and our pro forma consolidated net income and shareholders' equity following the conversion. In preparing these tables and in calculating pro forma data, we have made the following assumptions:

..        Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.23% and 1.75% for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity ("CMT") on March 31, 2002 and December 31, 2001, respectively. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

..        The pro forma after-tax yield on the net proceeds is assumed to be
         1.40% and 1.10% for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively, based on an effective tax rate of 37.0%.

..        We did not include any withdrawals from deposit accounts to purchase shares in the offering.

..        Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

..        Pro forma shareholders' equity amounts have been calculated as if the stock had been sold on March 31, 2002 and December 31, 2001, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders' equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders or to TierOne Bank's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The tables do give effect to the recognition and retention plan, which we expect to adopt following the conversion and present (together with the stock option plan) to shareholders for approval at a meeting to be held at least six months after we complete the conversion. If approved by shareholders, the recognition and retention plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion (including the shares contributed to the TierOne Charitable Foundation), either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The tables on the following pages summarize historical consolidated data of TierOne Bank and TierOne Corporation's pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.

                                                          At or For the Three Months Ended March 31, 2002
                                           ---------------------------------------------------------------------------
                                               14,009,500         16,570,000           19,130,500        22,075,075
                                               shares sold        shares sold          shares sold     shares sold at
                                                at $10.00          at $10.00            at $10.00     $10.00 per share
                                                per share          per share            per share        (15% above
                                           (Minimum of range) (Midpoint of range)  (Maximum of range)      Maximum)
                                           ------------------ -------------------  ------------------ ----------------
                                                          (Dollars in thousands, except per share amounts)
Pro forma market capitalization                $  145,095          $  170,700           $ 196,305        $ 225,751
Less shares issued to foundation                    5,000               5,000               5,000            5,000
Gross proceeds of public offering                 140,095             165,700             191,305          220,751
Less offering expenses                             (3,097)             (3,362)             (3,628)          (3,932)
                                               ----------          ----------           ---------        ---------
  Estimated net conversion proceeds               136,998             162,338             187,677          216,819
Less ESOP shares                                  (11,608)            (13,656)            (15,704)         (18,060)
Less recognition and retention plan shares         (5,804)             (6,828)             (7,852)          (9,030)
                                               ----------          ----------           ---------        ---------
  Estimated net proceeds available for
    investment                                 $  119,586          $  141,854           $ 164,121        $ 189,729
                                               ==========          ==========           =========        =========
Consolidated net income(1):
  Historical                                        4,135               4,135               4,135            4,135
  Pro forma adjustments:
    Net income from proceeds                          420                 498                 576              666
    ESOP(2)                                          (152)               (179)               (206)            (237)
    Recognition and retention plan(3)                (183)               (215)               (247)            (284)
                                               ----------          ----------           ---------        ---------
Pro forma net income(1)                             4,220               4,239               4,258            4,280
                                               ==========          ==========           =========        =========
Net income per share(1):
  Historical                                         0.31                0.26                0.23             0.20
  Pro forma adjustments:
  Net income from proceeds                           0.03                0.03                0.03             0.03
  ESOP(2)                                           (0.01)              (0.01)              (0.01)           (0.01)
Recognition and retention plan(3)                   (0.01)              (0.01)              (0.01)           (0.01)
                                               ----------          ----------           ---------        ---------
Pro forma net income per share(1)(4)           $     0.32          $     0.27           $    0.24        $    0.21
                                               ==========          ==========           =========        =========
Shareholders' equity:
  Historical (retained earnings)               $  125,643          $  125,643           $ 125,643        $ 125,643
  Estimated net conversion proceeds               136,998             162,338             187,677          216,819
  Plus shares issued to foundation                  5,000               5,000               5,000            5,000
  Less after tax cost of foundation                (3,150)             (3,150)             (3,150)          (3,150)
  Less common stock acquired by:
    ESOP(2)                                       (11,608)            (13,656)            (15,704)         (18,060)
    Recognition and retention plan(3)              (5,804)             (6,828)             (7,852)          (9,030)
                                               ----------          ----------           ---------        ---------
Pro forma shareholders' equity(3)(4)(5)        $  247,079          $  269,347           $ 291,614        $ 317,222
                                               ==========          ==========           =========        =========
Shareholders' equity per share(6):
  Historical (retained earnings)               $     8.66          $     7.36           $    6.40        $    5.57
  Estimated net conversion proceeds                  9.44                9.51                9.56             9.60
  Plus shares issued to foundation                   0.34                0.29                0.25             0.22
  Less after tax cost of foundation                 (0.22)              (0.18)              (0.16)           (0.14)
  Less common stock acquired by:
    ESOP(2)                                         (0.80)              (0.80)              (0.80)           (0.80)
    Recognition and retention plan(3)               (0.40)              (0.40)              (0.40)           (0.40)
                                               ----------          ----------           ---------        ---------
Pro forma shareholders' equity per
  share(3)(4)(5)                               $    17.02          $    15.78           $   14.85        $   14.05
                                               ==========          ==========           =========        =========
Pro forma price to earnings per share
  (P/E ratio)(7)                                     7.81x               9.26x              10.42x           11.90x
Pro forma price to pro forma
  shareholders' equity per share(7)                 58.75%              63.37%              67.34%           71.17%


                                                   (Footnotes on following page)

_______________

(1) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $3.2 million. Per share net income data is based on 13,372,923, 15,732,850, 18,092,778 and
      20,806,717 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares issued in the conversion, shares contributed to the foundation and shares to be allocated or distributed under the employee stock ownership plan ("ESOP") and recognition and retention plan for the period presented.

(2) It is assumed that 8% of the aggregate shares sold in the offering and contributed to the TierOne Charitable Foundation will be purchased by our ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from TierOne Corporation. The amount to be borrowed is reflected as a reduction to shareholders' equity. TierOne Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon 12 equal annual installments of principal. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt services requirement for the three months ended March 31, 2002, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3) Gives effect to the recognition and retention plan we expect to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4% of the shares of common stock sold in the offering and contributed to the TierOne Charitable Foundation or 580,380, 682,800, 785,220 and 903,003 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from us. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.8%.


(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that we expect to adopt following the conversion. Under the stock option plan, an amount equal to the aggregate 10% of the common stock sold in the offering and contributed to the TierOne Charitable Foundation, or 1,450,950, 1,707,000, 1,963,050 and 2,257,507 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing shareholders' voting power by approximately 9.1%.


(5) The retained earnings of TierOne Bank will continue to be substantially restricted after the conversion.


(6) Shareholders' equity per share data is based upon 14,509,500, 17,070,000, 19,630,500 and 22,575,075 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the charitable foundation.


(7)   Based on pro forma net income for the three months ended March 31, 2002.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                                                                      At or For the Year Ended December 31, 2001
                                                               ----------------------------------------------------------
                                                               14,009,500       16,570,000      19,130,500    22,075,075
                                                               shares sold      shares sold    shares sold    shares sold
                                                                at $10.00        at $10.00      at $10.00      at $10.00
                                                                per share        per share      per share      per share
                                                               (Minimum of     (Midpoint of    (Maximum of     (15% above
                                                                 range)           range)          range)       Maximum)
                                                               -----------     ------------    -----------    -----------
                                                                     (Dollars in thousands, except per share amounts)
Pro forma market capitalization                                  $ 145,095      $ 170,700       $ 196,305      $ 225,751
Less shares issued to foundation                                     5,000          5,000           5,000          5,000
Gross proceeds of public offering                                  140,095        165,700         191,305        220,751
Less offering expenses                                              (3,097)        (3,362)         (3,628)        (3,932)
                                                                 ---------      ---------       ---------      ---------
  Estimated net conversion proceeds                                136,998        162,338         187,677        216,819
Less ESOP shares                                                   (11,608)       (13,656)        (15,704)       (18,060)
Less recognition and retention plan shares                          (5,804)        (6,828)         (7,852)        (9,030)
                                                                 ---------      ---------       ---------      ---------
  Estimated net proceeds available for investment                $ 119,586      $ 141,854       $ 164,121      $ 189,729
                                                                 =========      =========       =========      =========

Consolidated net income(1):
  Historical                                                     $  13,042      $  13,042       $  13,042      $  13,042
  Pro forma adjustments:
    Net income from proceeds                                         1,318          1,564           1,809          2,092
    ESOP(2)                                                           (609)          (717)           (824)          (948)
    Recognition and retention plan(3)                                 (731)          (860)           (989)        (1,138)
                                                                 ---------      ---------       ---------      ---------
Pro forma net income(1):                                         $  13,020      $  13,029       $  13,038      $  13,048
                                                                 =========      =========       =========      =========

Net income per share(1):
  Historical                                                     $    0.97      $    0.82       $    0.72      $    0.62
  Pro forma adjustments:
    Net income from proceeds                                          0.10           0.10            0.10           0.10
    ESOP(2)                                                          (0.05)         (0.05)          (0.05)         (0.05)
    Recognition and retention plan(3)                                (0.05)         (0.05)          (0.05)         (0.05)
                                                                 ---------      ---------       ---------      ---------
Pro forma net income per share(1)(4)                             $    0.97      $    0.82       $    0.72      $    0.62
                                                                 =========      =========       =========      =========

Shareholders' equity:
  Historical (retained earnings)                                 $ 121,755      $ 121,755       $ 121,755      $ 121,755
  Estimated net conversion proceeds                                136,998        162,338         187,677        216,819
  Plus shares issued to foundation                                   5,000          5,000           5,000          5,000
  Less after tax cost of foundation                                 (3,150)        (3,150)         (3,150)        (3,150)
  Less common stock acquired by:
    ESOP(2)                                                        (11,608)       (13,656)        (15,704)       (18,060)
    Recognition and retention plan(3)                               (5,804)        (6,828)         (7,852)        (9,030)
                                                                 ---------      ---------       ---------      ---------
Pro forma shareholders' equity(3)(4)(5)                          $ 243,191      $ 265,459       $ 287,726      $ 313,334
                                                                 =========      =========       =========      =========

Shareholders' equity per share(6):
  Historical (retained earnings)                                 $    8.39      $    7.13       $    6.20      $    5.39
  Estimated net conversion proceeds                                   9.44           9.51            9.56           9.60
  Plus shares issued to foundation                                    0.34           0.29            0.25           0.22
  Less after tax cost of foundation                                  (0.22)         (0.18)          (0.16)         (0.14)
  Less common stock acquired by:
    ESOP(2)                                                          (0.80)         (0.80)          (0.80)         (0.80)
    Recognition and retention plan(3)                                (0.40)         (0.40)          (0.40)         (0.40)
                                                                 ---------      ---------       ---------      ---------
Pro forma shareholders' equity per share(3)(4)(5)                $   16.75      $   15.55       $   14.65      $   13.87
                                                                 =========      =========       =========      =========

Pro forma price to earnings per share (P/E ratio)(7)                 10.31x         12.20x          13.89x         16.13x

Pro forma price to pro forma shareholders' equity per share(7)       59.70%         64.31%          68.26%         72.10%


                                                   (Footnotes on following page)

_______________

(1) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the charitable foundation. We will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $3.2 million. Per share net income data is based on 13,445,470, 15,818,200, 18,190,930 and
      20,919,593 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares issued in the conversion, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.


(2) It is assumed that 8% of the aggregate shares sold in the offering and contributed to the TierOne Charitable Foundation will be purchased by our ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from TierOne Corporation. The amount to be borrowed is reflected as a reduction to shareholders' equity. TierOne Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon 12 equal annual installments of principal. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt services requirement for the year ended December 31, 2001, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.


(3) Gives effect to the recognition and retention plan we expect to adopt following the offering. This plan intends to acquire a number of shares of common stock equal to an aggregate of 4% of the shares of common stock sold in the offering and contributed to the TierOne Charitable Foundation or 580,380, 682,800, 785,220 and 903,003 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from us. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.8%.


(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plant that we expect to adopt following the conversion. Under the stock option plan, an amount equal to the aggregate 10% of the common stock sold in the offering and contributed to the TierOne Charitable Foundation, or 1,450,950, 1,707,000, 1,963,050 and 2,257,507 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing shareholders' voting power by approximately 9.1%.



(5) The retained earnings of TierOne Bank will continue to be substantially restricted after the conversion.


(6) Shareholders' equity per share data is based upon 14,509,500, 17,070,000, 19,630,500 and 22,575,075 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the charitable foundation.


(7)   Based on pro forma net income for the year ended December 31, 2001.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

               COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA
              FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION


        As set forth in the following table, Keller & Company estimates that at the maximum of the offering range our pro forma market capitalization would be approximately $5.1 million greater if we were not establishing and funding the TierOne Charitable Foundation as part of our conversion. Without the foundation, the amount of common stock offered for sale in the conversion at the maximum of the offering range would be approximately $10.1 million greater. If the foundation were not established, there is no assurance that the appraisal prepared at the time of conversion would conclude that our pro forma market value would be the same as the estimate set forth in the table below. Any appraisal prepared at the time of conversion would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        The information presented in the following table is for comparative purposes only. It assumes that the conversion was completed at March 31, 2002, based on the assumptions set forth under "Pro Forma Data."

                                      At the Minimum of       At the Maximum of Offering  At the Maximum, as Adjusted,
                                        Offering Range                  Range                  of Offering Range
                                  --------------------------  --------------------------  ----------------------------
                                      With           No           With           No           With            No
                                   Foundation    Foundation    Foundation    Foundation    Foundation     Foundation
                                  ------------  ------------  ------------  ------------  ------------  --------------
                                                   (Dollars in thousands, except per share amounts)
Estimated pro forma
  valuation                       $   140,095   $   148,835   $   191,305   $   201,365   $   220,751   $   231,570
Pro forma market
  capitalization(1)                   145,095       148,835       196,305       201,365       225,751       231,570
Pro forma total assets(2)           1,663,098     1,671,295     1,707,633     1,716,977     1,733,241     1,743,245
Pro forma total liabilities(3)      1,416,019     1,417,869     1,416,019     1,417,869     1,416,019     1,417,869
Pro forma shareholders'
  equity                              247,079       253,426       291,614       299,108       317,222       325,376
Pro forma net earnings                  4,220         4,240         4,258         4,279         4,280         4,302
Pro forma shareholders'
  equity per share                      17.02         17.03         14.85         14.85         14.05         14.06
Pro forma net earnings per
  share                                  0.32          0.31          0.24          0.23          0.21          0.20
Pro forma shares outstanding
  for earnings calculation         13,372,923    13,717,626    18,092,778    18,559,141    20,806,717    21,343,035
Pro Forma Pricing Ratios:
 Offering price as a
  percentage of pro
  forma shareholders'
  equity                                58.75%        58.72%        67.34%        67.34%        71.17%        71.12%
 Offering price as a
  multiple of pro forma
  net earnings per share(4)              7.81x         8.06x        10.42x        10.87x        11.90x        12.50x
 Offering price to assets(5)             8.72%         8.91%        11.50%        11.73%        13.02%        13.28%
Pro Forma Financial Ratios:
 Return on assets (6)                    1.01%         1.01%         1.00%         1.00%         0.99%         0.99%
 Return on shareholders'
  equity(7)                              6.83          6.69          5.84          5.72          5.40          5.29
 Shareholders' equity to
  total assets                          14.86         15.16         17.08         17.42         18.30         18.66
Total shares issued                14,509,500    14,883,500    19,630,500    20,136,500    22,575,075    23,157,000


                                                   (Footnotes on following page)

_____________________

(1) Pro forma market capitalization is equal to the amount of the gross proceeds plus the value of the common stock issued to the TierOne Charitable Foundation.

(2) Pro forma assets are equal to our total assets at March 31, 2002 plus estimated net proceeds and the tax benefit created by the TierOne Charitable Foundation.

(3) Pro forma total liabilities are equal to our total liabilities at March 31, 2002.

(4) Annualized. If the contribution to the foundation had been expensed during the three-months ended March 31, 2002, the offering price to pro forma net earnings per share would have been 31.25x, 41.66x and 50.00x at the minimum, maximum and maximum, as adjusted, respectively.

(5) Offering price to assets is equal to pro forma market capitalization as a percent of total assets.

(6) Annualized. If the contribution to the foundation had been expensed during the three-months ended March 31, 2002, pro forma return on assets would have been 0.26%, 0.26% and 0.26% at the minium, maximum and maximum, as adjusted, respectively.


(7) Annualized. If the contribution to the foundation had been expensed during the three-months ended March 31, 2002, return on shareholders' equity would have been 1.73%, 1.52% and 1.43% at the minimum, maximum and maximum, as adjusted, respectively.

                          TIERONE BANK AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                               For the Three Months Ended              For the Year Ended
                                                                      March 31,                           December 31,
                                                               --------------------------     ------------------------------------
                                                                  2002            2001          2001          2000         1999
                                                               ---------         -------      --------      --------     ---------
Interest income:                                                      (unaudited)
   Loans receivable                                             $23,143         $23,430      $ 95,139      $ 87,550     $ 70,650
   Investment securities                                          1,244           2,650         8,827        16,110       11,627
   Other interest-earning assets                                    198             163         1,179           206        2,537
                                                                -------         -------      --------      --------     --------
         Total interest income                                   24,585          26,243       105,145       103,866       84,814
                                                                -------         -------      --------      --------     --------
Interest expense:
   Deposits                                                       8,159          13,694        47,157        50,313       45,408
   Advances from Federal Home Loan Bank and
     other borrowings                                             2,920           2,156        10,028        15,227        4,240
                                                                -------         -------      --------      --------     --------

         Total interest expense                                  11,079          15,850        57,185        65,540       49,648
                                                                -------         -------      --------      --------     --------


         Net interest income                                     13,506          10,393        47,960        38,326       35,166

Provision for loan losses                                           564             486         3,997         1,273        1,132
                                                                -------         -------      --------      --------     --------

         Net interest income after provision for
           loan losses                                           12,942           9,907        43,963        37,053       34,034
                                                                -------         -------      --------      --------     --------
Other income:
   Fees and service charges                                       1,816           1,469         6,765         4,357        3,732
   Income from real estate operations, net                          149             131           533           521          493
   Other operating income                                           570             855         1,546           779          741
     Net gain on sales of:
         Investments                                                 --              --            --            72           56
         Loans held for sale                                        705             165         2,091           763          974
         Real estate owned                                           --              (1)            1            83           73
                                                                -------         -------      --------      --------     --------

         Total other income                                       3,240           2,619        10,936         6,575        6,069
                                                                -------         -------      --------      --------     --------

Other expense:
   Salaries and employee benefits                                 5,146           4,526        19,571        16,399       14,126
   Occupancy, net                                                 1,438           1,343         5,360         4,917        4,298
   Data processing                                                  364             359         1,366         1,280        1,296
   Advertising                                                      947             441         1,806         1,485        1,016
   Legal services                                                    50             211           337           441        1,204
   Other operating expense                                        1,766           1,455         6,156         5,007        4,837
                                                                -------         -------      --------      --------     --------

         Total other expense                                      9,711           8,335        34,596        29,529       26,777
                                                                -------         -------      --------      --------     --------

         Income before income taxes                               6,471           4,191        20,303        14,099       13,326

Income tax expense                                                2,336           1,492         7,261         5,073        4,898
                                                                -------         -------      --------      --------     --------

         Net income                                             $ 4,135         $ 2,699      $ 13,042      $  9,026     $  8,428
                                                                =======         =======      ========      ========     ========


See accompanying notes to consolidated financial statements beginning on page
F-6.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         TierOne Corporation was formed by us in connection with our conversion and has not yet commenced operations. TierOne Corporation's results of operations will be dependent on the results of TierOne Bank, which will be a wholly owned subsidiary. TierOne Bank's results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and the cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by provisions for loan losses, loan sale activities and loan servicing. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial conditions and results of operations. See "Risk Factors" beginning on page 8.

Our Management Strategy

         We historically operated as a traditional savings bank providing single-family residential mortgage loans and a variety of retail deposit products and services to our customers. In the mid-1990s, in an effort to increase our profitability, we implemented a plan to grow and diversify our operations to become more like a community bank. In our primary market area of Nebraska, southwest Iowa and northern Kansas, we have endeavored to position ourselves as a "hometown" alternative to our national and super-regional competitors. In addition, we have availed ourselves of additional loan opportunities outside of our primary market areas and have selectively entered into relationships with other financial institutions throughout the United States to purchase whole loans or participation interests in loans, particularly commercial real estate and land loans and construction loans. We also have expanded our originations of warehouse lines of credit to mortgage brokers that serve regions outside of our primary market area.

         Highlights of our management strategy are as follows:


         . Repositioning Our Loan Portfolio to Increase Yields and Reduce Interest Rate Risk. We have focused on increasing our holdings of loans with relatively higher yields as well as adjustable rates of interest and/or shorter terms to maturity. At March 31, 2002, our commercial real estate and land loans, consumer loans, warehouse mortgage lines of credit and construction loans amounted to $906.8 million in the aggregate or 60.8% of our total loan portfolio at such date. In recent years we also have generally sold into the secondary market, with servicing retained, new single-family fixed-rate residential mortgage loans.

         . Emphasizing Growth of Our Core Deposits and Reducing Our Cost of Funds. Our core deposits, consisting of passbook savings accounts, money market accounts and checking accounts, have increased from $469.3 million, or 46.7% of total deposits, at December 31, 1999 to $596.8 million, or 53.2% of total deposits, at March 31, 2002. In particular, we have emphasized increasing the levels of our checking accounts, which grew by 182.0% to an aggregate of $295.3 million, or 26.3% of total deposits, at March 31, 2002 compared to $104.7 million, or 10.4% of total deposits, at December 31, 1999. During this 39-month period, the number of our checking accounts has increased by 67.3% from 29,400 to 49,200. At the same time, we have reduced the concentration of our certificates of deposit from 53.4% of total deposits at December 31, 1999 to 46.8% of total deposits at March 31, 2002.

         . Increasing Our Fee Income and Expanding Our Products and Services. Our other income, which is non-interest income, increased by $4.4 million, or 66.3%, to $10.9 million for the year ended December 31, 2001 compared to $6.6 million for the year ended December 31, 2000. For the three months ended March 31, 2002, our other income amounted to $3.2 million, a 23.7% increase compared to the three months ended March 31, 2001. These increases primarily reflect increases in fee income and service charges, which were due largely to an increase in the number of our checking accounts, increased gains from our sales of fixed-rate residential mortgage loans and increased revenue from sales of annuities and securities. We have been pro-active in our efforts to increase other income, largely by increasing the number of customers that we serve in our primary market area as well as increasing the number of our financial products that our customers use. We expect our employees to cross-sell our financial products to customers and we provide them economic incentives to do so. In our efforts, we have re-designed a number of our branch offices to be retail sales centers, which have a floor plan which we believe is more conducive to the cross-selling of products. We constantly look for new products and services that we can offer our customers. In the past two years, we have introduced on-line banking, a new "High Performance" checking account, indirect automobile lending, business checking and an expanded commercial business loan program.

         . Maintaining Asset Quality. We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. Although we are an active acquirer of mortgage loans and participation interests in loans from outside our primary market area, we apply our underwriting standards to all such loans. Total non-performing assets have remained relatively low even as our asset base has grown and diversified. Our ratio of non-performing assets to total assets at March 31, 2002 was 0.15%.

         . Building a Strong Corporate Brand and Identity. We adopted our current name in February 2002. The unveiling of our new name was accompanied by significant marketing efforts focused on developing a well-known corporate brand. We have significantly enhanced our direct mail marketing and other advertising as part of our program to increase the recognition of our corporate identity. We also have continued to develop a strong, focused and innovative employee culture. We have increased the investment in our employee base to help ensure that our employees have the incentives and capability to deliver quality service across our expanded product line.

         .        Continuing Our Controlled Growth and Expanding Our Franchise.
                  We have increased our total assets in each of the past five full years. During this five-year period, total assets have increased by 47.6%, or 9.5% on an annualized basis. While our total assets decreased by 1.7% during the first quarter of 2002 due primarily to a relatively high level of mortgage loan refinance activity, we expect to increase our total assets again in 2002 through normal growth. In addition, we expect that the conversion will facilitate our ability to expand our franchise through acquisition opportunities. Currently, we have no specific plans, agreements or understandings with respect to any acquisitions.

How We Manage Our Risks

         Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies. See "Business of TierOne Bank."
                                       36

         The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with our board of directors' approved guidelines. Through such management, we seek to reduce the vulnerability of our operations to changes in interest rates. We monitor our interest rate risk as such risk relates to our operating strategies. Our board of directors has established an Asset/Liability Committee, responsible for reviewing our asset/liability policies and interest rate risk position, which meets on a monthly basis and reports trends and interest rate risk positions to the board of directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on our future earnings.

         In recent years, we have primarily utilized the following strategies in our efforts to manage interest rate risk:

         . we have emphasized originations and purchases for portfolio retention of adjustable-rate and shorter term loans, particularly construction loans, commercial real estate and land loans, consumer loans and warehouse mortgage lines of credit;

         . we have purchased adjustable-rate mortgage loans for retention in our portfolio;

         . we have been an active seller in the secondary market of our newly originated, long-term fixed-rate residential mortgage loans;

         . when market conditions permit, we have attempted to lengthen the terms of our certificates of deposit; and

         . we have invested in securities with relatively short anticipated lives or adjustable rates of interest.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 2002, our cumulative one-year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was a positive 19.3%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income.

         The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at March 31, 2002, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2002, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 6.0% to 41.0%. The annual prepayment rate for mortgage-backed securities is assumed to range from 9.0% to 41.0%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or "decay rates," of 33.0%, 27.0% and 33.0%, respectively. See "Business of TierOne Bank - Lending Activities," "- Investment Activities" and "- Sources of Funds."


                                             More than     More than      More than     More than
                                3 Months     3 Months       6 Months       1 Year        3 Years     More than
                                or Less     to 6 Months    to 1 Year     to 3 Years     to 5 Years    5 Years    Total Amount
                                -------     -----------   ----------  -------------     ----------  ---------    ------------
                                                                      (Dollars in Thousands)
Interest-earning
      assets(1):
     Federal funds sold         $      --   $      --     $      --   $      --       $      --     $     --     $        --
     Investment securities         20,536      14,993        30,790          --              --          226          66,545
     Loans receivable(2)          443,407     112,845       236,689     402,148         164,139      133,294       1,492,522
     Mortgage-backed
      securities                    4,631       4,564        16,614       5,087           3,243          940          35,079
     FHLB stock                    12,681          --            --          --              --           --          12,681
                                ---------   ---------     ---------   ---------       ---------     --------     -----------
      Total interest-earning
       assets                     481,255     132,402       284,093     407,235         167,382      134,460       1,606,827
                                =========   =========     =========   =========       =========     ========     ===========
Interest-bearing
      liabilities:
     Money market accounts      $  23,726   $  21,768     $  39,944   $ 111,401       $  50,008     $ 40,734     $   287,581
     Savings accounts                 941         877         1,636       4,897           2,609        2,977          13,937
     Interest-bearing
      checking accounts            21,816      20,017        36,731     102,438          45,984       37,457         264,443
     Certificate accounts         131,566     117,852       123,535     129,684          22,181          442         525,260
     FHLB advances and
      other borrowings             33,217       6,600        20,017     125,066          75,066          249         260,215
                                ---------   ---------     ---------   ---------       ---------     --------     -----------
      Total interest-bearing
       liabilities                211,266     167,114       221,863     473,486         195,848       81,859       1,351,436
                                =========   =========     =========   =========       =========     ========     ===========

Interest-earning assets
     less interest-bearing
     liabilities                $ 269,989   $ (34,712)    $  62,230   $ (66,251)      $ (28,466)    $ 52,601     $   255,391
                                =========   =========     =========   =========       =========     ========     ===========
Cumulative interest-rate
     sensitivity gap(3)         $ 269,989   $ 235,277     $ 297,507   $ 231,256       $ 202,790     $255,391
                                =========   =========     =========   =========       =========     ========

Cumulative interest-rate
     gap as a percentage
     of total assets at
     March 31, 2002                 17.49%      15.24%        19.27%      14.98%          13.14%       16.55%

Cumulative interest-
     earning assets as a
     percentage of
     cumulative interest-
     bearing liabilities at
     March 31, 2002                227.80%     162.18%       149.56%     121.54%         115.97%      118.90%


_______________________
     (1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

     (2) For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.

     (3) Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     Net Portfolio Value. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Office of Thrift Supervision produces a similar analysis using its own model, based upon data submitted in our quarterly Thrift Financial Reports, the results of which may vary from our internal model primarily due to differences in assumptions utilized, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth our NPV as of March 31, 2002, as calculated by the Office of Thrift Supervision.


                                                                                     NPV as % of Portfolio
      Change in                 Net Portfolio Value                                     Value of Assets
    Interest Rates     -------------------------------------------------------  ---------------------------------
  In Basis Points
    (Rate Shock)          Amount           $ Change           % Change            NPV Ratio             Change
--------------------   ------------      ------------   ----------------------  -------------       -------------
                                                        (Dollars in Thousands)
        300              $145,677          $(31,379)              (18)%              9.27%             (1.67)%
        200               160,093           (16,963)              (10)              10.07              (0.87)
        100               170,824            (6,232)               (4)              10.64              (0.30)
       Static             177,056                --                --               10.94                 --
       (100)              175,991            (1,065)               (1)              10.83              (0.11)

     We are aware of our interest rate risk exposure under rapidly rising rates and more modest exposure under falling rates. Due to our recognition of the need to control our interest rate exposure, we have focused on being active in the purchase of adjustable-rate residential mortgage loans. In addition, our policy is to sell new fixed-rate single-family residential mortgage loans. In recent years, we also have emphasized the origination of construction loans, adjustable-rate multi-family and commercial real estate and land loans and consumer loans. We plan to continue these lending strategies.

     As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Quantitative and Qualitative Disclosures About Market Risk

     A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. We currently do not enter into futures, forwards, swaps, or options. However, we are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Commitments generally have fixed expiration dates and may require additional collateral from the borrower if deemed necessary. Commitments to extend credit are not recorded as an asset or liability by us until the instrument is exercised.

     Table of Market Risk Sensitive Instruments. The following table shows our financial instruments that are sensitive to change in interest rates, categorized by expected maturity, and the instruments' fair values at March 31, 2002. Market risk sensitive instruments are generally defined as on-and off-balance sheet derivatives and other financial instruments.


                                                                         Expected Maturity/Principal Repayment March 31,
                                                             ----------------------------------------------------------------------
                                                 Average
                                                 Interest
                                                   Rate         2003           2004           2005           2006           2007
                                                ----------   ----------     ----------     ----------     ----------     ----------
                                                                                                            (Dollars in Thousands)
Interest Sensitive Assets:
   Federal funds sold                                --%     $       --     $       --     $       --     $       --     $       --
   Investment securities                           4.80          19,639             --             --             --         13,188
   Loans receivable                                7.01         244,308        115,016         88,628         53,480        137,657
   Mortgage-backed securities                      6.36              --             --             --             54            246
   FHLB stock                                      4.50          12,681             --             --             --             --
                                                             ----------     ----------     ----------     ----------     ----------
      Total                                                  $  276,628     $  115,016     $   88,628     $   53,534     $  151,091
                                                             ==========     ==========     ==========     ==========     ==========
Interest Sensitive Liabilities:
   Money market accounts                           2.09%     $   94,902     $   63,584     $   42,601     $   28,543     $   19,124
   Savings accounts                                1.30           3,805          2,766          2,011          1,462          1,063
   Interest-bearing checking accounts              1.91          88,324         58,824         39,177         26,091         17,377
   Certificate accounts                            4.07         372,953        100,089         29,595          8,162         14,019
   FHLB advances and other borrowings              4.77          53,200         16,600         90,000        100,000             --
                                                             ----------     ----------     ----------     ----------     ----------
      Total                                                  $  613,184     $  241,863     $  203,384     $  164,258     $   51,583
                                                             ==========     ==========     ==========     ==========     ==========
Interest-Sensitive Off-Balance Sheet
   Items: (1)
      Loans serviced for others                    6.87%
      Commitments to extend credit                 6.88
      Unused consumer lines of credit              5.38
      Commitments to purchase loans                6.81
      Commitments to sell loans                    6.86
      Commitments to purchase securities           4.92



                                                Expected Maturity/Principal Repayment
                                                              March 31,
                                                ------------------------------------
                                                                             Fair
                                                Thereafter    Total(1)     Value(1)
                                                ----------   ----------   ----------
Interest Sensitive Assets:
   Federal funds sold                           $       --   $       --   $       --
   Investment securities                            33,718       66,545       65,878
   Loans receivable                                853,433    1,492,522    1,500,405
   Mortgage-backed securities                       34,779       35,079       35,485
   FHLB stock                                           --       12,681       12,681
                                                ----------   ----------   ----------
      Total                                     $  921,930   $1,606,827   $1,614,449
                                                ==========   ==========   ==========
Interest Sensitive Liabilities:
   Money market accounts                        $   38,827   $  287,581   $  287,581
   Savings accounts                                  2,830       13,937       13,937
   Interest-bearing checking accounts               34,650      264,443      264,443
   Certificate accounts                                442      525,260      530,427
   FHLB advances and other borrowings                  415      260,215      267,424
                                                ----------   ----------   ----------
      Total                                     $   77,164   $1,351,436   $1,363,812
                                                ==========   ==========   ==========
Interest-Sensitive Off-Balance Sheet
   Items: (1)
      Loans serviced for others                              $  479,219   $  479,219
      Commitments to extend credit                               57,551       57,551
      Unused consumer lines of credit                            61,357       61,357
      Commitments to purchase loans                              24,942       24,942
      Commitments to sell loans                                  52,842       52,842
      Commitments to purchase securities                          6,000        6,000


_______________________
(1) Total balance equals the notional amount of off-balance sheet items, and interest rates are the weighted average interest rates of the underlying loans.

     Expected maturities are contractual maturities adjusted for prepayment of principal. We use certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on our historical experience. Our average prepayment rate on our total fixed-rate portfolio of one- to four-family and multi-family mortgage loans ranges from 6.0% to 41.0% and 6.0% to 23.0%, respectively, on its adjustable-rate portfolio for interest-earning assets. For deposit liabilities, in accordance with standard industry practice and our own historical experience, "decay factors," used to estimate deposit runoff were 33.0%, 27.0% and 33.0% for money market deposit accounts, savings accounts and interest-bearing checking accounts, respectively. The actual maturities of these instruments could vary substantially if future prepayments differ from TierOne Bank's historical experience.

     We are subject to certain market risks and interest rate risks from the time we issue commitments to originate new loans. In recent periods, we have substantially reduced our exposure to interest rate risk by focusing on loans with adjustable interest rates and/or shorter terms for retention in portfolio and selling most of our newly originated fixed-rate loans into the secondary market. In an effort to protect us against adverse interest rate movements, at the time we take an application for a fixed-rate loan, we typically enter into an agreement to sell the loan, or a loan within the same interest-rate range, into the secondary market. This is known as a "matched sale" approach and reduces our interest-rate risk with respect to these loans. There is still some risk because some portion of these loans may never close for various reasons. However, the agencies we sell loans to permit us some flexibility in delivering loan product to them. In certain instances, if the loans we deliver for sale do not match the characteristics outlined in our forward sale commitments, our gain on sale may be reduced. To date this has not been a significant issue.

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earnings assets and interest-bearing liabilities and the interest rate earned or paid on them.

   Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.


                                                                                             Three Months
                                                                                            Ended March 31,
                                                           -------------------------------------------------------------------------
                                                                               2002                               2001
                                              Yield/Rate   ---------------------------------------  --------------------------------
                                             At March 31,      Average                    Average    Average                Average
                                                2002           Balance       Interest   Yield/Rate   Balance    Interest  Yield/Rate
                                             ------------     ---------      --------   ----------  ----------  --------  ----------
                                                                                       (Dollars in Thousands)
   Interest-earning assets:
     Federal funds sold                         1.75%        $    45,364     $    193      1.70%    $   12,314  $    163      5.29%
     Investment securities(1)                   4.75              65,313          679      4.16         93,773     1,550      6.62
     Mortgage-backed securities(1)              6.36              43,208          570      5.28         66,851     1,100      6.58
     Loans receivable(2)                        7.01           1,337,320       23,143      6.92      1,165,246    23,430      8.04
                                                             -----------     --------    ------     ----------  --------   -------
     Total interest-earning assets              6.97           1,491,205       24,585      6.59      1,338,184    26,243      7.84
                                               -----                         --------    ------                 --------   -------
     Non-interest-earning assets                                  42,468                                51,191
                                                             -----------                            ----------
        Total assets                                         $ 1,533,673                            $1,389,375
                                                             ===========                            ==========
   Interest-bearing liabilities:
     Interest-bearing checking accounts         1.91%        $   241,213        1,135      1.88     $  147,450     1,268      3.44
     Savings accounts                           1.30              13,508           43      1.27         10,286        41      1.59
     Money market accounts                      2.09             292,388        1,504      2.06        314,256     3,524      4.49
     Certificate accounts                       4.07             529,234        5,477      4.14        577,668     8,861      6.14
                                                             -----------     --------    ------     ----------  --------   -------
        Total deposits                          2.99           1,076,343        8,159      3.03      1,049,660    13,694      5.22
     FHLB advances and other borrowings         4.77             230,938        2,920      5.06        157,322     2,156      5.48
                                                             -----------     --------    ------     ----------  --------   -------
     Total interest-bearing liabilities         3.33           1,307,281       11,079      3.39%     1,206,982    15,850      5.25%
                                               -----         -----------     --------    ------     ----------  --------   -------
     Non-interest-bearing checking accounts                       25,938                                19,495
     Other liabilities(3)                                         76,696                                53,206
                                                             -----------                            ----------
        Total liabilities                                      1,409,915                             1,279,683
     Retained earnings                                           123,758                               109,692
                                                             -----------                            ----------
        Total liabilities and retained
           earnings                                          $ 1,533,673                            $1,389,375
                                                             ===========                            ==========
     Net interest-earning assets                             $   183,924                            $  131,202
                                                             ===========                            ==========
     Net interest income; average interest
        rate spread                             3.64%                        $ 13,506      3.20%                $ 10,393      2.59%
                                               =====                         ========    ======                 ========   =======
     Net interest margin(4)                                                                3.62%                              3.11%
                                                                                         ======                            =======
     Average interest-earning assets to
        average interest-bearing liabilities                                             114.07%                            110.87%
                                                                                         ======                            =======

                                                        (Footnotes on next page)

                                                                                             Year Ended December 31,
                                                ---------------------------------------------------------------------------
                                                             2001                                      2000
                                                ------------------------------------  -------------------------------------

                                                                            Average                                Average
                                                  Average                   Yield/      Average                    Yield/
                                                  Balance      Interest     Rate(1)     Balance      Interest       Rate
                                                ----------    ----------   ---------  -----------    ---------    ---------
                                                                                               (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold                            $   26,389    $  1,153       4.37%    $    3,472     $    206         5.93%
  Investment securities(1)                          76,362       5,084       6.66        101,798        7,135         7.01
  Mortgage-backed securities(1)                     62,372       3,769       6.04        132,489        8,975         6.77
  Loans receivable(2)                            1,228,956      95,139       7.74      1,109,365       87,550         7.89
                                                 ---------     -------                 ---------      -------
     Total interest-earning assets               1,394,079     105,145       7.54      1,347,124      103,866         7.71
                                                               -------       ----                     -------       ------
Non-interest-earning assets                         48,707                                48,992
                                                 ---------                             ---------
     Total assets                               $1,442,786                            $1,396,116
                                                 =========                             =========
Interest-bearing liabilities:
  Interest-bearing checking accounts            $  177,984       4,750       2.67     $   97,319        2,512         2.58
  Savings accounts                                  11,296         171       1.51         10,829          190         1.75
  Money market accounts                            305,987      10,551       3.45        338,181       15,450         4.57
  Certificate accounts                             570,846      31,685       5.55        554,137       32,161         5.80
                                                 ---------     -------                 ---------      -------
        Total deposits                           1,066,113      47,157       4.42      1,000,466       50,313         5.03
FHLB advances and other borrowings                 203,867      10,028       4.92        246,789       15,227         6.17
                                                 ---------     -------                 ---------      -------
     Total interest-bearing liabilities          1,269,980      57,185       4.50      1,247,255       65,540         5.25
                                                               -------       ----                     -------       ------
Non-interest-bearing checking accounts              22,234                                19,392
Other liabilities(3)                                35,763                                27,488
                                                 ---------                             ---------
     Total liabilities                           1,327,977                             1,294,135
  Retained earnings                                114,809                               101,981
                                                 ---------                             ---------
     Total liabilities and retained earnings    $1,442,786                            $1,396,116
                                                 =========                             =========
  Net interest-earning assets                   $  124,099                            $   99,869
                                                 =========                             =========
  Net interest income; average interest rate
     spread                                                   $ 47,960       3.04%                   $ 38,326         2.46%
                                                               =======     ======                     =======       ======
  Net interest margin(4)                                                     3.44%                                    2.85%
                                                                           ======                                   ======
  Average interest-earning assets to
     average interest-bearing liabilities                                  109.77%                                  108.01%
                                                                           ======                                   ======


                                                      Year Ended December 31,
                                                -----------------------------------
                                                              1999
                                                -----------------------------------

                                                                           Average
                                                  Average                  Yield/
                                                  Balance      Interest     Rate
                                                 ---------    ----------  ---------

Interest-earning assets:
  Federal funds sold                            $   54,038    $  2,537       4.69%
  Investment securities(1)                          66,663       4,300       6.45
  Mortgage-backed securities(1)                    118,066       7,327       6.21
  Loans receivable(2)                              926,748      70,650       7.62
                                                 ---------     -------
     Total interest-earning assets               1,165,515      84,814       7.28
                                                               -------     ------
Non-interest-earning assets                         33,298
                                                 ---------
     Total assets                               $1,198,813
                                                 =========
Interest-bearing liabilities:
  Interest-bearing checking accounts            $   84,808       1,820       2.15
  Savings accounts                                  11,410         192       1.68
  Money market accounts                            370,575      15,841       4.27
  Certificate accounts                             516,842      27,555       5.33
                                                 ---------     -------
        Total deposits                             983,635      45,408       4.62
FHLB advances and other borrowings                  76,315       4,240       5.56
                                                 ---------     -------
     Total interest-bearing liabilities          1,059,950      49,648       4.68
                                                               -------     ------
Non-interest-bearing checking accounts              17,699
Other liabilities(3)                                26,497
                                                 ---------
     Total liabilities                           1,104,146
  Retained earnings                                 94,667
                                                 ---------
     Total liabilities and retained earnings    $1,198,813
                                                 =========
  Net interest-earning assets                   $  105,565
                                                 =========
  Net interest income; average interest rate
     spread                                                   $ 35,166       2.60%
                                                               =======     ======
  Net interest margin(4)                                                     3.02%
                                                                           ======
  Average interest-earning assets to
     average interest-bearing liabilities                                  109.96%
                                                                           ======

---------------------------
(1) Includes securities available-for-sale and held-to-maturity. Investment securities also include Federal Home Loan Bank stock.
(2) Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(3)  Includes non-interest-bearing deposits.
(4)  Equals net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior year volume), and (2) changes in volume (change in volume multiplied by prior year rate). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                             Three Months Ended March 31, 2002 vs.
                               Three Months Ended March 31, 2001                   2001 vs. 2000
                             --------------------------------------------    -------------------------------------------
                             Increase (Decrease) Due to                       Increase (Decrease) Due to
                             ---------------------------                     ---------------------------
                                                          Total Increase                                 Total Increase
                                Rate           Volume       (Decrease)          Rate           Volume     (Decrease)
                             -----------     -----------  ---------------    -----------   -------------  --------------
                                                                                                      (In Thousands)
Interest income:
  Federal funds sold           $   (111)     $    141    $       30            $   (54)       $ 1,001       $     947
  Investment securities            (575)         (296)         (871)              (358)        (1,693)         (2,051)
  Mortgage-backed securities       (218)         (312)         (530)              (969)        (4,237)         (5,206)
  Loans receivable, net          (3,265)        2,978          (287)            (1,669)         9,258           7,589
                               ---------     ---------   ----------------      --------    -----------    --------------
    Total interest-earning
      assets                     (4,169)        2,511        (1,658)            (3,050)         4,329           1,279
                               ---------     ---------   ----------------      --------    -----------    --------------
Interest expense:
  Interest-bearing checking
    accounts                       (574)          441          (133)                85          2,153           2,238
  Savings accounts                   (8)           10             2                (26)             7             (19)
  Money market accounts          (1,908)         (112)       (2,020)            (3,789)        (1,110)         (4,899)
  Certificate accounts           (2,883)         (501)       (3,384)            (1,403)           927            (476)
                               ---------     ---------   ----------------      --------    -----------    --------------
    Total deposits               (5,373)         (162)       (5,535)            (5,133)         1,977          (3,156)
  FHLB advances and other
    borrowings                     (167)          931           764             (3,088)        (2,111)         (5,199)
                               ---------     ---------   ----------------      --------    -----------    --------------
    Total interest-bearing
      liabilities                (5,540)          769        (4,771)           (8,221)           (134)         (8,355)
                               ---------     ---------   ----------------      --------    -----------    --------------
Increase (decrease) in net
  interest income              $  1,371      $  1,742    $    3,113            $ 5,171        $ 4,463       $   9,634
                               =========     =========   ================      ========    ===========    ==============

                                    2000 vs. 1999
                             ---------------------------------------------
                             Increase (Decrease) Due to
                             ---------------------------
                                                            Total Increase
                                Rate           Volume         (Decrease)
                             ------------   ------------    --------------
Interest income:
  Federal funds sold            $  669        $(3,000)        $  (2,331)
  Investment securities            373          2,463             2,836
  Mortgage-backed securities       671            977             1,648
  Loans receivable, net          2,487         14,412            16,899
                                -------       --------        ----------
    Total interest-earning
      assets                     4,200         14,852            19,052
                                -------       --------        ----------
Interest expense:
  Interest-bearing checking
    accounts                       369            323               692
  Savings accounts                   8            (10)               (2)
  Money market accounts          1,089         (1,480)             (391)
  Certificate accounts           2,441          2,165             4,606
                                -------       --------        ----------
    Total deposits               3,907            998             4,905
  FHLB advances and other
    borrowings                     469         10,518            10,987
                                -------       --------        ----------
    Total interest-bearing
      liabilities                4,376         11,516            15,892
                                -------       --------        ----------
Increase (decrease) in net
  interest income               $ (176)       $ 3,336         $   3,160
                                =======       ========        ==========

Comparison of Financial Condition at March 31, 2002 and December 31, 2001


         Our total assets were $1.5 billion at March 31, 2002, a $26.5 million, or 1.7%, decrease from December 31, 2001. An increase in our investment securities during the first quarter of 2002 was more than offset by decreases in cash and cash equivalents, mortgage-backed securities and our net loan portfolio. Cash and cash equivalents totaled $22.3 million at March 31, 2002, a $12.2 million decrease from December 31, 2001. During the quarter, we used a portion of our excess cash to fund new loan originations and reduce our borrowings. Our available-for-sale investment securities (excluding mortgage-backed securities) amounted to $65.7 million at March 31, 2002, a $21.1 million increase from December 31, 2001. During the quarter, we purchased U.S. government agency obligations and corporate securities to supplement our interest-earning assets. Our mortgage-backed securities decreased by $10.8 million, or 23.3%, to $35.5 million at March 31, 2002 compared to $46.3 million at December 31, 2001. This decrease reflects, in part, repayments due to the continuing high level of mortgage refinance activity in the current interest rate environment. Our net loans receivable decreased by 2.0% to $1.4 billion at March 31, 2002 compared to December 31, 2001. Loan repayments, sales and a decline in the outstanding balance of warehouse mortgage lines of credit during the quarter ended March 31, 2002 were partially offset by new loan originations and purchases. Our loan purchases during the three months ended March 31, 2002 included $105.4 million of single-family residential mortgage loans and $54.2 million of commercial real estate and land loans. Substantially all of the commercial real estate and land loans purchased during the first quarter of 2002 consist of our purchase of 75% to 80% participation interests in 25 loans originated by a financial institution in Spokane, Washington from whom we have periodically purchased loans during the past three years. See "Business of TierOne Bank - Lending Activities - Origination, Purchase, Sale and Servicing of Loans."

         Our total deposits increased by $25.8 million, or 2.4%, during the quarter and amounted to $1.1 billion at March 31, 2002. Such increase reflects, in part, our continuing effort to increase the level of our checking accounts and other core deposits. At March 31, 2002, our interest-bearing and non-interest-bearing checking accounts amounted to $295.3 million in the aggregate, a $43.4 million, or 17.2%, increase from the aggregate amount at December 31, 2001. Our total certificates of deposit declined to $525.3 million, or 46.8% of total deposits, at March 31, 2002 compared to $535.3 million, or 48.8% of total deposits, at December 31, 2001. Our FHLB advances and other borrowings amounted to $260.2 million at March 31, 2002 compared to $303.3 million at December 31, 2001, the decline being the result of the determination to use lower cost deposits to fund our investment and loan origination activities as well as a reduction in demand for fundings on our warehouse mortgage lines of credit.

         Due primarily to $4.1 million of net income for the quarter ended March 31, 2002, our total retained earnings increased by $3.9 million to $125.6 million at March 31, 2002 compared to $121.8 million at December 31, 2001. Due primarily to a change in net unrealized gain/loss on securities, we had a cumulative other comprehensive loss of $170,000 at March 31, 2002 compared to cumulative other comprehensive income of $77,000 at December 31, 2001.


Comparison of Financial Condition at December 31, 2001 and December 31, 2000

         Total assets increased by $210.5 million, or 15.5%, during 2001 to $1.6 billion at December 31, 2001 compared to $1.4 billion at December 31, 2000. The primary reason for the increase in total assets in 2001 was a $265.4 million, or 23.5%, increase in net loans receivable reflecting our efforts to increase our relatively higher yielding, interest-sensitive or shorter term assets such as warehouse mortgage lines of credit, construction, commercial real estate and land and consumer loans. A significant reason for the increase in our net loans receivable was a $186.9 million increase in outstanding warehouse mortgage lines of credit reflecting the mortgage refinance boom that existed throughout 2001 due to the low interest rate environment. The increase in net loans receivable during 2001 was partially offset by a $62.5 million, or 40.8%, decrease in available-for-sale investment securities which amounted to $90.8 million at December 31, 2001 compared to $153.3 million at December 31, 2000. The decrease in available-for-sale investment securities during 2001 was due to maturities and prepayments in the ordinary course of business.

         Our total deposits increased by $48.4 million, or 4.6%, during 2001 and amounted to $1.1 billion at December 31, 2001. The increase in deposits in 2001 reflects, in part, our efforts to increase checking accounts and other core deposits as a funding source for our lending and investment activities. Borrowings, consisting primarily of Federal Home Loan Bank advances, increased by $130.9 million, or 75.9%, to $303.3 million at December 31, 2001. We have increased our utilization of borrowings in recent years as an additional source of funds.

         Primarily as a result of net income for the year ended December 31, 2001, our total retained earnings increased by $13.9 million, or 12.9%, to $121.8 million at December 31, 2001 compared to $107.9 million at December 31, 2000. In addition, due primarily to a change in net unrealized gains/losses on securities, we had cumulative other comprehensive income of $77,000 at December 31, 2001 compared to a cumulative other comprehensive loss of $764,000 at December 31, 2000.


Comparison of Operating Results for the Three Months Ended March 31, 2002 and
2001

         General. Our net income increased by $1.4 million, or 53.2%, to $4.1 million for the three months ended March 31, 2002 compared to $2.7 million for the three months ended March 31, 2001. Our net income increased due primarily to a lower cost of funds in the first quarter of 2002 which improved our net interest income. Our average interest rate spread increased to 3.20% for the quarter ended March 31, 2002 compared to 2.59% for the quarter ended March 31, 2001 and 3.04% for the year ended December 31, 2001. Our net interest margin improved to 3.62% for the three months ended March 31, 2002 compared to 3.11% during the three months ended March 31, 2001 and 3.44% for the year ended December 31, 2001. Our ratio of average interest-earning assets to average interest-bearing liabilities increased to 114.1% for the quarter ended March 31, 2002 compared to 110.9% for the quarter ended March 31, 2001 and 109.8% for the year ended December 31, 2001.


         Interest Income. Our total interest income for the three months ended March 31, 2002 was $24.6 million compared to $26.2 million for the three months ended March 31, 2001. The primary reason for the decrease in interest income was lower yields earned on interest-earning assets in the first quarter of fiscal 2002 compared to the same period in the prior year. The average yield earned on net loans receivable was 6.92% for the three months ended March 31, 2002 compared to 8.04% for the three months ended March 31, 2001. Average yields also were lower on our investment securities and mortgage-backed securities in the three months ended March 31, 2002 compared to the first quarter of 2001. These declines in the average yields earned on interest-earning assets primarily reflect lower market rates of interest as interest rates declined throughout 2001.


         Interest Expense. Our total interest expense for the three months ended March 31, 2002 was $11.1 million compared to $15.9 million for the three months ended March 31, 2001. The primary reason for the decrease in our interest expense was a $5.5 million decrease in interest expense on deposits due to a reduction in the average rate paid on our interest-bearing deposits to 3.03% during the first quarter of 2002 compared to 5.22% during the first quarter of 2001. The average rate paid on our certificates of deposit was 4.14% in the quarter ended March 31, 2002 compared to 6.14% in the quarter ended March 31, 2001. The average rates paid on our interest-bearing checking accounts, money market accounts and savings accounts also declined in the first quarter of 2002 compared to the first quarter of 2001. Interest expense on FHLB advances and borrowings increased by $764,000 in the first quarter of 2002 compared to the first quarter of 2001 as a result of a higher average balance of borrowings in 2002 which more than offset a 42 basis point reduction in the average rate paid.

         Provision for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. We establish provisions for loan losses, which are charges to our operating results, in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management performs reviews no less than quarterly in order to identify these inherent losses and to assess the overall collection probability for the loan portfolio. Our reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. For each primary type of loan, we establish a loss factor reflecting our estimate of the known and inherent losses in each loan type using both the quantitative analysis as well as consideration of the qualitative factors. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the levels of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size, terms and geographic concentration of loans held by us, the value of collateral securing loans, the number of loans requiring heightened management oversight, general economic conditions and published loan loss data for other institutions. The amount of the allowance for loan losses is only an estimate and actual losses may vary from these estimates. We assess our allowance for loan losses at least quarterly, and make any necessary provision for loan losses.



         We made a provision for loan losses of $564,000 for the three months ended March 31, 2002 compared to $486,000 for the three months ended March 31, 2001. Our portfolios of commercial real estate and land loans, construction loans, commercial business loans and consumer loans, which generally are deemed to have higher levels of known and inherent losses than single-family residential mortgage loans, have continued to grow, both in terms of total dollar amounts and as a percentage of our total loan portfolio. We continued to purchase both commercial real estate and construction loans. Such loans are more susceptible to experiencing problems as the economy weakens due to the nature of their operations. The amount of our provisions for loan losses for the three months ended March 31, 2002 was affected by the significant decline in the outstanding balance of warehouse mortgage lines of credit during the quarter. Warehouse mortgage lines of credit, which are deemed to have higher levels of known and inherent losses than single-family residential mortgage loans, declined to $96.7 million at March 31, 2002 compared to $224.1 million at December 31, 2001. At March 31, 2002, our total non-performing assets amounted to $2.3 million compared to $1.8 million at December 31, 2001. The increase in non-performing assets was due to a $629,000 increase in non-accrual single-family residential mortgage loans. During the first quarter of 2002, we charged off an aggregate of $204,000 of loans compared to only $62,000 for the first quarter of 2001. In the March 31, 2002 period, virtually all of our charge-offs related to consumer loans. At March 31, 2002, our allowance for loan losses amounted to 655.5% of non-performing loans and 0.93% of total loans outstanding. We believe that the allowance for loan losses at March 31, 2002 was at a level to cover the known and inherent losses in our loan portfolio that were both probable and reasonably estimable based upon the facts and circumstances known at that date. No assurance can be made that additional provisions may not be needed in future periods, which could adversely affect results of operations. Regulatory agencies, in the course of their regular examinations, review the allowance for loss and carrying value of non-performing assets. No assurance can be given that these agencies might not require changes to the allowance for losses in the future.



         Other Income. Our other income increased by $620,000, or 23.7%, to $3.2 million for the three months ended March 31, 2002 compared to $2.6 million for the three months ended March 31, 2001. The primary reason for the increase in other income was a $540,000 increase in gains on sales of loans as well as a $347,000 increase in fees and service charges, due primarily to an increase in the number of transaction accounts.

         Other Expense. Our other expense increased by $1.4 million, or 16.5%, to $9.7 million for the three months ended March 31, 2002 compared to $8.3 million for the three months ended March 31, 2001. The primary reasons for the increase in other expense were a $620,000 increase in salaries and employee benefits due to an increase in the number of staff, increased health insurance costs and normal salary increases, and a $506,000 increase in advertising costs, due primarily to expenses incurred in connection with our name change to TierOne Bank in early 2002 and related marketing efforts.

         Income Tax Expense. Our income tax expense increased by $844,000 to $2.3 million for the three months ended March 31, 2002 compared to $1.5 million for the three months ended March 31, 2001. The increase in income tax expense primarily reflects the increase in income.


Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

         General. Our net income increased by $4.0 million, or 44.5%, for the year ended December 31, 2001, from $9.0 million for the year ended December 31, 2000 to $13.0 million for the year ended December 31, 2001. The increase was due primarily to a reduction in our cost of funds. The reduction in our cost of funds in 2001 compared to 2000 was a primary reason for an increase in net interest income, which is our principal source of income and which represents the difference between the income we earn on our loan and investment portfolios and our cost of funds, which is the interest we pay on deposits and borrowings. In large part, net interest income is determined by interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and also by the amount of interest-earning assets relative to interest-bearing liabilities. Our average interest rate spread increased to 3.04% for the year ended December 31, 2001 compared to 2.46% for the year ended December 31, 2000, and our net interest margin (which is net interest income expressed as a percentage of average interest-earning assets) improved to 3.44% for the year ended December 31, 2001 compared to 2.85% for the year ended December 31, 2000. Our ratio of average interest-earning assets to average interest-bearing liabilities increased to 109.8% for the year ended December 31, 2001 compared to 108.0% for the year ended December 31, 2000.

         Interest Income. Our total interest income increased by $1.3 million, or 1.2%, to $105.1 million for the year ended December 31, 2001 compared to $103.9 million for the year ended December 31, 2000. The primary reason for the increase in interest income in 2001 compared to 2000 was an increase in interest income on loans which more than offset decreases in interest income from investment securities and mortgage-backed securities. Interest income on loans increased by $7.6 million, or 8.7%, to $95.1 million in the year ended December 31, 2001 compared to $87.6 million for the year ended December 31, 2000. The primary reason for the increase in interest income from loans was a $119.6 million, or 10.8%, increase in the average balance of outstanding loans receivable in 2001 compared to 2000 which more than offset a 15 basis point (100 basis points being equal to 1.0%) decline in the average yield earned on loans. The increase in the average balance of loans outstanding in 2001 compared to 2000 reflects our efforts to increase our interest-sensitive or shorter term loans. Interest income on investment securities decreased by $2.1 million, or 28.8%, to $5.1 million in the year ended December 31, 2001 compared to $7.1 million in the year ended December 31, 2000. The decrease in interest income from investment securities was due to a $25.4 million, or 25.0%, decrease in the average balance of our investment securities together with a 35 basis point decrease in the average yield earned thereon. Interest income on mortgage-backed securities decreased by $5.2 million, or 58.0%, to $3.8 million during the year ended December 31, 2001 compared to $9.0 million for the year ended December 31, 2000. The average balance of our mortgage-backed securities decreased by $70.1 million, or 52.9%, in 2001 compared to 2000 and the average yield earned decreased by 73 basis points. The decrease in average balances in mortgage-backed securities in 2001 reflects the relatively higher levels of prepayments on the underlying mortgage loans while the decrease in average yield reflects the fact that higher yielding mortgage-backed securities tend to pre-pay faster when market rates of interest are at lower levels. During the year ended December 31, 2001, we used a significant portion of the cash from investment securities and mortgage-backed securities as they matured or were prepaid to fund new loan originations and purchases.

         Interest Expense. Total interest expense decreased by $8.4 million, or 12.8%, to $57.2 million for the year ended December 31, 2001 compared to $65.5 million for the year ended December 31, 2000. Interest expense on total deposits decreased by $3.2 million, or 6.3%, to $47.2 million in 2001 compared to $50.3 million in 2000. The decrease in interest expense on interest-bearing deposits was due to a 61 basis point decrease in the average rate paid on deposits in 2001 which more than offset a $65.6 million, or 6.6%, increase in the average balance of interest-bearing deposits. The average balance of our interest-bearing checking accounts increased by $80.7 million, or 82.9%, in 2001 compared to 2000, reflecting our efforts to increase checking accounts. The increase in interest-bearing checking accounts in 2001 compared to 2000, together with slight increases in savings accounts and certificates of deposit, more than offset a 9.5% decrease in the average balance of money market accounts. Interest expense on Federal Home Loan Bank advances and other borrowings decreased by $5.2 million, or 34.1%, to $10.0 million in the year ended December 31, 2001 compared to $15.2 million for the year ended December 31, 2000. The decrease in interest expense on borrowings in 2001 compared to 2000 was due to a $42.9 million decrease in the average balance of borrowings as well as a 125 basis point decrease in the average rate paid. The increase in deposit accounts, particularly interest-bearing checking accounts, permitted us to reduce our utilization of Federal Home Loan Bank advances and other borrowings in 2001 compared to 2000.


         Provision for Loan Losses. The provision for the loan losses amounted to $4.0 million for the year ended December 31, 2001 compared to $1.3 million for the year ended December 31, 2000. The $2.7 million increase was primarily due to increased provisions for known and inherent losses in our consumer loans, commercial construction loans and warehouse mortgage lines of credit. The consumer loan provision increased by $1.7 million for the year ended December 31, 2001 based upon management's assessment of known and inherent losses in our loan portfolio. Consumer loan charge-offs increased by $321,000 to $458,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000 and the total of consumer loans delinquent 30 days or more increased from $2.1 million at December 31, 2000 to $3.5 million at December 31, 2001. We increased the amount of our provision for commercial construction loans by $156,000 in 2001 compared to 2000 due to construction delays and increased costs to complete. Our allowance for loan losses amounted to $13.5 million at December 31, 2001 compared to $9.9 million at December 31, 2000, or 0.89% of total loans outstanding at December 31, 2001 compared to 0.82% of total loans outstanding at December 31, 2000. In making provisions for loan losses during the year ended December 31, 2001, we considered the increased inherent losses in our loan portfolio based upon historical loss experience and other factors. In particular, we considered that the level of our total delinquent loans increased significantly during the second half of 2001 and amounted to $11.0 million at December 31, 2001 compared to $8.7 million at December 31, 2000. We also considered our increased investment in loans which may be deemed to have increased levels of known and inherent losses compared to single-family residential mortgage loans such as our commercial construction loans, which increased by $49.4 million, or 107.0%, at December 31, 2001 compared to December 31, 2000, our commercial real estate and land loans, which increased by $47.6 million, or 22.6%, during the year, and our consumer loans generally and, in particular, our equity lines of credit, which increased by $23.1 million, or 59.8%, and our automobile loans, which increased by $20.1 million, or 89.1%, during the year. We also considered the increased number of our larger commercial real estate, construction and land loans and the substantial increase in our mortgage warehouse lines of credit as well as our charge-offs of $496,000 of loans during the year ended December 31, 2001, an increase of 150.5% from the amount for the prior fiscal year. In addition to the increases in outstanding balances of loans deemed to have relatively higher known and inherent losses in 2001, the composition and profile of our loan portfolio was also affected by a decline in our single-family residential mortgage loans to $502.5 million at December 31, 2001 compared to $565.4 million at December 31, 2000. Single-family residential mortgage loans generally are deemed to have a lower risk of loss than consumer loans, construction loans, commercial real estate loans and warehouse mortgage lines of credit. We also took into consideration certain qualitative factors such as the effect of the events of September 11, 2001 on our local economy, workforce reductions announced by several large employers with operations in our local market areas and that the State of Nebraska has experienced lower tax revenues which has had a significant adverse effect on state agencies and the University of Nebraska.



     Other Income. Our other, or non-interest, income is comprised primarily of fees and service charges on customer accounts, gains on loans sold, and other operating income. Our other income increased by $4.4 million, or 66.3%, to $10.9 million for the year ended December 31, 2001 compared to $6.6 million for the year ended December 31, 2000. The primary reasons for the increases in other income in 2001 were a $2.4 million increase in fees and service charges, due primarily to a significant increase in the number of our checking accounts, which increased by 27.8% at December 31, 2001 compared to December 31, 2000, as well as increased fees from a significantly higher volume of loan originations, a $1.3 million increase in net gains on sales of loans held for sale, due to increased mortgage loan sales, and a $767,000 increase in other operating income, due primarily to increased premium income from insurance sales. Also included in 2001 was $438,000 in payments received pursuant to a consent decree against a law firm involved in our earlier attempted conversion. See "The Conversion - General" and Note 18 of Notes to Consolidated Financial Statements.

     Other Expense. Other, or non-interest, expense is comprised of salaries and employee benefits, occupancy expense, data processing, advertising and various other operating expenses. Our other expense increased by $5.1 million, or 17.2%, to $34.6 million for the year ended December 31, 2001 compared to $29.5 million for the year ended December 31, 2000. The primary reason for the increase in other expense in 2001 compared to 2000 was a $3.2 million increase in salaries and employee benefits due primarily to increased commissions paid as a result of increased mortgage loan originations and increased annuities and securities sales, increased incentive compensation payments, an increase in the total number of employees and normal salary and benefit increases. Our net occupancy costs increased by $443,000 in 2001 compared to 2000 reflecting our remodeling and refurbishing efforts at our branch offices as well as upgrades of our computer software. Our advertising expense increased by $321,000 in 2001 compared to 2000 reflecting, in large part, costs associated with our direct mail marketing efforts which are designed to increase our customer base in our market area and which, in recent periods, focused on increasing our levels of checking accounts. Our other operating expense increased by $1.1 million in 2001 compared to 2000 due largely to expenses related to our change in name and operating expense of our new reinsurance subsidiary.

     Income Tax Expense. Our income tax expense increased by $2.2 million, or 43.1%, to $7.3 million for the year ended December 31, 2001 compared to $5.1 million for the year ended December 31, 2000. The increase in income tax expense was due to our increase in net income in 2001. Our effective Federal tax rate was 35.8% for the year ended December 31, 2001 compared to 36.0% for the year ended December 31, 2000.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

     Our net income increased by $598,000, or 7.1%, to $9.0 million in the year ended December 31, 2000 compared to $8.4 million in the year ended December 31, 1999. The primary reasons for the increase in net income in 2000 compared to 1999 were a $3.2 million increase in net interest income and a $506,000 increase in other income which more than offset a $2.8 million increase in other expense. Our average interest rate spread was 2.46% for the year ended December 31, 2000 compared to 2.60% for the year ended December 31, 1999 while our net interest margin declined to 2.85% for 2000 compared to 3.02% for 1999. Our ratio of average interest-earning assets to average interest-bearing liabilities was 108.0% for the year ended December 31, 2000 compared to 110.0% for the year ended December 31, 1999.

     Interest Income. Interest income increased by $19.1 million, or 22.5%, to $103.9 million for the year ended December 31, 2000 compared to $84.8 million for the year ended December 31, 1999. The primary reason for the increase in interest income in 2000 compared to 1999 was a $16.9 million increase in interest income on loans due to $182.6 million increase in the average balance of loans together with a 27 basis point increase in the average yield earned thereon. Interest income on investment securities and mortgage-backed securities increased by $2.8 million and $1.6 million, respectively, in 2000 compared to 1999 due in both cases to increases in average balances as well as the average yields earned. Interest on Federal funds sold decreased by $2.3 million in 2000 compared to 1999 due primarily to a $50.6 million decrease in the average balance of Federal funds sold as we re-deployed a substantial portion of these short-term assets into other interest-earning assets.

     Interest Expense. Interest expense increased by $15.9 million, or 32.0%, to $65.5 million for the year ended December 31, 2000 compared to $49.6 million for the year ended December 31, 1999. Interest expense on interest-bearing deposits increased by $4.9 million in 2000 compared to 1999 due to a $16.8 million increase in the average balance of interest-bearing deposits together with a 41 basis point increase in the average rate paid. Interest expense on Federal Home Loan Bank advances and other borrowings increased by $11.0 million in 2000 compared to 1999 due primarily to a $170.5 million increase in the average balance of borrowings as well as a 61 basis point increase in the average rate paid on borrowings. While we increased the average balance of deposits in 2000 compared to 1999, we used borrowings to a greater extent to fund the growth in our loan portfolio.


     Provision for Loan Losses. Our provision for loan losses increased to $1.3 million for the year ended December 31, 2000 compared to $1.1 million for the year ended December 31, 1999. The $200,000 increase was due to increased provisions for known and inherent losses in our commercial construction and commercial real estate loans which reflected the rising interest rate environment existing during 2000. In establishing our provision for loan losses in 2000, among other factors, we considered that our total loans increased by $188.1 million from December 31, 1999 to December 31, 2000, including a $57.9 million increase in commercial real estate loans and a $39.4 million increase in commercial construction loans. Furthermore, our total non-accruing loans increased by $3.0 million to $4.5 million at December 31, 2000 compared to $1.6 million at December 31, 1999. In addition, loan charge-offs for the year increased by 63.6% from $121,000 for the year ended December 31, 1999 to $198,000 for the year ended December 31, 2000.

     Other Income. Other income increased by $506,000, or 8.3%, to $6.6 million for the year ended December 31, 2000 compared to $6.1 million for the year ended December 31, 1999. The primary reason for the increase in other income in 2000 compared to 1999 was a $625,000 increase in fees and service charges which more than offset a $211,000 decrease in gains on sales of loans held for sale. The increase in fees and service charges in 2000 compared to 1999 was due primarily to an increase in the number of demand deposit accounts. We sold a total of $61.8 million in loans in 2000 compared to $77.2 million in loan sales in 1999.

     Other Expense. Other expense increased by $2.8 million, or 10.3%, to $29.5 million for the year ended December 31, 2000 compared to $26.8 million for the year ended December 31, 1999. The primary reason for the increase in other expense in 2000 compared to 1999 was a $2.3 million increase in salaries and employee benefits due to increases in the total number of employees and normal salary increases. In addition, our net occupancy expense increased by $619,000, primarily reflecting the effects of our branch renovation program, and our advertising expense increased by $469,000, reflecting our direct mail marketing and other advertising efforts. Legal expense decreased by $763,000 to $441,000 for 2000 compared to $1.2 million in 1999. Our legal expenses in 1999 were greater due to expense recognized in 1999 with respect to our previous conversion efforts which were suspended and legal expenses for a related examination by the Office of Thrift Supervision.

     Income Tax Expense. Our income tax expense increased by $175,000 to $5.1 million for the year ended December 31, 2000 compared to $4.9 million for the year ended December 31, 1999 due primarily to our increased profitability. Our effective Federal tax rate was 36.0% for the year ended December 31, 2000 compared to 36.8% for the year ended December 31, 1999.

Liquidity and Commitments

     Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. TierOne Bank also utilizes outside borrowings, primarily from the Federal Home Loan Bank of Topeka, as an additional funding source.


     We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. In addition, we used our liquidity to fund in February 2002 the $3.5 million cash purchase price of the building in which our corporate headquarters is located. See "Business of TierOne Bank - Properties." At March 31, 2002, we had the following contractual obligations and commercial commitments:

                                                                                  Due In
                                                          --------------------------------------------------------
                                                                                                           After
Contractual Obligations:                       Total       1 Year        1-3 Years       3-5 Years       5 Years
                                             ---------    ---------    -------------    -----------    -----------
                                                                    (Dollars in Thousands)
  Total borrowings                            $260,215      $53,200          $6,600        $25,000        $175,415
  Annual rental commitments under
    non-cancellable operating leases             2,761          573             819            358           1,011
                                              --------      -------          ------        -------        --------
                                              $262,976      $53,773          $7,419        $25,358        $176,426
                                              ========      =======          ======        =======        ========

                                                                                  Due In
                                                          --------------------------------------------------------
                                                                                                          After
Commercial Commitments:                        Total       1 Year        1-3 Years       3-5 Years       5 Years
                                             ---------    ----------   -------------    -----------    -----------
                                                                    (Dollars in Thousands)
  Commitments to lend                         $147,786      $147,786          $   --        $    --        $     --
  Commitments to sell loans                    (52,842)      (52,842)             --             --              --
  Undisbursed portion of loans in
    process                                    113,053       113,053              --             --              --
                                              --------      --------          ------        -------        --------
                                              $207,997      $207,997          $   --        $    --        $     --
                                              ========      ========          ======        =======        ========

At March 31, 2002, we also had certificates of deposit maturing within the next 12 months amounting to $373.0 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us.

     In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund our liquidity needs. We have increased our utilization of borrowings in recent years as a cost efficient addition to deposits as a source of funds. The average balance of our borrowings was $230.9 million for the three months ended March 31, 2002 compared to $203.9 million, $246.8 million and $76.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. To date, substantially all of our borrowings have consisted of advances from the Federal Home Loan Bank of Topeka, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the Federal Home Loan Bank as collateral for such advances.

     We have not used, and have no intention to use, any significant off-balance sheet financing arrangements for liquidity purposes. Our primary financial instruments with off-balance sheet risk are limited to loan servicing for others, our obligations to fund loans to customers pursuant to existing commitments and commitments to purchase and sell mortgage loans. In addition, we have certain risks due to limited recourse arrangements on loans serviced for others. At March 31, 2002, the maximum total amount of such recourse was approximately $5.7 million. Based on historical experience, at March 31, 2002, we had established a reserve of $292,000 with respect to this recourse obligation. In addition, we have not had, and have no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect our liquidity or capital resources. We have not, and do not intend to, trade in commodity contracts.

     We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

     Impact of Inflation and Changing Prices. The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

     In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that replaces, in its entirety, Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures, but it carries over most of Statement No. 125's provisions without reconsideration. Statement No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Statement No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000 and is to be applied prospectively with certain exceptions. Implementation of Statement No. 140 did not have any effect on our earnings, financial condition or equity.

     In June 2001, the FASB issued Statement No. 141, "Business Combinations." The Statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of the Statement are to be accounted for using the purchase method. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. Adoption of Statement No. 141 did not have a material impact on our earnings, financial condition or equity.


     In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion
No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of the SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of the SFAS No. 142. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. SFAS No. 142 is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The adoption of SFAS No. 142 did not have any material impact on our earnings, financial condition or equity.

      In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, the Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends APB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. We do not expect the adoption of Statement No. 144 will have an impact on our earnings, financial condition or equity.

       In April of 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of Statement No. 145 is not expected to have a material effect on our financial position or results of operation.

                            BUSINESS OF TIERONE BANK

General

         Our principal business is gathering deposits from the general public in the areas surrounding our 58 offices in Nebraska, southwest Iowa and northern Kansas and investing those deposits, together with funds generated from operations and borrowings, in loans and investment securities. In the mid-1990s we revised our management strategy and commenced efforts to evolve into a community bank. Highlights of our revised management strategy, which is designed to increase our profitability, include:

..        increasing the yield on our loan portfolio and reducing our exposure to interest rate risk while maintaining high credit quality;
..        growing our core deposits and reducing our costs of funds; and
..        increasing other income through increased transaction fees, gains on loan sales and fee income from non-traditional products such as annuities and securities.

         In recent years, we have significantly increased our emphasis on commercial real estate and land loans, consumer loans, warehouse mortgage lines of credit and construction loans. These loans typically have higher yields compared to single-family residential mortgage loans and have adjustable rates of interest and/or shorter terms to maturity. At March 31, 2002, our commercial real estate and land loans, consumer loans, warehouse mortgage lines of credit and construction loans amounted to $906.8 million in the aggregate or 60.8% of our total loan portfolio at such date compared to an aggregate of $299.9 million or 35.2% of our total loan portfolio at December 31, 1997. The balance of our loan portfolio consists of one- to four-family residential mortgage loans, multi-family residential mortgage loans and commercial business loans which amounted to $502.7 million, or 33.7% of the total portfolio, $65.6 million, or 4.4% of the total portfolio, and $17.4 million, or 1.2% of the total portfolio, respectively, at March 31, 2002.

         We originate loans to customers in our primary market area. However, due to relatively limited demand for certain loan products in our primary market areas in Nebraska, Iowa and Kansas, we also purchase loans and loan participation interests from selected financial institutions as well as loan correspondents and brokers throughout the United States. At March 31, 2002, approximately 51.4% of our portfolio was secured by properties or made to individuals located outside our primary market area. We purchase adjustable-rate single-family residential mortgage loans for our portfolio while selling newly originated fixed-rate single-family mortgage loans (with servicing retained). Our loan sales produce non-interest income in the form of gains on sales and loan servicing fees. We also have developed relationships with a number of financial institutions from which we purchase commercial real estate and construction loans or participation interests in such loans. In addition, we originate warehouse mortgage lines of credit with a number of mortgage brokerage firms located throughout the United States.

         In order to effectively manage our diversifying loan portfolio, we have hired a number of additional loan officers in recent years with experience in construction, commercial real estate, consumer and business lending. We endeavor to ensure that all of our loans, whether originated by us or purchased, are in compliance with our underwriting standards or standards which are substantially similar to ours.

         In addition to our loan activities, we focus on our deposit products, particularly core deposits and our other products such as annuities and securities. We have increased our core deposits in recent years, particularly checking accounts, as well as revenue from annuity and securities sales.

         Our revenues are derived principally from interest on our loans, and to a lesser extent, interest and dividends on our investment and mortgage-backed securities, and non-interest income. Our primary sources of funds are deposits, principal and interest payments on loans, investment securities, mortgage-backed securities, advances from the Federal Home Loan Bank of Topeka and proceeds from the sale of loans.

Market Area and Competition

         We are a community-oriented bank offering a variety of financial products and services to meet the needs of the customers we serve. Our deposit gathering is concentrated in the communities surrounding our 58 offices located in Nebraska, seven counties in southwest Iowa and two counties in northern Kansas. Although in the past we invested primarily in residential loans secured by mortgages on properties located in our primary market area, in recent years we have increased our investment in commercial real estate, land and construction loans secured by properties located in the other parts of the United States. As a result, loans secured by properties located outside our primary market area amounted to approximately 51.4% of our total loan portfolio at March 31, 2002. The five largest concentrations of loans outside our primary market area (excluding warehouse mortgage lines of credit) are New York ($93.8 million or 6.3% of the total loan portfolio, all of which consists of loans secured by properties in the New York City metropolitan area), Washington ($68.2 million or 4.6%), Colorado ($66.2 million or 4.4%), Arizona ($56.2 million or 3.8%) and California ($52.7 million or 3.5%). See "Risk Factors-Our Purchases of Loans Outside of Our Primary Market Area May Increase Our Risks." We have also purchased pools of adjustable-rate single-family residential loans in order to increase the interest-rate sensitivity of our loan portfolio.

         Our corporate headquarters is located in Lincoln, Nebraska, which is the state capital and home of the University of Nebraska-Lincoln. The region in which our offices are located was once dominated by agriculture, but now consists of a diverse blend of industries, urban centers, and significant corporate investment. The region's population is 1.9 million persons and more than 90% of the individuals in our primary market area live in Nebraska. The region continues to experience a migration from rural communities to the Omaha and Lincoln metropolitan areas, as well as other mid-sized regional growth centers scattered throughout our primary market area. According to the 2000 Census, the median household income in Nebraska was approximately $37,900, while the per capita income was approximately $19,800, in each case more than 45% higher than the amounts at the time of the 1990 Census.

         Nebraska non-farm employment growth has been relatively consistent and continues to experience modest gains despite more cyclical volatility in the national economy. The service and government sectors have exhibited the strongest growth and have more than offset recent declines in manufacturing and retail trade. Unemployment rates in Nebraska have historically been two to three percentage points below national averages. Net taxable retail sales and motor vehicle sales in Nebraska have remained ahead of inflation thereby exhibiting true growth. Sales of existing homes in Nebraska's two leading urban markets (Omaha and Lincoln) remain at or near record levels with major developments of new home construction underway in both communities. Median home values of $109,200 in Omaha at December 31, 2001 are well below national levels of $134,100 and significantly less than the Minneapolis ($118,700), Dallas ($125,700), Chicago ($158,200) and San Francisco ($404,500) metropolitan areas. Major capital developments along Omaha's riverfront and in Lincoln's downtown area combined with other investment projects scattered throughout the market region are expected to contribute to a modest, but growing regional economy for the foreseeable future.

         We face significant competition, both in generating loans as well as in attracting deposits. Our primary market area is highly competitive and we face direct competition from a significant number of financial service providers, many with a state-wide or regional presence and, in some cases, a national presence. In recent years, our market area has experienced continued consolidation of the banking industry as locally based institutions have been acquired by large regional and nationally based financial institutions.

         Many of these financial service providers are significantly larger than us and have greater financial resources. Our competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage-banking companies and insurance companies. Our most direct competition for deposits has historically come from savings associations, commercial banks and credit unions. In addition, we face increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, equity securities, mutual funds and annuities.

Lending Activities

         Loan Portfolio Composition. A significant amount of our loan portfolio continues to consist of first mortgage loans secured by single-family residential properties. At March 31, 2002, our loans receivable totaled $1.49 billion, of which $502.7 million or 33.7% consisted of single-family residential mortgage loans. Although the amount of such loans has remained relatively stable (single-family residential loans totaled $499.4 million at December 31, 1997), the percentage of our portfolio accounted for by such loans has declined significantly from 58.6% of our total loan portfolio at December 31, 1997 to 33.7% at March 31, 2002 as we have restructured our loan portfolio as a result of our decision to increase our emphasis on commercial real estate and land, commercial and residential construction and consumer lending as well as warehouse mortgage lines of credit. In furtherance of our goals of increasing the interest-rate sensitivity of the loans in our loan portfolio, we sell essentially all newly originated fixed-rate single-family residential loans. The emphasis on construction, commercial and multi-family real estate and consumer lending has also allowed us to reduce the weighted average contractual maturity of our loan portfolio. As a result of implementing this strategy, at March 31, 2002, more than 64% of our total loan portfolio had contractual maturities of 10 years or less while more than 60% of our total loan portfolio had adjustable interest rates.

         As a result of the shift in emphasis, aggregate construction loans (including undisbursed loans in process) have increased from $45.8 million or 5.4% of our total loan portfolio at December 31, 1997 to $234.8 million or 15.7% of our total loan portfolio at March 31, 2002. Our investment in commercial real estate and land loans has also increased, from $133.3 million at December 31, 1997 to $325.0 million at March 31, 2002. We have also expanded our involvement in providing warehouse mortgage lines of credit to brokers. Such lending has increased from $17.0 million or 2.0% of our total loan portfolio at December 31, 1997 to $96.7 million or 6.5% of the total loan portfolio at March 31, 2002. Warehouse mortgage lending increased dramatically in 2001 due to the recent mortgage refinance boom, and such loans amounted to $224.1 million at December 31, 2001. During the three months ended March 31, 2002, the outstanding balance of these lines of credit declined to $96.7 million as a result of the slowdown in residential mortgage refinancing activity.

         The types of loans that we may purchase and originate are subject to federal and state laws and regulations. The interest rates we charge on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

                                  March 31,                                                    December 31,
                                                   ---------------------------------------------------------------------------------
                                     2002                2001                 2000                 1999                  1998
                             --------------------  ------------------  -----------------  --------------------   -------------------
                               Amount       %       Amount        %     Amount       %        Amount       %        Amount       %
                             ---------  ---------  --------- --------  ---------- ------  ------------ -------   ----------- -------
                                                                                    (Dollars in Thousands)
Real estate loans:
  One- to four-family
    residential(1)           $  502,733    33.68%   $  502,502  33.13% $  565,441   46.75% $  552,129   54.06%    $ 507,586   55.69%
  Multi-family residential       65,576     4.39        74,209   4.89      67,025    5.54      61,140    5.99        52,278    5.73
  Commercial real estate
    and land                    324,962    21.77       258,277  17.03     210,654   17.42     152,768   14.96       123,475   13.55
  Residential construction      129,200     8.66       113,300   7.47      77,421    6.40      41,558    4.07        35,086    3.85
  Commercial construction       105,553     7.07        95,614   6.30      46,187    3.82       6,800    0.66         7,220    0.79
                             ----------  -------    ---------- ------  ----------  ------  ---------- -------     ---------  ------
    Total real estate loans   1,128,024    75.57     1,043,902  68.82     966,728   79.93     814,395   79.74       725,645   79.61
                             ----------  -------    ---------- ------  ----------  ------  ---------- -------     ---------  ------
Commercial business              17,434     1.17        12,193   0.80       2,755    0.23       1,956    0.19         1,781    0.20
Warehouse mortgage lines
  of credit                      96,690     6.48       224,067  14.77      37,173    3.07      24,420    2.39        46,154    5.06
Consumer loans:
  Home equity                    43,378     2.90        45,398   2.99      57,264    4.74      43,683    4.28        35,477    3.89
  Home equity line of credit     69,347     4.65        61,839   4.08      38,700    3.20      34,716    3.40        27,366    3.00
  Home improvement               78,045     5.23        76,555   5.05      76,015    6.29      73,441    7.19        53,466    5.87
  Automobile                     48,605     3.26        42,547   2.80      22,496    1.86      20,966    2.05        15,251    1.67
  Other                          10,999     0.74        10,486   0.69       8,283    0.68       7,733    0.76         6,347    0.70
                             ----------  -------    ---------- ------  ----------  ------  ---------- -------     ---------  ------

    Total consumer loans        250,374    16.78       236,825  15.61     202,758   16.77     180,539   17.68       137,907   15.13
                             ----------  -------    ---------- ------  ----------  ------  ---------- -------     ---------  ------
      Total loans             1,492,522   100.00%    1,516,987 100.00%  1,209,414  100.00%  1,021,310  100.00%      911,487  100.00%
                             ==========  =======    ========== ======  ==========  ======  ========== =======     =========  ======
Less:

  Unearned premiums and
    discounts                       823                    558                 30                 698                   533
  Discounts on loans acquired
    through merger                 (245)                  (270)              (336)               (453)                 (614)
  Undisbursed portion of
    construction loans
    in process                 (113,053)              (109,852)           (70,625)            (23,484)              (16,125)
  Deferred loan fees               (473)                  (520)              (462)               (337)               (1,081)
  Allowance for loan losses     (13,843)               (13,464)            (9,947)             (8,860)               (7,834)
                             ----------             ----------         ----------          ----------             ---------
    Net loans                $1,365,731             $1,393,439         $1,128,074          $  988,874             $ 886,366
                             ==========             ==========         ==========          ==========             =========

                                 -----------------------
                                            1997
                                   ---------------------
                                       Amount        %
                                   ------------  -------

Real estate loans:
  One- to four-family
    residential(1)                   $ 499,357    58.59%
  Multi-family residential              51,253     6.01
  Commercial real estate
    and land                           133,284    15.63
  Residential construction              36,608     4.29
  Commercial construction                9,197     1.08
                                     ---------   ------
    Total real estate loans            729,699    85.60
                                     ---------   ------
Commercial business                      2,068     0.24
Warehouse mortgage lines
  of credit                             16,996     1.99
Consumer loans:
  Home equity                           27,628     3.24
  Home equity line of credit            23,807     2.79
  Home improvement                      34,243     4.02
  Automobile                            11,745     1.38
  Other                                  6,347     0.74
                                     ---------   ------

    Total consumer loans               103,770    12.17
                                     ---------   ------
      Total loans                      852,533   100.00%
                                                 ======
Less:
  Unearned premiums and
    discounts                             (151)
  Discounts on loans acquired
    through merger                        (896)
  Undisbursed portion of
    construction loans
    in process                         (16,615)
  Deferred loan fees                    (1,636)
  Allowance for loan losses             (7,160)
                                     ---------
    Net loans                        $ 826,075
                                     =========

_________________
(1) Includes loans held for sale of $14.9 million, $14.4 million, $3.7 million, $2.0 million, $3.1 million and $2.7 million at March 31, 2002, December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

     Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of March 31, 2002, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.



                                                                                                                          Warehouse
                                           One- to                   Commercial                               Commercial  Mortgage
                                         Four-Family  Multi-family  Real Estate   Residential   Commercial     Business   Lines of
                                         Residential   Residential    and Land   Construction  Construction     Loans      Credit
                                         -----------  ------------  -----------  ------------  -------------  ----------  ---------
                                                                                              (In Thousands)
Amounts due after March 31, 2002 in:
  One year or less                         $  1,367       $ 4,978     $ 25,531      $ 98,501     $     --       $ 2,740     $96,690
  After one year through two years            2,359            13       32,282        18,611       38,191         1,264          --
  After two years through three years         1,300         4,683       27,222            --       20,295         4,880          --
  After three years through five years        4,836         7,501       39,365            --        5,160         3,155          --
  After five years through ten years         51,232        36,453      187,656            --       12,507         1,884          --
  After ten years through fifteen years      45,997        11,948       12,214            --       29,400         2,770          --
  After fifteen years                       395,642            --          692        12,088           --           741          --
                                           --------       -------     --------      --------     --------       -------     -------
    Total(1)                               $502,733       $65,576     $324,962      $129,200     $105,553       $17,434     $96,690
                                           ========       =======     ========      ========     ========       =======     =======

                                                 Consumer       Total
                                                 --------    ----------
Amounts due after March 31, 2002 in:
  One year or less                               $ 14,501    $  244,308
  After one year through two years                 22,296       115,016
  After two years through three years              30,248        88,628
  After three years through five years            131,120       191,137
  After five years through ten years               30,559       320,291
  After ten years through fifteen years            21,013       123,342
  After fifteen years                                 637       409,800
                                                 --------    ----------
    Total(1)                                     $250,374    $1,492,522
                                                 ========    ==========


_________________
(1) Gross of loans in process, deferred fees, premiums and discounts, and allowance for loan losses.


     The following table shows the dollar amount of all loans, including loans held for sale, before net items, due after one year from March 31, 2002 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.



                                                                            Floating or
                                                           Fixed-Rate     Adjustable-Rate      Total
                                                         -------------    ---------------   -----------
                                                                          (In Thousands)
                 One- to four-family residential            $147,918          $ 353,448     $   501,366
                 Multi-family residential                     17,135             43,463          60,598
                 Commercial real estate and land              40,484            258,947         299,431
                 Residential construction                     10,627             20,072          30,699
                 Commercial construction                      23,503             82,049         105,552
                 Commercial business                          11,715              2,980          14,695
                 Consumer                                    191,177             44,696         235,873
                                                           ---------          ---------     -----------
                   Total                                    $442,559          $ 805,655     $ 1,248,214
                                                           =========          =========     ===========

     Origination, Purchase, Sale and Servicing of Loans. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Applications for mortgages and other loans are taken at our branch offices. In the past, we relied on a network of loan correspondents and brokers to originate a substantial part of our loans. In recent years we have substantially expanded our capacity to originate loans in-house through the hiring of a number of experienced loan originators. We continue to use loan correspondents to originate single-family residential loans for us. However, a substantial portion of such loans consists of fixed-rate single-family residential loans which we immediately sell, servicing retained, into the secondary market.


     Although we originate both adjustable-rate and fixed-rate loans, our ability to originate and purchase fixed or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. The recent decline in interest rates has increased our customer demand for fixed-rate loans. In order to implement our strategy of building a mortgage loan portfolio that consists primarily of adjustable-rate loans, our purchase activity has increased in recent years. During the 39-month period ended March 31, 2002, we purchased a total of $476.6 million of adjustable-rate single-family residential loans while we originated an aggregate of $70.5 million of such loans. The loans purchased for retention during this 39-month period consisted primarily of pools of adjustable-rate jumbo single-family residential loans (loans in excess of secondary market loan limits for conforming loans), commercial real estate and residential construction loans and participation interests in such loans and consumer loans (primarily home improvement loans and indirect automobile financing).


     Generally, we originate adjustable-rate mortgage loans for portfolio. While we have in the past retained fixed-rate single-family loans, it is currently our policy to sell substantially all the single-family fixed-rate mortgage loans we originate or purchase. Substantially all of the loans sold are sold to either Fannie Mae or Freddie Mac or the Federal Home Loan Bank of Topeka pursuant to the Mortgage Partnership Finance program. Upon receipt of an application to make a fixed-rate loan, we typically enter into agreements to sell such loans to Fannie Mae, Freddie Mac or the Federal Home Loan Bank of Topeka pursuant to forward sale commitments, with delivery being required generally in 90 days. We generally agree to deliver a somewhat smaller dollar amount of loans in the event that not all the loans for which applications are submitted actually close. Loans are delivered pursuant to such sale contracts upon their origination or purchase and are not aggregated for sale as loan packages. As a result, we generally do not have a significant amount of loans held for sale at any given point in time. We recognize, at the time of sale, the gain or loss on the sale of the loans based on the difference between the net proceeds received and the carrying value of the loans sold. During 2001 and the three months ended March 31, 2002, we substantially increased our purchases of fixed-rate single-family residential loans for immediate sale as we determined to increase the size of our servicing portfolio. While we purchased $15.6 million and $18.0 million of such loans in 2000 and 1999, respectively, in 2001 and the three months ended March 31, 2002 such purchases increased to $196.3 million and $51.9 million, respectively.

     In recent years, we have developed primary lending relationships with three financial institutions pursuant to which we have purchased whole loans or loan participation interests secured by properties located outside our market area. Most of such loans have consisted of construction loans or participation interests in such loans, both residential and commercial, as well as commercial real estate, and were originated under underwriting guidelines substantially identical to our own guidelines. We require the lead lender to maintain a substantial interest in the loans, anywhere from 20% to 50%, while our participation interest generally does not exceed 80%. Prior to entering into such relationships, we conducted on-site due diligence of each lender, including document review as well as management interviews. We also conducted on-site inspections of the market areas in which the properties securing the loans are located as well as selected properties securing loans. In addition, each loan or loan participation presented for purchase by the correspondent lender is reviewed by us applying our underwriting guidelines. We also review and underwrite, with respect to construction loans, the individual builders to whom loans are being extended, establishing a limit as to the total amount that we will lend to each such builder. With respect to construction loans, we engage local inspectors to inspect the progress of construction on properties securing such loans. We also generally visit the lenders every three to six months to conduct follow-on inspections of the lenders' operations as well as to review the collateral property securing the loans or participations purchased by us. Of the three primary relationships, the first is with a mortgage broker in the Charleston and Columbia, South Carolina markets. Pursuant to the relationship with this mortgage broker, we have purchased loans, with servicing released to us, made to local builders to finance the construction of residential properties. Under the terms of our arrangement, the mortgage broker shares 50% of any losses incurred on the loans purchased under this arrangement. The second relationship is with a financial institution headquartered in Birmingham, Alabama and involves the purchase of generally 50% loan participations in residential construction loans and to a lesser extent, acquisition, development and construction loans extended to builders. To date, the loans have been secured by properties located in or surrounding Birmingham, Alabama, Atlanta, Georgia and Jacksonville, Florida. The third relationship is with a financial institution in Spokane, Washington, pursuant to which we have acquired participation interests, generally 80% or less, primarily in commercial real estate, and to a lesser extent, commercial construction loans. Most of the loans are secured by office buildings, retail facilities and hotels located in various urban areas of Washington and Oregon, including Seattle and Spokane, Washington and Portland, Oregon. Under the three relationships described, we purchased in 2001 and the three months ended March 31, 2002 an aggregate of $47.6 million, $6.0 and $59.8 million of residential construction, commercial construction and commercial real estate loans, respectively. A substantial portion of the loans purchased during such 15-month period consisted of a purchase in March 2002 of a 75% to 80% participation interest in 25 loans, primarily commercial real estate loans, totaling $54.0 million (with respect to our interest) originated by the financial institution in Spokane, Washington. The loans in this particular package are secured by properties located primarily in Oregon and Washington. At March 31, 2002, we held $159.7 million of loans and participations acquired through such relationships. We have not incurred any losses on loans purchased through such relationships as of March 31, 2002.

     At March 31, 2002, we were servicing $479.2 million of loans for others, primarily consisting of fixed-rate loans sold by us to investors. In the past we generally sold loans, servicing released. In recent years, we began selling substantially all loans with servicing retained in order to develop additional sources of non-interest income. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagees, supervising foreclosures and property dispositions in the event of unremedied defaults, remitting certain insurance and tax payments on behalf of the borrowers and generally administering the loans. The gross servicing fee income from loans sold is generally 0.25% to 0.50% of the total balance of each loan serviced.

     As a federal savings bank, we are limited in the amount of loans we can make to any one borrower. This amount is equal to 15% of our unimpaired capital and surplus (this amount was approximately $20.8 million at March 31, 2002), although we are permitted to lend an additional 10% of unimpaired capital and surplus if the loans are secured by readily marketable securities. Our aggregate loans to any one borrower have been within these limits. At March 31, 2002, our three largest credit relationships with an individual borrower and related entities consisted of two commercial construction loans and a land acquisition loan in the amounts of $17.5 million, $16.2 million and $14.9 million, respectively. The largest loan consists of a construction loan to acquire the land and build a specialized for-profit cardiac hospital in Lincoln, Nebraska, while the second largest is a construction loan to build a 184 unit apartment building in Des Moines, Iowa. The third loan is a land acquisition loan to acquire a 557 acre parcel north of Lincoln, Nebraska. Each of these relationships was performing in accordance with its terms and conditions as of March 31, 2002. For more information, regarding these loans, see "Lending Activities - Construction Lending" and "- Multi-family Residential Real Estate, Commercial Real Estate and Land Lending."

         The following table shows total loans originated, purchased, sold and repaid during the periods indicated.


                                     Three Months Ended March 31,            Year Ended December 31,
                                   ---------------------------------    ------------------------------------

                                           2002           2001          2001           2000          1999
                                           ----           ----          ----           ----          ----
                                   -------------------------------------------------------------------------
                                                                 (In Thousands)
Loan originations:

  One- to four-family residential:

     Adjustable-rate                       $ 5,093        $ 1,565  $     15,099       $ 19,654      $ 30,667

     Fixed-rate                             34,118         24,593       190,952         50,611        84,359

  Multi-family residential                     300             --        14,360          4,300        20,575

  Commercial real estate and land           25,879         23,564        54,017         59,670        42,344

  Residential construction                  20,651         13,305        73,539         69,518        55,331

  Commercial construction                    1,860          8,550        66,270         35,210         6,800

  Commercial business                        9,560          2,989        14,701          2,287         1,506

  Warehouse mortgage lines of

     credit(1)                             829,271        732,618     3,841,872      1,311,926     1,339,577

  Consumer                                  29,237         16,609        99,086         86,034        80,448
                                         ---------        -------  ------------      ---------     ---------

     Total loan originations               955,969        823,793     4,369,896      1,639,210     1,661,607

Loans purchased:

  One- to four-family residential:

     Adjustable-rate                        53,518         14,724       134,349        132,981       155,743

     Fixed-rate(3)                          51,857         15,344       196,303         15,631        17,951

  Multi-family residential                      --             --            --          6,025         9,087

  Commercial real estate and land           54,203             --        22,208         15,364        18,742

  Residential construction                  18,297          2,010        41,413         27,461         3,485

  Commercial construction                    9,200             --         9,655         14,927            --

  Commercial business                           --             --            --            262            --

  Consumer                                  22,847         13,108        73,891         32,173        53,099
                                         ---------        -------  ------------      ---------     ---------

     Total loans originated and

       purchased                         1,165,891        868,979     4,847,715      1,884,034     1,919,714
                                         ---------        -------  ------------      ---------     ---------

Sales and loan principal repayments:

  Loans sold:

     One- to four-family

       residential                         (85,773)       (37,270)     (359,010)       (60,942)      (76,338)

     Consumer                                 (391)          (158)       (1,171)          (815)         (862)

  Loan principal repayments:

     Mortgage                             (104,629)       (72,784)     (380,038)      (239,134)     (279,973)

     Warehouse mortgage lines of

       credit(1)                          (956,649)      (651,246)   (3,654,978)    (1,299,172)   (1,361,310)

     Consumer                              (42,914)       (27,356)     (144,945)       (95,940)      (91,245)
                                       -----------      ---------   -----------    -----------   -----------
       Total loans sold and

         principal repayments           (1,190,356)      (788,814)   (4,540,142)    (1,696,003)   (1,809,728)
                                       -----------      ---------   -----------    ------------  -----------

Decrease due to other items, net(2)         (3,243)       (12,389)      (42,208)       (48,831)       (7,478)
                                       -----------      ---------   -----------    -----------   -----------
Net increase in loan portfolio         $   (27,708)     $  67,776   $   265,365    $   139,200   $   102,508
                                       ===========      =========   ===========    ===========   ===========




____________________
(1) Reflects amounts advanced and repaid under such lines of credit during the periods presented.
(2) Other items consist of loans in process, deferred fees, premiums and discounts, and the allowance for loan losses.
(3) Substantially all of these loans were acquired from loan brokers and sold to Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Topeka, servicing retained.

     Single-Family Mortgage Lending. We offer both fixed-rate and adjustable-rate loans with maturities of up to 30 years secured by single-family residences. Single-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, from mortgage brokers, and through referrals from members of our local communities. Due to the limited demand at the present time in our market area for adjustable-rate loans, we have determined to maintain the portfolio's size while increasing its interest sensitivity through the purchase of pools of adjustable-rate mortgage loans. At March 31, 2002, our single-family mortgage loans totaled $502.7 million, or 33.7% of total loans. Of the single-family residential mortgage loans outstanding at that date, approximately 70.0% had adjustable rates. The majority of such loans are secured by properties located outside our primary market area.


     We currently originate or purchase adjustable-rate single-family residential mortgage loans with terms of up to 30 years and interest rates which initially adjust one or three years from the outset of the loan and thereafter annually for the duration of the loan. The interest rates for such adjustable-rate loans are indexed to a specified index, generally an index based on the rate paid on the one year United States Treasury bill adjusted to a constant maturity ("CMT"), plus a margin. Our adjustable-rate loans generally provide for periodic caps (not more than 2.0%) on the increase or decrease in the interest rate at any adjustment date. The maximum amount the rate can increase or decrease from the initial rate during the life of the loan is 5% to 6%.

     The origination or purchase of adjustable-rate residential mortgage loans helps reduce our exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

     Generally, we originate single-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property and up to 95% if private mortgage insurance is obtained. Mortgage loans originated by us generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without our consent. Due-on-sale clauses are an important means of adjusting the yields on our fixed-rate mortgage loan portfolio and we have generally exercised our rights under these clauses. We require fire, casualty, title and, in certain cases, flood insurance on properties securing real estate loans made by us.


     Multi-Family Residential Real Estate, Commercial Real Estate and Land Lending. We invest in multi-family residential real estate loans that are secured by multi-family housing units and in commercial real estate loans that are secured by properties generally used for business purposes, such as office buildings and retail facilities, and land being held for commercial and residential development. The properties securing these loans are located primarily in Lincoln and Omaha, Nebraska and in selected areas outside of our primary market area. In the past, many of these loans were secured by properties in California, Colorado and Arizona. In recent years, our focus has shifted towards Oregon and Washington. We have increased our involvement in this lending area as part of our strategy to increase our investment in higher yielding and shorter term loans. We have also increased our capacity to originate such loans internally with the hiring of three experienced commercial real estate lenders with over 69 years of combined lending experience and with 49 years specifically related to commercial real estate lending.



     Our underwriting procedures provide generally that commercial real estate loans (as well as multi-family, land and commercial construction loans) may be made in amounts up to 80% of the value of the property if it is located within our market area and 75% of the value if it is outside our market area. Any loan exceeding such loan-to-value ratio must be supported by documentation of the relevant factors justifying the deviation which is reviewed by the board of directors on a quarterly basis. The total of commercial real estate loans exceeding established loan to value limits may not exceed 30% of our capital. At March 31, 2002, commercial real estate and land, multi-family and commercial construction loans exceeding our loan-to-value guidelines totaled $32.1 million or 25.6% of our capital. In addition, the total of all commercial and multi-family residential real estate, commercial construction and land loans cannot exceed 40% of our total loan portfolio. Furthermore, no more than 30% of such loans can be secured by properties located in any one market area. Such loans are currently originated with adjustable rates tied to the one year U.S. Treasury CMT with terms of nine or ten years and with interest rates which initially adjust three or five years after origination and every three or five years thereafter. The loans have 20 or 25 year amortization schedules and require payment of the remaining principal at maturity. We establish for each loan an interest rate floor and ceiling. However, our loans do not have any limit on the increase or decrease in the interest rate that may be effected at the time of adjustment other than such floor and ceiling limits. All commercial and multi-family residential loans are underwritten by our centralized loan underwriting department. In underwriting these loans, we consider all aspects of the ability and the credit profile of each borrower to repay the debt. We consider the borrower's income, probable continuation of income and credit history. Loans in excess of $6.0 million must be presented to and approved by our board of directors. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 125%. Personal guarantees are often required. In addition, we require that security instruments contain affirmative language concerning the prospective borrower's responsibility for compliance with laws and regulations (including environmental, health and safety) and for protecting the environmental conditions of the security property. A phase one environmental assessment report, prepared in conformance with our environmental risk policy, is obtained if the loan is in excess of $750,000 or if there is any indication of possible contamination at the security property.


     Our commercial real estate loan portfolio, including land loans, at March 31, 2002 was $325.0 million, or 21.8% of total loans, and our multi-family residential real estate loan portfolio at such date was $65.6 million, or 4.4% of total loans. Of the aggregate of such portfolios, $278.2 million related to loans secured by properties outside our primary market area. The average size of our commercial real estate, multi-family residential real estate and land loans at March 31, 2002 was $1.3 million, $1.2 million and $774,000, respectively. The largest multi-family or commercial real estate loan at March 31, 2002 was a $10.0 million participation interest which we purchased in 2001 in a $50.2 million two-year credit facility issued by a local financial institution to a locally based and nationally recognized golf course developer. The loan is secured by liens on 11 golf courses developed by the borrower. In addition, the principals have issued personal guarantees. At March 31, 2002, $9.5 million had been disbursed. This loan was performing in accordance with its terms at March 31, 2002.



     In recent periods we have increased our lending to finance the acquisition of land for residential and commercial real estate projects. Such loans totaled $67.3 million at March 31, 2002 ($51.3 million of which had been disbursed at such date). The largest of such loans at such date totaled $14.9 million and consists of a loan made in 2001 to a joint venture to acquire a 557 acre parcel north of Lincoln, Nebraska and to complete the infrastructure development. The mixed-use project includes 740 residential lots, 14 acres for the construction of multi-family residential units, 50 acres for the construction of office and retail space and 68 acres for light industrial use. The majority joint venture partner is a financial institution which has pledged a $1.0 million letter of credit against which we can draw in the event of default. The other joint venture partner has given us a personal guarantee with respect to 40% of the loan principal. At March 31, 2002, $8.7 million had been disbursed. The borrower is currently selling the commercial lots. The loan has a seven year term, interest only. The loan was performing in accordance with its terms at March 31, 2002.


     Loans secured by commercial and multi-family residential real estate properties generally involve larger principal amounts and a greater degree of risk than single-family residential mortgage loans. Payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties. Repayment of such loans may be subject to adverse conditions in the real estate market or the economy and a concentration of loans in a geographic region may be subject to greater risk because of the potential for adverse economic conditions affecting that region. We seek to minimize these risks through our underwriting standards. See "Risk Factors-Our Loan Portfolio Includes More Loans With A Higher Risk of Loss" and "-Our Purchases of Loans Outside Our Primary Market Area May Increase Our Risks."

     Construction Lending. We offer residential construction loans for either pre-sold houses (a purchase contract has been signed) or speculative houses (properties for which no buyer yet exists). We have also during recent years become involved in commercial real estate construction as well as purchasing residential construction loans or participation interests in such loans. Approximately 55% of our residential construction loans are for pre-sold houses. As part of the increased emphasis on construction lending, we hired several experienced loan originators in order to increase our capabilities in this lending area.


     We generate our residential construction loans within our primary market area primarily through direct contact with home builders. Most of such loans involve properties located in the Omaha and Lincoln metropolitan areas. During the past few years, we have become involved in purchasing residential construction loans and participation interests in such loans secured by properties outside our primary market area, primarily in Columbia and Charleston, South Carolina, Atlanta, Georgia, and Birmingham, Alabama. Whether we originate or purchase residential construction loans, we review all plans, specifications and cost estimates and require that the contractor be known by us to be reputable. The amount of construction advances to be made, together with the sum of previous disbursements, may not exceed the percentage of completion of the construction. Such loans generally have terms not exceeding nine months, have loan-to-value ratios of 80% or less of the appraised value upon completion and do not require the amortization of the principal during the term of the loan. The loans are made with adjustable rates of interest based on the Wall Street Journal prime rate plus a margin. At March 31, 2002, residential construction loans (including participation interests) totaled $129.2 million (including undisbursed loans in process), or 8.7% of our total loan portfolio. Of such amount, $70.3 million related to loans secured by properties outside our primary market area. The average loan size of our residential and commercial construction loans was $233,000 and $4.8 million, respectively, at March 31, 2002.



     We have increased significantly our involvement in commercial construction lending during the last two years. As a result of such efforts, commercial construction loans totaled $105.6 million (including undisbursed loans in process) at March 31, 2002, or 7.1% of total loans, as compared to $6.8 million or .7% of total loans at December 31, 1999. At March 31, 2002, $24.3 million of our commercial construction loans were secured by properties outside our primary market area. Most of such loans are extended to build office buildings, hotels or apartment buildings. However, during the past year, we have extended loans for substantially larger amounts than was our past practice. A significant portion of our commercial construction portfolio is accounted for by two loans. During 2001, we extended a $17.5 million two year construction loan to a limited liability company formed by local physicians to acquire the land and build a 59 bed specialized for-profit cardiac hospital located in Lincoln, Nebraska. Under the terms of the loan, we require the doctors who will be the members of the limited liability company to make a $7.0 million equity contribution, payable over the construction period to the limited liability company, which amounts are pledged to us as further security for the loan. As of December 31, 2001, the borrower had acquired the land for the site of the hospital. At March 31, 2002, $3.4 million had been disbursed. We also extended in 2001 a $16.2 million loan to construct a 184 unit upscale apartment building located in Des Moines, Iowa. The loan has a two year term with a commitment for permanent financing from Fannie Mae. We have offered to provide permanent financing in the event the Fannie Mae commitment is not exercised by the borrower. We have obtained personal guarantees from the borrower. At March 31, 2002, we had disbursed $6.8 million. Both loans were performing in accordance with their terms at March 31, 2002.


     Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value which is insufficient to assure full repayment. See "Risk Factors-Our Loan Portfolio Includes More Loans With A Higher Risk of Loss" and "-Our Purchases of Loans Outside Our Primary Market Area May Increase Our Risks."

     Warehouse Mortgage Lines of Credit. In recent years, we have become actively involved in originating revolving lines of credit to small to mid-sized mortgage brokers. The lines are drawn upon by such companies to fund the origination of one- to four-family loans. Prior to funding the advance, the mortgage broker must have an approved commitment for the purchase of the loan which in turn reduces credit exposure associated with the line. The lines are repaid upon completion of the sale of the mortgage loan to third parties which usually occurs within 21 days of origination of the loan. In connection with extending the line of credit to the mortgage broker, we enter into agreements with each company to which such mortgage broker intends to sell loans which are being funded with the line of credit from us. Under such agreements, the loan purchaser agrees to hold the mortgage documents issued by the mortgage brokers on behalf of and for our benefit until such time that the purchasers remit to us the purchase price for such loans. The lines are structured with adjustable rates tied to the Wall Street Journal prime rate plus or minus a margin with a floor on the interest rate. We fund a portion of the advances using short-term borrowings from the Federal Home Loan Bank. Maximum amounts permitted to be advanced by us under existing warehouse mortgage lines of credit range in amount from $3.0 million to $20.0 million. With respect to our largest line of credit, we sold participation interests aggregating $12.0 million to two other financial institutions before extending a $30.0 million line of credit in order to limit our risk and to ensure compliance with our loans-to-one borrower regulatory limitation. At March 31, 2002, the largest outstanding amount under an individual warehouse mortgage line was $13.4 million. This lending area increased significantly during fiscal 2001 due to the strength of the mortgage market resulting in large part from the low interest rate environment existing in 2001. As of December 31, 2001, advances under warehouse mortgage lines of credit totaled $224.1 million or 14.8% of the total loan portfolio. However, during the three months ended March 31, 2002, the utilization of warehouse lines of credit declined as a result of the slowdown in residential mortgage refinance activity. At March 31, 2002, warehouse lines of credit amounted to $96.7 million or 6.5% of the total loan portfolio. As part of the structure of the lines of credit, the mortgage brokers are required to maintain commercial deposits with us, with the amount of such deposits depending upon the amount of the line and other factors.




     Consumer and Other Lending. Consumer loans, consisting primarily of home equity loans and home improvement loans, amounted to $250.4 million or 16.8% of our total loan portfolio at March 31, 2002. We generally offer home equity loans and lines of credit in amounts up to $100,000 with a term of 15 years or less and a loan-to-value ratio up to 100% of value. We also offer home improvement loans in amounts up to $100,000 with a term of 15 years or less and a loan-to-value ratio up to 100% of value. A substantial portion of our home improvement loans consist of loans we have purchased from a third party. Under the terms of our arrangements with this third party, if any loan becomes more than 120 days past due, we can require the seller to re-purchase such loan at a price equal to our total investment in the loan, including any uncollected and accrued interest. During 2001 and the three months ended March 31, 2002, we purchased $22.8 million and $8.8 million, respectively, of such loans. At March 31, 2002, we held $50.4 million of loans purchased under such arrangement. We also offer automobile loans in amounts up to $50,000 with 72 month and 60 month terms for new and used cars, respectively, and loan-to-value ratios of not more than 95% for new cars and not more than 85% for used cars. Most of our automobile loans are obtained through a network of 49 new and used automobile dealers located primarily in Lincoln and Omaha, Nebraska. During 2001 and the three months ended March 31, 2002, we purchased approximately $30.0 million and $9.4 million, respectively, of such loans. Although employees of the automobile dealership take the application, the loans are made pursuant to our underwriting standards and must be approved by one of our authorized loan officers. Upon closing of the loan by the dealer, the loan is purchased by us. During 2000, we hired the members of an experienced lending group from another financial institution which specialized in such lending. Our consumer loans also include loans on recreational vehicles, boat loans, motorcycle loans, unsecured loans, loans on deposit accounts and student loans.



     Unsecured loans and loans secured by rapidly depreciating assets such as automobiles entail greater risks than single-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. At March 31, 2002, our consumer loans 90 days or more delinquent totaled $585,000.



     Commercial Business Lending. At March 31, 2002, we had $17.4 million in commercial business loans which amounted to 1.2% of total loans receivable. Our commercial business loans are made primarily to small to mid-sized businesses located within our primary market area and range between $4,000 and $2.9 million. We are increasing our emphasis on such lending as part of our overall increased emphasis on commercial real estate lending, including hiring an experienced commercial business lending officer. Although we currently anticipate that commercial lending activity will increase in the future, we do not expect it to become a significant part of our overall lending activity in the near future.


     Loan Approval Procedures and Authority. Our board of directors establishes the lending policies and procedures for us. All general lending policies are set on an ongoing basis by the Asset/Liability Committee composed of the following officers of TierOne Bank: Chief Executive Officer; President; Executive Vice
Presidents: Director of Lending, Director of Administration, Director of Retail Banking, Director of Finance; and Senior Vice Presidents: Marketing Officer and Controller. Under policies established by the Asset/Liability Committee, various officers or combinations of officers have loan approval authority, the specific amounts and requirements being set forth for each loan type. For loan amounts in excess of $6.0 million, approval of our board of directors is required.

Delinquent Loans, Classified Assets and Real Estate Owned

     Delinquencies and Classified Assets. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis. These reports include information regarding all loans 30 days or more delinquent and all real estate owned. These reports are provided to the board of directors. The procedures we take with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We generally send the borrower a written notice of non-payment after the loan is first past due. Our guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, we will attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for us to take legal action, which typically occurs after a loan is 90 days or more delinquent, we will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by us, becomes real estate owned.

     Federal regulations and our Asset Classification Policy require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated the Office of Thrift Supervision's internal asset classifications as a part of our credit monitoring system. We currently classify problem and potential problem assets as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention."


     When an insured institution classifies one or more assets, or portions thereof, as "substandard" or "doubtful", it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.



     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances. The Office of Thrift Supervision, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulletin ("SAB") No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." The guidance contained in the SAB focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC's issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council ("FFIEC"), issued an interagency policy statement entitled "Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions" (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. We continue to review and update our policies in our effort to ensure our compliance with these pronouncements. Although management believes that, based on information currently available to us at this time, our allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at such date, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.



     The Asset/Liability Committee reviews and classifies assets on a monthly basis and the board of directors reviews the results of the reports on a quarterly basis. We classify assets in accordance with the management guidelines described above. At March 31, 2002 and at December 31, 2001 and 2000, we had $2.3 million, $1.8 million and $5.3 million, respectively, of assets classified as "substandard" which consisted of real estate owned, non-accrual single-family residential mortgage and consumer loans and, at December 31, 2000, also included non-accrual commercial real estate and residential construction loans. Non-accrual loans are those loans 90 days or more delinquent. At March 31, 2002 and at December 31, 2001 and 2000, included in loans 90 days or more delinquent were $2.1 million, $1.7 million and $4.5 million, respectively, of substandard assets. At such dates, we had no loans classified as "doubtful" or "loss." In addition, as of March 31, 2002 and as of December 31, 2001 and 2000, we had $0, $0 and $2.9 million, respectively, of loans designated "special mention."

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

                                               March 31, 2002                                December 31, 2001
                               ---------------------------------------------  -------------------------------------------------
                                      30-89               90 or More Days              30-89              90 or More Days
                                   Days Overdue               Overdue               Days Overdue              Overdue
                               ---------------------  ----------------------  -------------------------- ----------------------
                                 Number    Principal     Number    Principal    Number        Principal   Number     Principal
                                 of Loans  Balance       of Loans  Balance      of Loans      Balance     of Loans   Balance
                               ---------- ----------  ----------- ----------  ----------    ------------ ---------  -----------
                                                                                             (Dollars in Thousands)
One- to four-family
 residential                           29  $4,595             17    $1,527           40       $6,632          14      $  898
Multi-family residential               --      --             --        --           --           --          --          --
Commercial real estate and
 land                                  --      --             --        --           --           --                      --
Residential construction                1     131             --        --           --           --          --          --
Commercial construction                --      --             --        --           --           --          --          --
Commercial business                    --      --             --        --           --           --          --          --
Warehouse mortgage lines of
   credit                              --      --             --        --           --           --          --          --
Consumer loans                        132   2,076             62       585          204        2,694          89         767
                                      ---  ------             --    ------          ---       ------       -----      ------
Total delinquent loans                162  $6,802             79    $2,112          244       $9,326         103      $1,665
                                      ===  ======             ==    ======          ===       ======       =====      ======
Delinquent loans to total
 loans                                       0.46%                    0.14%                     0.61%                   0.11%
                                           ======                   ======                    ======                  ======


                                               December 31, 2000
                                   ---------------------------------------------
                                          30-89              90 or More Days
                                        Days Overdue             Overdue
                                   ---------------------  ----------------------
                                     Number    Principal    Number    Principal
                                    of Loans   Balance      of Loans  Balance
                                   ---------  ----------  ---------- -----------

One- to four-family
 residential                               48    $2,030         13     $1,009
Multi-family residential                   --        --         --         --
Commercial real estate and
 land                                      --        --          2      2,703
Residential construction                    3       484          4        380
Commercial construction                    --        --         --         --
Commercial business                        --        --         --         --
Warehouse mortgage lines of
   credit                                  --        --         --         --
Consumer loans                            144     1,662         70        416
                                          ---    ------        ---     ------
Total delinquent loans                    195    $4,176         89     $4,508
                                          ===    ======        ===     ======
Delinquent loans to total
 loans                                             0.35%                 0.37%
                                                 ======                ======

     Non-Accrual Loans and Real Estate Owned. The following table sets forth information regarding non-accrual loans and real estate owned. At March 31, 2002, non-performing loans consisted of 17 single-family residential loans with an average balance of $90,000 and 62 consumer loans with an average balance of $9,000. At such date, real estate owned totaled $223,000 consisting of four single-family residential properties and repossessed automobiles. Troubled debt restructurings consisted of four loans with an average balance of $78,000 at March 31, 2002. Such restructured loans were performing in accordance with their terms at such date. It is our policy to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. For the year ended December 31, 2001 and the three months ended March 31, 2002, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $86,000 and $74,000, respectively. Total impaired loans, amounted to approximately $311,000 at March 31, 2002, and $345,000 and $3.3 million at December 31, 2001 and 2000, respectively.

     The following table shows the amounts of our non-performing assets at the dates indicated. We did not have any accruing loans 90 days or more past due at the dates shown.


                                        March 31,                  December 31,
                                                    --------------------------------------------
                                          2002      2001      2000      1999      1998      1997
                                        ---------   -----    ------    ------    ------    -----
                                                            (Dollars in Thousands)
Non-accruing loans:
   One- to four-family residential       $1,527    $  898    $1,009    $1,312    $1,101    $  760
   Multi-family residential                  --        --        --        --       672        --
   Commercial real estate and land           --        --     2,703        --        --        13
   Residential construction                  --        --       380        --        --       226
   Commercial construction                   --        --        --        --        --        --
   Commercial business                       --        --        --        --        --        --
   Warehouse mortgage lines of credit        --        --        --        --        --        --
   Consumer                                 585       767       416       239        52        85
                                         ------    ------    ------    ------    ------    ------
   Total non-accruing loans               2,112     1,665     4,508     1,551     1,825     1,084
   Real estate owned, net (1)               223       168       807       352       540       672
                                         ------    ------    ------    ------    ------    ------
     Total non-performing assets         $2,335    $1,833    $5,315    $1,903    $2,365    $1,756
                                         ======    ======    ======    ======    ======    ======
Troubled debt restructurings             $  311    $  345    $  185    $  127    $  127    $1,807
Total non-performing assets and
   troubled debt restructurings          $2,646    $2,178    $5,500    $2,030    $2,492    $3,563
                                         ======    ======    ======    ======    ======    ======
Total non-performing loans as a
   percentage of loans, net                0.15%     0.12%     0.40%     0.16%     0.20%     0.13%
                                         ======    ======    ======    ======    ======    ======
Total non-performing assets as a
   percentage of total assets              0.15%     0.12%     0.39%     0.15%     0.21%     0.17%
                                         ======    ======    ======    ======    ======    ======
Total non-performing assets and
   troubled debt structurings as a
   percentage of total assets              0.17%     0.14%     0.40%     0.16%     0.22%     0.34%
                                         ======    ======    ======    ======    ======    ======

-------------
(1) Real estate owned balances are shown net of related loss allowances. Includes both real property and other repossessed collateral consisting primarily of automobiles.

     When we acquire property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, we provide for a specific valuation allowance and charge operations for the diminution in value. It is our policy to obtain an appraisal or broker's price opinion on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is our policy to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties.

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. The allowance is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management performs regular reviews no less than quarterly in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Such reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. For each primary type of loan, we establish a loss factor reflecting our estimate of the known and inherent losses in such loan type using both the quantitative analysis as well as consideration of the qualitative considerations. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of loans held by us, the value of collateral securing the loan, the number of loans requiring heightened management oversight, local and national economic conditions and loan loss information for other institutions. Other factors included in the analysis of the allowance for loan losses include the increased investment in loans which may be deemed to have increased levels of known and inherent losses compared to single-family residential mortgage loans such as our commercial construction loans, our commercial and multi-family real estate loans and our consumer loans. We also considered the increased number of larger commercial real estate, construction and land loans and the substantial increase in mortgage warehouse lines of credit as well as our charge-offs. Another factor considered was management's assessment of certain commercial construction loans for projects that could experience construction delays and increased costs to complete. The establishment of our allowance is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 2002, our allowance for loan losses was 0.93% of total loans receivable.


     We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

         The following table shows changes in our allowance for loan losses during the periods presented.


                                             At or For the Months
                                                 Ended March 31,                      At or For the Year Ended December 31,
                                             -----------------------   -------------------------------------------------------------
                                                 2002        2001         2001          2000          1999         1998       1997
                                             ----------   ----------   ----------    ----------    ----------   --------   ---------
                                                                           (Dollars in Thousands)
Total loans outstanding at end of
  period(1)                                  $1,492,522   $1,290,115   $1,516,987    $1,209,414    $1,021,310   $911,487   $852,533
Average loans outstanding(1)                  1,337,320    1,165,246    1,228,956     1,109,365       926,748    864,848    805,388
Allowance for loan losses, beginning of
  period                                         13,464        9,947        9,947         8,860         7,834      7,160      6,156
Provision for loan losses                           564          486        3,997         1,273         1,132        832      1,033
Charge-offs:
  One- to four-family residential                     3            4           37            61             4          3         20
  Multi-family                                       --           --           --            --            --         --         --
  Commercial real estate and land                    --           --            1            --            --         80         --
  Residential construction                           --           --           --            --            --         --         --
  Commercial construction                            --           --           --            --            --         --         --
  Commercial business                                --           --           --            --            --         --         --
  Warehouse mortgage lines of credit                 --           --           --            --            --         --         --
  Consumer                                          201           58          458           137           117         90         37
                                             ----------   ----------   ----------    ----------    ----------   --------   --------
    Total charge-offs                               204           62          496           198           121        173         57
                                             ----------   ----------   ----------    ----------    ----------   --------   --------
Recoveries on loans previously charged off           19            1           16            12            15         15         28
                                             ----------   ----------   ----------    ----------    ----------   --------   --------
Allowance for loan losses, end of period     $   13,843   $   10,372   $   13,464    $    9,947    $    8,860   $  7,834   $  7,160
                                             ==========   ==========   ==========    ==========    ==========   ========   ========
Allowance for loan losses as a percent of
  total loans outstanding                          0.93%        0.80%        0.89%         0.82%         0.87%      0.86%      0.84%
                                             ==========   ==========   ==========    ==========    ==========   ========   ========
Allowance for loan losses as a percent
  of non-performing loans                        655.45%      829.10%      808.65%       220.65%       571.24%    429.26%    660.52%
                                             ==========   ==========   ==========    ==========    ==========   ========   ========
Ratio of net charge-offs during the
  period to average loans outstanding during
  the period                                       0.06%        0.02%        0.04%         0.02%         0.01%      0.02%      0.01%
                                             ==========   ==========   ==========    ==========    ==========   ========   ========


--------------
(1)  Includes loans held for sale.

         The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.


                                                                                                               December 31,
                                        March 31,         ---------------------- ---------------------- -----------------------
                                          2002                     2001                    2000                    1999
                                  ----------------------- ------------------------ ---------------------- -----------------------
                                                  Loan                     Loan                   Loan                    Loan
                                                Category                 Category               Category                Category
                                     Amount      as a %      Amount       as a %      Amount     as a %      Amount      as a %
                                       of       of Total       of        of Total      of       of Total       of       of Total
                                    Allowance    Loans      Allowance     Loans     Allowance     Loans     Allowance    Loans
                                  ------------ ---------- ------------ ----------- ----------- ---------- ------------ ----------
                                                                                                (Dollars in Thousands)
One- to four-family residential      $   946      33.68%      $  976      33.13%      $  813      46.75%     $  899     54.06%
Multi-family residential               1,978       4.39        1,715       4.89        1,395       5.54       1,440      5.99
Commercial real estate and land        4,884      21.77        3,876      17.03        3,316      17.42       2,723     14.96
Residential construction                 696       8.66          597       7.47          353       6.40         214      4.07
Commercial construction                  767       7.07          586       6.30          235       3.82          40      0.66
Commercial business                      209       1.17          146       0.80           33       0.23          14      0.19
Warehouse mortgage lines of credit       193       6.48          448      14.77           74       3.07          56      2.39
Consumer                               4,256      16.78        4,736      15.61        3,447      16.77       3,474     17.68
Unallocated                              (86)     16.78          384      15.61          281      16.77           -     17.68
                                     -------     ------      -------     ------       ------     ------      ------    ------
  Total                              $13,843     100.00%     $13,464     100.00%      $9,947     100.00%     $8,860    100.00%
                                     =======     ======      =======     ======       ======     ======      ======    ======

                                   ---------------------------------------------
                                           1998                    1997
                                   ---------------------------------------------
                                                  Loan                    Loan
                                                Category                Category
                                     Amount      as a %       Amount      as a %
                                       of       of Total       of       of Total
                                    Allowance     Loans     Allowance     Loans
                                   ----------- ---------- ------------ ---------
One- to four-family residential      $  892      55.69%      $  877      58.59%
Multi-family residential              1,329       5.73        1,240       6.01
Commercial real estate and land       2,377      13.55        2,586      15.63
Residential construction                195       3.85          203       4.29
Commercial construction                  45       0.79           57       1.08
Commercial business                      14       0.20           16       0.24
Warehouse mortgage lines of credit      114       5.06           42       1.99
Consumer                              2,868      15.13        2,159      12.17
Unallocated                               -      15.13            -      12.17
                                     ------     ------       ------     ------
  Total                              $7,834     100.00%      $7,160     100.00%
                                     ======     ======       ======     ======


Investment Activities

     Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Historically, we have maintained liquid assets at a level considered to be adequate to meet our normal daily activities.


     Our investment policy, as approved by the board of directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and to complement our lending activities. We primarily utilize investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations. We have invested primarily in U.S. Government and agency securities, corporate commercial paper, mutual funds, U.S. Government sponsored agency issued mortgage-backed securities and collateralized mortgage obligations. As required by SFAS No. 115, we have established an investment portfolio of securities that are categorized as held to maturity or available for sale. We do not currently maintain a portfolio of securities categorized as held for trading. The substantial majority of our investment and mortgage-backed securities are purchased for the available-for-sale portfolio which portfolio totaled $101.1 million, or 6.6% of total assets, at March 31, 2002. At such date, we had net unrealized losses with respect to such securities of $261,000 resulting in a net of tax unrealized loss of $170,000. At March 31, 2002, the held-to-maturity securities portfolio totaled $226,000.


     At March 31, 2002, we had invested $35.1 million in mortgage-backed securities, or 2.3% of total assets, all of which were classified as available for sale. Of such amount, $23.8 million were issued by Fannie Mae, $4.1 million were issued by the "Government National Mortgage Association" or GNMA and $729,000 were issued by Freddie Mac. Of the $35.1 million of mortgage-backed securities, $22.9 million had adjustable-rates with maximum interest rate adjustments of 1.0% to 2.0% annually and up to 5.0% to 6.0% over the life of the security. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on GNMA securities is guaranteed by GNMA and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

     Collateralized mortgage obligations are typically issued by a special-purpose entity (in TierOne Bank's case, private issuers or government agencies), which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Substantially all of the collateralized mortgage obligations held in our portfolio consist of senior sequential tranches, primarily investments in the first tranche of the collateralized mortgage obligations. By purchasing senior sequential tranches, management attempts to ensure the cash flow associated with such an investment. While non-agency private issues are somewhat less liquid than collateralized mortgage obligations issued by GNMA, Fannie Mae or Freddie Mac, they generally have a higher yield than agency insured or guaranteed collateralized mortgage obligations, such higher yield reflecting in part the lack of such guarantee or protection and, thus, the potentially higher risk of loss or default associated with such assets.

           The following table sets forth certain information relating to our investment securities portfolio (excluding mortgage-backed securities) at the dates indicated.


                                                                                           December 31,
                                                     March 31,       ---------------------------------------------------------------
                                                       2002                  2001                 2000                  1999
                                               -------------------   ------------------    -------------------   -------------------
                                               Carrying    Market    Carrying    Market    Carrying    Market    Carrying    Market
                                                 Value      Value      Value      Value      Value      Value      Value      Value
                                               --------   --------   --------   -------    --------   --------   --------   --------
                                                                                   (In Thousands)
U.S. government agency obligations             $ 38,182   $ 37,894   $ 26,691   $ 26,691   $ 76,500   $ 76,230   $ 80,510   $ 77,973
Corporate securities                             22,137     21,758     12,214     11,833      8,978      8,705      9,221      9,248
Municipal obligations                               226        226        221        221        195        195        194        194
Asset Management Fund ARM Fund                    6,000      6,000      6,000      6,000         --         --         --         --
                                               --------   --------   --------   --------   --------   --------   --------   --------
Total investment securities                      66,545     65,878     45,126     44,745     85,673     85,130     89,925     87,415
FHLB stock                                       12,681     12,681     14,836     14,836     15,160     15,160     10,695     10,695
                                               --------   --------   --------   --------   --------   --------   --------   --------
  Total investment securities and FHLB stock   $ 79,226   $ 78,559   $ 59,962   $ 59,581   $100,833   $100,290   $100,620   $ 98,110
                                               ========   ========   ========   ========   ========   ========   ========   ========



     The following table sets forth the amount of investment securities (excluding mortgage-backed securities) which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 2002. No tax-exempt yields have been adjusted to a tax-equivalent basis.



                                                                Amounts at March 31, 2002 Which Mature In
                                          ----------------------------------------------------------------------------------------
                                                                 Over One
                                                      Weighted     Year       Weighted    Over Five   Weighted    Over    Weighted
                                          One Year     Average    Through      Average      Through    Average     Ten     Average
                                          or Less      Yield     Five Years     Yield     Ten Years    Yield      Years     Yield
                                          --------    --------   ----------   --------    ---------   --------    -----   --------
                                                                               (Dollars in Thousands)
Bonds and other debt securities:
  U.S. government agency obligations       $    --        --%      $13,188      5.83%      $24,994      6.04%   $   --        --%
  Corporate securities                      13,639      3.37            --        --            --        --     8,498      2.84
Municipal obligations                           --        --            --        --           226      8.25        --        --
Equity securities:
  Asset Management Fund ARM Fund             6,000      3.28            --        --            --        --        --        --
  FHLB stock(1)                             12,681      4.50            --        --            --        --        --        --
                                           -------                 -------                 -------              ------
    Total investment securities and FHLB
     Stock                                 $32,320      3.80%      $13,188      5.83%      $25,220      6.06%   $8,498      2.84%
                                           =======     ======      =======      ======     =======      =====   ======      =====


-------------------
(1) As a member of the Federal Home Loan Bank of Topeka, we are required to maintain our investment in FHLB stock, which has no stated maturity.

     The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated.


                                                           December 31,
                                        March 31,  -----------------------------
                                          2002       2001       2000      1999
                                        ---------  -------    --------  --------
                                                      (In Thousands)
Fixed rate:
    FHLMC                                $    187  $    233   $    349  $  4,564
    FNMA                                    5,568     6,228      9,648    42,369
    FHLMC/FNMA CMOs                           229     3,101        387       851
    Private CMOs                            6,158     7,582      8,314    32,612
                                         --------  --------   --------  --------
      Total fixed rate                     12,142    17,144     18,698    80,396
                                         --------  --------   --------  --------
Adjustable rate:
    GNMA                                    4,121     4,608      7,058    20,330
    FNMA                                   18,274    23,441     41,990    52,661
    FHLMC                                     542       595      1,266     1,660
                                         --------  --------   --------  --------
      Total adjustable-rate                22,937    28,644     50,314    74,651
                                         --------  --------   --------  --------
      Total mortgage-backed securities   $ 35,079  $ 45,788   $ 69,012  $155,047
                                         ========  ========   ========  ========



     Information regarding the contractual maturities and weighted average yield of our mortgage-backed securities portfolio at March 31, 2002 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities.



                                                  Amounts at March 31, 2002 Which Mature In
                                --------------------------------------------------------------------------
                                            Weighted     Over One      Weighted                   Weighted
                                 One Year    Average     through       Average      Over Five     Average
                                 or Less      Yield     Five Years      Yield         Years        Yield
                                ---------   --------    ----------     ---------    ---------     --------
                                                           (Dollars in Thousands)
Fixed rate:
   FHLMC                        $   --          --%      $   --            --%      $   187         8.50%
   FNMA                             --          --           54          8.00         5,514         6.17
   FHLMC/FNMA CMOs                  --          --          229          1.91            --         6.38
   Private CMOs                     --          --           17         10.55         6,141           --
                                ------                   ------                     -------
     Total fixed-rate               --          --          300          3.50        11,842         6.32
                                ------        ----       ------         -----       -------         ----
Adjustable rate:
   GNMA                             --          --           --            --         4,121         6.72
   FNMA                             --          --           --            --        18,274         6.33
   FHLMC                            --          --           --            --           542         7.01
                                ------                   ------                     -------
     Total adjustable-rate          --          --           --            --        22,937         6.42
                                ------        ----       ------         -----       -------         ----
        Total                   $   --          --%      $  300          3.50%      $34,779         6.38%
                                ======        ====       ======         =====       =======         ====

     The following table sets forth the purchases, sales and principal repayments of our mortgage-backed securities during the periods indicated.


                                                     At or For the Three                  At or For the
                                                     Months Ended March 31,           Year Ended December 31,
                                                    -----------------------     -------------------------------------
                                                       2002         2001           2001         2000          1999
                                                    ---------     ---------     ---------    ---------      ---------
                                                                        (Dollars in Thousands)

Mortgage-backed securities at beginning of period   $  45,788     $  69,012     $  69,012     $ 155,047     $  83,212
Purchases                                                  --            --        11,628            --       109,799
Repayments                                            (10,678)       (4,367)      (34,810)      (27,213)      (37,653)
Sales                                                      --            --            --       (59,528)           --
Amortizations of premiums and discounts, net              (31)            2           (42)          706          (311)
                                                    ---------     ---------     ---------     ---------     ---------
Mortgage-backed securities at end of period         $  35,079     $  64,647     $  45,788     $  69,012     $ 155,047
                                                    =========     =========     =========     =========     =========
Weighted average yield at end of period                  6.36%         6.63%         6.14%         6.66%         6.48%
                                                    =========     =========     =========     =========     =========


Sources of Funds

     General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

     Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking (both interest-bearing and non-interest-bearing), money market, savings, certificate accounts and individual retirement accounts. More than 51% of the funds deposited with us are in core deposits (deposits other than certificates of deposit).

     The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.


     We use traditional means of advertising our deposit products, including broadcast and print media and generally do not solicit deposits from outside our market area. In recent years, we have expanded our marketing efforts to include direct mailings in an effort to attract new checking relationships. This marketing strategy has resulted in a significant increase in core deposits, particularly checking accounts, as well as increased fee income and new customer relationships. In 2000, we introduced our "High Performance" checking product line which includes a number of product options for our customers including free checking, interest-bearing checking and the "Wall Street" checking account. As a result, the number and aggregate balance of our checking accounts increased from approximately 36,700 and $157.5 million, respectively, at December 31, 2000 to approximately 49,200 and $295.3 million, respectively, at March 31, 2002, reflecting increases of 34.1% and 87.5%. Employees are offered incentives to sell the products and customers receive gifts for opening new accounts as well as referring other customers.

     We do not actively solicit certificate accounts in excess of $100,000 or use brokers to obtain deposits. At March 31, 2002, the weighted average remaining maturity of our certificate of deposit accounts was 11 months.

     The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.


                                                                                            December 31,
                                           March 31,      -----------------------------------------------------------------------
                                            2002                     2001                    2000                     1999
                                ----------------------    ----------------------    -------------------   -----------------------
                                   Amount         %          Amount         %         Amount        %        Amount          %
                                -----------    -------    ----------     -------    ---------    ------   -----------     --------
                                                                         (Dollars in Thousands)
Certificate accounts:

  1.00% - 1.99%                 $       --          --%  $       --          --%   $       --         --%   $       21          --%
  2.00% - 2.99%                     97,394        8.68       32,156        2.93            23         --            38          --
  3.00% - 3.99%                    131,732       11.74      178,062       16.25            --         --            --          --
  4.00% - 4.99%                    134,883       12.02      126,641       11.55         2,885       0.28       120,058       11.93
  5.00% - 5.99%                    132,578       11.82      158,226       14.43       193,736      18.49       370,801       36.86
  6.00% - 6.99%                     28,415        2.53       39,697        3.62       333,628      31.84        45,062        4.48
  7.00% - 7.99%                        251        0.02          547        0.05        30,391       2.90           381        0.04
  8.00% or more                          7          --            7          --             7         --           364        0.04
                                ----------      ------   ----------      ------    ----------      -----    ----------      ------
  Total certificate accounts       525,260       46.81      535,336       48.83       560,670      53.51       536,725       53.35%
                                ----------      ------   ----------      ------    ----------      -----    ----------      ------
Transaction accounts:
  Passbook savings                  13,937        1.24       12,988        1.19        10,129       0.97        10,882        1.08
  Money market                     287,581       25.63      295,991       27.00       319,498      30.49       353,643       35.15
  Interest-bearing checking        264,443       23.57      227,473       20.75       137,735      13.14        87,090        8.66
Non-interest-bearing checking       30,849        2.75       24,454        2.23        19,804       1.89        17,648        1.76
                                ----------      ------   ----------      ------    ----------     ------    ----------      ------
Total transaction accounts         596,810       53.19      560,906       51.17       487,166      46.49       469,263       46.65
                                ----------      ------   ----------      ------    ----------     ------    ----------      ------
     Total deposits             $1,122,070      100.00%  $1,096,242      100.00%   $1,047,836     100.00%   $1,005,988      100.00%
                                ==========      ======   ==========      ======    ==========     ======    ==========      ======


     The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.


                                               Three Months Ended March 31,                             Year Ended December 31,
                          ----------------------------------------------------------------------  ----------------------------------
                                         2002                                2001                                 2001
                          ---------------------------------   ----------------------------------  ----------------------------------
                           Average     Interest    Average      Average    Interest     Average     Average     Interest    Average
                           Balance      Expense   Rate Paid     Balance     Expense    Rate Paid    Balance      Expense   Rate Paid
                           -------      -------   ---------     -------     -------    ---------    -------      -------   ---------
                                                                                                   (Dollars in Thousands)
Interest-bearing
  checking                $  241,213  $    1,135      1.88%   $  147,450  $    1,268      3.44%   $  177,984   $    4,750     2.67%
Passbook                      13,508          43      1.27        10,286          41      1.59        11,296          171     1.51
Money market                 292,388       1,504      2.06       314,256       3,524      4.49       305,987       10,551     3.45
Certificates of deposit      529,234       5,477      4.14       577,668       8,861      6.14       570,846       31,685     5.55
                          ----------  ----------  --------    ----------  ----------   -------    ----------   ----------
Total interest-bearing
  deposits                 1,076,343       8,159      3.03%    1,049,660      13,694      5.22%    1,066,113       47,157     4.42%
                                                  ========                             =======                             =======
Non-interest-bearing
  checking                    25,938          --        --        19,495          --        --        22,234           --       --
                          ----------  ----------              ----------  ----------              ----------   ----------
  Total deposits          $1,102,281  $    8,159      2.96%   $1,069,155  $   13,694      5.12%   $1,088,347   $   47,157     4.33%
                          ==========  ==========  ========    ==========  ==========   =======    ==========   ==========  =======

                                                     Year Ended December 31,
                          --------------------------------------------------------------------------
                                           2000                                1999
                          ------------------------------------ -------------------------------------
                            Average      Interest     Average    Average     Interest      Average
                            Balance       Expense    Rate Paid   Balance      Expense     Rate Paid
                            -------       -------    ---------   -------      -------     ---------

Interest-bearing
  checking                $   97,319   $    2,512      2.58%   $   84,808   $    1,820      2.15%
Passbook                      10,829          189      1.75        11,410          192      1.68
Money market                 338,181       15,450      4.57       370,575       15,841      4.27
Certificates of deposit      554,137       32,162      5.80       516,842       27,555      5.33
Total interest-bearing    ----------   ----------              ----------   ----------
  deposits                 1,000,466       50,313      5.03%      983,635       45,408      4.62%
                                                     ======                               ======
Non-interest-bearing
  checking                    19,392           --        --        17,699           --        --
                          ----------   ----------              ----------   ----------
  Total deposits          $1,019,858   $   50,313      4.93%   $1,001,334   $   45,408      4.53%
                          ==========   ==========    ======    ==========   ==========    ======


  The following table shows our savings flows during the periods indicated.


                                                          Three Months Ended March 31,            Year Ended December 31,
                                                          ---------------------------    ---------------------------------------
                                                              2002          2001             2001          2000          1999
                                                          -----------   -----------      -----------   -----------   -----------
                                                                                        (In Thousands)
                         Total deposits                   $ 1,054,714   $ 1,082,034      $ 5,327,227   $ 3,484,178   $ 3,251,501
                         Total withdrawals                 (1,035,869)   (1,040,769)      (5,320,688)   (3,482,242)   (3,269,596)
                         Interest credited                      6,983        12,703           41,867        39,912        37,643
                                                          -----------   -----------      -----------   -----------   -----------
                           Total increase in deposits     $    25,828   $    53,338      $    48,406   $    41,848   $    19,548
                                                          ===========   ===========      ===========   ===========   ===========

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at March 31, 2002.



                                                         Balance at March 31, 2002
                                                 Maturing in the 12 Months Ending March 31,
                                           ------------------------------------------------------
        Certificates of Deposit              2003       2004       2005     Thereafter    Total
        -------------------------------    --------   --------   --------   ----------   --------
                                                              (In Thousands)
        2.00% - 2.99%                      $ 97,394   $     --   $     --    $     --    $ 97,394

        3.00% - 3.99%                       114,020     17,211        500          --     131,731

        4.00% - 4.99%                        89,578     20,689     14,513      10,104     134,884

        5.00% - 5.99%                        47,014     58,707     14,516      12,341     132,578

        6.00% - 6.99%                        24,689      3,482         66         178      28,415

        7.00% - 7.99%                           250         --         --          --         250

        8.00% or more                             8         --         --          --           8
                                           --------   --------   --------    --------    --------
          Total certificate accounts       $372,953   $100,089   $ 29,595    $ 22,623    $525,260
                                           ========   ========   ========    ========    ========



The following table shows the maturities of our certificates of deposit of $100,000 or more at March 31, 2002 by time remaining to maturity.



                                                                            Weighted
                     Quarter Ending:                     Amount           Average Rate
        -------------------------------------------    ----------       ----------------
                                                            (Dollars in Thousands)
        June 30, 2002                                    $12,435              3.70%
        September 30, 2002                                10,670              3.61
        December 31, 2002                                  7,926              3.70
        March 31, 2003                                     8,106              3.90
        After March 31, 2003                              16,631              4.68
                                                         -------
          Total certificates of deposit with
            balances of $100,000 or more                 $55,768              4.00%
                                                         =======              ====

     Borrowings. We utilize advances from the Federal Home Loan Bank of Topeka as an alternative to retail deposits to fund our operations as part of our operating strategy. These Federal Home Loan Bank advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the Federal Home Loan Bank of Topeka. Federal Home Loan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Topeka will advance to member institutions, including us, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank of Topeka. See "Regulation-Federal Home Loan Bank System." At March 31, 2002, we had $253.6 million in outstanding Federal Home Loan Bank advances. We also had a $6.6 million note due Fannie Mae entered into in connection with the extension of a $7.2 million construction loan for an apartment building which Fannie Mae is providing the permanent financing. Under the terms of the loan, Fannie Mae made a forward commitment to the borrower which allowed the borrower to finalize the terms of the financing before the construction loan was repaid.


     The following table shows certain information regarding our borrowings at or for the dates indicated:


                                                        At or For the Three Months        At or For the Year
                                                              Ended March 31,             Ended December 31,
                                                        -------------------------- --------------------------------
                                                             2002        2001        2001        2000        1999
                                                           --------    --------    --------    --------    --------
                                                                            (Dollars in Thousands)
FHLB advances:
   Average balance outstanding                             $224,338    $157,322    $202,852    $246,789    $ 76,315
   Maximum amount outstanding at any
     month-end during the period                           $253,615    $185,448    $296,715    $325,365    $170,482
   Balance outstanding at end of period                    $253,615    $160,448    $296,715    $172,449    $170,482
   Average interest rate during the period                     5.04%       5.48%       4.91%       6.17%       5.56%
   Weighted average interest rate at end of period             4.77%       5.50%       4.30%       5.66%       5.60%

FNMA note:
   Average balance outstanding                             $  6,600          --    $  1,015          --          --
   Maximum amount outstanding at any
     month-end during the period                           $  6,600          --    $  6,600          --          --
   Balance outstanding at end of period                    $  6,600          --    $  6,600          --          --
   Average interest rate during the period                     5.77%         --        5.77%         --          --
   Weighted average interest rate at end of period             5.77%         --        5.77%         --          --



     At March 31, 2002, short-term borrowings amounted to $33.2 million with a weighted average rage of 1.97%. For more information regarding our borrowings, see Note [10] to our consolidated financial statements attached hereto.


Subsidiary Activities


     We are the parent corporation of three wholly-owned subsidiary corporations. TMS Corporation of the Americas is a direct subsidiary of us and holds all of the stock of TierOne Investments and Insurance, Inc. and TierOne Reinsurance Company. TierOne Investments and Insurance provides a wide selection of investment and insurance products, including equity securities, mutual funds and annuities. These products are made available to consumers via licensed representatives in our retail office network. TierOne Reinsurance Company reinsures credit life, accident and health insurance that is sold in conjunction with the origination of consumer loans by TierOne Bank. Fees generated through equity, annuity, mutual fund and insurance sales and commissions contributed $2.2 million and $503,000 in non-interest income during the year ended December 31, 2001 and the three months ended March 31, 2002, respectively.

Properties


     We currently conduct our business from our main office and 57 full-service banking offices in Nebraska, Kansas and Iowa. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices and other properties at March 31, 2002.



                                                                   Date of         Net Book
                                                                    Lease          Value of       Amount of
             Description/Address               Leased/Owned       Expiration       Property        Deposits
------------------------------------------   ----------------   --------------   ------------   --------------
                                                                                       (In Thousands)
Corporate Headquarters:
1221 "N" Street
Lincoln, Nebraska 68508                            Owned(1)                 --          $3,893        $    --

Home Office:
13 & "N" Street
Lincoln, Nebraska 68508                            Owned                    --           3,342         85,788

Branch Offices:
8820 Arbor Street
Omaha, Nebraska 68124-2030                         Owned                    --             346         21,949

2101 South 42nd Street, Suite #100
Omaha, Nebraska 68105-2900                        Leased                  2006              --         40,329

135 North Cotner Street
Lincoln, Nebraska 68505-0204                       Owned                    --             524         57,008

3010 North 90th Street
Omaha, Nebraska 68134-4759                        Leased                  2003               4         24,337

6845 "A" Street
Lincoln, Nebraska 68510-4199                      Leased                  2007             250         31,634

2120 1st Avenue
Kearney, Nebraska 68848-0816                       Owned                    --             277         25,700

513 "E" Street
Fairbury, Nebraska 68352-0022                     Leased                  2003               8         11,925

1612 "K" Street
Ord, Nebraska 68862-0148                           Owned                    --             103         16,568

1301 Main Street
Crete, Nebraska 68333-0126                         Owned                    --             113         14,577

423 West 3rd Street
Alliance, Nebraska 69301-3307                      Owned                    --              37          7,375

1811 West 2nd Street, Suite #108
Grand Island, Nebraska 68802-2320                  Owned                    --           1,352         29,817

                                                                     Date of         Net Book
                                                                      Lease          Value of       Amount of
             Description/Address                  Leased/Owned      Expiration       Property        Deposits
---------------------------------------------- ------------------ --------------- --------------- --------------
3939 Normal Boulevard
Lincoln, Nebraska 68506-5217                        Leased                  2004            $ --        $20,681

840 North 70th Street
Lincoln, Nebraska 68505-2189                        Leased                  2003              13         12,403

220 North Dewey Street
North Platte, Nebraska 69101-4035                    Owned                    --             656         22,286

211 West "C" Street
McCook, Nebraska 69001-0339                         Leased                  2003              --         16,171

14100 "S" Street
Omaha, Nebraska 68137-2600                           Owned                    --             304         13,250

3410 North 27th Street
Lincoln, Nebraska 68521-1314                         Owned                    --           1,106          6,959

1016 Central Avenue
Nebraska City, Nebraska 68410-2337                   Owned                    --              11         27,036

9628 "M" Street
Omaha, Nebraska 68127-2054                          Leased                  2004              --         13,300

2625 South 140th Street
Omaha, Nebraska 68144-2338                           Owned                    --           1,277         19,055

5300 South 56th Street
Lincoln, Nebraska 68516-1833                         Owned                    --             288         18,035

320 Lincoln Avenue
Hebron, Nebraska 68370-0003                          Owned                    --               5          7,793

647 West 2nd Street
Hastings, Nebraska 68901-5131                       Leased                  2002              --         18,016

830 South "E" Street
Broken Bow, Nebraska 68822-0445                      Owned                    --              16         20,525

609 Howard Avenue
St. Paul, Nebraska                                   Owned                    --              27          7,827

6424 Havelock Avenue
Lincoln, Nebraska 68507-1331                         Owned                    --             161         23,081

1028 Toledo Street
Sidney, Nebraska 69162-0197                         Leased                  2003               7         19,369

2001 Broadway; Suite #1
Scottsbluff, Nebraska 69361-1973                     Owned                    --             352         18,584

103 East Main Street
Bloomfield, Nebraska 68718-0547                      Owned                    --               2         16,455

                                                                     Date of         Net Book
                                                                      Lease          Value of       Amount of
             Description/Address                  Leased/Owned      Expiration       Property        Deposits
---------------------------------------------- ------------------ --------------- --------------- --------------
3301 South 13th Street
Lincoln, Nebraska 68502-4576                         Owned                    --           $ 205        $13,266

1000 East Court Street
Beatrice, Nebraska 68310-0664                        Owned                    --             153         17,053

114 West 15th Street
Falls City, Nebraska 68355-0009                      Owned                    --              79         22,536

1301 "J" Street
Auburn, Nebraska 68305-1964                          Owned                    --             154         13,326

173 South 3rd Street
Tecumseh, Nebraska 68450-0536                        Owned                    --              24          8,909

314 East Square
Humboldt, Nebraska 68376-0167                        Owned                    --               8         12,271

608 North Linden
Wahoo, Nebraska 68066-0092                           Owned                    --             116         27,403

400 Braasch
Norfolk, Nebraska 68701-4020                         Owned                    --             301         30,837

1616 North Bell Street
Fremont, Nebraska 68025-3157                        Leased                  2002              --         13,759

2457 33rd Avenue, Suite F
Columbus, Nebraska 68601-1309                       Leased                  2004               1         11,102

127 South 4/th/ Street
Albion, Nebraska                                    Leased                  2002               2          9,906

203 North Lincoln
West Point, Nebraska 68788-1409                     Leased                  2003              --          4,091

1850 10/th/ Street
Gering, Nebraska 69341-2414                          Owned                    --              33          4,815

1004 Avenue D
Gothenburg, Nebraska 69138-1940                      Owned                    --              50          4,095

509 West Broadway
Council Bluffs, Iowa                                Leased                  2025             588         22,297

201 South Locust
Glenwood, Iowa                                       Owned                    --              81         11,829

3201 West Broadway
Council Bluffs, Iowa 51501-3360                      Owned                    --             234         12,283

700 West Thomas Avenue
Shenandoah, Iowa 51601-1746                          Owned                    --              73         29,383

                                                                     Date of         Net Book
                                                                      Lease          Value of       Amount of
             Description/Address                  Leased/Owned      Expiration       Property        Deposits
---------------------------------------------- ------------------ --------------- --------------- --------------
5533 South 27th Street, Suite 101
Lincoln, Nebraska 68512-1611                        Leased               2006         $    73     $   20,510

509 Chestnut Street
Atlantic, Iowa 50022-1249                           Leased               2002               2         20,674

200 South Jefferson
Plainville, Kansas 67663-0030                        Owned                 --              23         19,665

201 South Cedar
Stockton, Kansas 67669-0274                          Owned                 --              17          8,450

802 North Broadway Street
Red Oak, Iowa 51566-1440                             Owned                 --             177         16,283

301 East Washington
Clarinda, Iowa 51632-0200                            Owned                 --              40         23,141

203 North 18th Street
Marysville, Kansas 66508-0229                        Owned                 --              45         17,108

615 North 114th Street
Omaha, Nebraska 68154-1514                          Leased               2004             332         29,825

1722 Madison Avenue
Council Bluffs, Iowa 51503-5277                    Owned(2)                --             258         18,795

205 East Erie
Missouri Valley, Iowa 51555-1500                     Owned                 --              22         10,625
                                                                                      -------     ----------
Total                                                                                 $17,565     $1,122,070
                                                                                      =======     ==========

---------------
(1) In February 2002, we purchased our corporate headquarters. The purchase price for the building was approximately $3.5 million. We currently occupy approximately 13.4% of the space with approximately 16.3% of the building being leased to other tenants.
(2)   This office was relocated to a new branch site in June 2002.
      Notification of the move was provided to the Office of Thrift Supervision.

Legal Proceedings

         Other than litigation relating to certain goodwill claims against the U.S. Government described below, we are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company's consolidated financial condition or consolidated results of operations.

         In August 1995, we commenced litigation against the U. S. Government in the U.S. Court of Federal Claims, (the "Claims Court") claiming that the United States breached its contract with us and has unlawfully taken our property without just compensation or due process of law. As described below, our claims arose from changes to the rules for computing our regulatory capital that were required by the adoption of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA").

         Pursuant to FIRREA, which became effective in August 1989, the Office of Thrift Supervision was created as the successor to the Federal Home Loan Bank Board to regulate federally insured savings institutions. At such time, we had $30.0 million of supervisory goodwill remaining from three supervisory mergers we completed in 1982. At the time of these mergers, the U.S. Government agreed we could include the supervisory goodwill as capital for purposes of meeting our supervisory capital requirements. The regulatory goodwill was to be amortized over a 25-year period. As a result of regulations adopted by the Office of Thrift Supervision implementing FIRREA, we had to immediately exclude all of our supervisory goodwill from the calculation of our tangible capital and had to phase the inclusion of this goodwill out of the calculation of our core and risk-based capital requirements over a five-year period. We believe that FIRREA and the adoption of the capital regulations by the Office of Thrift Supervision constituted a breach by the U.S. Government of its contractual commitment regarding the regulatory capital treatment of our supervisory goodwill. As a result, we commenced litigation against the U.S. Government, as discussed below, seeking damages for this breach of contract.

         Our case was initially stayed pending resolution on appeal of a series of cases (United States v. Winstar Corporation) (the "Winstar Cases"). In July 1996, the U.S. Supreme Court ruled in the Winstar Cases that when the U.S. Congress changed the accounting for supervisory goodwill specified in FIRREA, it breached its contractual agreements with these institutions regarding the treatment of supervisory goodwill. The Claims Court issued a case management order in all cases similar to the Winstar Cases, including ours. Pursuant to the case management order, we filed a motion for partial summary judgment with respect to the U.S. Government's liability to us for breach of contract. The U.S. Government, in response, filed a motion for summary judgment, denying any liability to us. The Claims Court has not yet acted on either motion.

         Under the terms of the case management order, we and the U.S. Government commenced discovery in 2000. Discovery was recently completed, including the submission of expert witness testimony by both the U.S. Government and us. We are claiming damages under two alternative theories. First, we are claiming lost profits damages of $66.7 million due to, among other things, lost profits, lost franchise value and "wounded bank" damages. Alternatively, we have claimed damages of $28.5 million for the cost of replacement capital. The U.S. Government's experts have countered, stating that we have not suffered any damages and in fact benefitted from FIRREA since we reduced the number of our branch offices and took other steps which reduced our operating costs. At this time, no trial date has been scheduled and we do not believe the trial will commence for another one to two years.

         The U.S. Government's current litigation strategy is to argue that no damages have been suffered and therefore it will not settle any of the pending goodwill cases. As a consequence, claimants, including us, will be required to proceed to trial to pursue our damage claims. There can be no assurance as to the type or amount of damages, if any, that we may recover or the timing, if we are successful, for receipt by us of any damages from the U.S. Government.

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Personnel

         As of March 3 1,2002, we had 435 full-time employees and 60 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good. See
"Management-Management of TierOne Bank- Benefit Plans" for a description of certain compensation and benefit programs offered to our employees.

                                   REGULATION

         Set forth below is a brief description of certain laws and regulations which are applicable to TierOne Corporation and TierOne Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

 General

         TierOne Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. TierOne Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of TierOne Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions is prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

         The Office of Thrift Supervision regularly examines TierOne Bank and prepares reports for consideration by its Board of Directors on any deficiencies that it may find in the bank's operations. The Federal Deposit Insurance Corporation also has the authority to examine TierOne Bank in its role as the administrator of the Savings Association Insurance Fund. TierOne Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and, to a lesser extent, state laws, especially in such matters as the ownership of savings accounts and the form and content of TierOne Bank's mortgage requirements. The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on us and TierOne Bank and our operations.

TierOne Corporation

         Upon completion of the conversion, TierOne Corporation, the proposed holding company which is a Wisconsin corporation, will be a registered savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended and will be subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. In addition, because TierOne Bank's deposits are insured by the Savings Association Insurance Fund maintained by the Federal Deposit Insurance Corporation, TierOne Bank is, and will continue to be, subject to certain restrictions in dealing with us and with other persons affiliated with the bank.

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         After the conversion, we will operate as a unitary savings and loan holding company. Generally the Home Owners' Loan Act prohibits a savings and loan holding company, such as us, directly or indirectly, from (1) acquiring control (as defined) of a savings institution (or holding company thereof) without prior Office of Thrift Supervision approval, (2) acquiring more than 5% of the voting shares of a savings institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions, without prior Office of Thrift Supervision approval, or (3) acquiring through a merger, consolidation or purchase of assets of another savings institution (or holding company thereof) or acquiring all or substantially all of the assets of another savings institution (or holding company thereof) without prior Office of Thrift Supervision approval or (4) acquiring control of an uninsured institution. A savings and loan holding company may not acquire as a separate subsidiary a savings institution which has its principal offices outside of the state where the principal offices of its subsidiary institution is located, except (a) in the case of certain emergency acquisitions approved by the Federal Deposit Insurance Corporation, (b) if the holding company controlled (as defined) such savings institution as of March 5, 1987 or (c) when the laws of the state in which the savings institution to be acquired is located specifically authorize such an acquisition. No director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the Office of Thrift Supervision, acquire control of any savings institution which is not a subsidiary of such holding company.


TierOne Bank

         Insurance of Accounts. The deposits of TierOne Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

         Under current Federal Deposit Insurance Corporation regulations, Savings Association Insurance Fund-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital - "well capitalized," "adequately capitalized" and "undercapitalized" - which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates during the last six months of 2001 ranging from zero for well capitalized, healthy institutions, such as TierOne Bank, to 27 basis points for undercapitalized institutions with substantial supervisory concerns.


         In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the first quarter of 2002 was .0182% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.


         The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including TierOne Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured

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for a period of six months to two years, as determined by the Federal Deposit
Insurance Corporation. Management is aware of no existing circumstances which would result in termination of TierOne Bank's deposit insurance.

         Regulatory Capital Requirements. The Office of Thrift Supervision capital requirements consist of a "tangible capital requirement," a "leverage capital requirement" and a "risk-based capital requirement." The Office of Thrift Supervision is authorized to impose capital requirements in excess of those standards on individual institutions on a case-by-case basis.

         Under the tangible capital requirement, a savings bank must maintain tangible capital in an amount equal to at least 1.5% of adjusted total assets. Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus a specified amount of purchased mortgage servicing rights.

         Under the leverage capital requirement adopted by the Office of Thrift Supervision, savings banks must maintain "core capital" in an amount equal to at least 3.0% of adjusted total assets. Core capital is defined as common shareholders' equity (including retained earnings), non-cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, plus purchased mortgage servicing rights valued at the lower of 90% of fair market value, 90% of original cost or the current amortized book value as determined under generally accepted accounting principles, and "qualifying supervisory goodwill," less non-qualifying intangible assets.


         Under the risk-based capital requirement, a savings bank must maintain total capital (which is defined as core capital plus supplementary capital) equal to at least 8.0% of risk-weighted assets. A savings bank must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors, which range from 0% for cash and securities issued by the United States Government or its agencies to 100% for repossessed assets or loans more than 90 days past due. Qualifying one- to four-family residential real estate loans and qualifying multi-family residential real estate loans (not more than 90 days delinquent and having an 80% or lower loan-to-value ratio), which at March 31, 2002, represented 31.6% of the total loans receivable of TierOne Bank, are weighted at a 50% risk factor. Supplementary capital may include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and general allowances for loan losses. The allowance for loan losses includable in supplementary capital is limited to 1.25% of risk-weighted assets. The amount of supplementary capital that can be included is limited to 100% of core capital.



        Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital, in addition to the adjustments required for calculating core capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. However, in calculating regulatory capital, institutions can add back unrealized losses and deduct unrealized gains net of taxes, on debt securities reported as a separate component of capital calculated according to generally accepted accounting principles.


         Office of Thrift Supervision regulations establish special capitalization requirements for savings banks that own service corporations and other subsidiaries, including subsidiary savings banks. According to these regulations, certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, engaged solely in mortgage-banking activities, or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to TierOne Bank's level of ownership, including the assets of includable subsidiaries in which TierOne Bank has a minority interest that is not consolidated for generally accepted accounting principles purposes. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. At March 31, 2002, TierOne Bank had $1.3 million of investments subject to a deduction from tangible capital.


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         Under currently applicable Office of Thrift Supervision policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of capital calculated according to generally accepted accounting principles.

         At March 31, 2002, TierOne Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 8.1%, 8.1% and 11.4%, respectively.

         The Office of Thrift Supervision and the Federal Deposit Insurance Corporation generally are authorized to take enforcement action against a savings bank that fails to meet its capital requirements, which action may include restrictions on operations and banking activities, the imposition of a capital directive, a cease-and-desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. In addition, under current regulatory policy, a savings bank that fails to meet its capital requirements is prohibited from paying any dividends.

         Prompt Corrective Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulator for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying management fees to controlling persons if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements.

         Under the Federal Deposit Insurance Corporation Improvement Act, an institution is deemed to be (a) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (b) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized,"
(c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (d) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (e) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements with its appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At March 31, 2002, TierOne Bank was in the "well capitalized" category for purposes of the above regulations.

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         Safety and Soundness Guidelines. The Office of Thrift Supervision and
the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards may be required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. TierOne Bank believes that it is in compliance with these guidelines and standards.

         Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if any of the following occur or would occur as a result of the capital distribution (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         Branching by Federal Savings Institutions. Office of Thrift Supervision policy permits interstate branching to the full extent permitted by statute (which is essentially unlimited). Generally, federal law prohibits federal savings institutions from establishing, retaining or operating a branch outside the state in which the federal institution has its home office unless the institution meets the IRS' domestic building and loan test (generally, 60% of a thrift's assets must be housing-related) ("IRS Test"). The IRS Test requirement does not apply if: (a) the branch(es) result(s) from an emergency acquisition of a troubled savings institution (however, if the troubled savings institution is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the savings institution is located); (b) the law of the state where the branch would be located would permit the branch to be established if the federal savings institution were chartered by the state in which its home office is located; or (c) the branch was operated lawfully as a branch under state law prior to the savings institution's reorganization to a federal charter.

         Furthermore, the Office of Thrift Supervision will evaluate a branching applicant's record of compliance with the Community Reinvestment Act of 1977. An unsatisfactory Community Reinvestment Act record may be the basis for denial of a branching application.

         Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.

         Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan bank as defined in Section 7701(a)(19) of the Internal Revenue Code or by meeting the second prong of the qualified thrift lender test set forth in Section 10(m) of the Home Owner's Loan

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Act. A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with the following restrictions on its operations: (a) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (b) the branching powers of the institution shall be restricted to those of a national bank; (c) the institution shall not be eligible to obtain any new advances from its Federal Home Loan Bank, other than special liquidity advances with the approval of the Office of Thrift Supervision; and (d) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a qualified thrift lender, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding Federal Home Loan Bank advances (subject to safety and soundness considerations).

         Currently, the portion of the qualified thrift lender test that is based on Section 10(m) of the Home Owners' Loan Act rather than the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the Federal Home Loan Bank and direct or indirect obligations of the Federal Deposit Insurance Corporation. Small business loans, credit card loans and student loans are also included without limitation as qualified investments. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of loans for personal, family and household purposes (other than credit card loans and educational loans); and stock issued by Fannie Mae or Freddie Mac. Portfolio assets consist of total assets minus the sum of (a) goodwill and other intangible assets, (b) property used by the savings institution to conduct its business, and (c) liquid assets up to 20% of the institution's total assets. At March 31, 2002, approximately 77.1% of the portfolio assets of TierOne Bank were qualified thrift investments.


         Federal Home Loan Bank System. TierOne Bank is a member of the Federal Home Loan Bank of Topeka, which is one of 12 regional Federal Home Loan Banks that administer the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by its board of directors. At March 31, 2002, TierOne Bank had $253.6 million of Federal Home Loan Bank advances.

         As a member, TierOne Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Topeka in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the members' aggregate amount of outstanding advances. At March 31, 2002, TierOne Bank had $12.7 million in stock of the Federal Home Loan Bank of Topeka, which was in compliance with this requirement.


         The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future and could also result in the Federal Home Loan Banks imposing higher interest rates on advances to members. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.


         Federal Reserve System. Federal Reserve Board regulations require all depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At March 31, 2002, TierOne Bank was in compliance with

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these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision.

         Savings banks are authorized to borrow from a Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings banks to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank advances, before borrowing from a Federal Reserve Bank.

         Affiliate Restrictions. Section 11 of the Home Owners' Loan Act provides that transactions between an insured subsidiary of a holding company and an affiliate thereof will be subject to the restrictions that apply to transactions between banks that are members of the Federal Reserve System and their affiliates pursuant to Sections 23A and 23B of the Federal Reserve Act.

         Generally, Section 23A and 23B and Office of Thrift Supervision regulations issued in connection therewith limit the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. Section 23B applies to "covered transactions" and certain other transactions and requires that all such transactions be on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Section 23B transactions also apply to the provision of services and the sale of assets by a savings association to an affiliate.

         In addition, under Office of Thrift Supervision regulations, a savings institution may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings institution may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings institution and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

         The Office of Thrift Supervision regulation generally excludes all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the Office of Thrift Supervision or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings institutions to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings institutions may be required to give the Office of Thrift Supervision prior notice of affiliate transactions.

Federal Securities Law

         When our conversion is completed, our common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended, and under Office of Thrift Supervision regulations, and generally may not be deregistered for at least three years after the initial public offering. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934, as amended.


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Sarbanes-Oxley Act of 2002

     On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee members. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

     Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution ("FAIR") provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" ("RPAF"). Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

                                    TAXATION

Federal Taxation

         General. We are subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal taxation is only intended to summarize certain pertinent federal income tax matters and is not a comprehensive description of the applicable tax rules. We were last audited by the Internal Revenue Service for tax year 1991 and by the Nebraska Department of Revenue for tax year 1993.

         Upon completion of our conversion, we will file a consolidated federal income tax return. Accordingly, it is anticipated that any cash distributions made by us would be treated as cash dividends, and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

         Method of Accounting. For federal income tax purposes, we report income and expenses on the accrual method of accounting and file our federal income tax return on a calendar year basis.

         Bad Debt Reserves. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, we were permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of our reserve subject to recapture as of December 31, 2001 was approximately $1.0 million.

         Taxable Distributions And Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if we failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, to the extent that we make "non-dividend distributions" that are considered as made (i) from the reserve for losses on qualifying real property loans or (ii) from the supplemental reserve for losses on loans, then an amount based on the amount distributed will be included in our taxable income. Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of our current or accumulated earnings any profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from our bad debt reserve. As a result, any dividends that would reduce amounts appropriated to bad debt reserve and deducted for federal income tax purposes would create a tax liability for us.

         At December 31, 2001, our total federal pre-1988 reserve was approximately $7.7 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

         Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of an exemption amount. Net operating losses, of which we have none, can offset no more than 90% of alternative minimum tax income. However, net operating losses attributable to years ending in 2001 or 2002 or carried forward from an earlier year into 2001 or 2002 can offset 100% of alternative minimum tax liability. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. We have not been subject to the alternative minimum tax nor do we have any such amounts available as credits for carryover.

         Net Operating Loss Carryovers. We may carry back net operating losses to the two preceding taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning before August 6, 1997. For net operating losses in years beginning after August 5, 1997, such net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years. At December 31, 2001, we had no net operating loss carry forwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. We may exclude from income 100% of dividends received from a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State And Local Taxation

         Nebraska Taxation. Under Nebraska law, TierOne Bank presently pays a franchise tax in lieu of a corporate income tax. The franchise tax is the lesser of two amounts computed based on our average deposits and net financial income, respectively. Presently, the tax is $.47 per $1,000 of average deposits but not to exceed an amount determined by applying 3.81% to our net financial income. Net financial income is our income as reported to the Office of Thrift Supervision, including our subsidiaries, after ordinary and necessary expenses but before income taxes.

         In addition, TierOne Corporation will be required to file a Nebraska income tax return because we will be doing business in Nebraska. For Nebraska tax purposes, corporations are presently taxed at a rate equal to 7.81% of taxable income. For this purpose, "taxable income" generally means Federal taxable income, subject to certain adjustments (including addition of interest income on non-Nebraska municipal obligations and excluding interest income from qualified U.S. governmental obligations).

         Iowa and Kansas Taxation. For both Iowa and Kansas income tax purposes, we are taxed at a rate equal to 5.00% and 4.50%, respectively, of taxable income. For this purpose, "taxable income" generally means Federal taxable income, subject to certain adjustments (including addition of interest income on state and municipal obligations).

         Wisconsin Taxation. As a Wisconsin holding company, TierOne Corporation will be subject to a Wisconsin franchise tax based on its net income on a separate (rather than on a consolidated) basis. The only income TierOne Corporation expects to earn are dividends paid to it by its wholly-owned subsidiaries. Accordingly, and because such dividends are generally exempt from Wisconsin franchise tax, TierOne Corporation expects to pay little or no Wisconsin franchise tax. TierOne Corporation will also be required to file an annual report with and pay a nominal filing fee to the State of Wisconsin.

                                   MANAGEMENT

Management of TierOne Corporation

         The Board of Directors of TierOne Corporation is divided into three classes, each of which contains one-third of the Board. The directors shall be elected by the shareholders of TierOne Corporation for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Mr. Roschewski and Ms. Spence has a term of office expiring at the first annual meeting of shareholders, a second class consisting of Messrs. Laphen and McConnell has a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Mr. Lundstrom and Ms. Pocras has a term of office expiring at the third annual meeting of shareholders. Their names and biographical information are set forth under "-Management of TierOne Bank."

         The following individuals are executive officers of TierOne Corporation and hold the offices set forth below opposite their names.

Executive                      Position Held with Company
---------                      --------------------------
Gilbert G. Lundstrom           Chairman of the Board and Chief Executive Officer
James A. Laphen                President and Chief Operating Officer
Eugene B. Witkowicz            Executive Vice President, Chief Financial Officer
                                 and Corporate Secretary

         The executive officers of TierOne Corporation are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

         Information concerning the principal occupations, employment and compensation of the directors and officers of TierOne Corporation during the past five years is set forth under "-Management of TierOne Bank," and "-Executive Officers Who Are Not Directors," "-Director Compensation," "-Executive Compensation," "-Benefit Plans" and "New Stock Benefit Plans." Initially, directors are not expected to receive additional compensation for serving as directors of TierOne Corporation. It is not anticipated that separate compensation will be paid to directors of TierOne Corporation until such time as such persons devote significant time to the separate management of TierOne Corporation's affairs, which is not expected to occur until TierOne Corporation becomes actively engaged in additional businesses other than holding the stock of TierOne Bank. TierOne Corporation may determine that such compensation is appropriate in the future.


Management of TierOne Bank

         The following table sets forth certain information regarding our directors, all of whom are also directors of TierOne Bank.

                                                                                         Director of        Year
                                           Position with TierOne Bank and Principal      TierOne Bank       Term
            Name               Age (1)      Occupation During the Past Five Years            Since         Expires
------------------------   ------------  ---------------------------------------------   -------------   -----------
Gilbert G. Lundstrom            60       Chairman of the Board and Chief Executive           1994           2002
                                         Officer since October 2001. Previously,
                                         Chairman of the Board, President and Chief
                                         Executive Officer from September 1999.
                                         From 1996 to 1999, he served as director,
                                         President and Chief Executive Officer. He
                                         joined TierOne Bank in 1994. Currently, he
                                         is a director of the Federal Home Loan Bank
                                         of Topeka and serves on the boards of
                                         directors of several for-profit and
                                         not-for-profit corporations. Mr. Lundstrom
                                         was the managing partner of Woods & Aitken
                                         Law Firm, Lincoln, Nebraska, where he
                                         practiced law for 25 years. Woods & Aitken
                                         serves as general counsel to TierOne Bank.

LaVern F. Roschewski            71       Vice Chairman of the Board since 1999 and           1982           2003
                                         prior thereto, Chairman of the Board
                                         from 1996 to 1999. Previously, Chairman
                                         of the Board and Chief Executive Officer
                                         of TierOne Bank from 1994 to 1996.


                                                                                           Director of       Year
                                          Position with TierOne Bank and Principal        TierOne Bank       Term
         Name                  Age (1)     Occupation During the Past Five Years              Since        Expires
-----------------------     --------     ---------------------------------------------    ------------    ---------

James A. Laphen                 53       Director, President and Chief Operating             2001           2004
                                         Officer since October 2001. Previously, he
                                         served as Senior Executive Vice President
                                         and Chief Operating Officer since joining
                                         TierOne Bank in September 2000. Prior
                                         thereto he served as President and Chief
                                         Operating Officer of Commercial Federal
                                         Bank, Omaha, Nebraska from 1994 to July 2000.
                                         He was employed by Commercial Federal Bank
                                         for twelve years.

Campbell R. McConnell           73       Director. Retired since 1990; Mr. McConnell         1974           2004
                                         is a Professor Emeritus of the Economics
                                         Department of the University of
                                         Nebraska-Lincoln.

Ann Lindley Spence              67       Director. Retired; previously, President of         1989           2003
                                         Spence Title Services, Inc., a title
                                         insurance company located in Omaha,
                                         Nebraska.

Joyce Person Pocras             59       Director. Independent investor. Retired in          1994           2002
                                         1993 as the internal auditor of TierOne
                                         Bank.

---------------------
(1) As of March 31, 2002.

Executive Officers Who Are Not Directors

         Set forth below is the information with respect to the principal occupations during the last five years for the four executive officers of TierOne Bank who do not serve as directors.

            Name               Age (1)             Principal Occupation During the Past Five years
--------------------------------------------------------------------------------------------------------------------
Eugene B. Witkowicz             54       Executive Vice President, Corporate Secretary/Treasurer, Chief Financial
                                         Officer and Director of Finance of TierOne Bank. Previously, Executive
                                         Vice President, Treasurer and Chief Financial Officer since 1992; and
                                         prior thereto, Controller and Fiscal Department Manager. Mr. Witkowicz
                                         joined TierOne Bank in 1972.

Gale R. Furnas                  48       Executive Vice President and Director of Lending of TierOne Bank since
                                         1998. Previously, Senior Vice President/Loan Sales Manager and
                                         Assistant Director of Lending since 1996. Mr. Furnas joined TierOne
                                         Bank in 1976.

Roger R. Ludemann               53       Executive Vice President and Director of Retail Banking since 1997.
                                         Previously, Executive Vice President and Director of Consumer Services
                                         since September 1997; and prior thereto, Senior Vice President and
                                         Director of Consumer Services. Mr. Ludemann joined TierOne Bank in 1995.

Larry L. Pfeil                  59       Executive Vice President and Director of Administration of TierOne Bank
                                         since 2000.  Previously, Executive Vice President and Director of
                                         Financial Services of TierOne Bank since 1982.  Mr. Pfeil joined TierOne
                                         Bank in 1971.

-------------------
(1) As of March 31, 2002.

Director Compensation

         Our directors currently receive a fee of $2,500 for each regularly scheduled monthly and special Board meeting, regardless of attendance. In addition, Mr. Roschewski receives an additional $2,500 for each regularly scheduled monthly and special board meeting for service as the Vice Chairman of the Board. Members of the Audit and Compensation Committees receive a fee of one-half the regular Board meeting fee. Directors also currently receive life, health and dental insurance benefits through TierOne Bank. Initially, directors are not expected to receive additional fees for service as directors of TierOne Corporation.


         We maintain a deferred compensation program for our directors. Under the deferred compensation program, each director may defer, until retirement, any portion of his or her annual remuneration for serving as a director. Each director has the right, under the program, to direct the investment of his or her deferred fees. A director may change his or her investment direction quarterly. Payments commence under the program upon the earlier of death, termination from service, disability, or a change in control of TierOne Bank. Each director may elect, at the time he or she makes the deferral election, to receive benefits in the form of a single lump sum payment, a life annuity, a joint and survivor annuity, or monthly installments (over a period from 2 to 240 months). In the absence of any election, the benefits will be paid over a 240 month period. Our obligation to make or continue to make any payments to a participant in the program terminates if, after the commencement of benefits, the participant directly acts as an officer, director, employee or agent of or performs consulting services for any firm, person, corporation or entity which
(a) directly competes with our primary business as then conducted by us and (b) has an office within the boundaries of or within 50 miles from the boundaries of any city in which we have an office.

In addition, under the terms of TierOne Bank's Consultation Plan or Directors, any retiring director with 10 or more years of service who agrees to provide consulting or advisory services to the board of directors will be entitled to receive an annual benefit equal to the average of the annual monthly board fees and yearly retainer, if any, paid to such retiring director for the last three years of service prior to his or her retirement reduced by twenty percent for each subsequent year in which the director provides consulting or advisory services to our board of directors. The maximum duration for which benefits can be received is five years. An additional benefit in the same amount as paid to retired directors participating in the plan will be paid to any participant in the plan who served as chairman of the board for at least three years. No persons are currently receiving any benefits under this plan.


Executive Compensation

         Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation paid by TierOne Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the fiscal years ended December 31, 2001, to the Chairman of the Board and Chief Executive Officer and the next four highest paid officers of TierOne Bank whose salary plus bonus exceeded $100,000.

===================================================================================================================

                                                                   Annual Compensation(1)
-------------------------------------------------------------------------------------------------------------------
                      Name and                         Fiscal                                      All Other
                  Principal Position                    Year          Salary(2)      Bonus(3)    Compensation(4)
-------------------------------------------------------------------------------------------------------------------
Gilbert G. Lundstrom, Chairman of the Board             2001         $506,050        $330,659       $20,077
  and Chief Executive Officer
-------------------------------------------------------------------------------------------------------------------
James A. Laphen, President and                          2001         $275,000        $134,400       $ 8,160
  Chief Operating Officer
-------------------------------------------------------------------------------------------------------------------
Eugene B. Witkowicz, Executive Vice President,          2001         $142,585        $ 59,220       $ 7,132
  Chief Financial Officer, Corporate
  Secretary/Treasurer and Director of Finance
-------------------------------------------------------------------------------------------------------------------
Gale R. Furnas, Executive Vice President and            2001         $143,554        $ 59,850       $ 7,179
  Director of Lending
-------------------------------------------------------------------------------------------------------------------
Larry L. Pfeil, Executive Vice President and            2001         $136,870        $ 41,142       $ 6,858
  Director of Administration
===================================================================================================================


-------------------
(1) We provide various miscellaneous benefits to the named executive officers. The costs of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals.
(2) Includes with respect to Messrs. Lundstrom and Laphen director's fees totaling $35,000 each.
(3) Represents bonuses earned in 2001 under the Management Incentive Compensation Plan which were paid in 2002.
(4) Under TierOne Bank's 401(k) profit sharing plan for fiscal 2001, $8,160, $8,160, $7,132, $7,179 and $6,858 was allocated to the accounts of Messrs. Lundstrom, Laphen, Witkowicz, Furnas and Pfiel, respectively. In addition, includes with respect to Mr. Lundstrom, the present value of the premiums paid for split dollar life insurance purchased by TierOne Bank. Under the terms of the policies, Mr. Lundstrom is entitled to receive the difference between the cash surrender value of the policy and the aggregate amount of premiums paid by TierOne Bank.

Employment Agreements

     TierOne Bank entered into an employment agreement with Mr. Lundstrom effective January 1, 1994, as amended, which provides for a three-year term which is extended on an annual basis, unless either the board or Mr. Lundstrom gives written notice of non-renewal. The term of Mr. Lundstrom's contract will expire in December 2004 unless extended. Mr. Lundstrom's employment agreement provides for an annual base salary review by the board of directors. Mr. Lundstrom's base salary for 2002 is $491,521. In addition to the base salary, Mr. Lundstrom's employment agreement provides for, among other things, participation in retirement and executive benefit plans, and other fringe benefits applicable to executive personnel. Our board of directors may terminate Mr. Lundstrom's employment agreement at any time, but any termination, other than termination for "cause" (as defined in the agreement) will not prejudice Mr. Lundstrom's right to compensation or other benefits under his agreement. In the event of termination for cause, Mr. Lundstrom has no right to receive compensation or other benefits, for any period after termination for cause with the exception of vested benefits under TierOne Bank's benefit plans or policies and incentive plans for the benefit of the executive. In the event TierOne Bank chooses to terminate Mr. Lundstrom's employment for reasons other than for cause, or in the event Mr. Lundstrom resigns for "good reason" (as defined in the agreement), Mr. Lundstrom or, in the event of his death, his beneficiary, would be entitled to receive (i) an amount equal to the remaining base salary payments and bonus due under the agreement in addition to all life, health and disability benefits provided under the agreement for the remaining term of employment; (ii) a lump sum cash payment equal to Mr. Lundstrom's "base amount" of compensation, as defined under Section 280G(b)(3) of the Internal Revenue Code, times the number of years or fractional portion thereof remaining in the term of the agreement as of the termination date; and (iii) ownership of any split dollar life insurance policy in Mr. Lundstrom's name; provided that such payments and benefits do not constitute a parachute payment under Section 280G of the Internal Revenue Code.

     TierOne Bank entered into an employment agreement with Mr. Laphen effective September 25, 2000. The employment agreement provides for a three year term which is extended on an annual basis, unless either the Board or Mr. Laphen gives written notice of termination. The term of Mr. Laphen's contract will expire in September 2004 unless extended. Mr. Laphen's employment agreement provides for an annual base salary review by the Board of Directors. Mr. Laphen's base salary for 2002 is $300,000. In addition to the base salary, Mr. Laphen's employment agreement provides for, among other things, participation in retirement and executive benefit plans, and other fringe benefits applicable to executive personnel. TierOne Bank's board of directors or Mr. Laphen may terminate Mr. Laphen's employment agreement at any time, upon the occurrence of an "event of termination" (as defined in the agreement). In the event of termination for cause, Mr. Laphen has no right to receive compensation or other benefits for any period after termination for cause. In the event of termination due to death or disability, Mr. Laphen, or his beneficiary or estate, would be entitled to receive a payment equal to twelve months "base salary" (as defined). In the event Mr. Laphen's employment is terminated for reasons other than for cause, death, disability or retirement, Mr. Laphen or, in the event of his subsequent death, his beneficiary or estate, would be entitled to receive an amount equal to thirty-six months "base salary" (as defined); provided that the payments do not exceed three times his average annual compensation for the preceding five years he was employed by TierOne Bank or such lesser period in the event he was employed less than five years at the time of termination.

     In connection with the conversion, TierOne Corporation also intends to enter into employment agreements with Messrs. Lundstrom and Laphen. Mr. Lundstrom's employment agreement will have a term of three years, beginning on the date the conversion is completed. The term will be extended daily thereafter unless either we or Mr. Lundstrom give notice that the daily extensions will cease. Extension of the term also will cease automatically if Mr. Lundstrom's employment is terminated for any reason. Mr. Lundstrom's employment agreement will provide that he will serve as the Chairman of the Board and Chief Executive Officer of TierOne Corporation during the term of his employment agreement. As Chairman of the Board and Chief Executive Officer, he will have the authority and responsibilities prescribed by our bylaws and that are customary for such positions.

     Under the terms of the employment agreement, Mr. Lundstrom will receive an initial annual salary of $491,521. Mr. Lundstrom will also be entitled to participate in our benefit plans and programs and receive an automobile allowance. However, under the terms of the employment agreement with TierOne Corporation, to the extent that any of the payments and benefits provided by the agreement are paid to or received by Mr. Lundstrom under his employment agreement with TierOne Bank, such payments and benefits provided by TierOne Bank will be subtracted from any amounts due him under similar provisions of the employment agreement with TierOne Corporation.

     In the event that, during the term of his employment agreement, Mr. Lundstrom's employment is terminated by us without cause or for other than death or disability, or if Mr. Lundstrom resigns for any of the reasons specified below, he will be entitled to receive as liquidated damages continued group life, health and disability benefits and a cash lump sum payment to compensate him for the loss of salary (on a present value basis), cash bonus and incentive compensation and qualified and non-qualified retirement plan benefits (on a present value basis) for the period of the remaining term of his employment agreement, but not more than three years. To the extent that Mr. Lundstrom earns salary, cash bonus or incentive compensation, fees or comparable fringe benefits from another employer during this period, the liquidated damages for loss of this type of compensation will be subject to repayment by Mr. Lundstrom. In addition, if Mr. Lundstrom surrenders his then outstanding options and shares of restricted stock within 30 days of the termination of his employment, we will pay him the value of his outstanding options and his shares of restricted stock.

     The reasons specified in Mr. Lundstrom's employment agreement that would justify his resigning and receiving the liquidated damages described above are a material breach of the agreement by us (including a reduction in his salary or a material reduction in his fringe benefits), a failure to elect him to the positions in which he has a right to serve under his employment agreement, a failure to vest in him the authority and responsibilities associated with those positions, a failure to nominate or elect him as a director of TierOne Corporation or TierOne Bank, a change in his principal place of employment to a location more than 25 miles from our corporate headquarters in Lincoln, Nebraska, or the liquidation, dissolution, bankruptcy or insolvency of TierOne Corporation or TierOne Bank, a termination by him of his employment with TierOne Bank for good reason or a termination of his employment by TierOne Bank for other than cause, regulatory action, death or disability.

     If a change in control of us occurs prior to the end of the term of his employment agreement, Mr. Lundstrom will be entitled to receive, in addition to any liquidated damages if his employment is terminated, a lump sum payment equal to the greater of (1) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the expiration of the term of his employment agreement or (2) three times his average annual gross income from us or our subsidiaries during the past five full calendar years before the change in control. In the event that due to a change in control, any amount paid or payable to Mr. Lundstrom is subject to the 20% excise tax under
Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment such that on an after-tax basis, he is indemnified for the excise tax.

     Mr. Lundstrom's employment agreement contains a covenant not to compete, under which he agrees that if his employment terminates before the expiration of the term of his employment agreement, he will not compete with us in any county in which we maintain an office until the expiration of the earlier of two years from the date on which his employment terminates or the date on which the term of his employment agreement would otherwise expire. In addition, for two years after his employment terminates, he agrees to not solicit our customers or solicit our employees to accept other employment in the counties where we maintain offices.

     TierOne Corporation also intends upon completion of the conversion to enter into a three year employment agreement with Mr. Laphen as President and Chief Operating Officer at an initial annual salary of $300,000. The provisions of Mr. Laphen's contract, including the non-duplication provisions, will be substantially identical to Mr. Lundstrom's except that in the event of a change of control of us which occurs prior to the expiration of the term of his employment agreement, he will be entitled to receive the greater of the amount of liquidated damages provided by the employment agreement or the amount due as a result of a change in control. Mr. Laphen will not receive both liquidated damages and change in control benefits.

     In the event of a change in control of TierOne Corporation, as defined, the total payment that would be due under the employment agreements of Messrs. Lundstrom and Laphen, based solely on the current annual compensation paid to such officers, assuming that they do not meet the requirements to receive liquidated damages, and excluding any tax indemnification payments or benefits under any employee benefit plan which may be payable, would be approximately $3.8 million. Such payments, as well as those under the change in control agreements and the employee severance plan, may tend to discourage takeover attempts by increasing the costs to be incurred in the event of a takeover.


Change in Control Agreements

     Upon our conversion, we intend to enter into three-year change in control agreements (the "CIC Agreements") with Messrs. Furnas, Ludemann, Pfeil and Witkowicz and two-year CIC Agreements with Messrs. James R. McLaughlin, Edward
J. Swotek and Delmar E. Williams and Mesdames Paula J. Luther and Patricia A. Young, none of whom will be covered by an employment agreement. The terms of the CIC Agreements will be renewed on an annual basis unless written notice of non-renewal is given by our board of directors. The CIC Agreements will provide that in the event of a change in control of us, as defined, the officer, upon his voluntary (for good reason as defined in the CIC Agreement) or involuntary termination, would be entitled to receive a severance payment equal to either three times or two times (depending on whether the officer has a three year or a two year CIC Agreement) the officer's highest level of aggregate base salary and cash incentive compensation paid to him during the calendar year in which the termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the termination occurs. We will also maintain and provide, at no cost to the officer, for his or her continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans and arrangements (excluding the employee stock ownership plan and any other stock benefit plans as well as any cash incentive compensation) for the period ending the earlier of the expiration of the remaining term of the CIC Agreement or the date of the officer's full-time employment with another party pursuant to which he or she receives substantially similar benefits.

     In the event payments and benefits under the CIC Agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payment. In the event of a change in control of us, as defined, the total payments that would be due under the CIC Agreements, based solely on the current annual compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $3.4 million, subject to reduction to the extent necessary to avoid such payments being deemed parachute payments.

Employee Severance Plan

     Upon consummation of our conversion, we intend to establish the TierOne Bank Employee Severance Plan ("Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control, as defined, of TierOne Bank or TierOne Corporation. Management personnel with employment agreements or CIC Agreements will not be eligible to participate in the Severance Plan. Generally, employees will be eligible to participate in the Severance Plan if they have completed at least 12 continuous months of service with TierOne Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control, as defined, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. If the participant whose employment has terminated has completed at least one year of service, the participant will be entitled to a cash severance payment equal to one twelfth (1/12th) of the employee's annual compensation for each year of service with us up to a maximum of 100% of annual compensation. The definition of annual compensation is the aggregate base salary and cash incentive compensation earned by or paid to the employee during the calendar year immediately preceding the calendar year in which the date of termination occurs. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $1.4 million assuming the employment of all employees with the title of Vice President or higher is terminated and that lower level employees are retained.

Benefit Plans

     Retirement Plan. We maintain the TierOne Retirement Plan, a defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Employees, other than employees paid solely on a retainer or fee basis, become eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service. Following the conversion, we intend to freeze the future accrual of benefits under the retirement plan or may terminate the plan in connection with the adoption or amendment of other qualified employee benefit plans. For purposes of the retirement plan, an employee earns one year of eligibility service when he completes 1,000 hours of service within a one-year eligibility computation period. An employee's first eligibility computation period is the one-year period beginning on the employee's date of hire. Subsequent eligibility computation periods begin on January 1 and end on December 31.

     The retirement plan provides for a monthly benefit upon a participant's retirement at the age of 65, or if later, the fifth anniversary of the participant's initial participation in the retirement plan (i.e., the participant's "normal retirement date"). A participant may also receive a benefit on his early retirement date, which is the date on which he attains age 60 and completes ten years of vesting service. Benefits received prior to a participant's normal retirement date are reduced by certain factors set forth in the retirement plan. Participants become fully vested in their benefits under the retirement plan upon the completion of five years of vesting service as well as upon the attainment of normal retirement age (age 65).

     The following table sets forth the estimated annual benefits payable upon retirement at age 65 for the period ended December 31, 2001.

                                     Years of Benefit Service
     ----------------------------------------------------------------------------------------
     Final Average
       Earnings           15             20             25             30             35
     -------------  -------------  -------------  -------------  -------------  -------------
       $ 50,000        $ 7,500        $10,000        $13,000        $18,000        $23,000
         75,000         11,250         15,000         19,500         27,000         34,500
        100,000         15,000         20,000         26,000         36,000         46,000
        125,000         18,750         25,000         32,500         45,000         57,500
        150,000         22,500         30,000         39,000         54,000         69,000
        175,000         25,500         34,000         44,200         61,200         78,200
        200,000(1)      25,500         34,000         44,200         61,200         78,200

----------------
(1) The maximum amount of annual compensation which the retirement plan can consider in computing benefits is $200,000 for plan years beginning on or after January 1, 2002 pursuant to Section 401(a)(17) of the Internal Revenue Code.

     The approximate full years of credited service, as of December 31, 2001, for the named executive officers are as follows:

               Name                                 Years of Service
               ----------------------------------  ------------------
               Gilbert G. Lundstrom                        7
               James A. Laphen                             0
               Eugene B. Witkowicz                        26
               Gale R. Furnas                             21
               Larry L. Pfeil                             27

     Savings Plan. We maintain the TierOne Savings Plan, a tax-qualified plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees, other than employees paid solely on a retainer or fee basis, become eligible to participate in the 401(k) Plan upon the completion of six months of entry service. For purposes of the 401(k) Plan, an employee earns six months of entry service when he completes six months of service from his date of hire. An employee's first service period is the one-year period beginning on the employee's date of hire. Subsequent service periods begin on January 1 and end on December 31.

     Under the 401(k) Plan, participants may elect to have TierOne Bank contribute up to 25% of their compensation to the 401(k) Plan, subject to certain limitations imposed by the Internal Revenue Code. We currently make matching contributions to the 401(k) Plan equal to 80% of the first 6% of compensation deferred by a participant. Compensation for purposes of the 401(k) Plan excludes bonuses and other special compensation in excess of $6,000. The board periodically reviews the level of matching contributions under the 401(k) Plan and has the discretion to change the amount of the match from time to time.

     Currently, participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds. In connection with the conversion, we have amended the 401(k) Plan to permit plan participants to invest their account balances in common stock through an Employer Stock Fund. However, no participant may purchase more than $500,000 in aggregate value of the common stock in the conversion (subject to the overall purchase limitations) through 401(k) Plan subscription rights. A participant's ability to direct all or some of his vested account to purchase common stock in the offerings will be dependent upon such individual being an eligible account holder, supplemental eligible account Holder or other member. A participant may direct voting of shares of common stock held in his or her 401(k) Plan account.

     Participants are always 100% vested in their elective deferrals and related earnings under the 401(k) Plan. Participants become fully vested in matching contributions and related earnings upon the completion of three years of vesting service. Participants also become 100% vested in matching contributions and related earnings upon the earlier of attainment of normal retirement age (age
65), death, disability, or the satisfaction of the requirements for early retirement (separation from service on or after the attainment of age 55).

     Participants may receive distributions from the 401(k) Plan in the form of a lump sum payment or monthly installments, or annuity payments over a term not less than 60 months but not in excess of the life expectancy of the Participant and Beneficiary.

     Management Incentive Compensation Plan. We maintain the TierOne Bank Management Incentive Compensation Plan. The plan is administered by a committee currently consisting of four executive officers (including two who serve as directors) appointed by the board. The Management Incentive Compensation Plan is designed to give officers and key employees an incentive for effectively operating TierOne Bank and to further its earning power by providing cash payments, equal to a certain percentage of their base salaries, based on individual and organization performance. The board of directors establishes incentive compensation for any member of the committee who participates in the plan. Eligibility in the Management Incentive Compensation Plan is limited to individuals that the committee believes have a significant opportunity to improve our profits and growth. Individuals participating in this plan cannot participate in any other annual incentive plan of TierOne Bank. For 2002, five organizational criteria are being used to measure performance: the profitability of TierOne Bank, return on average assets, net interest margin, non-performing assets to tangible capital ratio and efficiency ratio. Other than the profitability criteria, each of the other criteria are measured against TierOne Bank's performance compared to a peer group set forth in the plan currently consisting of 13 similarly-sized financial institutions. The criteria are reviewed by the committee annually and may be revised by the board upon the recommendation of the committee. The level of payment under the terms of the plan is expressed in terms of a range from minimum to maximum depending upon performance. The amount of a participant's award is a function of the performance of TierOne Bank compared to the organizational criteria as well as the participant's performance compared to a series of individual goals. No awards (except a discretionary award) may be made if TierOne Bank does not achieve the minimum profitability criterion. In the event TierOne Bank does not satisfy the organizational criteria, the board of directors may authorize a discretionary bonus to an individual in the plan. However, the discretionary award may not exceed the midpoint (target) level of payment from the plan.


     Supplemental Executive Retirement Plans. We currently maintain a supplemental executive retirement plan for Mr. Lundstrom. Under the plan, in consideration for remaining in our employ until his retirement (upon or after attaining age 65), Mr. Lundstrom will receive a supplemental benefit for a period of 15 years. Mr. Lundstrom's annual supplemental benefit will equal his average annual compensation (excluding bonuses and incentive compensation) during the three years of employment affording the highest average compensation, reduced by amounts paid under the retirement plan or any disability benefits paid by us, multiplied by 50%. If Mr. Lundstrom dies after he retires but before the supplemental benefits are paid for 15 years, the remaining supplemental benefits will be paid to his beneficiary. In the event he dies before retirement, he will be covered by a split dollar life insurance agreement funded by us. The supplemental executive retirement plan requires Mr. Lundstrom to continue his services with us and not to compete with us in order to receive the benefits thereunder. The plan is unfunded, represents only a promise on our part to pay the benefits thereunder and is subject to the claims of our creditors.


   In the event of disability, we may pay an annual supplemental benefit for up to ten years or until (i) the discontinuance of such disability and employment is fully restored, (ii) Mr. Lundstrom becomes eligible for benefits provided at retirement under the plan, which benefits shall be exclusive of and in addition to any disability payments, or (iii) death.

     We intend to implement two additional supplemental executive retirement plans to provide for supplemental benefits to certain employees (initially Messrs. Lundstrom and Laphen) whose benefits under the employee stock ownership plan and the 401(k) Plan are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits will equal the amount of the additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, our board of directors will designate which employees may participate in these additional supplemental executive retirement plans. We may establish a grantor trust in connection with the plan to satisfy our obligations under the plans. The assets of the grantor trust would be subject to the claims of our general creditors in the event of our insolvency. The grantor trust would be permitted to invest in a wide-variety of investments, including TierOne Corporation common stock.

     Deferred Compensation Arrangements. We currently maintain deferred compensation arrangements with approximately 19 individuals, including some former employees who currently receive benefits pursuant to such arrangements. The deferred compensation arrangements were established to reward employees for their valuable services to us. Among the individuals with whom we maintain deferred compensation arrangements are Messrs. Witkowicz, Pfeil and Roschewski.


     The arrangements generally provide that the employees will receive a monthly benefit, beginning at their retirement, for a fixed number of years. The agreements require the employees to continue their employment with us until their retirement (other than as a result of death), or they will forfeit any benefit they had under the terms of the arrangement. In addition, the employee agrees that after his retirement, he will not engage nor become associated with any other employer engaged in competition with us, either directly or indirectly. The majority of the arrangements provide for a monthly benefit of approximately $100 to $600 for a period of 120 months.

     The deferred compensation arrangements are unfunded, represent only promises on our part to pay amounts in the future and are subject to the claims of our creditors. As of December 31, 2001, the approximate present value of the benefits payable pursuant to the 19 deferred compensation arrangements was $460,000.

New Stock Benefit Plans

     Employee Stock Ownership Plan. We have established an employee stock ownership plan for our employees to become effective upon the conversion. Our employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

     As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, including the shares to be contributed to the TierOne Charitable Foundation (1,570,440 shares or 1,806,006 shares based on the maximum and 15% above the maximum of the offering range, respectively), we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 12 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is variable and tied to the prime interest rate, which is currently 4.75%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by us or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payments of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within our employee stock ownership plan will become 100% vested. Credit is given for years of service with TierOne Bank prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

     Messrs. Lundstrom, Laphen and Witkowicz and Ms. Luther will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

     Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from shareholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total shareholders' equity would neither increase nor decrease, but per share shareholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.

     Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

     Stock Option Plan. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

     Under the stock option plan, the committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders).

     At a meeting of our shareholders after the conversion, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to shareholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion, including shares contributed to the TierOne Charitable Foundation (1,963,050 shares or 2,257,508 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

     At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

     Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

     Recognition and Retention Plan. After the conversion, we intend to adopt a stock recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our shareholders for their approval at a meeting of shareholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the conversion. Currently, Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are required to vest over a five year period at 20% per year.



     The recognition and retention plan will be administered by a committee of our board of directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion, including shares contributed to the TierOne Charitable Foundation (785,220 shares or 903,003 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our board of directors or a board committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition and retention plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.


Indebtedness of Management and Related Party Transactions

     In accordance with applicable federal laws and regulations, TierOne Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.


                          PROPOSED MANAGEMENT PURCHASES

     The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through Individual Retirement Accounts.


                                           Number of
                 Name                        Shares       Amount ($)      Percent (1)
--------------------------------------  --------------  --------------  ---------------
Directors:
      James A. Laphen                        50,000       $  500,000          .30%
      Gilbert G. Lundstrom                  120,000        1,200,000          .72
      Campbell McConnell                     40,000          400,000          .24
      Joyce Person Pocras                    25,000          250,000          .15
      LaVern F. Roschewski                   30,000          300,000          .18
      Ann Lindley Spence                     50,000          500,000          .30

Other Executive Officers:
      Gale R. Furnas                         32,500          325,000          .20
      Roger R. Ludemann                      40,000          400,000          .24
      Larry L. Pfeil                         40,000          400,000          .24
      Eugene B. Witkowicz                    35,000          350,000          .21

All Directors and Executive Officers
      as a Group (10 persons)               462,500       $4,625,000         2.79%


________________________

(1)  Based on the midpoint of the offering range.

                                 THE CONVERSION

     The boards of directors of TierOne Corporation and TierOne Bank have approved the plan of conversion, as has the Office of Thrift Supervision, subject to approval by the members of TierOne Bank entitled to vote on the matter and the satisfaction of certain other conditions. Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by the Office of Thrift Supervision.

General

     We originally adopted a plan to convert to stock form in October 1997 and received approval of our application for conversion from the Office of Thrift Supervision in February 1998. Shortly thereafter, we became aware that we might not be able to accurately identify all of our members who were entitled to receive subscription rights under the terms of the conversion plan and applicable regulations of the Office of Thrift Supervision. Specifically, we and the Office of Thrift Supervision were concerned that certain depositors at First Federal Lincoln

Bank - Iowa ("Bank - Iowa"), which we held as a separate wholly owned subsidiary at the time, may have had a valid basis to claim that they too should receive priority subscription rights. As a result of such concerns and upon the request of the Office of Thrift Supervision, we announced in April 1998 that we had suspended our conversion. We also engaged an independent counsel to assist in our review of the various issues and to make recommendations as to how best to proceed to resolve the issues. Upon completion of such review, independent counsel, among other things, recommended that Bank - Iowa be merged into TierOne Bank, which was then known as First Federal Lincoln Bank. We agreed with this recommendation and consulted with the Office of Thrift Supervision which concurred with independent counsel's recommendation and our request to proceed with a merger of the banks. Subsequently, we approved a plan to merge Bank - Iowa with and into TierOne Bank, filed an application to merge with the Office of Thrift Supervision and received Office of Thrift Supervision approval of the merger in December 1998. Pursuant to the merger, all depositors of Bank - Iowa became members of TierOne Bank as of December 18, 1998, the merger effective date.

     In view of the foregoing, we determined that it was appropriate to terminate the original conversion plan and to adopt a new plan in order to address both our concerns as well as those of the Office of Thrift Supervision. Our plan of conversion takes into consideration the merger of the banks, the recommendations of the independent counsel and the concerns of ourselves and the Office of Thrift Supervision. Among other things, an eligibility record date has been established in order to ensure that each Bank - Iowa depositor who maintained an account with TierOne Bank subsequent to the merger and through the eligibility record date would receive a subscription right as an eligible account holder. We believe we are providing for fair and equitable treatment of members and avoiding injury to TierOne Bank. Applicable regulations of the Office of Thrift Supervision require that the plan of conversion contain no provision which the Office of Thrift Supervision shall determine to be inequitable or detrimental to the bank or its depositors.

     On April 2, 2002, the board of directors approved by the required two-thirds vote the plan of conversion pursuant to which we will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank to be known as "TierOne Bank," and we will offer and sell the common stock of TierOne Corporation. TierOne Corporation will hold all of the common stock of TierOne Bank following the conversion. The plan of conversion has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan by the members of TierOne Bank. A special meeting has been called for this purpose to be held on ______________, 2002.

     In adopting the plan of conversion, our board of directors determined that the conversion was advisable and in the best interests of us and our members. The board further determined that the interests of certain depositors in the net worth of TierOne Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of TierOne Bank.


     We have received approval from the Office of Thrift Supervision for TierOne Corporation to become a savings and loan holding company and to acquire all of the common stock of TierOne Bank to be issued in connection with the conversion. One-half of the net proceeds from the sale of the common stock in the offering will be transferred to TierOne Bank with the remaining net proceeds being retained by TierOne Corporation for our general corporate purposes. Based on the minimum and maximum of the offering range, we intend to use approximately $11.6 million, and approximately $15.7 million, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.


     The plan of conversion provides generally that we will offer shares of common stock for sale in the Subscription Offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders, other members and our officers, directors and employees. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

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     The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $140.1 million to $191.3 million. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by Keller & Company, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.


     The following discussion of the conversion summarizes the material aspects of the plan of conversion. The summary is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the offices of TierOne Bank and at the offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."


Purposes of Conversion

     As a mutual savings bank, we do not have shareholders and we have no authority to issue capital stock. By converting to the capital stock form of organization, we will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in our capital base, which will support our operations.

     The conversion will permit our customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities, facilitate future access to the capital markets and enhance our ability to diversify and expand into other markets through acquisitions or otherwise.

     The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

     After the conversion, the unissued common and preferred stock authorized by our certificate of incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel for us and our subsidiaries. See "Management - New Stock Benefit Plans."

Effects of Conversion

     General. Before the conversion, each of our depositors has both a deposit account and a pro rata ownership interest in the net worth of TierOne Bank, which interest may only be realized in the event of a liquidation of TierOne Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of TierOne Bank, which is lost to the extent that the balance in the account is reduced.

     Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that we were liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of TierOne Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

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     When we convert to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of TierOne Bank, and TierOne Bank will become a wholly owned subsidiary of TierOne Corporation. Our common stock will be separate and apart from deposit accounts of TierOne Bank and cannot be and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of our common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in TierOne Bank.

     Continuity. While the conversion is being accomplished, our normal banking business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, we will continue to provide services for depositors and borrowers under current policies by our present management and staff.

     Our current directors and officers will continue to serve as directors and officers of TierOne Bank after the conversion. The directors and officers of TierOne Corporation consist of individuals currently serving as directors and officers of TierOne Bank, and they will retain their positions in TierOne Bank after the conversion.

     Effect on Deposit Accounts. Under the plan of conversion, each depositor in TierOne Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock with respect to those depositors who authorize such a withdrawal and except with respect to voting and liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from TierOne Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

     Effect on Voting Rights of Members. At present, all depositors and borrowers of TierOne Bank as of June 1, 1995 are members of, and have voting rights in, TierOne Bank as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of TierOne Bank. After the conversion, TierOne Corporation will be the sole shareholder of TierOne Bank and will have all of the voting rights in TierOne Bank. Exclusive voting rights with respect to TierOne Corporation will be vested in the holders of our common stock. Depositors and borrowers of TierOne Bank will not have voting rights in us after the conversion, except to the extent that they become TierOne Corporation shareholders by buying our common stock.


     Tax Effects. To complete the conversion, we must receive rulings or opinions with regard to federal and Nebraska, Kansas and Iowa income taxation which indicate that the conversion will not be taxable for federal or Nebraska, Kansas and Iowa income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Nebraska, Kansas and Iowa income tax consequences of the conversion. See "- Tax Aspects."

     Effect on Liquidation Rights. If TierOne Bank were to liquidate, all claims of our creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of TierOne Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at TierOne Bank immediately prior to liquidation. In the unlikely event that we were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to TierOne Corporation as the sole shareholder of TierOne Bank. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

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How We Determined the Price Per Share and the Offering Range

     The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. TierOne Bank has retained Keller & Company, Inc. to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Keller & Company's fees and out-of-pocket expenses are estimated to be $44,000. We have agreed to indemnify Keller & Company and any employees of Keller & Company who act for or on behalf of Keller & Company in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to Keller & Company, unless Keller & Company is determined to be negligent or otherwise at fault.

     An appraisal has been made by Keller & Company in reliance upon the information contained in this document, including the financial statements. Keller & Company also considered the following factors, among others:

     . our present and projected operating results and financial condition prepared by us and the economic and demographic conditions in our existing marketing area;

     . certain historical, financial and other information relating to us provided to Keller & Company by us;


     . a comparative evaluation prepared by Keller & Company of the operating and financial statistics of us with those of other similarly situated publicly traded savings institutions located in Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Minnesota, Montana, Nebraska, Ohio, Oregon, Pennsylvania, South Dakota, Texas, Washington, Wisconsin and Wyoming;

     . the aggregate size of the offering of the common stock as determined by Keller & Company;

     . the impact of the conversion on our net worth and earnings potential as determined by Keller & Company;

     . the trading market for securities of comparable institutions and general conditions in the market for such securities as analyzed by Keller & company;

     . the claims of TierOne Bank in the litigation relating to supervisory goodwill as provided by us to Keller & Company (see "Business of TierOne Bank - Legal Proceedings").


     In determining the amount of the appraisal, Keller & Company reviewed our price/earnings ("P/E"), price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group created by it consisting of 10 thrift holding companies. The peer group included companies with:

     .    assets averaging $1.1 billion,

     .    non-performing assets averaging 0.69% of total assets,

     .    loans receivable equal to at least 70.60% of total assets,

     .    equity equal to approximately 11.00% of assets,

     . price/earnings ratios equal to an average of 13.88x and ranging from 9.70x to 20.85x, and

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     .    positive core earnings for the most recent 12 months.


     At the midpoint of the appraisal, our pro forma P/E and P/A ratios as of or for the trailing twelve months ended March 31, 2002 were 9.26x and 10.13%, respectively, compared to ratios for the peer group of 13.88x and 13.29%, respectively. Also at the midpoint of the appraisal, our pro forma P/B ratio at March 31, 2002 was 63.38% (at the midpoint of the estimated pro forma market value), compared to 83.79% for recently completed conversions listed on major stock exchanges.


     On the basis of the foregoing, Keller & Company gave us an opinion, dated June 7, 2002, as revised, that the estimated pro forma market value of the common stock offered in the conversion ranged from a minimum of $140.1 million to a maximum of $191.3 million, with a midpoint of $165.7 million. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of our employee stock ownership plan. In the event the offering range is updated to amend our value below $140.1 million or above $220.8 million (the maximum of the offering range, as adjusted by approximately 15%), the new appraisal will be filed with the SEC by post-effective amendment.

     In the event we receive orders for common stock in excess of $191.3 million (the maximum of the offering range) and up to $220.8 million (the maximum of the offering range, as adjusted by approximately 15%), we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Keller & Company which reflects the increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 19,130,500 shares will first be used, if necessary, to fill the order of our employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.


     Keller & Company's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares. Keller & Company did not independently verify the financial statements and other information provided by us, nor did Keller & Company value independently our assets or liabilities. The valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the conversion will thereafter be able to sell such shares at prices at or above the initial purchase price of $10.00 per share.


     Before we complete the conversion, the maximum of the offering range may be increased up to approximately 15% and the number of shares of common stock may be increased to up to 22,075,075 shares to reflect changes in market and financial conditions or to fill the order of our employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.


     No sale of shares of common stock in the conversion may be completed unless Keller & Company first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.


     Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the

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offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, any funds paid will be refunded with interest at our passbook rate and withdrawal authorizations will be canceled and subscribers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded. Any change in the offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."


     An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and shareholders' equity on a per share basis while increasing pro forma net income and shareholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and shareholders' equity on a per share basis while decreasing pro forma net income and shareholders' equity on an aggregate basis. See "Risk Factors - An Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

     The appraisal report of Keller & Company has been filed as an exhibit to our Registration Statement and our Application for Conversion, both of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information." Keller & Company is a full-service consulting firm to financial institutions providing services in a broad range of matters including mutual to stock conversions, mergers and acquisitions, branch transactions and strategic planning. Since its formation in 1985, Keller & Company has provided a wide range of consulting services to over 150 financial institutions located nationwide. Each of the firm's senior consultants has more than 24 years of experience in the financial services and/or real estate industries.

We Plan to Establish the TierOne Charitable Foundation

     General. To continue our commitment to the communities that we serve, the plan of conversion provides that we will establish the TierOne Charitable Foundation, as a non-stock Delaware corporation. The foundation will be funded with our common stock. By increasing our visibility and reputation in the communities that we serve, we believe that the foundation will enhance the long-term value of our community banking franchise. The foundation will be dedicated to charitable purposes within the communities we serve, including community development activities.

     Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities. Traditionally, we have emphasized community lending and community development activities within the communities that we serve. The foundation is being formed as a complement to our existing community activities. While we intend to continue to emphasize community lending and community development activities following the conversion, such activities are not our sole corporate purpose. The TierOne Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to us. We believe that the foundation will enable us to assist the local community in areas beyond community development and lending.

     The board of directors believes the establishment of a charitable foundation is consistent with our commitment to community reinvestment activities. The board further believes that the funding of the foundation with our common stock is a means of enabling the communities served by us to share in our growth and success long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and us, forming a partnership with our community. The establishment of the foundation also will enable us to develop a unified charitable donation strategy. We, however, do not expect the contribution to the foundation to take the place of our traditional community lending activities. In this respect, we may continue to make contributions to other charitable organizations and/or may make additional contributions to the foundation.

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     Structure of the Foundation. We have selected four of our current officers and directors to serve on the initial board of directors of the foundation (Messrs. Lundstrom, Laphen and Ludemann and Ms. Patricia Young). We will also select one or two additional persons to serve on the initial board of directors of the foundation. These additional directors will not be one of our or any of our affiliate's directors, officers or employees and will have experience with local community charitable organizations and grant making. There are no plans to change the size or composition of the foundation's board of directors during the one-year period after the completion of the conversion. We currently intend that less than a majority of our directors also will serve as directors of the foundation. Following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors. However, for at least five years following our conversion at least one of the directors of the foundation will be one of our directors and at least one director will be an independent director. For at least the first year after our conversion, foundation directors will not receive compensation for their services as a director.

     A nominating committee of the foundation's board will nominate individuals eligible for election to the board of directors. The members of the foundation, who are comprised of its board members, will elect the directors from those nominated by the nominating committee. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's certificate of incorporation also provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors, officers or members. The foundation will make no award, grant or distribution to any of our directors, officers or employees or to any of our affiliates. In addition, the conflict of interest rules of the Office of Thrift Supervision will apply to those persons, if they serve as an officer, director or employee of the foundation.

     The board of directors of the foundation will have the authority for the affairs of the foundation. Among the responsibility of the foundation directors is the establishment of the policies of the foundation with respect to its grants or donations, consistent with the purposes of the foundation. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with its charitable purpose. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of our common stock held by the foundation. However, it is expected that as a condition to receiving the approval of the Office of Thrift Supervision to our conversion, that the foundation will be required to commit to the Office of Thrift Supervision that all shares of our common stock held by the foundation will be voted in the same ratio as all other shares of our common stock, on all proposals considered by our shareholders. However, the Office of Thrift Supervision may waive this voting restriction under certain circumstances. If a waiver is granted, the Office of Thrift Supervision may impose additional conditions regarding the composition of the foundation's board of directors.


     Initially the foundation's place of business is expected to be located at our administrative offices. Initially, we do not expect that the foundation will have any employees. Eventually, the foundation is expected to have a staff director and may also utilize some of our staff and may pay us for the value of these services. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation. In this regard, we have provided the Office of Thrift Supervision with a commitment that, to the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the transactions with affiliate regulations of the Office of Thrift Supervision with respect to any transactions between TierOne Bank and the foundation. The Office of Thrift Supervision has advised us that anyone who is a director, officer or employee of TierOne Bank, or has the power to direct our management or policies, or otherwise owes a fiduciary duty to us, and who will also serve as director or employee of the foundation would be subject to the requirements of the conflicts of interest regulations of the Office of Thrift Supervision.


     We intend to capitalize the foundation with 500,000 shares of our common stock, which would have a market value of $5.0 million based on the purchase price of $10.00 per share. The contribution of our shares to the foundation will dilute your ownership interest by approximately 2.6% at the maximum of the offering range. According to Keller & Company, if the foundation was not established and funded as part of our conversion, our pro forma market capitalization would be approximately $5.1 million greater and the amount of our stock offered


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for sale would be approximately $10.1 million greater at the maximum of the offering range. See "Comparison of Independent Valuation and Pro Forma Financial Information With and Without The Foundation." Messrs. Lundstrom, Laphen, Ludemann and Woods and Ms. Young will serve as initial directors of the foundation. In addition, Mr. Thomas C. Woods, IV of Lincoln, Nebraska, will serve as one of the initial directors of the foundation. Mr. Woods, who is not affiliated with us, has a master's degree in public administration with a policy certification in non-profit management. Mr. Woods also has experience as an officer of The Woods Charitable Fund, Inc., Lincoln, Nebraska, from December 1999 to the present and as a program associate at The Community Foundation Serving Coastal South Carolina, Charleston, South Carolina from January to November 1999. The initial directors of the foundation and their affiliates, intend to purchase, subject to availability, an aggregate of 220,000 shares of common stock. The shares of common stock to be acquired by the foundation, when combined with the proposed purchases of shares of common stock by Messrs. Lundstrom, Laphen, Ludemann and Woods and Ms. Young and their affiliates will total 720,000 shares or 4.2% of the total number of shares of common stock to be issued and outstanding, assuming the sale of 16,570,000 shares of our common stock. The initial directors of the foundation have agreed to contribute an aggregate of $5,000 in cash to the foundation prior to our conversion which will be used by the foundation to pay us the aggregate par value of the stock we are contributing to the foundation. After our conversion, provided there are no potential adverse tax consequences, we intend to contribute an additional $20,000 in cash to the foundation to assist the foundation with its start-up costs.



     The foundation will receive working capital from any dividends paid on the common stock, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market permitted from time to time to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5.0% of the average fair market value of its net investment assets. Upon completion of the conversion and the contribution of shares of common stock to the foundation, we would have 14,509,500, 17,070,000, 19,630,500 and 22,575,075 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range.


     Tax Considerations. Our outside tax advisor has advised us that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Internal Revenue Code. The foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation's status as a Section 501(c)(3) organization will be the date of its organization. Our outside tax advisor, however, has not advised us on the regulatory condition to the contribution which is expected to require that all shares of our common stock held by the foundation must be voted in the same ratio as all other outstanding shares of our common stock, on all proposals considered by our shareholders. Consistent with the expected condition, in the event that our legal counsel or the foundation's legal counsel renders an opinion that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the Office of Thrift Supervision would waive such voting restriction upon submission of a legal opinion(s) by us or the foundation satisfactory to the Office of Thrift Supervision. See "- Regulatory Conditions Imposed on the Foundation."

     The Internal Revenue Code generally allows a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year. Charitable contributions made by us in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion. In making such a determination, we considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering. Based on such consideration, we believe that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given our capital position and our earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the foundation to the communities we serve. In this regard, assuming the sale of shares at the maximum of the estimated offering range,

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we would have pro forma shareholders' equity of $291.6 million or 17.08% of pro forma consolidated assets and our pro forma tangible, core and risk-based ratios would be 12.07%, 12.07% and 16.94%, respectively. See "TierOne Bank Meets All of It's Regulatory Capital Requirements," "Our Capitalization," "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation" and "Pro Forma Data." We believe that the amount of the charitable contribution is reasonable given our pro forma capital position. As such, we believe that the contribution does not raise safety and soundness concerns.


     We have received an opinion of our outside tax advisor that the contribution of our stock to the foundation should not constitute an act of self-dealing. We should also, more likely than not be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to us for such stock, subject to the annual deduction limitation described above. However, we would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Our outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. Assuming the close of the stock offering at the maximum of the estimated price range, we estimate that all of the contribution should be deductible over the six-year period. We may make further contributions to the foundation following the initial contribution. In addition, we also may continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

     Although we have received an opinion of our outside tax advisor that we will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, our contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes the determination.

     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within five and one-half months after the close of the foundation's fiscal year. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

     Regulatory Conditions Imposed on the Foundation. Establishment of the TierOne Charitable Foundation is expected to be subject to the following conditions being agreed to in writing by the foundation as a condition to receiving the Office of Thrift Supervision's approval of the conversion, including the following:

     (1) the foundation will be subject to examination by the Office of Thrift Supervision;

     (2) the foundation must comply with supervisory directives imposed by the Office of Thrift Supervision;

     (3) the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy and an operating plan;

     (4) any shares of our common stock held by the foundation must be voted in the same ratio as all other shares of our common stock, voting on all proposals considered by our shareholders; provided, however, that, consistent with the condition, the Office of Thrift Supervision could waive this voting restriction under certain circumstances and subject to certain conditions if compliance with the voting restriction would:

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          (a)  cause a violation of the laws of the State of Delaware, and the
               Office of Thrift Supervision determines that federal law would not preempt the application of the laws of Delaware to the foundation;

          (b) would cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

          (c)  would cause the foundation to be subject to an excise tax under
               Section 4941 of the Internal Revenue Code.


     In order to obtain a waiver of condition number 4 above, our legal counsel or the foundation's legal counsel would be required to render an opinion satisfactory to the Office of Thrift Supervision. While there is no current intention for us or the foundation to seek a waiver from the Office of Thrift Supervision from these restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the Office of Thrift Supervision would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the Office of Thrift Supervision may either impose a condition that provides a certain portion of the members of the foundation's board of directors shall be persons who are not our directors, officers or employees or any affiliate or impose other conditions relating to control of the foundation's common stock as is determined by the Office of Thrift Supervision to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the common stock held by the foundation.

    In addition, establishment of the foundation is subject to the approval of a majority of the total outstanding votes of TierOne Bank's members eligible to be cast at the special meeting being held to consider the conversion. The foundation will be considered as a separate matter from approval of the plan of conversion. If the members approve the plan of conversion, but not the foundation, we intend to complete the conversion without the establishment of the foundation. Failure to approve the foundation may materially increase the pro forma market value of the common stock being offered for sale in the offering since the valuation range takes into account the dilutive impact of the issuance of shares to the foundation. See "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation."


     Finally, the Office of Thrift Supervision has conditioned its approval on the inclusion of language in the foundation's certificate of incoporation, bylaws and in our gift instrument to the effect that: (i) the foundation's purpose is to serve and make grants in our local community; (ii) for a period of at least five years from our conversion, at least one seat on the foundation's board of directors is reserved for an independent director from our local community, preferably with experience with local community foundations and grant making (the term independent means for this purpose that the individual is not an officer, director or employee of TierOne Bank, TierOne Corporation, or any affiliate thereof); and (iii) for a period of at least five years from our conversion, at least one seat on the foundation board of directors is reserved for a director of TierOne Bank or any successor organization.

Subscription Offering and Subscription Rights

     In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

     (1) "Eligible Account Holders," that is, depositors at TierOne Bank with account balances of $50.00 or more as of December 31, 2000;

     (2)  Our employee stock ownership plan,

     (3) "Supplemental Eligible Account Holders," that is, persons who are not Eligible Account Holders but who are depositors at TierOne Bank with account balances of $50.00 or more as of June 30, 2002;

     (4) "Other Members," that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who either are depositors from TierOne Bank as of August 5, 2002 or

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          borrowers of TierOne Bank as of August 5, 2002 whose loan accounts at
          TierOne Bank were established on or prior to June 1, 1995; and

     (5)  directors, officers and employees of TierOne Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

     (1)  $500,000 (50,000 shares) of common stock offered, or

     (2) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 2000 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2000.


     Priority 2: Employee Stock Ownership Plan. Our employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be issued in the Conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 1,160,760 shares and 1,570,440 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of our directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range ("Maximum Shares"), our employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - An Increase in the Offering Range Would Be Dilutive."

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     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental
Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to subscribe for in the Subscription
Offering up to the greater of:

     (1)  $500,000 (50,000 shares) of common stock offered, or

     (2) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 2002 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See
          "- Limitations on Common Stock Purchases."


     If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to $500,000 (50,000 shares) of common stock offered, subject to the overall purchase limitations. See
"- Limitations on Common Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

     Priority 5: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, then our directors, officers and employees will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 15% of the shares of common stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows such persons to purchase in the aggregate up to 25% of common stock sold in the conversion. See "- Limitations on Common Stock Purchases."


     In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with TierOne Bank, one point for each salary increment of $5,000 per annum and five points for each office presently held in TierOne Bank, including directorships. For information as to the

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number of shares proposed to be purchased by the directors and executive officers, see "Proposed Management Purchases."


     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 5:00 p.m., Central Daylight Time, on September 12, 2002 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended beyond September 27, 2004. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.


     We will not execute orders until at least the minimum number of shares of common stock (14,009,500 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

 Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and our directors, officers and employees, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in the counties in Nebraska, Kansas and Iowa in which we have branch offices (such natural persons referred to as "Preferred Subscribers"). If we conduct a community offering, such persons, together with their associates, or a group of persons acting in concert may purchase up to $500,000 (50,000 shares) of common stock offered in the Community Offering, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

     The opportunity to subscribe for shares of common stock in the Community Offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

Syndicated Community Offering

     The plan of conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Sandler O'Neill, acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other

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shares being offered in the conversion. Orders for common stock in the
Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

         It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we and Sandler O'Neill believe that enough indications and orders have been received in the offering to consummate the conversion, Sandler O'Neill will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at TierOne Bank's passbook savings rate until the conversion is completed. In the event that the selected dealers' customers submit checks for the purchase price, such checks must be made payable to us. Such checks will be sent directly by noon of the next business day after receipt to the escrow accounts which we will establish. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.

         The Syndicated Community Offering may close at any time after the Expiration Date at our discretion, but in no case later than 45 days after the Expiration Date, unless further extended with the consent of the Office of Thrift Supervision. The offering may not be extended beyond September 27, 2004.

Persons Who Cannot Exercise Subscription Rights

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         . the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

         . the granting of subscription rights or the offer or sale of shares of common stock to such persons would require us, or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

         . such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

         The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

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                  (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $500,000 (50,000 shares) of common stock or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (6) below;

                  (3) Our employee stock ownership plan may purchase up to 8% of the aggregate number of shares of common stock to be issued in the offering, including shares to be issued to the TierOne Charitable Foundation and any additional shares issued in the event of an increase in the offering range;

                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $500,000 (50,000 shares) of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (6) below;

                  (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase up to $500,000 (50,000 shares) of common stock offered in the Subscription Offering or Community Offering, subject to the overall limitation in clause (6) below;


                  (6) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the common stock offered in the offering (191,305 shares); and


                  (7) No more than 25% of the total number of shares offered for sale in the conversion may be purchased by our directors and officers and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of TierOne Bank, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

         In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

                  (1) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;


                  (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

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                  (3) in the event that there is an oversubscription by
         Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

                  (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum;

                  (5) in the event there is an oversubscription by our directors, officers and employees, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the adjusted maximum; and

                  (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the adjusted maximum.

         The term "associate" of a person is defined to include the following:

                  (1) any corporation or other organization (other than TierOne Corporation, TierOne Bank or a majority-owned subsidiary of TierOne
         Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                  (3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

Marketing Arrangements

         Offering materials for the offering have been distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O'Neill. All prospective purchasers are to send payment directly to us, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.


         To assist in the marketing of the common stock, we have retained Sandler O'Neill, which is a broker-dealer registered with the NASD. Sandler O'Neill will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics and regulatory requirements of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services (including any expenses incurred in connection therewith), Sandler O'Neill will receive a fee of 1.125% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the ESOP and to our employees and directors, and their immediate families. If there is a syndicated community offering, Sandler O'Neill will receive a fee of 1.125% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount the common stock sold in the syndicated community offering.

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         In the event that our conversion and the offering is terminated, we also will reimburse Sandler O'Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $75,000. We will indemnify Sandler O'Neill, against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Sandler O'Neill will also perform proxy solicitation services, conversion agent services and records management services for the Bank in the Conversion and will receive a fee of $50,000 for these services and expenses associated therewith.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock

Procedure for Purchasing Shares in the Subscription and Community Offerings

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at TierOne Bank (which may be given by completing the appropriate blanks in the order form), must be received by us by 5:00 p.m., Central Daylight Time, on the Expiration Date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.


         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 2000) or the Supplemental Eligibility Record Date (June 30, 2002) and depositors as of the close of business on the Voting Record Date (August 5, 2002) must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.


         Payment for subscriptions may be made (1) in cash only if delivered in person at any branch office of TierOne Bank, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with TierOne Bank. Interest will be paid on payments made by cash, check or money order at our passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the

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conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion. Payment may not be made by wire transfer of funds.

         If a subscriber authorizes us to withdraw the amount of the purchase price from his deposit account, we will do so as of the effective date of the conversion. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or TierOne Corporation to lend to our employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which our employee stock ownership plan subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at TierOne Bank. Persons with IRAs maintained at TierOne Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on our records, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights of Certain Depositors

         In the unlikely event of a complete liquidation of TierOne Bank in its present mutual form, each of our depositors would receive his pro rata share of any of our assets remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of TierOne Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of TierOne Bank. However, except as described below, his claim would be solely in the amount

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of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of TierOne Bank above that amount.


         The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of March 31, 2002, the initial balance of the liquidation account would be approximately $125.6 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at TierOne Bank, would be entitled, upon a complete liquidation of TierOne Bank after the conversion, to an interest in the liquidation account prior to any payment to TierOne Corporation as the sole shareholder of TierOne Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, interest-bearing checking accounts, money market deposit accounts, and certificates of deposit, held in TierOne Bank at the close of business on December 31, 2000 or June 30, 2002, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2000, eligibility record date (or the June 30, 2002, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in TierOne Bank on such dates. For deposit accounts in existence at both the December 31, 2000 eligibility record date and the June 30, 2002 supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in our published financial statements.


         If, however, on any December 31 annual closing date, commencing December 31, 2002, the amount in any deposit account is less than the amount in such deposit account on December 31, 2000 or June 30, 2002, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to TierOne Corporation as the sole shareholder of TierOne Bank.


Tax Aspects

         Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Nebraska, Iowa and Kansas tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

                  (1) Our change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

                  (2) no gain or loss will be recognized by us upon the purchase of TierOne Bank's capital stock by TierOne Corporation;

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                  (3) no gain or loss will be recognized by Eligible Account
         Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in TierOne Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual bank;

                  (4) the tax basis of the depositors' deposit accounts in TierOne Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

                  (5) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero;

                  (6) the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

                  (7) the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering; and

                  (8) it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in TierOne Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase TierOne Corporation common stock in exchange for their savings accounts and proprietary interests in TierOne Bank.

         In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any Community Offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that Keller & Company has issued an opinion dated April 5, 2002, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion and declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted.

         KPMG LLP, Lincoln, Nebraska, has also advised us that the tax effects of the conversion under Nebraska, Kansas and Iowa law are substantially the same as they are under federal law.

         In the opinion of Keller & Company, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

         The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

         Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a

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judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Delivery of Certificates

         Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

         Various approvals of the Office of Thrift Supervision are required to complete the conversion. The Office of Thrift Supervision approved the plan of conversion, subject to approval by TierOne Bank's members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to the following standard conditions:

         (1) The acquisition of TierOne Bank by TierOne Corporation must be completed within 120 days of approval of the application;

         (2) We must file legal and accounting and other standard certifications with the Office of Thrift Supervision; and

         (3) We must not take any action that would prevent TierOne Corporation common stock from being listed on an exchange or quoted on the Nasdaq system.

         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

         All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as the common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

         Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the conversion.

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               RESTRICTIONS ON ACQUISITION OF US AND TIERONE BANK
                      AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in Our Articles of Incorporation and Bylaws and Wisconsin Law

         Certain provisions of our Articles of Incorporation and Bylaws and Wisconsin law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our Articles of Incorporation and Bylaws provide, among other things,

         . that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;
         . that special meetings of shareholders may be called by shareholders who own 10% or more of our common stock only if certain procedural requirements are satisfied;
         . that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and
         . the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

         Provisions of the Wisconsin Business Corporation Law applicable to us as well as our Articles of Incorporation provide, among other things, that we may not engage in a business combination with an "interested shareholder" (generally a holder of 10% or more of our voting stock) during the three-year period after the interested shareholder became such except under certain specified circumstances. The Wisconsin Business Corporation Law, which we refer to as the WBCL, also contains provisions limiting the voting power of certain 20% or greater shareholders and imposes specified "fair price" requirements on business combination transactions.

         The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

         A more detailed discussion of these and other provisions of our Articles of Incorporation and Bylaws and the WBCL is set forth below.

         Board of Directors. Our Articles of Incorporation and Bylaws provide that our board of directors be divided into three classes of two directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

         Under our Articles of Incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         Our Articles of Incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of our board of directors plus one director vote to remove a director, such director

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may be removed without cause by the affirmative vote of the holders of a majority of our outstanding shares of common stock. Cause for removal will be deemed to exist only if the director in question:

         . has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal; or
         . has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and the adjudication is no longer subject to direct appeal.

         Calling of a Special Meeting of Shareholders; Shareholder Nominations and Proposals. Our Bylaws establish a procedure that shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves an initial notice to us, the receipt by us of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of our common stock, a review of the validity of these demands by an independent inspector appointed by us and the fixing of the record and meeting dates by our board of directors. In addition, shareholders demanding a special meeting must deliver to us a written agreement to pay the costs we incur in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for our solicitation of proxies for use at the meeting, in the event the shareholders seeking to call the special meeting are unsuccessful in their proxy solicitation.

         Our Bylaws also provide our board of directors with discretion to postpone shareholder meetings, including, within certain limits, special meetings of shareholders. Additionally, the Chairman of the Board, the Chief Executive Officer, the President or the board of directors (acting by resolution) may adjourn a shareholder meeting at any time prior to the transaction of business at the meeting.

         In addition, our Bylaws contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting of shareholders. These procedures regarding advance notice of shareholder proposals and nominations are intended to provide our board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate this information in advance of the applicable meeting. However, such provisions may allow incumbent directors to eliminate a shareholder proposal on procedural grounds, even if shareholders view such proposal or nomination as in the best interests of TierOne Corporation or our shareholders.

        Reduced Voting Rights. The WBCL provides that the voting power of shares of our common stock held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

         Limitations on Business Combinations. The WBCL and Article 4 of our Articles of Incorporation regulate a broad range of business combinations between us and any interested shareholder (the "Business Combination Restriction"). The Business Combination Restriction defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of our stock or assets or 10% of our earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested shareholder". An interested shareholder is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of ours and who beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Business Combination Restriction prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from its coverage) with an interested shareholder for a period of three years following the date this person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in this person becoming an interested shareholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (a) the board of

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directors approved the acquisition of the stock prior to the acquisition date,
(b) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or (c) the consideration to be received by shareholders meets certain requirements of the Business Combination Restriction with respect to form and amount.

         Fair Price Provision. The WBCL provides that certain business combinations not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of us (or any of our subsidiaries) with, or the sale or other disposition of substantially all of our assets to, any significant shareholder or its affiliate. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of our common stock.

         Certain Other Restrictions. The WBCL provides that, in addition to the vote otherwise required by law or our Articles of Incorporation, the approval of the holders of a majority of our shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these provisions, shareholder approval is required for us while a takeover offer exists to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held these shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option our assets which amount to at least 10% of our market value unless we have at least three independent directors and a majority of the independent directors vote not to have this provision apply. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over the market price.

         Amendment of Governing Instruments. Our Articles of Incorporation generally provide that they may be amended in accordance with the WBCL, provided, however, any amendment which is inconsistent with Article 3 (board of directors), Article 4 (business combinations), or Article 5 (fair price and reduced voting rights provisions) must be approved by the affirmative vote of the holders of not less than 66-2/3% of the shares entitled to vote thereon.


         Indemnification and Limited Liability. Pursuant to the WBCL and our Bylaws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent our officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to us and such breach and failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the WBCL, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.



         Consideration of Interests. The WBCL authorizes our directors and officers, in discharging their duties and in determining what they believe to be in our best interests, to consider the effects of any action they may authorize or take on other constituencies in addition to our shareholders. Under the WBCL, our directors and officers may consider, including in the context of evaluating an offer to acquire us, the following:


         .  the effects of the action on our employees, suppliers and customers;

         .   the effects of the action on the communities in which we operate;
             and

         .   any other factors our directors or officers may consider pertinent.

         Authorized Capital Stock. Our authorized capital stock consists of 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. This will provide our board of directors with the flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

         Our Articles of Incorporation do not contain restrictions on the issuance of shares of capital stock to our directors, officers or controlling persons. Thus, we could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of our capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the NASD, however, generally require corporations like ours with securities which will be quoted on the Nasdaq National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. We plan to submit the stock compensation plans discussed herein to our shareholders for their approval.

         The foregoing provision of our Articles of Incorporation and Bylaws and Wisconsin law could have the effect of discouraging an acquisition of us or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

         In addition, certain provisions of our stock option plan and stock recognition plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of us or TierOne Bank, as applicable. See "Management-New Stock Benefit Plans." In addition, certain employment agreements, change in control agreements and an employee severance plan to which we will be a party provide for specified benefits in the event of a change in control. See "Management-Executive Compensation-Employment Agreements," "-Change in Control Agreements" and "-Employee Severance Plan." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of us.

         Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in the best interests of us and our future shareholders. In the board of directors' judgment, the board is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our shareholders. Accordingly, the board of directors believes that it is in our best interests and the best interests of our future shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of our true value and where the transaction is in the best interests of all shareholders.

Restrictions in TierOne Bank's Charter and Bylaws

         TierOne Bank's federal stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of TierOne Bank by any person (any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate, will be prohibited for a period of five years following the date of completion of the conversion. Any stock in excess of 10% acquired in violation of the Charter provision will not be counted as outstanding for voting purposes. In the event that holders of revocable proxies for more than 10% of the shares of the common stock of TierOne Corporation seek, among other things, to elect one-third or more of the our board of directors, to cause our shareholders to approve the acquisition or corporate reorganization of us or to exert a continuing influence on a material aspect of our business operations, which actions could indirectly result in a change in control of TierOne Bank, the board of directors of TierOne Bank will be able to assert this provision of TierOne Bank's Charter against such holders. Although TierOne Bank's board of directors is not currently able to determine when and if it would assert this provision of the Charter, the board of directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of TierOne Bank, us and our shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of TierOne Bank indirectly through a change in control of us. Finally, for five years after the conversion, shareholders will not be permitted to call a special meeting of shareholders relating to a change of control of TierOne Bank or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of TierOne Bank's board of directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the board of directors since only one-third of the board is elected each year. The purpose of these provisions is to assure stability and of management of TierOne Bank in the years immediately following the conversion.

Regulatory Restrictions

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

         During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as TierOne Bank, without the prior written approval of the Office of Thrift Supervision, except for:

         . any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;
         . offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;
         . offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or TierOne Bank; and
         . an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

         Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

         In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

                        DESCRIPTION OF OUR CAPITAL STOCK

General



         We are authorized to issue 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. We currently expect to issue up to 22,575,075 shares of common stock (including shares contributed to the TierOne Charitable Foundation), and no shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the conversion stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable, except for statutory liability under Section 180.0622(2)(b) of the WBCL for unpaid employee wages.

         The common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

         Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See "Dividends." The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon completion of the conversion, the holders of our common stock will possess exclusive voting rights in us. They will elect our board of directors and act on such other matters as are required to be presented to them under Wisconsin law or our Articles of Incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Us and TierOne Bank and Related Anti-Takeover Provisions - Restrictions in Our Articles of Incorporation and Bylaws and Wisconsin Law - Reduced Voting Rights," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of us, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights. Except as otherwise provided by our board of directors, holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

         None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar


         The transfer agent and registrar and exchange agent for the common stock of TierOne Corporation is American Stock Transfer & Trust Company.


                                     EXPERTS


         The consolidated financial statements of TierOne Bank as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. KPMG LLP's report included an explanatory paragraph with respect to the adoption by TierOne Bank of FASB Statement No. 133, "Accounting for Derivative Instrument and Hedging Activities," as amended by FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133."


         Keller & Company has consented to the publication in this document of the summary of its report to TierOne Bank setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion has been passed upon for TierOne Corporation and TierOne Bank by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to TierOne Corporation and TierOne Bank. The Nebraska, Kansas and Iowa income tax consequences of the conversion has been passed upon for TierOne Bank by KPMG LLP. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Foley & Lardner, Milwaukee, Wisconsin.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

         TierOne Bank has filed an application for conversion with the Office of Thrift Supervision with respect to the conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Dallas Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2326.

         In connection with the conversion, we will register our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934, as amended. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                 Page
Independent Auditors' Report .................................................................   F-1
Consolidated Statements of Financial Condition as of March 31, 2002 (unaudited) and
   December 31, 2001 and 2000 ................................................................   F-2
Consolidated Statements of Income for the Three Months ended March 31, 2002 and 2001
   (unaudited) and the Years ended December 31, 2001, 2000 and 1999 ..........................    34
Consolidated Statements of Changes in Retained Earnings and Comprehensive Income for the
   Three Months ended March 31, 2002 (unaudited) and the Years ended December 31, 2001,
   2000 and 1999 .............................................................................   F-3
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001
   (unaudited) and the Years ended December 31, 2001, 2000 and 1999 ..........................   F-4
Notes to Consolidated Financial Statements ...................................................   F-6


     All schedules are omitted because they are not required or applicable or the required information is shown in the financial statement or the notes thereto.

     Financial statements of TierOne Corporation have not been provided because TierOne Corporation has not conducted any operations to date.

                          Independent Auditors' Report

     The Board of Directors
     TierOne Bank:

     We have audited the accompanying consolidated statements of financial condition of TierOne Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in retained earnings and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TierOne Bank and subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As described in note 1, TierOne Bank and subsidiaries adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133 in 2000.


                                            /s/ KPMG LLP


     February 11, 2002, except for
         note 18, which is April 2, 2002
     Lincoln, Nebraska

                          TierOne Bank and Subsidiaries

                 Consolidated Statements of Financial Condition

            March 31, 2002 (unaudited) and December 31, 2001 and 2000
                             (dollars in thousands)


                                                                          March 31,                  December 31,
                                                                                            -----------------------------
                                    Assets                                  2002               2001              2000
                                                                         -----------        -----------       -----------
                                                                         (unaudited)
Cash and due from banks                                                  $    22,281             24,141            24,579
Federal funds sold                                                                --             10,300             6,200
                                                                         -----------        -----------       -----------
               Total cash and cash equivalents                                22,281             34,441            30,779
Investment securities:
   Held-to-maturity                                                              226                221               195
   Available-for-sale                                                        101,137             90,811           153,333
Loans receivable, net                                                      1,350,802          1,379,066         1,124,362
Loans held for sale                                                           14,929             14,373             3,712
Accrued interest receivable                                                    7,653              7,834             7,903
Federal Home Loan Bank stock                                                  12,681             14,836            15,160
Premises and equipment                                                        22,078             18,201            17,567
Other assets                                                                  11,725             10,230             6,463
                                                                         -----------        -----------       -----------
               Total assets                                              $ 1,543,512          1,570,013         1,359,474
                                                                         ===========        ===========       ===========
                        Liabilities and Retained Earnings

Liabilities:
   Deposits                                                              $ 1,122,070          1,096,242         1,047,836
   Advances from Federal Home Loan Bank and other borrowings                 260,215            303,315           172,449
   Advances from borrowers for taxes and insurance                            11,169             15,535             9,207
   Accrued interest payable                                                    8,347              8,734            11,605
   Accrued expenses and other liabilities                                     16,068             24,432            10,505
                                                                         -----------        -----------       -----------
               Total liabilities                                           1,417,869          1,448,258         1,251,602
                                                                         -----------        -----------       -----------

Retained earnings:
   Retained earnings, subject to certain restrictions                        125,813            121,678           108,636
   Cumulative other comprehensive income (loss), net                            (170)                77              (764)
                                                                         -----------        -----------       -----------
               Total retained earnings                                       125,643            121,755           107,872

Commitments and contingent liabilities                                            --                 --                --
                                                                         -----------        -----------       -----------
               Total liabilities and retained earnings                   $ 1,543,512          1,570,013         1,359,474
                                                                         ===========        ===========       ===========

See accompanying notes to consolidated financial statements

                          TierOne Bank and Subsidiaries

Consolidated Statements of Changes in Retained Earnings and Comprehensive Income

          Three months ended March 31, 2002 (unaudited) and years ended
                        December 31, 2001, 2000, and 1999
                             (dollars in thousands)

                                                                                         Cumulative
                                                                                         other compre-         Total
                                                                          Retained          hensive           retained
                                                                          earnings       income (loss)        earnings
                                                                     ----------------  ----------------  --------------
Balance at December 31, 1998                                        $         91,182               53          91,235
                                                                     ----------------  ----------------  --------------
Comprehensive income:
     Net income                                                                8,428               --           8,428
     Change in unrealized loss on
        available-for-sale securities, net of tax and
        reclassifications                                                         --           (2,764)         (2,764)
                                                                     ----------------  ----------------  --------------
                  Total comprehensive income                                   8,428           (2,764)          5,664
                                                                     ----------------  ----------------  --------------
 Balance at December 31, 1999                                                 99,610           (2,711)         96,899
                                                                     ----------------  ----------------  --------------
 Comprehensive income:
     Net income                                                                9,026               --           9,026
     Cumulative effect of the change in accounting
        principle for derivatives and hedging activities                          --             (785)           (785)
     Change in unrealized loss on
        available-for-sale securities, net of tax and
        reclassifications                                                         --            2,732           2,732
                                                                     ----------------  ----------------  --------------
                  Total comprehensive income                                   9,026            1,947          10,973
                                                                     ----------------  ----------------  --------------
 Balance at December 31, 2000                                                108,636             (764)        107,872
                                                                     ----------------  ----------------  --------------
 Comprehensive income:
     Net income                                                               13,042               --          13,042
     Change in unrealized gain on available-for-sale
        securities, net of tax and reclassifications                              --              841             841
                                                                     ----------------  ----------------  --------------
                 Total comprehensive income                                   13,042              841          13,883
                                                                     ----------------  ----------------  --------------
Balance at December 31, 2001                                                 121,678               77         121,755
                                                                     ----------------  ----------------  --------------
     Net income (unaudited)                                                    4,135               --           4,135
     Change in unrealized gain (loss) on available-for-sale
        securities, net of tax and reclassifications (unaudited)                  --             (247)           (247)
                                                                     ----------------  ----------------  --------------
                 Total comprehensive income (unaudited)                        4,135             (247)          3,888
                                                                     ----------------  ----------------  --------------
Balance at March 31, 2002 (unaudited)                               $        125,813             (170)        125,643
                                                                     ================  ================  ==============

See accompanying notes to consolidated financial statements.

                          TierOne Bank and Subsidiaries

                      Consolidated Statements of Cash Flows

                   Three months ended March 31, 2002 and 2001
              (unaudited) and years ended December 31, 2001, 2000,
                         and 1999 (dollars in thousands)

                                                                                March 31,                   December 31,
                                                                          --------------------    --------------------------------
                                                                            2002        2001        2001        2000        1999
                                                                          --------    --------    --------    --------    --------
                                                                              (unaudited)
Reconciliation of net income to cash provided
  by operating activities:
        Net income                                                        $  4,135       2,699      13,042       9,026       8,428
                                                                          --------    --------    --------    --------    --------
        Adjustments to reconcile net income to net cash
           provided by (used in) operating activities:
              Net accretion of investment and
                 mortgage-backed securities                                    (46)         (4)       (105)       (631)     (9,554)
              Depreciation and amortization                                    545         486       1,870       1,602       1,441
              Amortization on loans receivable, net                            236         136         648         300         975
              Deferred income tax expense (benefit)                             40          52        (109)       (308)        (55)
              Provision for loan losses                                        564         486       3,997       1,273       1,132
              Proceeds from sales of loans held for sale                    85,724      33,850     350,439      60,036      78,389
              Originations and purchases of loans held for sale            (85,773)    (37,270)   (359,009)    (60,942)    (76,338)
              Net (gain) loss on sales of:
                 Investment securities                                          --          --          --         (72)        (56)
                 Loans receivable held for sale                               (705)       (165)     (2,091)       (763)       (974)
                 Real estate owned                                              --          (1)         (1)        (83)        (73)
                 Premises and equipment                                         (3)         --         251           5         (77)
              Changes in certain assets and liabilities:
                 Accrued interest receivable                                   181        (554)         69        (938)     (1,316)
                 Other assets                                               (1,325)       (676)     (4,660)     (1,160)        745
                 Accrued interest payable                                     (387)       (520)     (2,871)      1,652         (49)
                 Accrued expenses and other liabilities                     (8,365)      8,239      13,927        (749)     (2,519)
                                                                          --------    --------    --------    --------    --------

                    Total adjustments                                       (9,314)      4,059       2,355        (778)     (8,329)
                                                                          --------    --------    --------    --------    --------

                    Net cash provided by (used in) operating activities     (5,179)      6,758      15,397       8,248          99
                                                                          --------    --------    --------    --------    --------

Cash flows from investing activities:
Purchase of investment securities:
        Held-to-maturity                                                        --          --         (38)        (13)    (31,635)
        Available-for-sale                                                 (33,835)         --     (87,657)         --    (164,874)
     Proceeds from sale of investment securities,
        available-for-sale                                                      --          --          --      62,528       3,000
     Proceeds from principal repayments of
        investment securities                                               23,172      15,370     151,572      28,475      56,079
     Increase in loans receivable                                           27,410     (65,173)   (260,294)   (140,628)   (107,067)
     Proceeds from sale of real estate owned                                   170         748       1,494       1,143       1,403
     Additions to premises and equipment                                    (4,424)       (479)     (2,744)     (4,351)     (3,626)
     Proceeds from sale of premises and equipment                                9          --           8          23         176
     Sale of Federal Home Loan Bank stock                                    2,931       5,138       5,138       2,113       1,684
     Purchase of Federal Home Loan Bank stock                                 (776)         --      (4,814)     (6,578)     (5,041)
                                                                          --------    --------    --------    --------    --------

                    Net cash provided by (used in) investing activities     14,657     (44,396)   (197,335)    (57,288)   (249,901)
                                                                          --------    --------    --------    --------    --------


                                   F-4                               (Continued)

                          TierOne Bank and Subsidiaries

                   Three months ended March 31, 2002 and 2001
              (unaudited) and years ended December 31, 2001, 2000,
                         and 1999 (dollars in thousands)

                                                                        March 31,                   December 31,
                                                                  --------------------    --------------------------------
                                                                    2002        2001        2001        2000        1999
                                                                  --------    --------    --------    --------    --------
Cash flows from financing activities:
  Net increase in deposits                                        $ 25,828      53,338      48,406      41,848      19,548
  Net increase (decrease) in advances from
     borrowers for taxes and insurance                              (4,366)     (1,584)      6,328         355        (480)
  Proceeds from Federal Home Loan Bank advances
     and other borrowings                                               --      20,000      86,600      70,000     105,000
  Repayment of Federal Home Loan Bank advances                          --          --         (34)    (35,033)        (34)
  Net advances (repayment) on Federal Home Loan Bank
     line of credit                                                (43,100)    (32,000)     44,300     (33,000)     60,000
                                                                  --------    --------    --------    --------    --------

           Net cash provided by (used in) financing activities     (21,638)     39,754     185,600      44,170     184,034
                                                                  --------    --------    --------    --------    --------

           Net increase (decrease) in cash and cash equivalents    (12,160)      2,116       3,662      (4,870)    (65,768)

Cash and cash equivalents at beginning of year                      34,441      30,779      30,779      35,649     101,417
                                                                  --------    --------    --------    --------    --------

Cash and cash equivalents at end of year                          $ 22,281      32,895      34,441      30,779      35,649
                                                                  ========    ========    ========    ========    ========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                     $  8,728      16,370      60,055      63,887      49,698
                                                                  ========    ========    ========    ========    ========

     Income taxes, net of refunds                                 $    547         392       6,942       5,470       4,953
                                                                  ========    ========    ========    ========    ========

Supplemental schedules of noncash investing activities:
  Transfers from loans to real estate owned and other assets
     through foreclosure                                          $    253         360         945       1,524       1,144
                                                                  ========    ========    ========    ========    ========


The Bank transferred, on July 1, 2000, certain investment securities with market values of approximately $75,000,000 from the held-to-maturity portfolio to the available-for-sale portfolio, which resulted in recording gross unrealized losses of approximately $1,200,000, a deferred tax asset of approximately $415,000 and cumulative other comprehensive loss as a component of retained earnings of approximately $785,000.

See accompanying notes to consolidated financial statements.

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


  (1)   Summary of Significant Accounting Policies

              Basis of Consolidation

              The consolidated financial statements include the accounts of TierOne Bank (formerly known as First Federal Lincoln Bank) (the
              Bank), a mutual savings bank, and its wholly owned subsidiary, TMS Corporation of the Americas (TMS). TMS is the holding company of TierOne Investments and Insurance, Inc., a company that administers the sale of insurance and securities products. In April 2000, TMS created a new subsidiary, TierOne Reinsurance Company, which reinsures credit life and accident and health insurance policies.

              First Lincoln Bancshares, Inc., a holding company, was incorporated in 1997 and has not conducted any operations to date.


              The accompanying unaudited consolidated financial statements as of and for the three-month periods ended March 31, 2002 and 2001 have been prepared in accordance with the instructions to Form S-1 and therefore do not include all information and notes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.


              Fiscal Year Change

              During 2001, the Bank's fiscal year was changed from June 30 to December 31. The Bank's financial statements are presented on a calendar year basis.

              Investment Securities

              The Bank classifies its investment securities portfolio between those securities the Bank intends to hold to maturity, those securities available-for-sale, and those securities held for trading purposes.

              Securities classified as held-to-maturity are those securities which the Bank has the ability and positive intent to hold to maturity regardless of changes in market condition, liquidity needs, or changes in general economic conditions. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity using the interest method.

              Securities classified as available-for-sale are those securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other factors. These securities are carried at fair value with unrealized gains or losses reported as increases or decreases in cumulative other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Unrealized losses for securities classified as held-to-maturity and available-for-sale judged to be other than temporary, are charged to operations.

              Trading securities are those securities, which the Bank purchases, and holds principally for the purpose of selling them in the near term. These securities are carried at fair value with unrealized gains or losses included in earnings.

                                      F-6                            (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


              Accounting for Derivatives and Hedging Activities


              Effective July 1, 2000, which was previously the beginning of the Bank's fiscal year, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The adoption of SFAS 133 and 138 had no effect on the consolidated financial statements other than as disclosed in the following paragraph.


              In accordance with its adoption of SFAS No. 133, on July 1, 2000, the Bank elected to make a one-time transfer of certain investment securities from the held-to-maturity portfolio to the available-for-sale portfolio. The Bank transferred investment securities with a market value of approximately $75,000,000 which resulted in recording gross unrealized losses of approximately $1,200,000, a deferred tax asset of approximately $415,000, and cumulative other comprehensive loss as a component of retained earnings of $785,000. The Bank had no significant derivative instruments at March 31, 2002 and at December 31, 2001 and 2000.

              Loans Receivable

              Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, unearned discounts and premiums, and net deferred loan origination fees. Interest on loans is credited to income as earned. Interest is not accrued on loans contractually delinquent three months or more. Premiums or discounts on purchased loans, loans acquired through merger, and property loans are amortized into income over the life of the loan using the interest method. Loan origination fees received in excess of certain direct origination costs are deferred and amortized into income over the contractual life of the loan using the interest method or recognized when the loan is sold.

              Loans Held for Sale

              The Bank also originates mortgage loans for sale in the secondary market. Loans held for sale consist of one to four family real estate loans and are carried at the lower of cost or market value, determined on an individual loan basis.

                                          F-7                        (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


              Provision for Loan Losses




              A provision for loan losses is charged to income when it is determined by management to be required based on its analysis. The allowance is maintained at a level to cover all known and inherent losses in the loan portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the loan portfolio no less than quarterly in order to identify those inherent losses and to assess the overall collection probability of the portfolio. Management's review includes a quantitative analysis by loan category, using historical loss experience, classifying loans pursuant to a grading system and consideration of a series of qualitative loss factors. The evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, the type, size and geographic concentration of loans, the value of collateral securing the loan, the number of loans requiring heightened management oversight, prevailing local and national economic conditions and loan loss data of comparable institutions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.


              The allowance for loan losses is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. The allowance for loan losses consists of two elements. The first element is an allocated allowance established for specific loans identified by the Bank's credit review function that are evaluated individually for impairment and are considered to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impairment is measured by (i) the fair value of the collateral if the loan is collateral dependent, (ii) the present value of expected future cash flows, or (iii) the loan's obtainable market price. The second element is an estimated allowance established for losses which are probable and reasonable to estimate on each of the Bank's categories of outstanding loans. While management uses available information to recognize probable losses on loans inherent in the portfolio, future additions to the allowances may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.



              Additionally, accrual of interest and amortization of deferred loan fees on problem loans are excluded from income when, in the opinion of management, such suspension is warranted. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

              Under the Bank's credit policies and practices, all restructured commercial, agricultural, construction, and commercial real estate loans meet the definition of impaired loans. Impaired loans exclude certain consumer loans and residential real estate loans classified as nonaccrual. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.



              Intangible Assets

              On January 1, 2002, the Bank adopted SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The Bank has no goodwill or other intangible assets with indefinite useful lives in their financial statements.



              Servicing assets are recognized as separate assets when rights are acquired through purchase, or through the sale of financial assets. Capitalized mortgage servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income for the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant characteristics, including interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.


                                      F-8                            (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

              Transfers of Financial Assets

              Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and
              (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Bank has not had any significant transactions, arrangements or other relationships with any special purpose entities.

              Estimates

              The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the statement of financial condition, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

              Real Estate

              Real estate acquired through foreclosure is considered to be held for sale. It is initially recorded at estimated fair value (carrying value). Subsequent to foreclosure, these assets are carried at the lower of carrying value or fair value, less selling costs. Changes in the valuation allowances for unrealized gains and losses and income and operating expenses are included in other income of the current period.

              Premises and Equipment

              Premises and equipment are stated at cost, less accumulated depreciation and amortization. The Bank's general policy is to capitalize asset purchases which exceed a certain monetary threshold and whose useful lives exceed one year. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Improvements to buildings are depreciated over their useful lives not to exceed the remaining useful life of the related building. Leasehold improvements are amortized over the lesser of their useful lives or the related lease period.

              Income Taxes

              The Bank files a consolidated Federal income tax return on a calendar-year basis. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                        F-9                          (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

              Comprehensive Income

              Comprehensive income consists of net income and net unrealized gains (losses) on securities and is reported, net of tax, in the consolidated statement of changes in retained earnings and comprehensive income. Increases (decreases) in other comprehensive income are net of related income taxes (benefit) of $132,000 and $(474,000) for the three months ended March 31, 2002 and 2001, respectively, and $435,000, $1,003,000, and ($1,424,000) for the
              years ended December 31, 2001, 2000, and 1999, respectively. Reclassification adjustments for realized gains included in income, were $0 and $0 for the three months ended March 31, 2002 and 2001, respectively, and $0, $72,000, and $56,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

              Reclassifications

              Certain prior years amounts have been reclassified to conform to the 2001 presentation.

  (2)   Industry Segment Information

        The Bank's activities are considered to be a single industry segment for financial reporting purposes. The Bank is engaged in the business of commercial and retail banking, investment management, and insurance with operations conducted through its main office and branches located throughout Nebraska, Southwest Iowa, and Northern Kansas. Substantially all of the Bank's income is derived from a diverse base of commercial, mortgage and retail lending activities, and investments.

                                      F-10                           (continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


(3)  Investment Securities

     Investment securities at March 31, 2002 and December 31, 2001 and 2000 are summarized below:


                                                                                 Gross unrealized
                                                                             -----------------------
                                                            Amortized                                     Fair
                     March 31, 2002                           cost             Gains        Losses        value
-------------------------------------------------------    -----------       ---------    ----------    ---------
                                                                              (dollars in thousands)
Held-to-maturity,
    Municipal obligations                                  $       226              --            --          226
                                                           ===========       =========    ==========    =========
Available-for-sale:
    U. S. government agency obligations                    $    38,182              --           288       37,894
    Corporate securities                                        22,137              --           379       21,758
    Mutual fund                                                  6,000              --            --        6,000
    Mortgage-backed securities:
       FHLMC                                                       729               7            --          736
       FNMA                                                     23,842             211            --       24,053
       GNMA                                                      4,121             116            --        4,237
       FHLMC/FNMA CMO's                                            229              --             2          227
       Private CMO's                                             6,158              74            --        6,232
                                                           -----------       ---------    ----------    ---------
                Total mortgage-backed securities                35,079             408             2       35,485
                                                           -----------       ---------    ----------    ---------
                                                           $   101,398             408           669      101,137
                                                           ===========       =========    ==========    =========


                                                                                 Gross unrealized
                                                                             -----------------------
                                                            Amortized                                     Fair
                    December 31, 2001                         cost             Gains        Losses        value
-------------------------------------------------------    -----------       ---------    ----------    ---------
                                                                              (dollars in thousands)
Held-to-maturity,
    Municipal obligations                                  $       221              --            --          221
                                                           ===========       =========    ==========    =========

Available-for-sale:
    U. S. government agency obligations                    $    26,691              --            --       26,691
    Corporate securities                                        12,214              --           381       11,833
    Mutual fund                                                  6,000              --            --        6,000
    Mortgage-backed securities:
       FHLMC                                                       828              15            --          843
       FNMA                                                     29,669             280            --       29,949
       GNMA                                                      4,608             142            --        4,750
       FHLMC/FNMA CMO's                                          3,101              --            20        3,081
       Private CMO's                                             7,582              91             9        7,664
                                                           -----------       ---------    ----------    ---------
                Total mortgage-backed securities                45,788             528            29       46,287
                                                           -----------       ---------    ----------    ---------
                                                           $    90,693             528           410       90,811
                                                           ===========       =========    ==========    =========

                                      F-11                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000 and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

                                                                   Gross unrealized
                                                   Amortized   -------------------------   Fair
             December 31, 2000                       cost        Gains         Losses      value
-----------------------------------------------   -----------  ----------   ------------ ---------
                                                                (dollars in thousands)
Held-to-maturity,
    Municipal obligations                                 195          --           --         195
                                                  -----------  ----------     --------   ---------
                                                  $       195          --           --         195
                                                  ===========  ==========     ========   =========
Available-for-sale:
    U. S. government agency obligations           $    76,500          --          270      76,230
    Corporate securities                                8,978          --          273       8,705
    Mortgage-backed securities:
       FHLMC                                            1,615          12           --       1,627
       FNMA                                            51,638          43          641      51,040
       GNMA                                             7,058          86           --       7,144
       FHLMC/FNMA CMO's                                   387           2           --         389
       Private CMO's                                    8,314           1          117       8,198
                                                  -----------  ----------     --------   ---------
            Total mortgage-backed securities           69,012         144          758      68,398
                                                  -----------  ----------     --------   ---------
                                                  $   154,490         144        1,301     153,333
                                                  ===========  ==========     ========   =========

The amortized cost and estimated fair value of investment securities, excluding mutual funds and mortgage-backed securities, at March 31, 2002 and December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       March 31, 2002
                                   -------------------------------------------------------
                                        Held-to-maturity            Available-for-sale
                                   --------------------------  ---------------------------
                                   Amortized      Estimated      Amortized     Estimated
                                     cost         fair value       cost        fair value
                                   ---------     ------------  -------------  ------------
                                                    (dollars in thousands)
Within 1 year                      $     --           --          13,639         13,642
Over 1 year through 5 years              --           --          13,188         13,150
After 5 years through 10 years          213          213          24,994         24,744
Over 10 years                            13           13           8,498          8,116
                                   --------      -------       ---------      ---------

                                   $    226          226          60,319         59,652
                                   ========      =======       =========      =========


                                      F-12                          (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


                                                                      December 2001
                                            --------------------------------------------------------------
                                                    Held-to-maturity                Available-for-sale
                                            ------------------------------- ------------------------------
                                               Amortized        Estimated       Amortized       Estimated
                                                  cost         fair value          cost         fair value
                                            -------------- ---------------- -------------- ---------------
                                                                 (dollars in thousands)
Within 1 year                              $         --              --            3,721           3,734
Over 1 year through 5 years                          --              --           17,493          17,493
After 5 years through 10 years                      209             209            9,198           9,198
Over 10 years                                        12              12            8,493           8,099
                                            -------------- ---------------- -------------- ---------------

                                           $        221             221           38,905          38,524
                                            ============== ================ ============== ===============

        There were no sales of investment securities held as available-for-sale during the three months ended March 31, 2002 and 2001 and year ended December 31, 2001. Proceeds from the sale of investment securities held as available-for-sale were $62,528,000 and $3,000,000 for the years ended December 31, 2000 and 1999, respectively, resulting in gross realized gains of $269,000 and gross realized losses of $197,000 during 2000 and gross realized gains of $56,000 during 1999.

        There were no sales of held-to-maturity investment securities during the three months ended March 31, 2002 and 2001 and the three years ended December 31, 2001.

                                F-13                              (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


(4)   Loans Receivable

      Loans receivable at March 31, 2002 and December 31, 2001 and 2000 are summarized below:

                                                                                        December 31
                                                             March 31,       -----------------------------------
                                                                2002               2001              2000
                                                          -----------------  ------------------  ---------------
                                                                         (dollars in thousands)
One-to-four family                                        $         502,733             502,502          565,441
Commercial real estate, multifamily, and land                       390,538             332,486          277,679
Residential construction                                            129,200             113,300           77,421
Commercial construction                                             105,553              95,614           46,187
Warehouse mortgage lines of credit                                   96,690             224,067           37,173
Commercial business loans                                            17,434              12,193            2,755
Consumer and property improvement loans                             250,374             236,825          202,758
                                                          -----------------  ------------------  ---------------
                                                                  1,492,522           1,516,987        1,209,414
Less:
   Allowance for loan losses                                        (13,843)            (13,464)          (9,947)
   Deferred loan fees                                                  (473)               (520)            (462)
   Unearned premiums and discounts                                      823                 558               30
   Discounts on loans acquired through merger                          (245)               (270)            (336)
   Undisbursed portion of loans in process                         (113,053)           (109,852)         (70,625)
   Loans held for sale                                              (14,929)            (14,373)          (3,712)
                                                          -----------------  ------------------   --------------
                                                          $       1,350,802           1,379,066        1,124,362
                                                          =================  ==================   ==============

The one-to-four family real estate loans above include $14,929,000, $14,373,000 and $3,712,000 of loans held for sale at March 31, 2002 and December 31, 2001 and 2000, respectively.

The activity in the allowance for loan losses is summarized below:

                                               March 31,                        December 31,
                                      ---------------------------  --------------------------------------
                                          2002         2001           2001           2000         1999
                                      ------------- -------------  ----------   ----------    -----------
                                                              (dollars in thousands)
Balance at beginning of year          $      13,464         9,947       9,947        8,860          7,834
Provision for loan losses                       564           486       3,997        1,273          1,132
Losses charged off                             (204)          (62)       (496)        (198)          (121)
Recoveries                                       19             1          16           12             15
                                      ------------- -------------  ----------   ----------    -----------
Balance at end of year                $      13,843        10,372      13,464        9,947          8,860
                                      ============= =============  ==========   ==========    ===========

                                F-14                                (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)



Total nonaccrual and restructured loans aggregated approximately $2,423,000, $2,010,000, and $4,693,000 at March 31, 2002 and December 31, 2001 and 2000,
respectively. There were no material commitments to lend additional funds to these customers at March 31, 2002 and December 31, 2001 and 2000. Impaired loans, which are included in the balances for nonaccrual and restructured loans, totaled $311,000, $345,000 and $3,268,000 at March 31, 2002 and December 31,
2001 and 2000, respectively. There was no allowance for loan loss specifically allocated to these loans at March 31, 2002, December 31, 2001 or December 31, 2000. Average balances of impaired loans for the periods ended March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999 totaled $336,000, $1,725,000,
$718,000, $813,000, and $127,000, respectively. Interest income recognized on these loans totaled $5,000, $161,000, $174,000 $14,000 and $7,000 for the
periods ended March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999, respectively.

The Bank serviced loans for others amounting to approximately $479,219,000, $140,231,000, $406,424,000, $109,564,000, and $67,240,000 at March 31, 2002,
March 31, 2001 and December 31, 2001, 2000, and 1999, respectively. Loans serviced for others are not included in the accompanying consolidated statements of financial condition. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of approximately $3,717,000, $4,397,000, $1,315,000, and $920,000 at March 31, 2002 and December
31, 2001, 2000, and 1999, respectively.


Of the serviced loans for others, the Bank has approximately $213,005,000, $188,495,000, and $10,629,000 of unpaid principal balances of residential real estate loans at March 31, 2002 and December 31, 2001 and 2000, respectively, for which the Bank has maintained a limited amount of recourse obligation. The maximum total recourse liability for these loans is contractually limited to approximately $5,691,000, $5,030,000, and $200,000 at March 31, 2002 and
December 31, 2001 and 2000, respectively. The Bank has established a reserve for this liability, which is based on historical loss experience, in the amount of approximately $292,000, $259,000, and $22,000 at March 31, 2002 and December 31,
2001 and 2000, respectively. This reserve is included in accrued expenses and other liabilities.

The balance of capitalized mortgage servicing rights, net of valuation allowances, included in other assets at March 31, 2002 and December 31, 2001 and 2000, was $5,398,000, $4,577,000 and $1,101,000, respectively. The fair values of these rights were approximately $5,974,000, $5,069,000 and $1,101,000, respectively, at such dates. The following are the key assumptions used in measuring the fair values of capitalized mortgage servicing rights and the sensitivity of the fair values to changes in those assumptions:



                                              March 31,             December 31,
                                                2002                    2001
                                         ---------------         ---------------
                                                  (dollars in thousands)

    Fair value                           $         5,974                  5,069
    Prepayment speed                      8.16% to 35.34%        8.70% to 37.80%
    Weighted average prepayment speed              13.68%                 14.04%
      Impact on fair value of 10%
        adverse change                             5,926                   4,989
      Impact on fair value of 20%
        adverse change                             5,878                   4,910
    Discount rate                         9.75% to 14.50%       10.50% to 15.00%
      Impact on fair value of 10%
        adverse change                             5,753                   4,906
      Impact on fair value of 20%
        adverse change                             5,551                   4,754


The sensitivity of the fair values are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the tables, the effect of a variation in a particular assumption on the fair value of the capitalized mortgage servicing rights is calculated without changing any other assumption. In reality, changes in one assumption may result in changes in another which might magnify or counteract the sensitivities.


The following table summarizes activity in capitalized servicing rights, including amortization expense:


                                             Three months
                                             ended March 31,        Year ended December 31,
                                          --------------------   -----------------------------
                                            2002        2001       2001       2000      1999
                                          --------    --------   --------  ---------- --------
                                                           (dollars in thousands)
Balance at beginning of year              $  4,577       1,101      1,101        656       373
Mortgage servicing rights capitalized        1,115         546      4,830        734       474
Mortgage servicing rights amortized           (294)       (161)    (1,004)      (289)     (191)
Impairment charge                               --          --       (350)        --        --
                                          --------    --------   --------  ---------  --------
Balance at end of year                    $  5,398       1,486      4,577      1,101       656
                                          ========    ========   ========  =========  ========

                                      F-15                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

     The estimated future amortization expense for capitalized mortgage servicing rights for the remaining nine months of 2002 and each of the years ending December 31, 2003 through 2006 is approximately $595,000, $746,000, $703,000, $673,000, and $641,000, respectively. The projections of amortization expense are based on existing asset balances and the existing interest rate environment as of March 31, 2002. What the Bank actually experiences in amortization expense in any given period may be significantly different depending upon changes in mortgage interest rates and market conditions.

     The Bank periodically evaluates its capitalized mortgage servicing rights for impairment. There was a valuation allowance established for capitalized mortgage servicing rights of $350,000 at March 31, 2002 and December 31, 2001. There was no valuation allowance established for the mortgage servicing rights at December 31, 2000.

(5)  Accrued Interest Receivable

     Accrued interest receivable at March 31, 2002 and December 31, 2001 and 2000 is summarized below:

                              March 31,        December 31,
                                2002        2001         2000
                              ---------  ----------   ----------
                                         (dollars in thousands)

Loans receivable              $   6,858      6,991        6,908
Investment securities               795        843          995
                              ---------  ---------    ---------
                              $   7,653      7,834        7,903
                              =========  =========    =========

(6)  Federal Home Loan Bank Stock

     The investment in Federal Home Loan Bank (FHLB) stock is carried at cost. The Bank was required to hold approximately $12,681,000, $14,836,000, and $8,622,000 of FHLB stock at March 31, 2002 and December 31, 2001 and 2000, respectively. The investment in FHLB stock is pledged as collateral for advances from FHLB.

(7)  Real Estate

     Real estate owned at March 31, 2002 and December 31, 2001 and 2000 of $121,400, $40,000, and $807,000, respectively, is recorded net of a valuation allowance of $4,000, $0, and $9,000, respectively. These amounts are included in other assets in the consolidated statements of financial condition.

                                      F-16                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


(8)  Premises and Equipment

     Premises and equipment at March 31, 2002 and December 31, 2001 and 2000 are summarized below:

                                                                   December 31,         Estimated
                                                 March 31,    ----------------------     useful
                                                   2002          2001        2000         lives
                                               -------------  ----------  ----------  -------------
                                                              (dollars in thousands)
     Land                                      $       3,820       3,827       3,827        --
     Buildings                                        22,614      18,154      17,149   15-50 years
     Leasehold improvements                            1,426       1,838       2,208    15 years
     Furniture, fixtures, and equipment                7,832       7,547       7,586   5-10 years
     Computer equipment                                2,951       2,860       4,937    5 years

     Vehicles                                            317         317         310    3 years
                                               -------------  ----------  ----------  =============
                                                      38,960      34,543      36,017
     Less accumulated depreciation

         and amortization                            (16,882)    (16,342)    (18,450)
                                               -------------  ----------  ----------
                                               $      22,078      18,201      17,567
                                               =============  ==========  ==========

                                      F-17                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

(9)  Deposits

     Deposits at March 31, 2002 and December 31, 2001 and 2000 are summarized below:

                                                                                  December 31,
                                             March 31,        -----------------------------------------------
                                               2002                    2001                        2000
                                    ------------------------  -----------------------  ----------------------
                                      Weighted                 Weighted                 Weighted
                                      average                  average                  average
                                       rates        Amount      rates        Amount      rates       Amount
                                    -----------   ----------  ----------  -----------  ----------  ----------
                                                                           (dollars in thousands)
     Noninterest-bearing checking        --%      $   30,849       --%    $   24,454        --%    $   19,804
     Passbook                          1.30           13,937     1.29         12,988      1.78         10,129
     Interest-bearing checking         1.91          264,443     1.85        227,473      3.88        137,735
     Money market                      2.09          287,581     2.09        295,991      4.76        319,498
                                                  ----------              ----------               ----------
                                                  $  596,810              $  560,906               $  487,166
                                                  ----------              ----------               ----------
                                                       53.19%                  51.17%                   46.49%
                                                  ----------              ----------               ----------
     Certificate accounts:
        1.00% to 2.99%                            $   97,394              $   32,156               $       23
        3.00% to 4.99%                               266,615                 304,703                    2,885
        5.00% to 6.99%                               160,993                 197,923                  527,364
        7.00% and over                                   258                     554                   30,398
                                                  ----------              ----------               ----------
                                       4.07%      $  525,260     4.42%    $  535,336      6.24%    $  560,670
                                                  ----------              ----------               ----------
                                                       46.81%                  48.83%                   53.51%
                                                  ----------              ----------               ----------
                                       2.91%      $1,122,070     3.12%    $1,096,242      5.32%    $1,047,836
                                                  ==========              ==========               ==========
                                                      100.00%                 100.00%                  100.00%
                                                  ==========              ==========               ==========

     At March 31, 2002 and December 31, 2001, scheduled maturities of certificate accounts are shown below:

                           March 31, 2002          December 31, 2001
                        ----------------------  -----------------------
                          Amount     Percent      Amount      Percent
                        ----------  ----------  -----------  ----------
                        (dollars in thousands)  (dollars in thousands)

       2002             $ 372,953      71.00%       374,116       69.88%
       2003               100,090      19.06        117,175       21.89
       2004                29,595       5.63         27,669        5.17
       2005                 8,162       1.55          6,712        1.25
       2006                14,018       2.67          9,261        1.73
     Thereafter               442       0.09            403        0.08
                        ---------   --------    -----------  ----------
                        $ 525,260     100.00%       535,336      100.00%
                        =========   ========    ===========  ==========

        At March 31, 2002 and December 31, 2001 and 2000, certificate accounts over $100,000 approximated $32,698,000, $33,212,000, and $28,587,000, respectively. The deposits of the Bank are insured up to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation and is backed by the full faith and credit of the U. S. government.

                                      F-18                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


      Interest expense, by each category of deposits, for the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999 is as follows:

                                                       March 31,                          December 31,
                                              ---------------------------  ------------------------------------------
                                                  2002           2001          2001           2000           1999
                                              ------------   ------------  -------------   -----------   ------------
                                                                        (dollars in thousands)

      Passbook accounts                       $         43             41            171           189            192
      Interest-bearing checking accounts             1,135          1,268          4,750         2,512          1,820
      Money market accounts                          1,504          3,524         10,551        15,450         15,841
      Certificate accounts                           5,477          8,861         31,685        32,162         27,555
                                              ------------   ------------  -------------   -----------   ------------
                                              $      8,159         13,694         47,157        50,313         45,408
                                              ============   ============  =============   ===========   ============

(10)  Other Borrowings

      At March 31, 2002 and December 31, 2001 and 2000, the Bank was indebted on notes as shown below:

                                                       Interest                                  December 31,
                                        Original         rate           March 31,      --------------------------------
                                        maturity         range           2002              2001              2000
                                     -------------- --------------   ---------------   --------------   ---------------
                                                                                   (dollars in thousands)
      Permanent fixed rate notes
        payable to the FHLB:              2003         5.09-5.20  %  $        20,000          20,000                 --
                                          2009           6.83                    415             415                449
      Convertible fixed rate notes
        payable to the FHLB:              2001           6.45                     --              --             32,000
                                          2005           5.81                 25,000          25,000             25,000
                                          2009         5.45-5.55              75,000          75,000             75,000
                                          2010         5.06-5.36              40,000          40,000                 --
                                          2011         3.96-4.32              60,000          60,000             40,000
      Permanent fixed rate note
        payable to Fannie Mae             2003           5.77                  6,600           6,600                 --
      Line of credit with the FHLB        2002           1.97                 33,200          76,300                 --
                                                                     ---------------   -------------    ---------------
                                                                     $       260,215         303,315            172,449
                                                                     ===============   =============    ===============
                                     Weighted average interest rate             4.77 %          4.30  %            5.66  %
                                                                     ===============   =============    ===============


      The convertible fixed rate notes are convertible to adjustable rate notes at the option of the FHLB with call dates ranging from March 2002 to December 2003. The line of credit with the FHLB expires in November 2002.

                                      F-19                           (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


     Pursuant to blanket collateral agreements with the FHLB, the advances are secured by the Bank's qualifying first mortgage loans with carrying values totaling approximately $395,000,000 and $485,000,000 at March 31, 2002 and December 31, 2001, respectively. Other qualifying collateral can be pledged in the event additional borrowing capacity is needed.

(11) Income Taxes

     Income tax expense (benefit) for the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999 consists of the following components:

                                March 31,                 December 31,
                           -----------------    -------------------------------
                            2002       2001      2001         2000       1999
                           ------     ------    ------       ------     -------
                                      (dollars in thousands)
     Federal:
         Current           $2,190      1,337      6,954       4,991       4,543
         Deferred              40         52       (109)       (308)        (55)
                           ------     ------     ------      ------      ------
                            2,230      1,389      6,845       4,683       4,488
     State                    106        103        416         390         410
                           ------     ------     ------      ------      ------
                           $2,336      1,492      7,261       5,073       4,898
                           ======     ======     ======      ======      ======

     The actual income tax expense differs from the "expected" income tax expense (computed by applying the statutory 35% Federal tax rate to income before income tax expense) as shown below:

                                                   March 31,              December 31,
                                               2002        2001      2001      2000     1999
                                             --------    --------  --------  -------- --------
                                                          (dollars in thousands)
     "Expected" income tax expense           $  2,264      1,467      7,106    4,935    4,664
     Increase (decrease) resulting from:
         State income taxes                        69         66        270      254      266
         Tax-exempt interest income                (1)        (1)        (5)      (6)      (6)
         Other                                      4        (40)      (110)    (110)     (26)
                                             --------    -------   --------   ------  -------
              Total income tax expense       $  2,336      1,492      7,261    5,073    4,898
                                             ========    =======   ========   ======  =======
     Effective tax rate                          36.1%      35.6%      35.8%    36.0%    36.8%
                                             ========    =======   ========   ======  =======

                                      F-20                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


       The significant items comprising the Bank's net deferred income tax asset as of March 31, 2002 and December 31, 2001 and 2000 are shown below:

                                                                                     December 31,
                                                          March 31,       ------------------------------------
                                                            2002                2001                2000
                                                       ---------------    ----------------    ----------------
                                                                       (dollars in thousands)
       Deferred tax liabilities:
         Net unrealized gains on securities            $            --                  42                  --
         Deferred fees on loans                                  1,502               1,411               1,204
         Basis in FHLB stock                                     2,191               2,191               2,128
         Fixed asset depreciation                                  321                 331                 290
         Servicing asset                                         2,012               1,602                 374
         Other                                                     299                 258                  99
                                                       ---------------    ----------------    ----------------
                     Deferred tax liabilities                    6,325               5,835               4,095
                                                       ---------------    ----------------    ----------------
       Deferred tax assets:
         Net unrealized losses on securities                        90                  --                 393
         Loan fees                                                 549                 532                 480
         Deferred compensation                                   1,468               1,432               1,265
         Allowance for loan losses                               4,679               4,505               3,019
         Discounts on purchased loans                               79                  88                 106
         Other                                                   1,265                 991                 871
                                                       ---------------    ----------------    ----------------
                     Deferred tax assets                         8,130               7,548               6,134
                                                       ---------------    ----------------    ----------------
                     Net deferred income tax asset     $         1,805               1,713               2,039
                                                       ===============    ================    ================

       In assessing the Bank's deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversals of deferred tax liabilities, taxable income, carryback opportunities, and tax planning strategies in making this assessment in determining the amount of the valuation allowance. No valuation allowance is considered necessary at March 31, 2002 and December 31, 2001 and 2000. Income taxes payable as of March 31, 2002 and December 31, 2001 and 2000 were approximately $4,048,000, $2,299,000, and $1,871,000, respectively, and are included in accrued expenses and other liabilities in the consolidated statements of financial condition. The net deferred tax asset as of March 31, 2002 and December 31, 2001 and 2000 is included in other assets in the consolidated statements of financial condition.


                                      F-21                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


       Retained earnings at March 31, 2002 and December 31, 2001 and 2000 include approximately $7,650,000 at each date, for which no Federal income tax liability has been provided. Such amount represents the bad debt reserves for tax purposes, which were accumulated in tax years through the year ended December 31, 1987 (the base year). These amounts represent allocations of income to bad debt deductions for tax purposes only. The Small Business Protection Act (Act), passed by Congress during 1996, requires that savings and loan associations recapture into taxable income bad debt reserves, which were accumulated in taxable years after December 31, 1987 and which exceeded certain guidelines. The Bank's recorded deferred tax liability provides for the approximately $317,000, $362,000, and $528,000 of income taxes associated with the recapture of loan loss reserves at March 31, 2002 and December 31, 2001 and 2000, respectively. Reductions of the remaining allocated retained earnings for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate.


 (12)  Employee Benefit Plans

          Retirement Plan

          The Bank has a qualified, noncontributory defined benefit pension plan covering substantially all full-time employees who are at least 21 years of age and have completed one year of service (at least 1,000 hours). Generally, the plan provides for benefits at normal retirement age of 65, or five years after plan entry date, if later, but may elect reduced benefits with early retirement after completion of 10 years of service and reaching age 60. Information pertaining to the activity in the Plan is as follows:

                                                                              Years ended December 31,
                                                                               2001             2000
                                                                         ----------------   ------------
                                                                               (dollars in thousands)
                Change in benefit obligation:
                  Benefit obligation at beginning of year                $         15,094         14,157
                  Service cost                                                        602            473
                  Interest cost                                                       999            900
                  Actuarial (gain)/loss                                               223            189
                  Benefits paid                                                      (446)          (625)
                  Other                                                                29             --
                                                                         ----------------   ------------
                           Benefit obligation at end of year                       16,501         15,094
                                                                         ----------------   ------------
                Change in plan assets:
                  Fair value of plan assets at beginning of year                   15,525         16,213
                  Actual return on plan assets                                     (1,454)           (63)
                  Benefits paid                                                      (446)          (625)
                                                                         ----------------   ------------
                           Fair value of plan assets at end of year                13,625         15,525
                                                                         ----------------   ------------
                Funded status                                                      (2,876)           431
                Unrecognized net actuarial (gain) loss                              1,808         (1,204)
                Unrecognized transition obligation                                      1              6
                Unrecognized prior service cost                                        29             --
                                                                         ----------------   ------------
                           Accrued pension liability                     $         (1,038)          (767)
                                                                         ================   ============

                                      F-22                            Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)



The components of net periodic pension cost (benefit) are as follows:

                                                                Years ended December 31,
                                                 -------------------------------------------------------
                                                       2001                 2000                 1999
                                                 ----------------  ----------------------    -----------
                                                                   (dollars in thousands)
  Service cost                                   $            602                    473             467
  Interest cost                                               999                    900             840
  Expected return on plan assets                           (1,333)                (1,391)         (1,257)
  Recognized net actuarial gain                                --                   (155)            (26)
  Amortization of transition
    obligation                                                  4                      4               4
                                                 ----------------  ---------------------     -----------
                Net periodic pension
                  cost (benefit)                 $            272                   (169)             28
                                                 ================  =====================     ===========


For the years ended December 31, 2001, 2000, and 1999, actuarial assumptions include an assumed discount rate on benefit obligations of 6.50%, 6.75%, and 6.50%, respectively, an expected long-term rate of return on plan assets of 8.25%, 8.75%, and 8.75%, respectively and an annual weighted-average rate of compensation increase of 5.73%, 5.69%, and 5.73%, respectively. The expected long-term rate of return on plan assets is based upon a long-term interest rate model because the assets of the retirement plan are invested primarily in equity securities.


Savings Plan


The Bank sponsors a defined contribution 401(k) profit sharing plan. At December 31, 2001 and 2000, the Bank contributed 80% of the employee's contribution to a maximum of 6% of the employee's eligible salary. Plan expenses, net of forfeitures, for the three months ended March 31, 2002 and 2001 were $157,000 and $123,000 respectively, and for the years ended December 31, 2001, 2000, and 1999 were $548,000, $407,000, and $352,000, respectively. Effective January 1, 2001, the plan was amended to reduce eligibility requirements from one year to six months of service and to include commission and overtime in eligible compensation.


Deferred Compensation Agreements



The Bank has deferred compensation agreements with certain officers and directors of the Bank. These agreements, which include the Supplemental Executive Retirement Plan, various deferred compensation agreements with officers of the Bank, and the deferred compensation program for the directors, generally include certain requirements such as continued employment for a specified period, availability for consulting services and agreements not to compete after retirement. These deferred compensation arrangements, which are unfunded, represent only a promise to pay amounts in the future and the assets to fund such promises are subject to the claims of the creditors of the Bank. The expense related to the agreements was approximately $81,000 and $77,000 for the three months ended March 31, 2002 and 2001, respectively and $427,000, $314,000, and $267,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The liability, which is included in accrued expenses and other liabilities, is as shown in the table on the following page:



                                      F-23                           (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)



                                                         March 31,                December 31,
                                                       ---------------------------------------------
                                                          2002               2001             2000
                                                       ----------         ---------        ---------
                                                                   (dollars in thousands)
Deferred compensation agreements - officers            $   448                460               509
Deferred compensation agreements - directors               428                420               389
Supplemental executive retirement plan                   1,517              1,446             1,061
                                                       -------             ------            ------
                                                       $ 2,393              2,326             1,959
                                                       =======             ======            ======



              Management Incentive Compensation Plan


              The Bank has an incentive compensation plan designed to give officers and key employees, as determined by the board of directors, an incentive for effectively operating the Bank. This plan provides for payments equal to a percentage of salaries for meeting certain organizational and individual performance targets. Expense related to this plan totaled approximately $300,000 and $155,000 for the three months ended March 31, 2002 and 2001, respectively and $1,135,000, $505,000, and $630,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The liability for this plan is included in accrued expenses and other liabilities.


(13)    Regulatory Capital Requirements

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible capital (as defined in the regulations) to total tangible assets (as defined), total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted tangible assets (as defined). Management believes, as of March 31, 2002 and December 31, 2001 and 2000, that the Bank met all capital adequacy requirements to which it is subject.


                                      F-24                           (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


As of March 31, 2002 and December 31, 2001 and 2000, the most recent notifications from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain tangible capital, core (leverage) capital, and total (risk-based) capital ratios as set forth in the table shown below. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of March 31, 2002 and December 31, 2001 and 2000 are also presented in the following table.

                                                                                                           To be well-
                                                                                                           capitalized
                                                                          For capital                      under prompt
                                                                            adequacy                    corrective action
                                                Actual                      purposes                       provisions
                                       ------------------------      -----------------------      ---------------------------
                                          Amount       Ratio           Amount        Ratio           Amount           Ratio
                                       ------------  ----------      -----------   ---------      -----------       ---------
                                                                      (dollars in thousands)
As of March 31, 2002:
   Total capital (to risk-
     weighted assets)                  $    138,392        11.4%          97,434         8.0%         121,793            10.0%
   Tier 1 capital (to adjusted
     tangible assets)                       124,549         8.1           61,733         4.0           77,167             5.0
   Tangible capital (to
     tangible assets)                       124,549         8.1           23,150         1.5              N/A             N/A
   Tier 1 capital (to risk-
     weighted assets)                       124,549        10.2           48,717         4.0           73,076             6.0

As of December 31, 2001:
   Total capital (to risk-
     weighted assets)                  $    133,689        11.0%          97,386         8.0%         121,733            10.0%
   Tier 1 capital (to adjusted
     tangible assets)                       120,225         7.7           62,762         4.0           78,453             5.0
   Tangible capital (to
     tangible assets)                       120,225         7.7           23,536         1.5              N/A             N/A
   Tier 1 capital (to risk-
     weighted assets)                       120,225         9.9           48,693         4.0           73,040             6.0

As of December 31, 2000:
   Total capital (to risk-
     weighted assets)                  $    117,700        12.9%          73,085         8.0%          91,357            10.0%
   Tier 1 capital (to adjusted
     tangible assets)                       107,753         7.9           54,380         4.0           67,975             5.0
   Tangible capital (to
     tangible assets)                       107,753         7.9           20,393         1.5              N/A             N/A
   Tier 1 capital (to risk-
     weighted assets)                       107,753        11.8           36,543         4.0           54,814             6.0


                                      F-25                           (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


The Bank's management believes that with respect to the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meets its future minimum capital requirements.

The following table shows a reconciliation between accounting principles generally accepted in the United States of America (GAAP) capital included in these consolidated financial statements and consolidated regulatory capital amounts as presented in the previous table:


                                                                                       March 31, 2002
                                                                 -----------------------------------------------------------
                                                                     Tangible                 Core                Total
                                                                     capital                 capital             capital
                                                                 ---------------      ---------------------   --------------
                                                                                      (dollars in thousands)

                GAAP capital                                     $       125,643                 125,643             125,643
                Plus:
                    General loan valuation allowance
                       for loan losses                                        --                      --              13,843
                    Net unrealized gain on available-
                       for-sale securities                                   170                     170                 170
                Less:
                    Investment in subsidiaries                             1,264                   1,264               1,264
                    Disallowed servicing asset                                --                      --                  --
                                                                 ---------------      ------------------      --------------
                                 Regulatory capital              $       124,549                 124,549             138,392
                                                                 ===============      ==================      ==============

                                                                                      December 31, 2001
                                                                 -----------------------------------------------------------
                                                                     Tangible                 Core                Total
                                                                     capital                 capital             capital
                                                                 ---------------      ---------------------   --------------
                                                                                      (dollars in thousands)
                GAAP capital                                     $       121,755                 121,755             121,755
                Plus:
                    General loan valuation allowance
                       for loan losses                                        --                      --              13,464
                Less:
                    Net unrealized gain on available-
                       for-sale securities                                    77                      77                  77
                    Investment in subsidiaries                             1,025                   1,025               1,025
                    Disallowed servicing asset                               428                     428                 428
                                                                 ---------------      ------------------      --------------
                                 Regulatory capital              $       120,225                 120,225             133,689
                                                                 ===============      ==================      ==============

                                                                                      December 31, 2000
                                                                 -----------------------------------------------------------
                                                                     Tangible                 Core                Total
                                                                     capital                 capital             capital
                                                                 ---------------      ---------------------   --------------
                                                                                      (dollars in thousands)
                GAAP capital                                     $       107,872                 107,872             107,872
                Plus:
                    General loan valuation allowance
                       for loan losses                                        --                      --               9,947
                    Net unrealized loss on available-
                       for-sale securities                                   764                     764                 764
                Less:
                    Investment in subsidiaries                               764                     764                 764
                    Disallowed servicing asset                               119                     119                 119
                                                                 ---------------      ------------------      --------------
                                 Regulatory capital              $       107,753                 107,753             117,700
                                                                 ===============      ==================      ==============


                                      F-26                           (Continued)

                          TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


          March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)



(14)    Lease Commitments

        At March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999, the
        Bank was obligated under noncancelable operating leases for office space and equipment. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or in the average consumer price index. Net rent expense under operating leases, included in occupancy expense, was approximately $169,000, $185,000, $786,000, $669,000, and $454,000 for the three months ended
        March 31, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999, respectively.


        For the nine month period ending December 31, 2002 the approximate future minimum rental payment is $612,000. The approximate future minimum rental payments projected under the remaining terms of the leases are as follows for the years ending December 31:


                                         (dollars in thousands)
                                       2002           $      781
                                       2003                  741
                                       2004                  619
                                       2005                  481
                                       2006                  419
                                    Thereafter             1,046

 (15)   Fair Value of Financial Instruments

        The following methods and assumptions were used by the Bank in estimating fair value disclosure for financial instruments.

              General Assumptions

              The Bank assumes the book value of short-term financial instruments, defined as any items that mature or reprice within six months or less, approximate their fair value. Short-term financial instruments consist of cash and due from banks, federal funds sold, accrued interest receivable, advances from borrowers for taxes and insurance, and accrued interest payable.

              Investment Securities

              For investment securities, fair value equals quoted market price, if available, or quotations received from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities, adjusted for differences between the quoted securities and the securities being valued.

              Investment in FHLB Stock, Advances From FHLB, and Other Borrowings

              The fair value of FHLB stock is equivalent to its carrying amount due to it only being redeemable at par value with the FHLB. The fair value of advances from the FHLB and other borrowings is the estimated market value of similar advances with comparable maturities at interest rates currently offered by the FHLB.

                                      F-27                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


          Loans Receivable

          Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage and real estate, consumer, and other. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

          The fair value of performing loans is estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The allowance for loan losses, as recorded in these consolidated financial statements, is considered by management to include a reasonable estimation of the credit and market risk associated with non-performing loans.

          Deposits

          The fair value of noninterest bearing checking, passbook, interest-bearing checking, and money market accounts is the amount payable on demand. The fair value of fixed maturity certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          Commitments to Originate Loans

          The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

          The estimated fair values of the Bank's financial instruments at March 31, 2002 and December 31, 2001 and 2000 are presented below. Since the fair value of commitments to originate loans approximates carrying value, these disclosures are not included in the table.


                                                                                                  December 31,
                                                               March 31,          ---------------------------------------------
                                                                 2002                     2001                   2000
                                                        ------------------------  ---------------------  ----------------------
                                                         Carrying       Fair       Carrying     Fair      Carrying     Fair
                                                           value        value       value       value      value       value
                                                        -----------  -----------  ----------  ---------  ----------  ----------
                                                                                (dollars in thousands)
        Financial assets:
          Cash and due from banks                       $    22,281       22,281      24,141     24,141      24,579      24,579
          Federal funds sold                                     --           --      10,300     10,300       6,200       6,200
          Investment securities                             101,363      101,363      91,032     91,032     153,528     153,528
          Loans receivable, net                           1,350,802    1,358,685   1,379,066  1,403,665   1,124,362   1,134,566
          Loans held for sale                                14,929       14,929      14,373     14,373       3,712       3,712
          Accrued interest receivable                         7,653        7,653       7,834      7,834       7,903       7,903
          FHLB stock                                         12,681       12,681      14,836     14,836      15,160      15,160
        Financial liabilities:
          Deposits                                        1,122,070    1,127,237   1,096,242  1,106,040   1,047,836   1,050,619
          Advances from FHLB and other borrowings           260,215      267,424     303,315    313,943     172,448     174,736
          Advances from borrowers for
             taxes and insurance                             11,169       11,169      15,535     15,535       9,207       9,207
          Accrued interest payable                            8,347        8,347       8,734      8,734      11,605      11,605


                                      F-28                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


          Limitations

          The fair value of a financial instrument is the current amount that would be exchanged between willing parities, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

(16) Commitments, Contingencies, and Financial Instruments With Off-balance Sheet Risk

     The consolidated financial statements do not reflect various commitments, contingencies, and financial instruments with off-balance sheet risk, which arise in the normal course of business. These commitments, contingencies, and financial instruments, which represent credit risk, interest rate risk, and liquidity risk, consist of commitments to extend credit, unsecured lending, and litigation arising in the normal course of business.


     At March 31, 2002 and December 31, 2001 and 2000, the Bank had commitments to originate fixed rate loans of approximately $37,043,000, $61,617,000, and $4,592,000, respectively, and adjustable rate loans of approximately $20,507,000, $16,123,000, and $13,751,000, respectively. Commitments, which are disbursed subject to certain limitations, extend over periods of time with the majority of executed commitments disbursed within a 12-month period. Fixed rate commitments carried interest rates ranging from 5.75% to 8.63%, 5.38% to 12.50%, and 7.87% to 14.00% at March 31, 2002 and December
     31, 2001 and 2000, respectively.

     Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The same credit policies are used in granting lines of credit as for on-balance sheet instruments. At March 31, 2002 and December 31, 2001 and 2000, the Bank had commitments to lend to customers' unused consumer lines of credit of approximately $61,357,000, $52,093,000, and $31,798,000, respectively. In addition, at March 31, 2002, December 31, 2001, and 2000, the Bank had commitments to lend to customers' unused commercial lines of credit of approximately $3,937,000, $1,921,000, and $3,988,000, respectively.

     At March 31, 2002 and December 31, 2001 and 2000, outstanding commitments to purchase mortgage loans aggregated approximately $24,942,000, $36,699,000, and $3,058,000, respectively, and commitments to sell mortgage loans aggregated approximately $52,842,000, $35,199,000, and $11,893,000, respectively, at such dates. These commitments extend over varying periods of time with the majority being settled within a 60-day period. All loan commitments at March 31, 2002 and December 31, 2001 and 2000 were at fixed prices.

     Included in cash and cash equivalents are federal funds sold, which are maintained with other financial institutions representing unsecured lending at March 31, 2002 and December 31, 2001 and 2000.


                                      F-29                           (Continued)

                         TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)


     The Bank has employment agreements with two key executives. The employment agreements provided for annual base salaries, participation in retirement and executive benefit plans, and other fringe benefits applicable to executive personnel. These employment agreements provide for three year terms and are subject to extension on an annual basis.



     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's consolidated financial position or consolidated results of operations.


(17) Concentration of Credit Risk

     The loan portfolio is diversified and approximately 60% of the Bank's loan portfolio and current business activity is with customers located within the states of Nebraska, Iowa, Kansas, and Colorado. At March 31, 2002 and December 31, 2001 and 2000, the Bank had commercial real estate and construction loans and certain residential construction loans which are considered by management to be of some greater risk of collectibility. These loans totaled approximately $365,212,000, $293,892,000 and $220,185,000 at March 31, 2002 and December 31, 2001 and 2000,
     respectively.


(18) Conversion to Capital Stock Form of Ownership

     On October 7, 1997, the Board of Directors of the Bank adopted a Plan of Conversion (Plan), as amended, to convert from a federally chartered mutual savings and loan association to a federally chartered capital stock association. On December 12, 1997, the Bank filed an Application for Approval of Conversion (the Application) with the Office of Thrift Supervision (OTS). As part of the Plan, depositors of a wholly owned stock subsidiary, FFLB-Iowa, were not afforded first tier subscription rights and several depositors voiced complaints to the OTS. In order to resolve the FFLB-Iowa depositor issue, the conversion process was suspended and, on October 20, 1998, the Bank formally withdrew the Application. On December 18, 1998, FFLB-Iowa was merged with and into the Bank. A formal examination was conducted by the OTS regarding the FFLB-Iowa depositor issue including the advice provided by the law firm specifically retained to handle the stock conversion. After entry by the OTS on February 28, 2001, of a Consent Order to Cease and Desist against said law firm and written agreement by said law firm to pay the bank $700,000 in installments, the entire formal OTS examination has been concluded and the matter completely closed. Of the $700,000, $438,000 is included in other operating income in 2001. The remaining balance will be received and recognized in other operating income, $175,000 in 2002, and $87,000 in 2003. The Bank expensed all remaining conversion costs of approximately $1,160,000 in the year ended December 31, 1999. These costs are included in legal services and other operating expense in the statements of income.

                                      F-30                           (Continued)

                        TIERONE BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         March 31, 2002 and 2001 and December 31, 2001, 2000, and 1999
(Data as of and for the three months ended March 31, 2002 and 2001 is unaudited)

        On April 2, 2002, the Board of Directors of the Bank adopted a new Plan of Conversion (Plan) pursuant to which the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, followed by the issuance of all the Bank's outstanding stock to a newly formed holding company, TierOne Corporation. Pursuant to the Plan, TierOne Corporation will offer for sale between 14,009,500 and 19,130,500 common shares at $10.00 per share to the Bank's depositors, the Company's Employee Stock Ownership Plan, and members of the community. The Plan further provides for the contribution by TierOne Corporation of 500,000 common shares to the TierOne Charitable Foundation which will result in total common shares outstanding upon the completion of the offering of between 14,509,500 and 19,630,500. The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At March 31, 2002 and December 31, 2001, the Bank had incurred deferred conversion costs of approximately $108,000 and $0 respectively. The transaction is subject to approval by regulatory authorities and members of the Bank. At the completion of the conversion, the Bank will establish a liquidation account in the amount equal to the Bank's retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain deposit accounts in the Bank after conversion.


        In the event of a complete liquidation (and only in such event), each eligible account holder and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings.

        The Bank may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements of SAIF insured institutions.

You should rely only on the
information contained in this
prospectus. We have not
authorized anyone to provide                  19,130,500 Shares for Sale
you with information that is                     (Anticipated Maximum,
different. If the laws of your                   Subject to Increase)
state or other jurisdiction
prohibit us from offering our
common stock to you, then this
prospectus does not constitute
an offer to sell or a
solicitation of an offer to
buy any of our common stock.                         TierOne
Neither the delivery of this                       Corporation
prospectus nor any sale
hereunder shall imply that
there has been no change in
our affairs since any of the
dates as of which information
is furnished herein or since
the date hereof.                            (Proposed Holding Company for
                                                   TierOne Bank)





                                                   COMMON STOCK





Our Table of Contents is                       -------------------
located on the inside of the
front cover page of this                          PROSPECTUS
document.
                                               -------------------


Until September 16, 2002 or 25           SANDLER O'NEILL & PARTNERS, L.P.
days after commencement of the
Syndicated Community Offering,
if any, whichever is later,                     August 12, 2002
all dealers effecting
transactions in our common
stock may be required to
deliver a prospectus. This is
in  addition  to the
obligation of  dealers to
deliver a prospectus  when
acting as underwriters  and with
respect to any unsold allotments
or subscriptions.

PROSPECTUS SUPPLEMENT

                               TIERONE CORPORATION

                            TierOne Bank Savings Plan

       (Participation Interests in up to 1,849,221 shares of Common Stock of TierOne Corporation)

         This prospectus supplement is being provided to employees of TierOne Bank who are participants of the TierOne Bank Savings Plan. This supplement relates to the election by Savings Plan participants to invest all or a part of their Savings Plan accounts in the common stock of TierOne Corporation.

         TierOne Bank is converting from a federally chartered mutual savings bank to a federally chartered stock savings bank. In connection with this conversion, TierOne Corporation's common stock is being sold to the general public. As a participant in the Savings Plan, you may use your account in the Savings Plan to purchase shares of our common stock.

         o If you already have subscription rights as a depositor or borrower member of TierOne Bank, you may exercise such rights and use the monies held in your individual Savings Plan accounts to purchase shares in the public offering of TierOne Corporation's shares. Because the Savings Plan actually purchases the shares, you will acquire a "participation interest" in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Savings Plan account into the investment fund established to invest in our common stock;

         o Second, after the public offering is completed, you may direct the investment of your Savings Plan account to a fund dedicated to investing in TierOne Corporation's common stock. Generally, you may elect to allocate all or a portion of your Savings Plan account between all of the Savings Plan's investment funds including the Employer Stock Fund by providing written notice to the Savings Plan administrator (under an elective deferral agreement) before commencement of the first day of the payroll period for which the modification is to become effective.

         The prospectus dated August 12, 2002 of TierOne Corporation for the public offering, which is attached to this prospectus supplement, includes detailed information with respect to TierOne Corporation, TierOne Bank and the offering of TierOne Corporation common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

         For a discussion of certain factors that you should consider before investing, see "Restrictions on Resale" at page S-13 in this prospectus supplement and "Risk Factors" beginning on page 8 in the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state or federal agency has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The participation interests offered by the TierOne Bank Savings Plan are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, TierOne Bank or TierOne Corporation. This type of investment involves risk and you may lose some or all of your investment.

           The date of this prospectus supplement is August 12, 2002.

                                TABLE OF CONTENTS

THE OFFERING ..............................................................................    S-1
         Summary of the Conversion ........................................................    S-1
         Securities Offered ...............................................................    S-1
         Election to Purchase Common Stock in the Offering; Priorities ....................    S-1
         How to Use Plan Funds to Invest in the Offering ..................................    S-2
         Deadline for Participating in the Offering .......................................    S-2
         Irrevocability of Election to Participate in the Offering ........................    S-2
         Direction to Purchase Common Stock After the Offering ............................    S-2
         Purchase Price of Common Stock ...................................................    S-2
         Nature of a Participant's Interest in Common Stock ...............................    S-2
         Voting Rights of Common Stock ....................................................    S-3
DESCRIPTION OF THE SAVINGS PLAN ...........................................................    S-3
         Introduction .....................................................................    S-3
         Employee Retirement Income Security Act ..........................................    S-3
         Reference to Full Text of the Savings Plan .......................................    S-3
         Eligibility and Participation ....................................................    S-3
         Contributions Under the Savings Plan .............................................    S-4
                  Savings Plan Contributions ..............................................    S-4
                  After-Tax Contributions .................................................    S-4
                  Employer Contributions ..................................................    S-4
         Limitations on Contributions .....................................................    S-4
                  Limitation on Annual Additions and Benefits .............................    S-4
                  Limitation on Contributions .............................................    S-4
                  Limitation on Plan Contribution for Highly Compensated Employees ........    S-4
                  Top-Heavy Plan Requirements .............................................    S-5
         Investment of Contributions ......................................................    S-5
                  General .................................................................    S-5
                  Previous Savings Plan Funds .............................................    S-6
         Employer Stock Fund ..............................................................    S-9
         Vesting ..........................................................................    S-9
         Distribution Upon Retirement or Disability .......................................    S-10
         Distribution Upon Death ..........................................................    S-10
         Distribution Upon Termination of Employment ......................................    S-10
         Non-alienation of Benefits .......................................................    S-10
         Reports to Savings Plan Participants .............................................    S-10
         Administration of the Savings Plan ...............................................    S-10
         Amendment and Termination ........................................................    S-11
         Merger, Consolidation or Transfer ................................................    S-11
         Federal Income Tax Consequences ..................................................    S-11
                  General .................................................................    S-11
                  Lump Sum Distribution ...................................................    S-11
                  Averaging Rules .........................................................    S-12
                  Common Stock Included in Lump Sum Distribution ..........................    S-12
                  Distribution: Rollovers and Direct Transfers to Another
                   Qualified Plan or to an IRA ............................................    S-12
         ERISA and Other Qualification. ...................................................    S-12
         Restrictions on Resale ...........................................................    S-13
         SEC Reporting and Short-Swing Profit Liability ...................................    S-13
LEGAL OPINION .............................................................................    S-14
Index to Financial Statements .............................................................    S-15

                                  THE OFFERING

Summary of the Conversion

         TierOne Bank is reorganizing and converting from a federally chartered mutual savings bank to a stock form institution. TierOne Bank will become a wholly owned subsidiary of TierOne Corporation, a newly formed Wisconsin corporation, pursuant to TierOne Bank's plan of conversion. TierOne Corporation is offering its stock for sale to persons who have subscription rights and the general public. You may use your Savings Plan account to subscribe for shares of TierOne Corporation as described in this prospectus supplement.

Securities Offered

         The securities offered by this prospectus supplement are participation interests in the Savings Plan. At December 31, 2001, the Savings Plan had $18,492, 213 in assets which could be used to purchase up to 1,849,221 shares (at a purchase price of $10.00 per share) of TierOne Corporation common stock. The Savings Plan would hold the common stock in an employer stock fund established to primarily invest in the common stock of TierOne Corporation. The employer stock fund will only acquire shares at the instruction of Savings Plan participants for their own accounts. We are the issuer of the common stock. Only employees of TierOne Bank may become participants in the Savings Plan. The common stock to be issued hereby is conditioned on the completion of the conversion. Your investment in the employer stock fund in the conversion is subject to the priority purchase rights applicable to you, as set forth in the plan of conversion, and as described below. Information with regard to the Savings Plan is contained in this prospectus supplement and information with regard to the conversion and the financial condition, results of operations and business of TierOne Corporation and TierOne Bank is contained in the attached prospectus. You should read this prospectus supplement along with the attached prospectus. The address of the principal executive office of TierOne Corporation and TierOne Bank is 1221 "N" Street, Lincoln, Nebraska 68508. The telephone number of TierOne Bank is (402) 475-0521.

Election to Purchase Common Stock in the Offering; Priorities

         You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Savings Plan to be invested in the employer stock fund. The Savings Plan trustee will subscribe for common stock offered for sale in connection with the conversion according to your directions. In the event the offering is oversubscribed and the Savings Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in the employer stock fund generally will be returned to the account(s) from which it was withdrawn. If you choose not to direct the investment of your Savings Plan account balance, your account balance will remain in the other investment options of the Savings Plan previously directed.

         You are permitted to use funds allocated to your Savings Plan account to purchase shares of our common stock in the offering to the extent that you fall into one of the following orders of priority:

         o you held a deposit account at TierOne Bank with an aggregate balance of $50 or more on December 31, 2000;

         o you held a deposit account at TierOne Bank with an aggregate balance of $50 or more on June 30, 2002;

         o you were a depositor of TierOne Bank with $50 or more on deposit as of August 5, 2002 or you were a borrower of TierOne Bank as of June 1, 1995 who continues as a borrower as of August 5, 2002; or

         o        you are an employee, officer or director of TierOne Bank.

         Common stock so purchased will be allocated to the employer stock fund within your Savings Plan account.

         The limitations on the total amount of common stock that you may purchase in the offering, as described in the prospectus (see "The Conversion - Limitations on Common Stock Purchases") will be calculated based on the aggregate amount directly purchased by you in the offering together with the amount purchased with funds allocated to your Savings Plan account.

How to Use Plan Funds to Invest in the Offering

         Accompanying this prospectus supplement is an Investment Election Form, attached as Annex A to this document (and also included separately). This form will enable you to direct that all or a portion of your beneficial interest in the Savings Plan, representing your contributions through September 6, 2002, be transferred to the employer stock fund. If you wish to invest all or part of your beneficial interest in the assets of the Savings Plan in our common stock issued in the offering, you should complete the Investment Election Form.

Deadline for Participating in the Offering

         The Investment Election Form must be returned to TierOne Bank, PO Box 83009, Lincoln, Nebraska 68501, Attn: Ms. Paula Luther, no later than noon on September 4, 2002.

Irrevocability of Election to Participate in the Offering

         After you return the Investment Election Form, your directions to transfer amounts credited to your Savings Plan account to the employer stock fund to purchase shares of common stock in the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

         After the offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the Savings Plan, including the new employer stock fund. The allocation of your interest in the various investment options offered under the Savings Plan may be changed monthly. Special restrictions may apply to transfers directed to or from the employer stock fund by those participants who are our executive officers, directors and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934. In addition, participants who are our officers or directors or officers and directors of TierOne Bank will not be able to transfer their initial investment out of the employer stock fund for a period of one year following completion of the conversion.

Purchase Price of Common Stock

         The funds you transfer to the employer stock fund for the purchase of common stock in the offering will be used in full by the Savings Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

         After the offering, common stock purchased by the trustee may be acquired in open market transactions or from TierOne Corporation's treasury stock account. The prices paid for shares acquired by the trustee in the open market may be higher than the $10.00 per share offering price and will be for "adequate consideration" which means the fair market value of the common stock as determined in good faith by the trustee.

Nature of a Participant's Interest in Common Stock

         The common stock acquired by the employer stock fund will be held in the name of the Savings Plan, as trustee, and will be allocated to your individual account under the Savings Plan. Therefore, earnings with respect to your Savings Plan account should not be affected by the investment designations (including investments in our common stock) of other participants. The Plan Administrator will vote all allocated shares as described in the following paragraph.

Voting Rights of Common Stock

         The Plan Administrator generally will exercise voting rights attributable to all common stock held by the employer stock fund. However, each participant with an investment in the employer stock fund shall be entitled to direct the Plan Administrator as to the exercise of all voting rights over shares of common stock credited to his or her account and shall have the right to participate in voting with respect to any matter put to the vote of shareholders.

                         DESCRIPTION OF THE SAVINGS PLAN

Introduction

         The TierOne Bank Savings Plan, formerly known as the First Federal Lincoln Bank Savings Plan, was originally adopted by TierOne Bank effective August 1, 1978. The Savings Plan was amended and restated in its entirety effective January 1, 1997. The Savings Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements of Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. TierOne Bank has obtained a ruling from the Internal Revenue Service dated March 6, 1995, that the Savings Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code.

Employee Retirement Income Security Act

         The Plan is an "individual account plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Savings Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to a profit sharing plan. The Savings Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Savings Plan.

         Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Savings Plan prior to the termination of your employment with TierOne Bank. A substantial federal tax penalty also may be imposed on withdrawals made prior to you attaining the age of 59 1/2 , regardless of whether such a withdrawal occurs during your employment with TierOne Bank or after termination of your employment.

Reference to Full Text of the Savings Plan

         The following is a summary of the Savings Plan and does not contain all of the detailed information in the Savings Plan. Copies of the Savings Plan are available to all employees by filing a request with TierOne Bank, PO Box 83009, Lincoln, Nebraska 68501, Attention: Ms. Paula Luther. You are urged to read carefully the full text of the Savings Plan.

Eligibility and Participation

         An employee of TierOne Bank, who completes 1,000 hours of service (except those who are paid solely on a retainer or fee basis), is eligible to participate in the Savings Plan as soon as the employee completes one year of service. An eligible employee becomes an active participant in the Plan on the 1st day of the month following the month he or she has met the Savings Plan eligibility requirements. The plan year is January 1 to December 31.

         As of December 31, 2001, there were approximately 426 employees eligible to participate in the Savings Plan, and 383 employees were actually participating by making elective deferral contributions.

Contributions Under the Savings Plan

         Savings Plan Contributions. As a Savings Plan participant, you are permitted to elect to reduce your compensation pursuant to an elective deferral agreement generally by an amount up to $11,000 (for 2002) or such higher amount as may be periodically set by the IRS and have such amount contributed to the Savings Plan on your behalf. Your pre-tax employee contributions are transferred by TierOne Bank to the trustee for the Savings Plan and credited to your Savings Plan account. For purposes of the Savings Plan, your compensation consists of your base salary minus bonuses and any other special compensation over $6,000 and does not include expense repayments or other allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits. Generally, you may elect to modify the amount contributed to the Savings Plan by providing written notice to the Plan Administrator before the first day of the payroll period for which the modification is to become effective. However, special restrictions apply if you are subject to Section 16 of the Securities Exchange Act of 1934.

         After-Tax Contributions. You are not permitted to make after-tax contributions under the Savings Plan.

         Employer Contributions. TierOne Bank, in its sole discretion, may make a contribution matching all or some portion of your pre-tax employee contribution. Furthermore, TierOne Bank, in its sole discretion, may also make other discretionary contributions to the Savings Plan. Currently TierOne Bank makes matching contributions of 75% of pre-tax contributions up to 6% of compensation. Past contributions are no assurance that TierOne Bank will continue to make matching contributions in the future.

Limitations on Contributions

         Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Savings Plan provides that the amount of contributions and forfeitures allocated to your Savings Plan account during any year generally may not exceed the lesser of 100% (for 2002) of compensation for the year or $40,000 (for 2002) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

         Limitation on Contributions. By law, your total deferrals under the Savings Plan, together with similar plans, may not exceed $11,000 (for 2002). The Internal Revenue Service will periodically increase this annual limitation. If you defer salary in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the distribution is made.

         Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Savings Plan in any year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the Savings Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees mut be adjusted.

         In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner of the sponsoring employer, or (2) for the preceding year had compensation from the employer in excess of $90,000 (for 2002), and if the employer so elects, was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Savings Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year, must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a

10% excise tax on any excess contributions unless such excess contributions either are recharacterized or are distributed before the close of the first 2 1/2 months following the calendar year to which such excess contributions relate.

         Top-Heavy Plan Requirements. If for any calendar year the Savings Plan is a Top-Heavy Plan, then TierOne Bank may be required to make certain minimum contributions to the Savings Plan on behalf of non-key employees. In addition, certain additional restrictions would apply with respect to the combination of annual additions to the Savings Plan and projected annual benefits under any defined benefit plan maintained by TierOne Bank.

         In general, the Savings Plan will be regarded as a Top-Heavy Plan for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2002) generally include any employee who, at any time during the preceding calendar year, was (1) an officer of TierOne Bank having annual compensation in excess of $130,000 (for 2002), (2) a 5% owner of TierOne Corporation (i.e., owns directly or indirectly more than 5% of the stock of TierOne Corporation, or stock possessing more than 5% of the total combined voting power of all stock of TierOne Corporation) or (3) a 1% or greater owner of TierOne Corporation having annual compensation in excess of $150,000.

Investment of Contributions

         General. All amounts credited to your account under the Savings Plan are held in trust. A trustee appointed by TierOne Bank's Board of Directors administers the trust.

         The Savings Plan offers you the following investment choices:

         a.   American Century Income and Growth Separate Account
         b.   American Century Select Separate Account
         c.   American Century Small Cap Value Separate Account
         d.   Guaranteed Interest Account
         e.   Janus Adviser Aggressive Growth Separate Account
         f.   Mason Street Aggressive Growth (A) Separate Account
         g.   Principal Bond Emphasis Balanced Separate Account
         h.   Principal Bond & Mortgage Separate Account
         i.   Principal International Emerging Markets Separate Account
         j.   Principal International Small Company Separate Account
         k.   Principal International Stock Separate Account
         l.   Principal Large Cap Stock Index Separate Account
         m.   Principal Large Company Blend Separate Account
         n.   Principal Mid Cap Stock Index Separate Account
         o.   Principal Money Market Separate Account
         p.   Principal Partners Large-Cap Blend Separate Account
         q.   Principal Real Estate Separate Account
         r.   Principal Stock Emphasis Balanced Separate Account
         r.   Principal Total Market Stock Index Separate Account
         s.   Putnam Voyager Separate Account

        You are permitted once a month to change your elections to invest portions of your participation interest invested in the employer stock fund or among the other funds listed above. These elections will be effective approximately 15 business days from the date TierOne Bank receives a properly completed Change of Investment Allocation Form. Any amounts credited to your account for which investment directions are not given will be invested in the 5-Year Guaranteed Interest Account according to the terms of the Savings Plan.

         The Savings Plan trustee has the discretion to make loans to participants. Subject to certain limitations, the loans must be made on a nondiscriminatory basis, bear a reasonable interest rate and be adequately secured. In the event that you have a loan outstanding and you become entitled to payment of benefits from the Savings Plan, the trustee shall offset, at the time of distribution, any outstanding indebtedness, including accrued interest, for the total amount otherwise distributable to you.

         The net gain (or loss) of the Savings Plan funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Savings Plan trust) will be determined daily during the calendar year. For purposes of such allocations, all assets of the Savings Plan trust are valued at their fair market value.

         Previous Savings Plan Funds. The total percentage return on these funds for the prior three years was:

====================================================================================================================

                   Fund                                 2001                    2000                   1999
--------------------------------------------------------------------------------------------------------------------
American Century Income and Growth
Separate Account                                       -8.63%                 -10.87%                 17.43%
--------------------------------------------------------------------------------------------------------------------

American Century Select Separate Account              -18.45%                  -8.92%                 21.94%
--------------------------------------------------------------------------------------------------------------------

American Century Small Cap Value Separate
Account                                                30.19%                  38.98%                  N/A
--------------------------------------------------------------------------------------------------------------------

Guaranteed Interest Account
(5 year maturity)                                       4.62%                   6.40%                  5.75%
--------------------------------------------------------------------------------------------------------------------

Janus Adviser Aggressive Growth
Separate Account                                      -39.11%                 -33.07%                124.32%
--------------------------------------------------------------------------------------------------------------------

Mason Street Aggressive Growth (A)
Separate Account                                      -19.12%                   5.74%                 51.69%
--------------------------------------------------------------------------------------------------------------------

Principal Bond Emphasis Blend
Separate Account                                       -0.70%                   5.64%                  5.24%
--------------------------------------------------------------------------------------------------------------------

Principal Bond & Mortgage Separate Account              8.23%                  11.81%                 -0.57%
--------------------------------------------------------------------------------------------------------------------

Principal International Emerging Markets
Separate Account                                       -4.68%                 -29.19%                 62.51%
--------------------------------------------------------------------------------------------------------------------

Principal International Small Company
Separate Account                                      -21.60%                 -12.95%                 85.06%
--------------------------------------------------------------------------------------------------------------------

Principal International Stock Separate
Account                                               -24.17%                  -8.21%                 24.51%
--------------------------------------------------------------------------------------------------------------------

Principal Large Cap Stock Index Separate
Account                                               -12.34%                  -9.47%                 20.61%
--------------------------------------------------------------------------------------------------------------------

Principal Large Company Blend Separate
Account                                               -17.62%                 -12.19%                  9.58%
--------------------------------------------------------------------------------------------------------------------

Principal Mid Cap Stock Index Separate
Account                                                -1.12%                  16.55%                   N/A
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

Principal Money Market Separate Account                 4.06%                   6.07%                  4.89%
--------------------------------------------------------------------------------------------------------------------

Principal Partners Large-Cap Blend Separate
Account                                                -7.14%                   N/A                    N/A
--------------------------------------------------------------------------------------------------------------------

Principal Real Estate Separate Account                  6.56%                  12.02%                 10.35%
--------------------------------------------------------------------------------------------------------------------

Principal Stock Emphasis Balanced Separate
Account                                                -7.36%                   1.41%                  7.75%
--------------------------------------------------------------------------------------------------------------------

Principal Total Market Stock Index Separate
Account                                               -11.20%                  -7.49%                  N/A
--------------------------------------------------------------------------------------------------------------------

Putnam Voyager Separate Account                       -22.85%                 -17.30%                 55.41%
====================================================================================================================

A brief summary of such funds is as follows:

         American Century Income and Growth Separate Account - Seeks to provide capital growth, and income is a secondary objective. The fund invests primarily in common stocks selected from a universe of the 1,500 largest companies traded in the United States. Management of the fund employs optimization models to construct a portfolio that provides a total return and a dividend yield that may exceed those of the S&P 500 index. The fund may also invest in foreign securities.

         American Century Select Separate Account - Seeks to provide capital growth, and income is a secondary consideration. The fund normally invests at least 80% of its assets in dividend paying common stocks; however, these securities are chosen primarily for their growth potential. The fund intends to remain fully invested in stocks, regardless of the movement of stock prices generally. The fund may also invest without limit in foreign securities, including depositary receipts.

         American Century Small Cap Value Separate Account - Seeks to provide long-term growth, and income is a secondary objective. The fund normally invests at least 65% of its assets in equity securities of U.S. companies with small market capitalizations. It may invest in foreign securities, convertible securities, corporate and government debt, and non-leveraged stock index futures contracts. The fund invests in companies that the fund manager believes are undervalued by the market.

         Guaranteed Interest Account -Seeks to hold private market bonds, commercial mortgages and mortgage- backed securities. All general account assets, including reserves and assets, back up promises to all general account customers. The Principal makes the guarantee.

         Janus Adviser Aggressive Growth Separate Account - Seeks to provide long-term growth. The fund typically invests at least 50% of its assets in securities issued by medium-sized companies whose market capitalizations fall within the range of the companies in the S&P MidCap 400 index, an index of 400 commonly traded mid cap stocks. The fund may also invest in preferred stocks, warrants, convertible securities and debt. The fund may invest in mortgage and asset-backed securities and step coupon securities. The fund may invest without limit in index/structured securities. The fund is non-diversified.

         Mason Street Aggressive Growth (A) Separate Account - Seeks to provide long-term growth of capital. The fund normally invests at least 65% of its assets in common stocks. The fund seeks stocks of companies it believes have the potential to increase their sales and earnings at a pace that will exceed the growth rate of the U.S. economy over an extended period. These are, for the most part, smaller and newer companies.

         Principal Bond Emphasis Balanced Separate Account - Seeks to invest in other separate accounts offered by The Principal. It usually maintains at least 50% of its assets in fixed-income securities.

         Principal Bond & Mortgage Separate Account - Seeks to invest primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities, and U.S. government and agency-backed securities. Value is added primarily through sector allocation and security selection.

         Principal International Emerging Markets Separate Account - Seeks to invest in stocks of companies located in emerging markets. Emerging markets typically include countries where economic, social and political factors are causing rapid economic growth and improved standards of living.

         Principal International Small Company Separate Account - Seeks to invest in stocks of smaller corporations located outside of the United States. Management favors securities of seasoned companies with histories of above-average corporate performance and competitive advantages.

         Principal International Stock Separate Account - Seeks to invest in common stocks of corporations located outside the United States. To determine geographical allocation, management evaluates the economic, social and political factors of each market. The account typically remains fully invested in foreign stocks through all market cycles.

         Principal Large Cap Stock Index Separate Account - Seeks to primarily invest in common stocks of those companies listed in the S&P 500 Stock index.

         Principal Large Company Blend Separate Account - Seeks to invest in stocks of larger companies that management believes offer above-average potential for growth of capital, earnings and dividends. Management seeks both growth and value oriented securities.

         Principal Mid Cap Stock Index Separate Account - Seeks to invest in the 400 Mid Cap Stock index. Management seeks to earn a rate of return comparable to the return of the 400 Mid Cap Stock index. Account returns will usually lag behind the return of the 400 Mid Cap Stock index by approximately the management fee of the account.

         Principal Money Market Separate Account - Seeks to invest in high quality commercial paper (short-term unsecured corporate loans). The assets in the portfolio will have an average maturity of no more than 90 days.

         Principal Partners Large-Cap Blend Separate Account - Seeks to provide long-term growth of capital. The fund normally invests at least 55% of its assets in companies with large market capitalizations. It looks to invest primarily in equity securities of companies that the fund believes offers superior growth prospects or of companies whose stocks are undervalued. Management of the fund looks at stocks with value and/or growth characteristics and constructs an investment portfolio that is a "blend" of stocks with these characteristics. The fund may invest up to 25% of its assets in foreign securities.

         Principal Real Estate Separate Account - Seeks to invest in developed, rent-producing properties. These investments typically include warehouses, office buildings and retail properties. The properties are diversified by type and geographic location. Earnings consist of the change in property value and the net rental income.

         Principal Stock Emphasis Balanced Separate Account- Seeks to invest in other separate accounts offered by The Principal. It usually maintains at least 50% of its assets in common stocks.

         Principal Total Market Stock Index Separate Account - Seeks to invest in the stock of companies included in the S&P 500, the S&P 400 Mid Cap or the S&P 600 Small Cap indexes. The fund seeks to earn a rate of return comparable to the return of the S&P 1500 Super Composite Stock index. The S&P Super Composite 1500 index is an unmanaged index of 1500 commonly traded stocks, weighted on the basis of market cap size. Account returns will usually lag behind the return of the S&P 1500 index by approximately the management fee of the account.

         Putnam Voyager Separate Account - Seeks to provide capital appreciation. The fund invests primarily in common stocks. It generally invests in securities of smaller and less-seasoned companies. The fund may employ leverage. It may invest in foreign securities. The fund may also purchase stock-index futures contracts and related options, and trade for short-term profits.

Employer Stock Fund

         The employer stock fund will consist of investments in our common stock. Each participant's proportionate undivided beneficial interest in the employer stock fund is measured in units. Each day, a unit value is calculated by determining the market value of the shares of common stock actually held and adding to that any cash attributable to the employer stock fund currently held by the trustee of the Savings Plan. This total will be divided by the number of units outstanding to determine the unit value of the employer stock fund. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee of the Savings Plan may be required to limit the daily volume of shares purchased. Cash held in the employer stock fund will be placed in a money market account or equivalent investment.

         Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock for the employer stock fund will be paid out of a cash account managed by the trustee of the Savings Plan. Therefore, although your account will not be directly adjusted for such fees, the market value of the units held in your account will be reduced.

         Investments in the employer stock fund involve certain special risks as they are an indirect investment in our common stock. For a discussion of these risk factors, see "Risk Factors" beginning on page 8 in the attached prospectus.

Vesting

         You are always 100% vested in your pre-tax employee contributions under the Savings Plan. However, your vested interests in any matching or other discretionary contributions allocated to your Savings Plan account is determined according to the following schedule, based on the number of years of vesting service you complete:

           ----------------------------------------------------------

                  Vesting Service             Vested Interest
           ----------------------------------------------------------

                Less than 3 periods                 0%
           ----------------------------------------------------------

                 3 periods or more                100%
           ----------------------------------------------------------

         If you leave TierOne Bank's employment prior to complete vesting, you will forfeit the unvested portion of your Savings Plan account. If you are rehired within five years, you may become vested in the previously forfeited amount. The allocation of forfeitures is done as of December 31 of each year.

Distribution Upon Retirement or Disability

         Upon retirement or disability, you may elect to have your vested account balance distributed in (1) a single lump-sum payment; (2) installments; or (3) an annuity. In any event, the payment of benefits must begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire (other than 5% owners). Additionally, if you suffer a disability, you shall become 100% vested in your Savings Plan account.

Distribution Upon Death

         If you die before your entire vested interest has been distributed, benefits will be paid to the surviving spouse in (1) a single lump-sum payment;
(2) installments; or (3) an annuity. If you elected to and began receiving a distribution in the form of installments, your beneficiary will receive distributions over the remaining installment period, at the times set forth in your election. Absent your election, the Savings Plan trustee, subject to certain conditions, will either (1) determine the payment interval in which the installment payments shall be made or (2) invest the vested Savings Plan account balance in a nontransferable annuity policy. If you are an unmarried participant, or a married participant who consents to the designation of a beneficiary other than your spouse, payment of benefits to the chosen beneficiary shall be accomplished in the same manner as described above.

Distribution Upon Termination of Employment

         After termination of employment with TierOne Bank, you are entitled to distribution of your vested Savings Plan account upon the earlier of death, disability, or attainment of the Savings Plan's normal retirement age. However, you may elect to receive a distribution of your vested Savings Plan account after termination prior to death, disability, or the attainment of the Savings Plan's normal retirement age.

Non-alienation of Benefits

         Except with respect to federal income tax withholdings and a qualified domestic relations order, benefits payable under the Savings Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Savings Plan shall be void.

Reports to Savings Plan Participants

         The plan administrator will furnish you a statement at least yearly showing the balance in your Savings Plan account as of the end of that period, the amount of contributions allocated to your Savings Plan account for that period, and the adjustments to your Savings Plan account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Administration of the Savings Plan

         The trustee with respect to the Savings Plan is the named fiduciary of the Savings Plan for purposes of ERISA. TierOne Bank currently serves as trustee of the Savings Plan's trust. The trustee receives, holds and invests the contributions to the Savings Plan in trust and distributes them to participants and beneficiaries according to the terms of the Savings Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

         The Savings Plan is administered by a plan administrator who is one or more persons appointed by and who serve at the pleasure of TierOne Bank. Currently, the plan administrator is TierOne Bank. The address and telephone number of the plan administrator is PO Box 83009, Lincoln, Nebraska 68501, (402) 473-6124. The plan administrator is responsible for the administration of the Savings Plan, interpretation of the provisions of the Savings Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Savings Plan, maintenance of Savings Plan records, books of account and all other data necessary for the proper administration of the Savings Plan, preparation and filing of all returns and reports relating to the Savings Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

         TierOne Bank currently intends to continue the Savings Plan indefinitely. Nevertheless, TierOne Bank may terminate the Savings Plan at any time. If the Savings Plan is terminated in whole or in part, then regardless of other provisions in the Savings Plan, if you are affected by such termination you will have a fully vested interest in your Savings Plan account. TierOne Bank reserves the right to make, from time to time, any amendment or amendments to the Savings Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that TierOne Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Savings Plan with another plan, or the transfer of the Savings Plan trust assets to another plan, the Savings Plan requires that each participant will (if either the Savings Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Savings Plan had then terminated).

Federal Income Tax Consequences

         General. The following is a brief summary of the material federal income tax aspects of the Savings Plan.

You are urged to consult your tax advisor with respect to any distribution from the Savings Plan and transactions involving the Savings Plan.

         Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

         As a "qualified retirement plan," the Internal Revenue Code affords the Savings Plan special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Savings Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Savings Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. TierOne Bank will adopt any amendments to the Savings Plan that may be necessary to maintain the qualified status of the Savings Plan under the Internal Revenue Code.

         Lump Sum Distribution. A distribution from the Savings Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Savings Plan and all other profit sharing plans, if any, maintained by TierOne Bank. The portion of any lump sum distribution that is required to be included in the participant's or beneficiary's taxable income for federal income tax purposes consists of the entire amount of such lump sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit-sharing plans maintained by TierOne Bank which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation after 1973 in the Savings Plan or in any other profit-sharing plan maintained by TierOne Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

         For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Savings Plan treated as a long-term capital gain and taxed at a rate of 20%.

         Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost of the Savings Plan. Your tax basis in the common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

         Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Virtually all distributions from the Savings Plan may be rolled over to another qualified retirement plan or to a traditional IRA without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified plan or to a traditional IRA. If you do not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or the participant and another person) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump sum distributions that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

         As noted above, the Savings Plan is subject to certain provisions of ERISA, and has been submitted to the IRS for a determination that it continues to be qualified under the Internal Revenue Code.

         We have provided a brief description of the material federal income tax aspects of the Savings Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Savings Plan. Accordingly, each participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Savings Plan.

Restrictions on Resale

         Any person receiving shares of common stock under the Savings Plan as a result of a distribution therefrom who is an "affiliate" of TierOne Corporation as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933, as amended, may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1933 assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of TierOne Corporation may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Savings Plan, or other sales of common stock.

         Persons who are not deemed to be our "affiliates" at the time of resale will be free to resell any shares of common stock allocated to them under the Savings Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" of us is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with TierOne Corporation. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of us at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus supplement in connection with any such resale. In general, the amount of our common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq National Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when we are current in filing the reports required of us under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

         Section 16 of the Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as TierOne Corporation. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of our fiscal year. Participation in the employer stock fund of the Savings Plan by our officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or a Form 5 by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by us of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Savings Plan, provided certain requirements are met.

                                  LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm is acting as special counsel for TierOne Corporation and TierOne Bank in connection with the conversion and offering.

                            TierOne Bank Savings Plan


                          Index to Financial Statements

                                                                                             Page
Independent Auditors' Report                                                                 SF-1

Financial Statements

     Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000        SF-2

     Statements of Changes in Net Assets Available for Benefits for the Years ended
     December 31, 2001, 2000, and 1999                                                       SF-3

     Notes to Financial Statements                                                           SF-4

Schedule

     Schedule of Assets (Held at End of Year)                                                SF-8

                          Independent Auditors' Report

Employee Benefit Committee
TierOne Bank:

We have audited the accompanying statements of net assets available for benefits of TierOne Bank Savings Plan (formerly known as First Federal Lincoln Bank Savings Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Our 2001 audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

                                    /s/ KPMG LLP

April 10, 2002
Lincoln, Nebraska

                        TierOne Bank Savings Plan

             Statements of Net Assets Available for Benefits

                        December 31, 2001 and 2000


                                                                          2001                 2000
                                                                          ----                 ----
Investments:
    Pooled funds on deposit with the Insurer, at fair value:
      Principal guaranteed interest account                           $ 2,318,234            2,211,403
      Principal international stock account                             1,673,447            2,280,760
      Principal large cap stock index account                           2,817,044            3,022,548
      Principal money market account                                    1,264,203            1,199,862
      Principal real estate account                                     1,178,170              898,360
      Principal bond and mortgage account                               1,881,432            1,623,056
      Principal bond emphasis balanced account                            404,928              444,401
      Principal stock emphasis balanced account                           415,610              452,126
      Principal large company blend account                             4,332,095            5,174,254
      Principal mid cap stock index account                               401,326              260,991
      Principal international emerging markets account                    156,952              120,804
      American Century income & growth account                            225,653              131,327
      American Century small cap value account                            578,738              184,897
      Putnam Voyager account                                              455,617              404,722
      Janus Advisor aggressive growth account                             330,152              360,080
      Principal total market stock index account                           17,181                   --
      Mason Street aggressive growth account                               41,429                   --
                                                                      -----------           ----------
             Net assets available for benefits                        $18,492,211           18,769,591
                                                                      ===========           ==========

See accompanying notes to financial statements.

                            TierOne Bank Savings Plan

           Statements of Changes in Net Assets Available for Benefits

                  Years ended December 31, 2001, 2000, and 1999

                                                            2001                  2000                  1999
                                                      ------------------    ------------------    ------------------
Additions to net assets attributed to:

    Investment income (loss)                        $        (1,042,923)             (726,964)            1,597,909
                                                      ------------------    ------------------    ------------------
    Contributions:
      Employer's                                                547,958               385,298               331,921
      Participants'                                             953,381               673,654               615,609
      Rollovers                                                  32,016               248,534                  --
                                                      ------------------    ------------------    ------------------
               Total contributions                            1,533,355             1,307,486               947,530
                                                      ------------------    ------------------    ------------------
               Total additions                                  490,432               580,522             2,545,439
                                                      ------------------    ------------------    ------------------
Deductions from net assets attributed to:

    Benefits paid to participants                               766,317             1,402,613               537,448
    Administrative expenses                                       1,495                 1,550                 1,971
                                                      ------------------    ------------------    ------------------
               Total deductions                                 767,812             1,404,163               539,419
                                                      ------------------    ------------------    ------------------
               Net increase (decrease)                         (277,380)             (823,641)            2,006,020
Net assets available for benefits:
    Beginning of year                                        18,769,591            19,593,232            17,587,212
                                                      ------------------    ------------------    ------------------
    End of year                                     $        18,492,211            18,769,591            19,593,232
                                                      ==================    ==================    ==================

See accompanying notes to financial statements.

                           TierOne Bank Savings Plan

                         Notes to Financial Statements

                       December 31, 2001, 2000, and 1999

(1)    Description of Plan

       The following description of the TierOne Bank (Bank) Savings Plan (Plan) (formerly known as First Federal Lincoln Bank Savings Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       (a)    General

              The Plan, established August 1, 1978 and restated as of January 1, 1989, is a defined contribution 401(k) profit sharing plan and is administered by the Employee Benefit Committee. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bank believes the Plan is in compliance with the requirements of ERISA.

       (b)    Eligibility

              The Plan requires that employees complete six months of service to be eligible for participation in the Plan. The employee must make an election to participate in the Plan and agree to make contributions to the Plan by payroll deductions. Prior to January 1, 2001, the Plan required that employees complete one year of service to be eligible for participation in the Plan.

       (c)    Contributions

              Employees can contribute from 1% to 15% of their salary to the Plan. During 2001, 2000 and 1999, the Bank contributed 80% of the employee's contribution up to a maximum of 6% of the employee's salary, as defined. The Bank may make additional contributions to the Plan not to exceed the maximum amount deductible from the Bank's income under the Internal Revenue Code. Participants direct the investment of their contributions plus the Company's contributions into various investment options offered by the Plan.

       (d)    Participant Accounts

              Each participant's account is credited with the participant's contribution, an allocation of the Bank's contribution and plan earnings. Allocations are based on participant earnings or account balances as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

       (e)    Vesting

              Participants are vested immediately in their contributions plus actual earnings thereon. Plan participants become 100% vested in the Bank's matching contributions after five years of service.

       (f)    Payment of Benefits

              On termination of service due to death, disability, or retirement, a participant may elect to receive either a single lump-sum amount equal to the value of the participant's vested interest in his or here account, or as a fixed-period annuity. Participants may also elect to receive a taxable distribution of any part of their contributed vested account balance prior to retirement if plan hardship requirements are met.


                                      SF-4                           (Continued)

                            TierOne Bank Savings Plan

                          Notes to Financial Statements

                        December 31, 2001, 2000, and 1999

       (g)    Forfeitures

              For the years ended December 31, 2001, 2000, and 1999, forfeitures in nonvested accounts totaling $14,240, $12,990, and $29,294, respectively, were used to reduce employer contributions.

(2)    Summary of Significant Accounting Policies

       (a)    Basis of Accounting

              The financial statements of the Plan are prepared under the accrual method of accounting.

       (b)    Investments Valuations and Income Recognition

              The Bank has entered into a flexible investment group annuity with the Principal Financial Group (Insurer). The Bank directs the Insurer to make investments under the group contract in accordance with investment elections made by the participants, which consist of pooled separate accounts and guaranteed interest account of the Insurer. Administrative expenses are paid by the Bank, with respect to the active participants of the Plan.

              The Plan's investments are stated at fair value, except for the Plan's guaranteed interest account is valued at contract value, which is the value paid when funds are withdrawn prior to their maturity (see note 4). The Plan's other investment accounts are unit investments in pooled separate accounts of the Insurer. Each pooled separate account is valued at fair value by the Insurer at the close of each business day. Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

       (c)    Payment of Benefits

              Benefits are recorded when paid.

       (d)    Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities at the date. Actual results could differ from those estimates.


                                      SF-5                           (Continued)

                            TierOne Bank Savings Plan

                          Notes to Financial Statements

                        December 31, 2001, 2000, and 1999

(3)    Investments

       During 2001, 2000, and 1999, investment income (loss), including net appreciation in fair value on investments, was a follows:

                                                              2001                2000           1999
                                                          -------------      -----------     -----------
       Principal guaranteed interest account               $   122,883           153,764          83,158
       Principal U. S. stock account                                --          (382,625)        375,822
       Principal international stock account                  (543,250)         (215,401)        456,122
       Principal large cap stock index account                (360,356)         (293,397)        489,209
       Principal money market account                          651,139            69,297          71,884
       Principal real estate account                            65,134            94,302          69,549
       Principal bond and mortgage account                     132,151           168,152          (8,873)
       Principal bond emphasis balanced account                 (3,089)           26,736          23,375
       Principal stock emphasis balanced account               (32,325)            9,246          37,663
       Principal large company blend account                  (878,984)          (94,377)             --
       Principal mid cap stock index account                     1,057             2,637              --
       Principal international emerging markets account         (5,092)          (32,215)             --
       American Century income & growth account                (13,745)          (13,209)             --
       American Century small cap value account                 83,431            28,234              --
       Putnam Voyager account                                 (103,508)          (82,990)             --
       Janus Advisor aggressive growth account                (158,265)         (165,118)             --
       Principal total market stock index account                   (1)               --              --
       Mason Street aggressive growth account                     (103)               --              --
                                                          ------------       -----------     -----------
                                                           $(1,042,923)         (726,964)      1,597,909
                                                          ============       ===========     ===========


       The Insurer did not provide the detail of unrealized appreciation in fair value of investments by investment options; therefore, this information is not disclosed.

(4)    Guaranteed Interest Account with Insurer

       The Plan entered into a Guaranteed Interest Account with the Insurer who maintains the contributions in a pooled account. The Guaranteed Interest Account is credited with earnings on the underlying investments and charged for plan withdrawals and administrative expenses charged by the Insurer. The Guaranteed Interest Account is fully benefit responsive. For example, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value (which represents contributions made under the contract, plus earnings, less withdrawals and administrative expenses). There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract value of the Guaranteed Interest Account at December 31, 2001 and 2000 approximated fair value. The average yield and crediting interest rates ranged from approximately 3.2%, 5.3%, and 6% for 2001, 2000, and 1999. The crediting interest rate is based on an agreed-upon formula with the issuer, but cannot be less than 0%.

                                      SF-6                           (Continued)

                            TierOne Bank Savings Plan

                          Notes to Financial Statements

                         December 31, 2001, 2000, 1999

(5)    Related-party Transactions

       The Plan's investments are shares in pooled funds managed by Principal Life Insurance Company. Principal Life Insurance Company is the Insurer as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the administrative services amounted to $1,495, $1,550, and $1,971 for the years ended December 31, 2001, 2000, and 1999.

(6)    Plan Termination

       Although it has not expressed any present intention to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

(7)    Tax Status

       The Internal Revenue Service has determined and informed the Bank by a letter dated March 6, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code
       (IRC). The Plan has been amended since receiving the determination letter. However, the Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

                                                                  Schedule 1



                            TierOne Bank Savings Plan

                    Schedule of Assets (Held at End of Year)

                  December 31, 2001, As Reported by the Insurer



                                                                            Current
          Name of Issuer and Title of Issue                                  value
          ---------------------------------                                  -----
Pooled funds on deposit with Principal Life Insurance Company:
    Principal guaranteed interest account                                 $ 2,318,234
    Principal international stock account                                   1,673,447
    Principal large cap stock index account                                 2,817,044
    Principal money market account                                          1,264,203
    Principal real estate account                                           1,178,170
    Principal bond and mortgage account                                     1,881,432
    Principal bond emphasis balanced account                                  404,928
    Principal stock emphasis balanced account                                 415,610
    Principal large company blend account                                   4,332,095
    Principal mid cap stock index account                                     401,326
    Principal international emerging markets account                          156,952
    American Century income & growth account                                  225,653
    American Century small cap value account                                  578,738
    Putnam Voyager account                                                    455,617
    Janus Advisor aggressive growth account                                   330,152
    Principal total market stock index account                                 17,181
    Mason Street aggressive growth account                                     41,429
                                                                          -----------
                                                                          $18,492,211
                                                                          ===========

See accompanying independent auditors' report.

                                                                         ANNEX A

                            TIERONE BANK SAVINGS PLAN

                            Investment Election Form

Name of Plan Participant:  ___________________________


Social Security Number:    ___________________________

         1. INSTRUCTIONS. The TierOne Bank Savings Plan has been amended to allow investment in the Employer Stock Fund. The dollar amount of a participant's account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of TierOne Corporation.

         To direct a transfer of all or part of the funds credited to your account to the Employer Stock Fund, you must complete and file this form with the Human Resources Department, no later than noon on September 4, 2002. A representative for TierOne Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Ms. Paula Luther. If you do not complete and return this form to TierOne Bank by noon on September 4, 2002, the funds credited to your accounts under the Savings Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Savings Plan if no investment direction has been provided.

         2. INVESTMENT DIRECTIONS. I hereby authorize the Plan Administrator to direct TierOne Bank to sell the units currently credited to my account and to purchase units in the Employer Stock Fund. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010 but you may not transfer $1,001 or $1,011.

====================================== ============================================================
           SELL UNITS FROM                                Plan Investment Funds
-------------------------------------- ------------------------------------------------------------
Sell $_____ of A                       American Century Income and Growth Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of B                       American Century Select Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of C                       American Century Small Cap Value Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of D                       Principal Guaranteed Interest Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of E                       Janus Adviser Aggressive Growth Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of F                       Mason Street Aggressive Growth (A) Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of G                       Principal Bond Emphasis Balanced Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of H                       Principal Bond & Mortgage Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of I                       Principal International Emerging Markets Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of J                       Principal International Small Company Separate Account
-------------------------------------- ------------------------------------------------------------

====================================== ============================================================
           SELL UNITS FROM                                Plan Investment Funds
-------------------------------------- ------------------------------------------------------------
Sell $_____ of K                       Principal International Stock Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of L                       Principal Large Cap Stock Index Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of M                       Principal Large Company Blend Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of N                       Principal Mid Cap Stock Index Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of O                       Principal Money Market Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of P                       Principal Partners Large-Cap Blend Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of Q                       Principal Real Estate Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of R                       Principal Stock Emphasis Balanced Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of S                       Principal Total Market Stock Index Separate Account
-------------------------------------- ------------------------------------------------------------

Sell $_____ of T                       Putnam Voyager Separate Account
====================================== ============================================================

         3. INVESTMENT ELECTION. I, the undersigned participant in the Savings Plan, make the following investment election:

                  I elect to buy $___________________ (indicate the total dollar amount of stock you wish to purchase) of employer stock at $10 a share. The amount indicated should equal the total dollar amount specified in the above paragraph titled "investment directions."

                  The total dollar amount you have elected to transfer from your existing investment funds will be held in a segregated, interest-bearing account until the units in the Employer Stock Fund are purchased. If the dollar amount you elect to transfer from an investment fund exceeds the applicable investment fund account balance, the additional funds required to fill the order will be taken from your other investment funds on a pro-rata basis (to the extent available). To the extent your investment election cannot be filled, the amount of your election will generally be returned to the account(s) from which it was withdrawn.

         4. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form shall be subject to all of the terms and conditions of the Savings Plan. I acknowledge that I have received a copy of the prospectus and the prospectus supplement of TierOne Corporation, in each case, dated August 12, 2002.


-----------------------------
Signature of Participant

Date:
     ------------------------

         5. ACKNOWLEDGMENT OF RECEIPT BY EMPLOYER.


----------------------------
Date Received

                                      A-2